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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRC COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common Stock, $0.10 par value per share, of TRC Companies, Inc. (the "Company").
(2)	Aggregate number of securities to which transaction applies:
31,623,879 shares of the Company's common stock and 2,339,572 shares of the Company's common stock underlying outstanding equity awards, as described in Item 3 below.
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee set forth below was determined by multiplying $0.0001159 by the maximum aggregate value of the transaction set forth in Item 4 below. The maximum aggregate value of the transaction was calculated as the sum of (A) 31,623,879 shares of the Company's common stock multiplied by the per share merger consideration of $17.55; (B) 1,084,864 shares of the Company's common stock issuable under outstanding restricted stock units multiplied by the per share merger consideration of $17.55; (C) 1,242,458 shares of the Company's common stock issuable under outstanding performance stock units (assuming achievement of all applicable performance goals at maximum levels) multiplied by the per share merger consideration of $17.55; and (D) 12,250 shares of the Company's common stock underlying outstanding stock options multiplied by the difference between the per share merger consideration of $17.55 and $4.20, which is the weighted average exercise price of such options.
	(4)	Proposed maximum aggregate value of transaction: $596,007,073.78.
	(5)	Total fee paid: $69,077.22.
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT
SUBJECT TO COMPLETION DATED APRIL 24, 2017

[    •    ], 2017

Dear Fellow Stockholder:

        You are cordially invited to attend a special meeting of our stockholders, to be held at [    •    ], located at [    •    ], on [    •    ], 2017 at [    •    ] [a.m./p.m.], Eastern time.

        On March 30, 2017, TRC Companies, Inc., a Delaware corporation (herein "we," "our," "us" and the "Company"), entered into an Agreement and Plan of Merger (the "Merger Agreement") with Bolt Infrastructure Parent, Inc., a Delaware corporation ("Parent"), and Bolt Infrastructure Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"). Parent and Merger Sub are entities affiliated with New Mountain Capital, L.L.C. Under the Merger Agreement, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent. This transaction is referred to as the "Merger."

        If the Merger is completed, you will be entitled to receive $17.55 in cash, without interest and less applicable withholding on account of taxes, for each share of the Company's common stock that you own immediately prior to the effective time of the Merger (unless you have properly exercised appraisal rights under Delaware law), which represents a premium of approximately 46.9% to the closing price of the common stock on March 30, 2017, which was the last full trading day before the Company's Board of Directors approved the Merger Agreement, and 62.0% to the average closing price of the common stock for the trading days during the 30-day period that ended on March 30, 2017.

        At the special meeting, stockholders will be asked to consider and vote on (1) a proposal to adopt the Merger Agreement, (2) a proposal to approve, on a non-binding, advisory basis, compensation that may be paid or become payable to the Company's named executive officers in connection with the completion of the Merger and (3) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies to approve the proposal to adopt the Merger Agreement.

        The Board of Directors of the Company carefully reviewed and considered the terms and conditions of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board of Directors unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and its stockholders, and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. Accordingly, the Board of Directors unanimously recommends that the stockholders of the Company vote "FOR" each of the foregoing proposals. Approval of the proposal to adopt the Merger Agreement is necessary to complete the Merger.

        Your vote is very important. The Merger cannot be completed unless holders of a majority of the Company's outstanding shares of common stock entitled to vote at the special meeting vote for the adoption of the Merger Agreement. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid reply envelope, or submit your proxy or voting instructions by telephone or the Internet. The failure to vote your shares of common stock will have the same effect as a vote "AGAINST" approval of the proposal to adopt the Merger Agreement.

        The obligations of the Company, Parent and Merger Sub to complete the Merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about us, the special meeting, the Merger Agreement, the Merger and the Merger-related proposals. A copy of the Merger Agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully, including its annexes and the documents incorporated by reference. In addition, you may obtain more information about the Company from documents that it files with the Securities and Exchange Commission. See "Where You Can Find Additional Information."

        If you have any questions or need assistance voting your shares of the Company's common stock, please contact D.F. King & Co. Inc., our proxy solicitor ("D.F. King"), by calling toll-free at (866) 342-4882. Intermediaries may call collect at (212) 269-5550.

Sincerely,
/s/ CHRISTOPHER P. VINCZE Christopher P. Vincze Chairman, President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure of this document. Any representation to the contrary is a criminal offense.

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
[    •    ], 2017

To Our Stockholders:

        A special meeting of the stockholders of TRC Companies, Inc., a Delaware corporation (herein "we," "our," "us" and the "Company"), will be held at [    •    ][a.m./p.m.], Eastern time, on [    •    ], 2017 (the doors will open to the public at [    •    ] [a.m./p.m.]), at the [    •    ], located at [    •    ], to consider and take action on the following items:

  1.
  To adopt the Agreement and Plan of Merger, dated as of March 30, 2017 (the "Merger Agreement"), by and among the Company, Bolt Infrastructure Parent, Inc., a Delaware corporation ("Parent"), and Bolt Infrastructure Merger Sub, Inc., a Delaware Corporation and a wholly owned subsidiary of Parent ("Merger Sub"), whereby Merger Sub will be merged with and into the Company, with the Company being the surviving corporation (the "Merger").

  2.
  To approve, on a non-binding, advisory basis, compensation that may be paid or become payable to the Company's named executive officers in connection with the completion of the Merger.

  3.
  To approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at that time to approve the proposal to adopt the Merger Agreement.

        Your vote is very important. We cannot consummate the Merger unless we receive the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote thereon.

        Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return, as promptly as possible, the enclosed proxy card or voting instruction form in the accompanying prepaid reply envelope or submit your proxy or voting instructions by telephone or the Internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented and voted at the special meeting if you are unable to attend. Failure to return your proxy card or voting instruction form, or failure to submit your proxy or voting instructions by phone or the Internet, will result in your shares of common stock not being counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote "AGAINST" the proposal to adopt the Merger Agreement. For more information concerning the special meeting, the Merger Agreement, the Merger and other transactions contemplated by the Merger Agreement, please review the accompanying proxy statement and the copy of the Merger Agreement attached as Annex A thereto.

        All stockholders at the close of business on [    •    ], 2017, the record date with respect to the special meeting, are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof.

        If you plan to attend the special meeting in person, you must obtain an admission ticket in advance. For more details on our admission procedures, please refer to pages 28 to 29 of the accompanying proxy statement.

        The Company's Board of Directors has unanimously approved the Merger Agreement and has submitted it to the Company's stockholders for consideration and adoption at the special meeting. The Board of Directors unanimously recommends that you vote "FOR" each of the foregoing proposals.

        Any stockholder of the Company who is entitled to, but does not, vote in favor of the adoption of the Merger Agreement (or consent thereto in writing) will have the right to seek appraisal of the fair value of such stockholder's shares of common stock, as determined in accordance with Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") if such stockholder delivers a demand for appraisal before the vote is taken on the Merger Agreement and complies with all the other requirements of Delaware law, including Section 262 of the DGCL, which are summarized in the accompanying proxy statement and reproduced in their entirety in Annex C to the accompanying proxy statement.

By order of the Board of Directors,
/s/ MARTIN H. DODD Martin H. Dodd Senior Vice President, General Counsel and Secretary

        This proxy statement is dated [    •    ], 2017 and is first being mailed to our stockholders on or about [    •    ], 2017.

i

ii

Section	Page Number
WHERE YOU CAN FIND MORE INFORMATION	96

Annexes

Annex A	Agreement and Plan of Merger, dated as of March 30, 2017, among Bolt Infrastructure Parent, Inc., Bolt Infrastructure Merger Sub, Inc. and the Company
Annex B	Opinion of Houlihan Lokey Capital, Inc., dated as of March 30, 2017
Annex C	Section 262 of the General Corporation Law of the State of Delaware

iii

 SUMMARY TERM SHEET

        This summary highlights selected information that is contained elsewhere in this proxy statement. It does not contain all of the information that may be important to you with regard to the proposed Merger and your voting rights in connection with the proposed Merger. Accordingly, you should carefully read this proxy statement in its entirety, including its annexes, as well as the other documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement (excluding exhibits) without charge by following the instructions under "Where You Can Find More Information" on page 96. Parenthetical page references have been included to direct you to a more complete description of the topics presented in this summary.

        This proxy statement and a proxy card are first being sent or given on or about [    •    ], 2017 to stockholders as of the close of business on [    •    ], 2017. Unless the context requires otherwise, the term "stockholder" or "stockholders" throughout this proxy statement refers to a holder of our common stock.

Parties to the Merger (page 23)

The Company

        We are a national firm that provides integrated engineering, consulting and construction management services. Our multidisciplinary project teams help our clients implement environmental, power, infrastructure and oil and gas related projects from initial concept to delivery and operation. We provide our services almost entirely in the United States. Our net service revenue, defined as our gross revenue less subcontractor costs and other direct reimbursable charges, for the fiscal year ended June 30, 2016 and six months ended December 30, 2016 was $465.1 million and $251.7 million, respectively.

        Our principal executive offices are located at 21 Griffin Road North, Windsor, Connecticut 06095, and our telephone number is (860) 298-9692. Shares of our common stock trade on the New York Stock Exchange ("NYSE") under the ticker symbol "TRR."

Bolt Infrastructure Parent, Inc.

        Parent is a Delaware corporation that was formed on March 23, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Parent has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging the equity financing and any debt financing in connection with the Merger and the other transactions contemplated thereby. Parent's principal executive offices are located at 787 7th Avenue, New York, New York 10019, and its telephone number is (212) 720-0300.

Bolt Infrastructure Merger Sub, Inc.

        Parent caused Merger Sub, a Delaware corporation and wholly owned subsidiary of Parent, to be formed in Delaware on March 23, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement. Merger Sub has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging the equity financing and any debt financing in connection with the Merger. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity. Merger Sub's principal executive offices are located at 787 7th Avenue, New York, New York 10019, and its telephone number is (212) 720-0300.

        Parent and Merger Sub are affiliated with New Mountain Capital, L.L.C. ("NMC"), a growth-oriented investment firm based in New York that currently manages private equity, public equity and credit funds with approximately $15 billion in aggregate capital commitments.

The Merger (pages 31-62)

        The Merger Agreement provides that Merger Sub will merge with and into the Company upon the terms and subject to the conditions, set forth in the Merger Agreement and in accordance with the DGCL, and we will become a wholly owned subsidiary of Parent. We will be the surviving corporation in the Merger (the "Surviving Corporation"). As a result of the Merger, we will cease to be a publicly traded company.

Merger Consideration

        In the Merger, each outstanding share of our common stock issued and outstanding (other than shares that we, Parent or Merger Sub own and shares held by a holder who is entitled to, but did not, vote for the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such shares (the "Dissenting Shares")) will be automatically converted into the right to receive in cash an amount equal to $17.55 per share, without interest (the "Merger Consideration"), less applicable tax withholding. See "The Merger—Merger Consideration," beginning on page 31, for further details regarding the Merger Consideration.

Treatment of Common Stock and Company Equity Awards (pages 64-65)

Common Stock

        At the time that a certificate of merger with respect to the Merger is filed with, and accepted by, the Secretary of State of the State of Delaware or at such other time as is agreed upon by the parties and specified in the certificate of merger (the "Effective Time"), each share of our common stock issued and outstanding immediately prior thereto (other than shares that we, Parent or Merger Sub own and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration. All shares owned by us, Parent or Merger Sub will be automatically canceled and will cease to exist, and no consideration will be delivered in exchange therefor. Our common stock outstanding immediately prior to the Effective Time and held by a holder of Dissenting Shares pursuant to, and in compliance in all respects with, Section 262 of the DGCL will be entitled to payment of the fair value of such Dissenting Shares in accordance with the appraisal rights described under "Appraisal Rights Under Delaware Law," beginning on page 87, and such Dissenting Shares will be automatically canceled and cease to exist.

Company Equity Awards

        The Merger Agreement provides for the following treatment as of the Effective Time of the stock options, restricted stock units ("RSUs") and performance stock units ("PSUs") that are outstanding under our stock incentive plans (collectively, the "Company Equity Awards"). All amounts paid pursuant to the settlement of Company Equity Awards at the Effective Time will be made by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than the first payroll date that is at least five business days after the closing.

  Stock Options

        Immediately prior to the Effective Time, except as otherwise agreed in writing between any holder of stock options and Parent, each outstanding unvested and unexercised option to purchase shares of our common stock will become immediately vested and exercisable in full. At the Effective Time, each outstanding stock option will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares for which the option remains outstanding and unexercised immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of the option, without interest and less applicable tax withholding. Any stock option that is outstanding at the Effective Time of the Merger that has an exercise price that is equal to or greater than the Merger Consideration will be canceled without payment.

  Restricted Stock Units

        Immediately prior to the Effective Time, except as otherwise agreed in writing between any holder of RSUs and Parent, all outstanding unvested RSUs will become immediately vested and all restrictions on such awards will lapse. At the Effective Time, outstanding RSUs will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of RSUs held immediately prior to the Effective Time and (ii) the Merger Consideration, without interest and less applicable tax withholding.

  Performance Stock Units

        Immediately prior to the Effective Time, except as otherwise agreed in writing between any holder of PSUs and Parent, all outstanding PSUs will become vested in amounts corresponding to actual achievement of applicable performance goals for such PSUs. If the Effective Time occurs prior to June 30, 2017, the Compensation Committee of our Board of Directors (the "Board") will determine in good faith the amount of PSUs that will vest, by assuming achievement of performance goals for any portion of the applicable performance period that had not been completed, taking into consideration our historical levels of performance with respect to the applicable performance goals. At the Effective Time, vested PSUs will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of vested PSUs held immediately prior to the Effective Time and (ii) the Merger Consideration, without interest and less applicable tax withholding.

The Special Meeting (pages 24-30)

        The special meeting of our stockholders will be held at [    •    ], located at [    •    ], on [    •    ], 2017 at [    •    ] [a.m./p.m.], Eastern time. The doors will open to the public at [    •    ] [a.m./p.m.] At the special meeting, our stockholders will be asked to take the following actions:

  •
  approve a proposal to adopt the Merger Agreement (the "Merger Proposal");

  •
  approve, on a non-binding, advisory basis, compensation that may be paid or become payable to our named executive officers in connection with the completion of the Merger (the "Merger Compensation Proposal"); and

  •
  approve an adjournment of the special meeting, if submitted for a vote, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Merger Agreement (the "Adjournment Proposal").

        See "The Special Meeting," beginning on page 24, for additional information.

Record Date and Quorum (pages 24-25)

        Our stockholders of record as of the close of business on [    •    ], 2017, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting.

        The presence at the special meeting, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding as of the close of business on the record date will constitute a quorum for the transaction of business at the special meeting, except that a quorum is not required for a vote on the Adjournment Proposal.

Stockholder Vote Required to Adopt Each Proposal (page 25)

        Each share of common stock outstanding at the close of business on the record date is entitled to one vote at the special meeting on each matter properly brought before the special meeting.

        Approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are outstanding and entitled to vote thereon at the close of business on the record date. A failure to vote your shares of common stock, an abstention from voting or a broker non-vote will have the same effect as a vote against the Merger Proposal.

        Approval of each of the Merger Compensation Proposal and the Adjournment Proposal requires the affirmative vote of a majority of the outstanding shares of common stock that are present or represented by proxy at the special meeting and entitled to vote thereon. An abstention will have the same effect as a vote against these proposals, but the failure to vote your shares or a broker non-vote will have no effect on the outcome of these proposals.

        As of [    •    ], the record date, our directors and officers beneficially owned and were entitled to vote, in the aggregate, [    •    ] shares of our common stock, representing approximately [    •    ]% of the outstanding shares of our common stock. We currently expect that our directors and executive officers will vote all such shares "FOR" the Merger Proposal, "FOR" the Merger Compensation Proposal and "FOR" the Adjournment Proposal, although none of them is obligated to do so.

        Concurrently with the execution and delivery of the Merger Agreement, The Clark Estates, Inc. ("Clark Estates"), which held approximately 17.6% of our outstanding shares of common stock as of March 30, 2017, delivered to Parent and Merger Sub a voting and support agreement (the "Voting and Support Agreement") pursuant to which Clark Estates agreed, among other things, to vote its shares in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement. See "The Special Meeting—Voting and Support Agreement," on page 26, and Exhibit A to the Merger Agreement, which is attached to this proxy statement as Annex A, for additional information.

Reasons for the Merger; Recommendation of The Board (pages 37-41)

        The Board, after carefully considering the factors described in the section entitled "The Merger—Reasons for the Merger; Recommendation of The Board," beginning on page 37, and after consulting with its legal and financial advisors, has unanimously determined that the Merger, the Merger Agreement and the other transactions contemplated by it, are advisable and fair to, and in the best interests of, the Company and its stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby.

        The Board unanimously recommends that you vote:

  •
  "FOR" the Merger Proposal,

  •
  "FOR" the Merger Compensation Proposal, and

  •
  "FOR" the Adjournment Proposal.

        For a more complete discussion of the recommendations of the Board and its reasons for approving the Merger Agreement and the circumstances under which the Board may change its recommendation with respect to the Merger Proposal, see the section entitled "The Merger—Reasons for the Merger; Recommendation of the Board," beginning on page 37.

Opinion of Houlihan Lokey (pages 41-47)

        We retained Houlihan Lokey Capital, Inc. ("Houlihan Lokey") to act as our financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar strategic transaction. On March 30, 2017, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Board dated March 30, 2017), as to, as of March 30, 2017, the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

        Houlihan Lokey's opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, any of our security holders or any other person as to how to act or vote with respect to any matter relating to the Merger.

Financing the Merger (pages 51-53)

        The Merger is not subject to a financing condition. We anticipate that the total funds needed by Parent and Merger Sub to complete the Merger (including the funds to pay our stockholders and the holders of Company Equity Awards, to pay related fees in connection with the Merger and associated transactions, and to repay or refinance our indebtedness that will be payable as a result of the Merger, including approximately $57.0 million that we expect to be outstanding as of that time, under our Credit Agreement, dated as of January 31, 2017, with Citizens Bank, N.A., as administrative agent, BMO Harris Bank, N.A., as syndication agent, KeyBank, National Association, as documentation agent, and the lenders from time to time party thereto (the "Credit Agreement")), will be approximately $664.0 million, which we expect will be funded through one or more of the following:

  •
  an equity financing, to be provided to Parent by New Mountain Partners IV, L.P. (the "Equity Investor"), an investment fund managed by an affiliate of NMC, or other parties to whom it delegates a portion of its commitment, in an aggregate amount of up to $665.0 million, pursuant to the Equity Commitment Letter (as defined below); and

  •
  cash of the Company expected to be on hand and available at the closing of approximately $2.3 million.

        Parent, Merger Sub and their respective affiliates may also seek to obtain debt financing to fund any portion of the funds required for completion of the Merger.

        We expect that the amount committed under the equity financing to be provided by the Equity Investor, together with cash on hand held by the Company and available at the closing, will be sufficient to complete the Merger, pay related fees and expenses in connection with the Merger and related transactions and to repay the amount outstanding under the Credit Agreement, but we cannot assure you of that. The proceeds of any such financing may be insufficient if, among other things, the Equity Investor fails to purchase its committed amount in breach of the Equity Commitment Letter, or if our indebtedness or the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Equity Commitments (page 52)

        Parent has entered into a letter agreement, dated as of March 30, 2017 with the Equity Investor (the "Equity Commitment Letter"), pursuant to which the Equity Investor committed to capitalize Parent, contemporaneous with the closing of the Merger, with an aggregate equity financing commitment of up to $665.0 million, subject to the terms and conditions set forth therein.

        On March 30, 2017, the Equity Investor provided a limited guarantee in favor of the Company (the "Guarantee"). Pursuant to the Guarantee, the Equity Investor has agreed to guarantee the payment, if and when required and due, of all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement, including certain cost and reimbursement obligations specified in the Merger Agreement and monetary damages claimed by the Company pursuant to the Merger Agreement, all of which are subject to an aggregate cap of approximately $38.8 million.

        For more information regarding the equity commitments, see "The Merger—Financing the Merger—Equity Commitments," on page 52.

Debt Financing (pages 52-53)

        Parent, Merger Sub and their respective affiliates may also finance all or a portion of the amounts required to complete the Merger by conducting a debt financing, which may take the form of a revolving credit facility, a term loan facility, a bridge facility or a note offering. Subject to certain customary exceptions, we have agreed and agreed to cause our subsidiaries, to use reasonable best efforts to require our and their representatives to provide to Parent customary and necessary cooperation as reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger.

        For more information regarding the potential debt financing, see "The Merger—Financing the Merger—Debt Financing," beginning on page 52.

Interests of Our Directors and Executive Officers in the Merger (pages 53-58)

        In considering the recommendation of the Board with respect to the proposed Merger, you should be aware that our directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. These interests include the following:

  •
  the expectation that certain of our executive officers may enter into agreements with Parent or Merger Sub regarding employment with the Surviving Corporation or regarding the right to purchase or participate in the equity of the Surviving Corporation prior to or following the closing of the Merger;

  •
  accelerated vesting and cash-out of Company Equity Awards based on the Merger Consideration;

  •
  our obligation to pay transaction bonuses to certain of our executive officers within a specified time period following the closing of the Merger;

  •
  our obligation to make cash payments to Christopher Vincze, our Chairman and Chief Executive Officer, and provide Mr. Vincze with benefit continuation for up to two years following his termination (or a cash payment in lieu thereof) if we terminate his employment for any reason other than death, disability or cause, or he terminates his employment with us for good reason;

  •
  our obligation to pay severance benefits to each executive officer other than Mr. Vincze if we terminate such executive officer's employment without cause or the executive officer resigns for good reason during the period beginning six months prior to consummation of the Merger and ending on the second anniversary of the consummation of the Merger; and

  •
  continued indemnification and insurance coverage for our directors and executive officers from the Surviving Corporation and Parent under the terms of the Merger Agreement.

        For further information with respect to the arrangements between us and our directors and executive officers, see the information included under "The Merger—Interests of Our Directors and Executive Officers in the Merger," beginning on page 53.

Material U.S. Federal Income Tax Consequences of the Merger (pages 60-62)

        The exchange of shares of our common stock for cash pursuant to the Merger generally will be treated as a taxable sale of the shares for U.S. federal income tax purposes. Exchanging stockholders generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to the exchanged shares and their adjusted tax basis in these shares. Exchanging stockholders who are U.S. holders (as defined in "The Merger—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 60) generally will be subject to U.S. federal income tax on this gain. In addition, backup withholding generally will apply to the cash payments paid to a non-corporate U.S. holder pursuant to the Merger unless the U.S. holder provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 60, for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

No Solicitation of Competing Proposals (pages 72-74)

        The Merger Agreement provides that from March 30, 2017 until the Effective Time, we are not permitted to, directly or indirectly:

  •
  solicit, facilitate, initiate or knowingly encourage or induce any inquiries or the making of any proposal or offer that constitutes a competing proposal, or any inquiry, proposal or offer that is reasonably likely to lead to such a proposal;

  •
  enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data with respect to, or otherwise cooperate in any way with, a competing proposal;

  •
  approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to a competing proposal;

  •
  enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement (other than an acceptable confidentiality agreement) providing for or facilitating or endorsing a competing proposal, or any contract, agreement or arrangement requiring that we abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

  •
  furnish any information relating to us or any of our subsidiaries to any person, or to allow any person access to our business, properties, assets, books, records or other information, or to any of our personnel or our subsidiaries' personnel (in each case, other than Parent, its and our affiliates and representatives of the parties and their affiliates).

        However, if we receive a bona fide written competing proposal from any third party (that did not result from a breach of the non-solicitation provisions of the Merger Agreement), we may contact the party making the proposal solely to clarify the terms and conditions thereof. If the competing proposal constitutes a "superior proposal," as described in the section entitled "The Merger Agreement—No Solicitation of Competing Proposals," or if the Board determines in good faith, after consultation with its outside legal and financial advisors, that the competing proposal would reasonably be expected to result in a "superior proposal," we may (i) furnish non-public information to the person making the competing proposal if the person executes an acceptable confidentiality agreement and (ii) engage in discussions or negotiations with the person making the competing proposal. With respect to each of these permissible activities, however, we must comply with certain provisions of the Merger Agreement that require us, among other things, to notify Parent of any such superior proposal or any such determination by the Board that a competing proposal would reasonably be expected to result in a superior proposal, to notify Parent of the receipt of a written competing proposal, and to keep Parent reasonably informed of the status and details of any such competing proposal.

        Furthermore, at any time before receiving stockholder approval of the Merger Proposal, the Board may, if it determines in good faith (after consultation with outside counsel) that its failure to do so would be inconsistent with the proper exercise of its fiduciary duties to our stockholders, cause the Company to terminate the Merger Agreement if it has received a superior proposal and, concurrently with the termination of the Merger Agreement, it enters into a definitive agreement with respect to the superior proposal and pays the termination fee described below. If we terminate the Merger Agreement in this manner, we are required to comply with certain other terms of the Merger Agreement, including providing notice to Parent and in good faith negotiating adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable, so that the competing proposal would cease to constitute a superior proposal prior to entering into a definitive agreement with respect to the competing proposal.

        In addition, at any time before receiving stockholder approval of the Merger Proposal, the Board may take certain actions that would be deemed to be a change of its recommendation regarding the advisability of the Merger, following the occurrence of an "intervening event," as described in the section entitled "The Merger Agreement—No Solicitation of Competing Proposals," if it determines in good faith (after consultation with outside counsel) that its failure to do so would be inconsistent with the proper exercise of its fiduciary duties to our stockholders, so long as we comply with certain terms of the Merger Agreement, including providing notice to Parent and in good faith negotiating adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable.

        See "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72, and "The Merger Agreement—Termination Fee Payable by the Company," beginning on page 81.

Conditions to the Merger (pages 78-79)

        The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver of certain customary conditions, including the following:

  •
  adoption of the Merger Agreement by holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  the absence of any statute, rule or regulation prohibiting or making illegal the consummation of the Merger;

  •
  the absence of any order or injunction preventing consummation of the Merger;

  •
  expiration or termination of any applicable waiting or review periods (or extensions thereof) relating to the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and obtaining any approvals, clearances or waivers required pursuant thereto;

  •
  the accuracy of the representations and warranties of the parties, subject to certain materiality qualifications and exceptions;

  •
  the absence of any change, effect, occurrence, development, circumstance, condition, state of facts or event occurring after March 30, 2017 that has had or would reasonably be expected to have, individually or in the aggregate, a "Company Material Adverse Effect," as defined in the Merger Agreement; and

  •
  compliance by the parties in all material respects with their respective obligations under the Merger Agreement.

        The Merger is not subject to a financing condition.

        See "The Merger Agreement—Conditions to the Merger," beginning on page 78.

Termination of the Merger Agreement (pages 80-81)

        The Merger Agreement may be terminated and the Merger abandoned under the following circumstances:

  •
  by us and Parent by mutual written agreement;

  •
  by either Parent or us, if:

  •
  the Effective Time has not occurred by 11:59 p.m. Eastern time on July 31, 2017 (the "Outside Date"), subject to certain conditions further described in "The Merger Agreement—Termination of the Merger Agreement," beginning on page 80;

  •
  a governmental entity of competent jurisdiction that is within a jurisdiction material to our business and operations has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; provided that this termination right will not be available to a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement has been the primary cause of the issuance of the order, decree or ruling; or

  •
  the Merger Agreement is not adopted by our stockholders at the special meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken; provided that this termination right will not be available to us if we breach any representation, warranty, covenant or agreement in the Merger Agreement, and such breach has been the primary cause of our failure to obtain stockholder approval at the special meeting or at any adjournment or postponement thereof;

  •
  by us, if:

  •
  prior to the Effective Time, Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, and such breach would result in the conditions to the Merger (other than the conditions to the Merger specifically imposed on us) not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from us or three business days before the Outside Date; provided that this termination right will not be available to us if we are then in material breach of any of our representations, warranties, covenants or agreements in the Merger Agreement such that the conditions to the Merger (other than the conditions to the Merger specifically imposed on Parent and Merger Sub) would not be satisfied; or

    •
    prior to the adoption of the Merger Agreement by our stockholders, the Board (or any committee thereof) has received a superior proposal and has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such superior proposal would be inconsistent with the directors' fiduciary duties, we have complied in all material respects with our obligations with respect to solicitations of competing proposals and we enter into a definitive agreement with respect to the superior proposal simultaneously with the termination of the Merger Agreement and pay the termination fee (as described in "The Merger—Termination Fee Payable by the Company") to Parent concurrently with such termination;

  •
  by Parent, if:

  •
  prior to the Effective Time, we have breached any of our representations, warranties, covenants or agreements in the Merger Agreement, and such breach would result in the conditions to the Merger (other than the conditions to the Merger specifically imposed on Parent and Merger Sub) not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, it has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from Parent or three business days before the Outside Date; provided that this termination right will not be available to Parent if Parent or Merger Sub are then in material breach of any of representation, warranty, covenant or agreement in the Merger Agreement such that conditions to the Merger (other than the conditions to the Merger specifically imposed on us) would not be satisfied; or

  •
  prior to the adoption of the Merger Agreement by our stockholders, (i) the Board changes its recommendation with respect to the advisability of the Merger and adoption of the Merger Agreement or (ii) we otherwise breach our obligations with respect to solicitations of competing proposals (both events in (i) and (ii) as described in more detail in "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72); provided that the exercise of this termination right by Parent must occur within 10 business days of the change in recommendation in the case of (i) or within 10 business days following the date Parent first becomes aware of the breach in the case of (ii).

Termination Fee Payable by the Company

        We have agreed to pay Parent or its designee a termination fee of approximately $19.4 million if the Merger Agreement is terminated under the following circumstances:

  •
  prior to the adoption of the Merger Agreement by our stockholders:

  •
  Parent terminates the Merger Agreement in a timely manner because (i) the Board changes its recommendation with respect to the advisability of the Merger and adoption of the Merger Agreement or (ii) we otherwise breach our obligations with respect to solicitations of competing proposals (both events in (i) and (ii) as described in more detail in "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72); or

  •
  we terminate the Merger Agreement because the Board (or any committee thereof) has received a superior proposal or has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept the superior proposal would be inconsistent with the directors' fiduciary duties, we have complied in all material respects with our obligations with respect to solicitations of competing proposals, and simultaneously with the termination of the Merger Agreement, we enter into a definitive agreement with respect to the superior proposal and pay the termination fee to Parent concurrently with such termination.

        In addition, we are required to pay the termination fee if:

  •
  (i) we or Parent terminate the Merger Agreement because the Effective Time has not occurred by 11:59 p.m. Eastern time on the Outside Date, (ii) we or Parent terminate the Merger Agreement because our stockholders do not adopt the Merger Agreement, or (iii) Parent terminates the Merger Agreement because we have breached any of our representations, warranties, covenants or agreements in the Merger Agreement, and such breach results in the conditions to the Merger (other than the conditions to the Merger specifically imposed on Parent and Merger Sub) not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, it has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from Parent or three business days before the Outside Date;

  •
  any person has publicly disclosed a bona fide competing proposal after March 30, 2017 and prior to such termination and such competing proposal has not been publicly withdrawn prior to such termination; and

  •
  during the period commencing on March 30, 2017 and ending 12 months following such termination, we enter into a definitive agreement providing for a competing proposal (which proposal is subsequently consummated, whether during or following such 12-month period) or consummate a transaction contemplated by such a proposal, subject to certain adjustments to the meaning of "competing proposal," as described in "The Merger—Termination Fee Payable by the Company," beginning on page 81.

        In no event will we be required to pay the termination fee on more than one occasion. If we fail to pay the termination fee, should it become due, in a timely manner, and Parent commences a proceeding that results in a final non-appealable judgment in its favor, we will be required to pay Parent's reasonable and documented out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with such proceeding, together with accrued interest from the date such payment was required to be made. See "The Merger—Termination Fee Payable by the Company," beginning on page 81, for additional information.

Regulatory Waiting Period and Approval Required for Merger (page 60)

        The Merger is subject to the requirements of the HSR Act, which prevents Parent and us from completing the Merger until required information and materials are furnished to the Antitrust Division of the United States Department of Justice ("DOJ"), and the United States Federal Trade Commission ("FTC") and the HSR Act waiting period is terminated or expires. On April 13, 2017, we and Parent filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. Consequently, the required waiting period is scheduled to expire at 11:59 p.m. on May 15, 2017, unless earlier terminated or the FTC or DOJ extends that period by issuing a request to the parties for additional information.

        The Merger Agreement generally requires each party promptly to use its reasonable best efforts to resolve objections that may be asserted under any law that would delay, prevent, enjoin or otherwise prohibit the transactions contemplated by the Merger Agreement, subject to certain limitations. See "The Merger—Regulatory Waiting Period and Approval Required for Merger" and "The Merger Agreement—Efforts to Obtain Regulatory Approval," on pages 60 and 75, respectively, for additional information about these matters.

Delisting and Deregistration of Our Common Stock (page 62)

        If the Merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and we will no longer be required to file periodic reports, current reports and proxy and information statements with the Securities and Exchange Commission (the "SEC") on account of our common stock.

Appraisal Rights Under Delaware Law (pages 87-90)

        Under the DGCL, our stockholders that do not vote in favor of the adoption of the Merger Agreement have the right to seek appraisal of the fair value of their shares of common stock in cash as determined by the Delaware Court of Chancery (the "Court of Chancery"), but only if they comply fully with all of the applicable requirements of the DGCL for exercise of such appraisal rights, which requirements are summarized in this proxy statement. Any appraisal amount determined by the Court of Chancery could be more than, the same as, or less than the value of the Merger Consideration. Any stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to us before the vote on the adoption of the Merger Agreement, and must not vote or otherwise submit a proxy in favor of the adoption of the Merger Agreement. Failure to follow the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal rights, we encourage you to promptly seek the advice of your own legal and financial advisors. See "Appraisal Rights Under Delaware Law," beginning on page 87, and Annex C for additional information about these matters.

Market Price of Our Common Stock (page 91)

        Our common stock is listed on the NYSE under the symbol "TRR." On March 30, 2017, the last full trading day prior to the public announcement of the Merger, the closing price of our common stock was $11.95 per share. On [    •    ], 2017, the last practicable trading day prior to the date of this proxy statement, the closing price of our common stock was $[    •    ] per share.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Merger and the Merger Agreement. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the "Summary Term Sheet," beginning on page 1, and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under "Where You Can Find More Information," beginning on page 96.

Q.
What is the proposed transaction and what effect will it have on us?

A.
The proposed transaction is the acquisition of the Company pursuant to the Merger Agreement, whereby Merger Sub, a wholly owned subsidiary of Parent, will be merged with and into the Company with the Company being the Surviving Corporation. If the proposal to adopt the Merger Agreement is approved by our stockholders and the other closing conditions set forth in the Merger Agreement are satisfied or waived, and the Merger is consummated, we will become a wholly owned subsidiary of Parent, and the separate corporate existence of Merger Sub will cease. Following the Merger, our common stock will be delisted from the NYSE and deregistered under the Exchange Act, and we will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Q.
What will I receive if the Merger is completed?

A.
Upon completion of the Merger, you will be entitled to receive the Merger Consideration of $17.55 in cash, less applicable tax withholding, for each share of our common stock that you own, unless you are entitled to, but did not vote in favor of the Merger (or consent thereto in writing) and are entitled to demand and properly demand appraisal of such shares pursuant to, and in compliance in all respects with, the DGCL. For example, if you own 100 shares of our common stock, you will receive $1755.00 in cash in exchange for your shares of our common stock, less any applicable tax withholding. Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation and will have no rights with respect to such shares other than payment of the Merger Consideration (or, if you have properly exercised and not withdrawn your appraisal rights under the DGCL, the corresponding amount that may be determined by the Court of Chancery).

Q.
How does the Merger Consideration compare to the market price of our common stock prior to the announcement of the Merger?

A.
The Merger Consideration represents a premium of approximately 46.9% to the closing price of our common stock on March 30, 2017, the last trading day prior to the public announcement of the proposed Merger, and 62.0% to the average closing price of our common stock for the trading days during the 30-day period that ended on March 30, 2017.

Q.
When do you expect the Merger to be completed?

A.
We are working to consummate the Merger as soon as possible. Assuming timely receipt of all required regulatory approvals and the satisfaction of other closing conditions, including approval by our stockholders of the Merger Proposal, we currently anticipate that the Merger will be completed by June 30, 2017.

Q.
What happens if the Merger is not completed?

A.
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, you will not receive any payment for your shares in connection with the Merger. Instead, we will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, we may be required to pay to Parent a fee with respect to the termination of the Merger Agreement and certain reasonable and documented out-of-pocket costs and expenses in connection with recovery of such fee, as described under "The Merger Agreement—Termination Fee Payable by the Company," beginning on page 81.

Q.
What conditions must be satisfied to complete the Merger?

A.
We, Parent and Merger Sub are not required to complete the Merger unless a number of conditions are satisfied or, to the extent permitted by applicable law, waived. These conditions include, among others: (i) receipt of approval of the Merger Proposal by holders of a majority of the shares of our common stock outstanding and entitled to vote as of the close of business on the record date; (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the HSR Act; (iii) the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the Merger and the absence of any order or injunction preventing consummation of the Merger; (iv) our and each of Parent's and Merger Sub's representations and warranties under the Merger Agreement being true and correct, subject to applicable materiality qualifications; and (v) each of us, Parent and Merger Sub having performed in all material respects our and their respective obligations under the Merger Agreement.

  For a more complete summary of the conditions that must be satisfied or waived prior to the completion of the Merger, see "The Merger Agreement—Conditions to the Merger," beginning on page 78.

  Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent's agreement, the closing of the Merger will not occur earlier than the second business day after the expiration of a "marketing period" during which Parent and Merger Sub may seek debt financing. For a more complete summary of the marketing period, see "The Merger Agreement—Financing Cooperation; Marketing Period; Related Indemnification," beginning on page 75.

Q.
Is the Merger expected to be taxable to me?

A.
Yes. The exchange of shares of our common stock for cash pursuant to the Merger generally will be treated as a taxable sale of the shares for U.S. federal income tax purposes. If you exchange your shares of our common stock in the Merger for cash, you generally will recognize gain or loss in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares, and if you are a U.S. holder (as defined in "The Merger—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 60), you generally will be subject to U.S. federal income tax on this gain. In addition, backup withholding may also apply to the cash payments paid if you are a non-corporate U.S. holder unless you provide a taxpayer identification number, certify that the taxpayer identification number is correct and otherwise comply with the backup withholding rules. You should read "The Merger—Material U.S. Federal Income Tax Consequences of the Merger," beginning on page 60, for a more detailed discussion of the U.S. federal income tax consequences of the Merger. You should also consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Q.
Why am I receiving this proxy statement and proxy card or voting instruction form?

A.
You are receiving this proxy statement and proxy card or voting instruction form because you own shares of our common stock. This proxy statement describes matters relating to the Merger on which you as a stockholder are entitled to vote and provides information to assist you in deciding how to vote your shares with respect to such matters. Submitting an executed proxy card or voting instruction form means that you are authorizing the third parties specified on the proxy card to vote your shares at the special meeting in the manner in which you have directed.

Q.
When and where is the special meeting?

A.
The special meeting of our stockholders will be held on [    •    ], 2017 at [    •    ] [a.m./p.m.], Eastern time, at [    •    ], located at [    •    ]. The doors will open to the public at [    •    ] [a.m./p.m.], Eastern time.

Q.
What am I being asked to vote on at the special meeting?

A.
You are being asked to consider and vote on the Merger Proposal, the Merger Compensation Proposal, and the Adjournment Proposal.

Q.
How does the Board recommend that I vote?

A.
The Board unanimously recommends that you vote "FOR" approval of the Merger Proposal, "FOR" approval of the Merger Compensation Proposal and "FOR" approval of the Adjournment Proposal.

Q.
Why am I being asked to consider and cast a non-binding, advisory vote on the Merger Compensation Proposal?

A.
Under Section 14A of the Exchange Act and SEC rules, we are required to conduct a non-binding, advisory vote of stockholders regarding compensation that may be paid or become payable to our named executive officers in connection with the completion of the Merger.

Q.
What will happen if our stockholders do not approve the Merger Compensation Proposal?

A.
Approval of the Merger Compensation Proposal is not a condition to completion of the Merger. The vote is advisory and will not be binding on us or on Parent. Therefore, if the Merger Agreement is adopted by our stockholders and the Merger is completed, the compensation that is the subject of the Merger Compensation Proposal, which includes amounts we are contractually obligated to pay, could still be paid regardless of the outcome of the advisory vote.

Q.
Do any of our directors or officers have interests in the Merger that differ from or are in addition to my interests as a stockholder?

A.
In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally. The Board was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and approving the Merger, and in recommending that the Merger Agreement be adopted by our stockholders. See "The Merger—Interests of Our Directors and Executive Officers in the Merger," beginning on page 53.

Q.
Who can vote at the special meeting?

A.
All of our stockholders of record as of the close of business on [    •    ], 2017, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each stockholder is entitled to cast one vote on each matter properly brought before the special meeting for each share of our common stock owned by such holder at the close of business on the record date. As of the close of business on the record date, there were [    •    ] outstanding shares of our common stock.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares and you can attend the meeting and vote in person. You can also vote by proxy without attending the meeting in any of the ways specified in "The Special Meeting—Voting and Proxies—How to Vote Shares Registered in Your Own Name."

  If your shares are held by a brokerage firm, trustee, bank, other financial intermediary or nominee, referred to as an intermediary, you are considered the beneficial owner of shares held in street name, and the intermediary is considered the stockholder of record with respect to these shares.

Q.
What is a quorum?

A.
Under our bylaws, the presence, either in person or by proxy, of the holders of a majority of the shares of our common stock outstanding at the close of business on the record date will constitute a quorum for the transaction of business at the special meeting, except that a quorum is not required for a vote on the Adjournment Proposal.

Q.
How many shares of our common stock must be present, in person or by proxy, at the special meeting to constitute a quorum? What if there is no quorum?

A.
[    •    ] shares of our common stock must be present, in person or by proxy, at the special meeting to constitute a quorum. In the event that a quorum is not present at the time the special meeting is to be convened, we may postpone the special meeting without a vote of the stockholders.

Q.
If my shares of common stock are held in street name by an intermediary, will the intermediary vote my shares of common stock for me?

A.
The intermediary will only be permitted to vote your shares of our common stock if you instruct the intermediary how to vote. You should follow the procedures provided by the intermediary regarding the voting of your shares. Under NYSE rules, intermediaries that are members of the NYSE and who hold shares for customers in street name have the authority to vote in their discretion only on "routine" matters. On non-routine matters, an intermediary is permitted to vote shares held for customers in street name only in accordance with the customers' instructions. Each of the Merger Proposal, the Merger Compensation Proposal, and the Adjournment Proposal is considered a non-routine matter. As a result, if you are a beneficial owner and you do not provide the intermediary with voting instructions, your shares of our common stock will not be voted resulting in a "broker non-vote."

Q.
How do I vote if my shares are held by an intermediary?

A.
If you hold shares in street name, the intermediary through which you hold such shares will provide you with a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

Q.
What vote is required for our stockholders to approve the Merger Proposal?

A.
The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the shares of our common stock that are outstanding and entitled to vote thereon.

  Abstentions, broker non-votes, and shares not in attendance will have the same effect as a vote "AGAINST" approval of the Merger Proposal.

Q.
What vote of our stockholders is required to approve the Merger Compensation Proposal?

A.
Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present at the special meeting, whether in person or by proxy, and entitled to vote thereon.

  Abstentions will have the same effect as a vote "AGAINST" approval of the Merger Compensation Proposal. Broker non-votes and shares not in attendance will have no effect on the outcome of the vote on the Merger Compensation Proposal.

Q.
What vote of our stockholders is required to approve the Adjournment Proposal?

A.
Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present at the special meeting, whether in person or by proxy, and entitled to vote thereon. A vote on the Adjournment Proposal does not require the presence of a quorum. The Adjournment Proposal will be submitted to a vote at the special meeting only if the Board elects to do so.

  Abstentions will have the same effect as a vote "AGAINST" approval of the Adjournment Proposal. Broker non-votes and shares not in attendance will have no effect on the outcome of the vote on the Adjournment Proposal.

Q.
Are there any stockholders who have already committed to vote in favor of the Merger?

A.
Yes. Clark Estates, which held approximately 17.6% of our outstanding shares of common stock as of March 30, 2017 executed the Voting and Support Agreement with Parent and Merger Sub, pursuant to which it agreed, among other things and subject to certain limitations, to vote the Stockholder Securities in favor of the approval of the Merger Agreement and the approval of the Merger and the other transactions contemplated by the Merger Agreement. See "The Special Meeting—Voting and Support Agreement," on page 26, for additional information.

Q.
How do I attend the meeting in person?

A.
If you hold your shares through an intermediary and you are planning to attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must send us a written request for an admission ticket, which we must receive by [    •    ], 2017. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you may not do so unless you first obtain a legal proxy from the intermediary. See "The Special Meeting—Attending the Special Meeting in Person—Holders of Shares in Street Name and Legal Proxies," beginning on page 29, for additional information.

  You will not be admitted to the meeting unless you present an admission ticket and a valid form of government-issued photo identification. If you are a stockholder of record, your admission ticket is attached to your proxy card.

Q.
How do I vote?

A.
Stockholders of Record.    If you are a stockholder of record, you may vote your shares at the special meeting in any of the following ways:

•
Via Our Internet Voting Site at [    •    ].   Follow the instructions for Internet voting printed on your proxy card.

•
By Telephone.  Call toll-free [    •    ]. You can also vote by telephone by following the instructions provided on the Internet voting site or by following the instructions provided on your proxy card.

•
By Mail.  You can vote by completing, signing, dating and returning the proxy card in the postage-paid envelope enclosed with the proxy statement.

•
In Person.  You may attend the special meeting and cast your vote at the special meeting.

  The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on [    •    ], 2017.

  Beneficial Owners.    If you are a beneficial owner, please refer to the instructions provided by the intermediary to see which of the above choices are available to you.

Q.
As a participant in the TRC Companies, Inc. 401(k) Retirement and Savings Plan (the "401(k) plan"), how do I vote the portion of my account that is allocated to our common stock?

A.
If you are a participant in our 401(k) plan, you may direct the voting of the number of shares of common stock allocated to your 401(k) plan account, which number is printed on the enclosed voting instruction form, in accordance with the directions provided. By filling out and returning the voting instruction form or transmitting voting instructions via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares of common stock allocated to your 401(k) plan account. If you do not provide voting instructions for plan shares on a matter, the 401(k) plan trustee will vote your shares on that matter in the same proportion to the voting instructions given by all other participants in the 401(k) plan. All votes by 401(k) plan participants must be received by 11:59 p.m., Eastern Time, three business days prior to the special meeting.

Q.
How can I change or revoke my vote?

A.
If you own shares in your own name, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

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sending a written statement to that effect to our Corporate Secretary, which must be received by us before the meeting;

•
submitting a properly signed proxy card or voting instruction form dated a later date;

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submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

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attending the meeting in person and voting your shares.

  If you hold shares in street name, you should contact the intermediary for instructions on how to change your vote.

Q.
If a stockholder gives a proxy, how are the shares of common stock voted?

A.
Regardless of the method you choose to vote, the individuals named on the proxy card will vote your shares of our common stock as you indicate. When casting your vote by proxy card, by the

  Internet or by telephone, you may specify whether your shares of our common stock should be voted "FOR" or "AGAINST" each of the Merger Proposal, the Merger Compensation Proposal, and the Adjournment Proposal, or whether such individuals should "ABSTAIN" from voting your shares of common stock on any or all of the proposals.

  If you own shares that are registered in your own name and return a signed proxy card or grant a proxy via the Internet or telephone, but do not indicate how you wish your shares to be voted, the shares represented by your properly signed proxy will be voted "FOR" approval of the Merger Proposal, "FOR" approval of the Merger Compensation Proposal, and, if submitted to a vote, "FOR" approval of the Adjournment Proposal.

Q.
What if I receive more than one proxy or set of voting instructions?

A.
If you received more than one proxy card, your shares are likely registered in different names, under different addresses or in multiple accounts. You must vote the shares shown on each proxy card and comply with each set of voting instructions that you receive in order for all of your shares to be voted at the special meeting.

Q.
What happens if I sell my shares of common stock before the special meeting?

A.
The record date for stockholders entitled to vote at the special meeting is [    •    ], 2017, which is earlier than the date of the special meeting. If you sell or otherwise transfer your shares after the record date but before the special meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you transfer your shares and each of you notifies us in writing of such special arrangements, you will retain your right to vote such shares at the special meeting but will transfer the right to receive the Merger Consideration to the person to whom you transfer your shares.

Q.
What happens if I sell or otherwise transfer my shares of common stock after the special meeting but before the Effective Time?

A.
If the Merger Proposal is approved by our stockholders and you sell or otherwise transfer your shares after the special meeting but before the Effective Time, you will have transferred the right to receive the Merger Consideration to the person to whom you transfer your shares. In order to receive the Merger Consideration at the time of the closing of the Merger, you must hold your shares of common stock through completion of the Merger.

Q.
Who will solicit and pay the cost of soliciting proxies?

A.
The Board has directed that this proxy statement be used to solicit proxies from our stockholders in connection with the special meeting. We have engaged D.F. King to assist in the solicitation of these proxies. We will pay D.F. King an estimated fee of $12,000 and telephone charges for these solicitation services. We have agreed to reimburse D.F. King for, or pay directly, certain fees and expenses and will also indemnify D.F. King against certain claims, liabilities, losses, damages and expenses in connection with this proxy solicitation. Our directors, officers and employees also may solicit proxies by telephone, by facsimile, by mail, on the Internet or in person, and they will not be paid any additional amounts for soliciting proxies. We may also reimburse intermediaries for their expenses in forwarding proxy materials to beneficial owners of our common stock.

Q.
What do I need to do now?

A.
Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting.

Q.
Should I send in my stock certificates now?

A.
No. If you hold a stock certificate representing our common stock, following the completion of the Merger, you will receive a letter of transmittal and other materials describing how you may exchange your shares of common stock for the Merger Consideration. Please do NOT return your stock certificate(s) with your proxy.

Q.
Am I entitled to exercise appraisal rights under the DGCL instead of receiving the Merger Consideration for my shares of common stock?

A.
Yes. As a stockholder, you are entitled to exercise appraisal rights under the DGCL in connection with the Merger if you take all of the actions required under the DGCL to do so and meet certain conditions, including the requirement that you do not vote in favor of the adoption of the Merger Agreement or consent thereto in writing. See "Appraisal Rights Under Delaware Law," beginning on page 87.

Q.
Who can help answer any other questions I might have?

A.
If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or a replacement proxy card, please contact D.F. King, our proxy solicitor, by calling toll-free at (866) 342-4882. Brokers, banks and other intermediaries may call our proxy solicitor collect at (212) 269-5550.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement and the other documents referred to or incorporated by reference into this proxy statement contain or may contain "forward-looking statements" within the meaning of Section 21E of the Exchange Act, and are subject to the safe harbor created thereby under the Private Securities Litigation Reform Act of 1995. Words such as "may," "might," "will," "should," "could," "anticipate," "estimate," "expect," "predict," "project," "future," "potential," "intend," "seek to," "plan," "assume," "believe," "target," "forecast," "goal," "objective," "continue" or the negative of such terms or other variations thereof or comparable terminology, and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. Investors should consider statements that contain these words carefully because they discuss our future expectations, contain projections of our future results of operations or of our financial condition, or state other "forward-looking" information. There may be events in the future that we are not able to accurately predict or control and that may cause our actual results to differ materially from the expectations described in our forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, and actual results may differ materially from those discussed as a result of various factors, including, but not limited to:

  •
  certain risks and uncertainties associated with the proposed Merger, including:

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  the risk that the Merger may not be completed in a timely manner or at all, which may adversely affect our business and the price of our common stock;

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  the failure to satisfy the conditions to the consummation of the Merger, including the adoption of the Merger Agreement by our stockholders and the receipt of certain governmental and regulatory approvals;

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  the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

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  the effect of the announcement or pendency of the proposed transactions on our business relationships, operating results, and business generally;

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  risks that the Merger disrupts our current plans and operations and potential difficulties in our employee retention as a result of the Merger;

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  risks related to diverting management's attention from our ongoing business operations,

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  the outcome of any legal proceedings that may be instituted against us, our officers or directors related to the Merger Agreement or the Merger;

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  the possibility that competing offers or acquisition proposals for our business will be made;

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  the ability of Parent to implement its plans, forecasts, and other expectations with respect to our business after the completion of the Merger and realize additional opportunities for growth and innovation;

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  the risk that the Merger Agreement may be terminated in circumstances that would require us to pay Parent the termination fee under the Merger Agreement;

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  unanticipated changes in contract performance that may affect our profitability, particularly with contracts that are fixed-price or have funding limits;

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  seasonality of the spending cycle, notably for state and local government entities, and the spending patterns of our commercial sector clients;

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  budget constraints experienced by our federal, state and local government clients;

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  divestitures or discontinuance of operating units;

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  the timing and impact of acquisitions;

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  employee hiring, utilization and turnover rates;

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  the number and significance of client contracts commenced and completed during the period;

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  creditworthiness and solvency of clients;

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  the ability of our clients to terminate contracts without penalties;

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  delays incurred in connection with contracts;

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  the size, scope and payment terms of contracts;

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  contract negotiations on change orders and collection of related accounts receivable;

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  the timing of expenses incurred for corporate initiatives;

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  competition;

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  litigation;

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  changes in accounting rules;

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  the credit markets and their effect on our customers;

  •
  general economic or political conditions; and

  •
  employee expenses such as medical and other benefits.

        The foregoing factors should not be construed as exhaustive. Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements prior to the Merger. Therefore, forward-looking statements are not guarantees or assurances of future performance, and actual results could differ materially from those indicated by the forward-looking statements. Discussions of some of these other important factors and assumptions are contained in our filings with the SEC and available at the SEC's website at www.sec.gov, including in (i) (a) Part I, Item 1A. Risk Factors; (b) Part II, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations; and (c) Part II, Item 8. Financial Statements and Supplementary Data, each in our Annual Report on Form 10-K for the year ended June 30, 2016; (ii) (a) Part I, Item 1. Financial Statements (Unaudited); and (b) Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, each in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2016; and (iii) (a) Part I, Item 1. Financial Statements (Unaudited); and (b) Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations, each in our Quarterly Report on Form 10-Q for the quarterly period ended December 30, 2016. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this proxy statement may not occur.

        Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

 PARTIES TO THE MERGER

The Company

        We are a national engineering, consulting and construction management firm that provides integrated engineering, consulting and construction management services. Our multidisciplinary project teams help our clients implement environmental, power, infrastructure and pipeline projects from initial concept to delivery and operation. We provide our services almost entirely in the United States. We manage our business under four operating segments: Power, Environmental, Infrastructure and Oil and Gas. Our net service revenue for the fiscal year ended June 30, 2016 and six-month period ended December 30, 2016 was $465.1 million and $251.7 million, respectively.

        Our principal executive offices are located at 21 Griffin Road North, Windsor, Connecticut 06095, and our telephone number is (860) 298-9692. Shares of our common stock trade on the NYSE under the ticker symbol "TRR." Our web address is www.trcsolutions.com. This web address is provided for convenience only, and none of the information on our website is incorporated by reference into or otherwise deemed to be a part of this proxy statement.

        This proxy statement incorporates important business and financial information about us from our public filings with the SEC, which are not included in or delivered with this proxy statement. For a list of our SEC filings that are incorporated by reference in this proxy statement, see the section entitled "Where You Can Find More Information," beginning on page 96.

Parent

        Parent was incorporated in Delaware on March 23, 2017, solely for the purpose of engaging in the transactions contemplated by the Merger Agreement and has not engaged in any business activities other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging the equity financing and any debt financing in connection with the Merger.

        Parent's principal executive offices are located at 787 7th Avenue, New York, New York 10019, and its telephone number is (212) 720-0300.

Merger Sub

        Parent caused Merger Sub, a Delaware corporation, to be formed in Delaware on March 23, 2017. Merger Sub is a wholly owned subsidiary of Parent that was formed for the sole purpose of effecting the merger of Merger Sub with and into the Company, with the Company surviving the Merger. Merger Sub has engaged in no business activities to date and it has no material assets or liabilities of any kind, other than those incidental to its formation and in connection with the transactions contemplated by the Merger Agreement and arranging the equity financing and any debt financing in connection with the Merger. Upon completion of the Merger, Merger Sub will cease to exist as a separate entity.

        Merger Sub's principal executive offices are located at 787 7th Avenue, New York, New York 10019, and its telephone number is (212) 720-0300.

THE SPECIAL MEETING

        The Board has directed that this proxy statement be used to solicit proxies from our stockholders in connection with the special meeting.

Date, Time and Place of the Special Meeting

        The special meeting of our stockholders will be held at [    •    ], located at [    •    ], on [    •    ], 2017 at [    •    ] [a.m./p.m.], Eastern time (the doors will open at [    •    ] [a.m./p.m.], Eastern time).

Purpose of the Special Meeting

        The following table summarizes the proposals that will be brought for a vote of our stockholders at the special meeting, along with the voting recommendation of the Board with regard to each proposal.

Proposal No.	Description of Proposal	Board's Recommendation
1	Merger Proposal: Adoption of the Merger Agreement, a copy of which is included as Annex A to this proxy statement.	FOR
2
	Merger Compensation Proposal: Approval, on a non-binding, advisory basis, of compensation that may be paid or become payable to our named executive officers in connection with the completion of the Merger.	FOR
3
	Adjournment Proposal: Approval of an adjournment of the special meeting, if submitted to a vote, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Merger Agreement.	FOR

        The Board has unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and our stockholders and has approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated thereby. The Board has unanimously directed that the Merger Agreement be submitted to our stockholders for adoption. The Board unanimously recommends that our stockholders vote "FOR" the Merger Proposal, "FOR" the Merger Compensation Proposal and "FOR" the Adjournment Proposal. See "The Merger—Reasons for the Merger; Recommendation of the Board," "Merger Compensation Advisory Vote," and "Adjournment of the Special Meeting," beginning on pages 37, 85 and 86, respectively, for additional information.

        If you plan to attend the meeting in person, you must present an admission ticket and a valid form of government-issued photo identification.

        If you hold your shares of our common stock through an intermediary and you are planning to attend the meeting in person, you must send us a written request for an admission ticket, which we must receive by [    •    ], 2017. For more information, see "The Special Meeting—Attending the Special Meeting in Person," beginning on page 28.

Record Date and Quorum

        By authorization of the Board, we have fixed the close of business on [    •    ], 2017 as the record date for determination of stockholders entitled to notice of, and to vote at, the special meeting. Our common stock is our only class of voting security. Only our stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the special meeting. We may retain the same record date for any adjournments or any postponements of the special meeting that occur within 60 days after the record date. Each stockholder is entitled to one vote for each share of our common stock held at the close of business on the record date. As of the record date for the special meeting, there were approximately [    •    ] shares of our common stock outstanding, which were held by [    •    ] stockholders of record.

        In order to constitute a quorum to conduct the special meeting, holders of a majority of the shares of our common stock outstanding at the close of business on the record date must be present, either in person or by proxy, except that a quorum is not required for a vote on the Adjournment Proposal.

        Abstentions are included in the determination of shares present at the meeting for quorum purposes. An abstention will occur if a stockholder expressly directs the proxy holder to abstain from voting or attends the special meeting in person and abstains from voting.

        A "broker non-vote" will occur when an intermediary holding shares in street name does not receive voting instructions from the beneficial owner of the shares on a matter for which the intermediary lacks discretionary authority to vote because the matter is not considered routine. Each of the Merger Proposal, the Merger Compensation Proposal, and the Adjournment Proposal is considered to be a non-routine matter. As a result, intermediaries will not be authorized to vote on these proposals unless they have received specific voting instructions from the beneficial owners of our common stock. Because intermediaries will be unable to vote uninstructed shares at the special meeting, if you hold your shares in street name and fail to provide voting instructions to your intermediary, your shares will not be counted as present for the purpose of establishing a quorum.

Stockholder Vote Required to Adopt Each Proposal

        The table below summarizes the votes required for approval of each matter to be brought before the special meeting, as well as the treatment of abstentions and broker non-votes:

Proposal Number	Description of Proposal	Vote Required for Approval	Abstentions	Broker Non-Votes
1	Merger Proposal	Majority of the shares of common stock that are outstanding and entitled to vote	Against	Against
2	Merger Compensation Proposal	Majority of outstanding shares of common stock present at the special meeting and entitled to vote	Against	Not taken into account
3	Adjournment Proposal, if submitted to a vote	Majority of outstanding shares of common stock present at the special meeting and entitled to vote	Against	Not taken into account

        The vote to approve the Merger Proposal is based on the total number of shares of common stock outstanding at the close of business on the record date, not only the shares counted as present, in person or by proxy, at the special meeting. As a result, if you hold shares in street name and fail to provide voting instructions to your broker, bank or other nominee, it will have the same effect as a vote "AGAINST" the Merger Proposal, but will have no effect on the approval of the Merger Compensation Proposal and the Adjournment Proposal.

Voting by Our Directors and Executive Officers

        As of the record date for the special meeting, our directors and executive officers collectively had the right to vote [    •    ] shares of our common stock, representing approximately [    •    ]% of our common stock outstanding and entitled to vote at the special meeting.

        Our directors and executive officers have informed us that they intend to vote their shares of our common stock for each of the proposals to be considered at the special meeting, although none of them has entered into any agreement obligating them to do so.

Voting and Support Agreement

        Concurrently with the execution and delivery of the Merger Agreement, Clark Estates, which held approximately 17.6% of our outstanding shares of common stock as of March 30, 2017 (the "Stockholder Securities"), delivered to Parent and Merger Sub the Voting and Support Agreement. The form of the Voting and Support Agreement is attached to the proxy statement as Exhibit A to the Merger Agreement, which is attached to this proxy statement as Annex A. Pursuant to the terms of the Voting and Support Agreement, Clark Estates agreed, among other things, to vote the Stockholder Securities for the adoption of the Merger Agreement and the approval of the Merger and the other transactions contemplated thereby and against (i) any action or agreement that could reasonably be expected to prevent, delay, or adversely affect the Merger Agreement, the Merger or the Voting and Support Agreement, (ii) any Competing Proposal (as described under "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72) and (iii) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Clark Estates under the Voting and Support Agreement, in each case subject to the limitations set forth in the Voting and Support Agreement.

        Subject to certain exceptions, the Voting and Support Agreement prohibits transfers by Clark Estates of any of the Stockholder Securities prior to the termination of the Voting and Support Agreement and certain other actions that would impair the ability of Clark Estates to fulfill its obligations under the Voting and Support Agreement.

        The Voting and Support Agreement will terminate upon the earliest to occur of (i) termination of the Merger Agreement, (ii) the Effective Time, (iii) any change to the Merger Agreement without the prior written consent of Clark Estates that reduces any consideration payable to Clark Estates or changes the form of consideration payable to Clark Estates or otherwise materially amends the Merger Agreement in a manner adverse to Clark Estates relative to our other stockholders and (iv) the mutual consent of Parent and Clark Estates.

Voting and Proxies

        Providing a proxy means that a Company stockholder authorizes the persons named in the proxy to vote such stockholder's shares at the special meeting in the manner that such stockholder directs. All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies.

How to Vote Shares Registered in Your Own Name

        If your shares are registered directly in your name with American Stock Transfer & Trust Company, our transfer agent, you are considered a stockholder of record and you may vote your shares of our common stock by proxy without attending the meeting in any of the following ways:

  •
  Via our Internet Voting Site at [    •    ].   Follow the instructions for Internet voting printed on your proxy card.

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  By Telephone.  Call toll-free [    •    ]. You can vote by telephone by following the instructions provided on the Internet voting site or by following the instructions provided on your proxy card.

  •
  By Mail.  You can vote by completing, signing, dating and returning the proxy card in the accompanying postage-paid envelope.

        If you are a stockholder of record, you may also attend the special meeting and vote in person, provided that you comply with all of the admission procedures.

        The Internet and telephone voting facilities for stockholders of record will close at 11:59 p.m., Eastern time, on [    •    ], 2017. Your signed proxy card or the proxy you grant via the Internet or by telephone will be voted in accordance with your instructions.

        If you are a stockholder of record and return a signed proxy card or grant a proxy via the Internet or by telephone, but do not indicate how you wish your shares to be voted, your shares will be voted "FOR" each of the Merger Proposal, the Merger Compensation Proposal, and, if submitted to a vote, the Adjournment Proposal.

        In the absence of instructions to the contrary, proxies will be voted in accordance with the judgment of the person exercising the proxy on any other matter properly submitted to the vote of the stockholders at the special meeting.

        If you received more than one proxy card, your shares are likely registered in different names or with different addresses. You must separately vote the shares shown on each proxy card that you receive in order for all of your shares to be voted at the meeting.

How to Vote Shares Held in Street Name

        If you hold shares in street name through an intermediary, you will not receive a proxy card. Rather, you will receive from that intermediary a voting instruction form that will explain how to direct the voting of your shares through the intermediary, which may include the ability to provide voting instructions via the Internet or by telephone.

        If your shares are held in street name through a bank or broker, and you wish to vote on any of the proposals to be submitted to a vote at the meeting, you must indicate in the voting instruction form provided by your intermediary how you wish your shares to be voted. The broker will vote shares held by you in street name in accordance with your voting instructions, as indicated on your signed voting instruction form or by the instructions you provide via the Internet or by telephone. Absent such instructions, the proxy submitted by the broker with respect to your shares will indicate that it is a broker non-vote with respect to those shares. A broker non-vote with respect to each proposal will have the effect set forth under "The Special Meeting—Stockholder Vote Required to Adopt Each Proposal" on page 25. Accordingly, if your shares are held in street name, it is important that you provide voting instructions to the broker or other intermediary so that your vote will be counted.

        If you hold shares in street name and wish to vote your shares in person at the meeting, you must first obtain a valid legal proxy from the intermediary. To attend the meeting in person (regardless of whether you intend to vote your shares in person at the meeting), you must obtain an admission ticket in advance of the meeting by following the instructions under "The Special Meeting—Attending the Special Meeting in Person," beginning on page 28.

        If you received more than one voting instruction form, your shares are likely registered in different names or with different addresses or are held in multiple accounts. You must separately follow the foregoing voting procedures for each voting instruction form that you receive in order for all of your shares to be voted at the special meeting.

        The Internet and telephone voting facilities for shares held in street name will close at 11:59 p.m., Eastern time, on [    •    ], 2017.

Shares Held Through the 401(k) Plan

        You may direct the voting of the number of shares of our common stock allocated to your 401(k) plan account, which is printed on the enclosed voting instruction form, in accordance with the directions provided. By completing, dating, signing and returning the voting instruction form or transmitting voting instructions via the Internet or by telephone, you will be providing the plan trustee with instructions on how to vote the shares of our common stock allocated to your 401(k) plan account. If you do not provide voting instructions for plan shares on a matter, the 401(k) plan trustee will vote your shares on that matter in the same proportion to the voting instructions given by all other participants in the 401(k) plan.

        The Internet and telephone voting facilities for participants in the 401(k) plan will close at 11:59 p.m., Eastern time, on [    •    ], 2017 (three business days prior to the annual meeting).

Revocation of Proxies

        If you are a stockholder of record, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

  •
  sending a written statement to that effect to our Corporate Secretary, which we must receive before the meeting;

  •
  submitting a properly signed proxy card or voting instruction form dated a later date;

  •
  submitting a later dated proxy or providing new voting instructions via the Internet or by telephone; or

  •
  attending the meeting in person and voting your shares.

        If you hold shares in street name, you should follow the instructions provided on your voting instruction form or contact the intermediary for instructions on how to change your vote.

        If you hold our common stock through our 401(k) plan, you may revoke any prior proxy or voting instructions, regardless of how your proxy or voting instructions were originally submitted, by:

  •
  sending a written statement to that effect to our Corporate Secretary;

  •
  submitting a properly signed proxy card or voting instruction form dated a later date; or

  •
  submitting a later dated proxy or providing new voting instructions via the Internet or by telephone.

        With respect to each of these revocation options, the revocation must be received by 11:59 p.m., Eastern Time, three business days before the date of the special meeting.

Attending the Special Meeting in Person

Admission Procedures

        If you plan to attend the meeting in person, you must have an admission ticket, along with a valid, government-issued photo identification, such as a driver's license, that matches your name on the admission ticket, prior to the start of the meeting. We reserve the right to deny admission to any person who does not bring both a valid admission ticket and photo identification, with matching names.

Admission Tickets

        Registered holders and persons whose shares are held through an intermediary, each as of the record date, or their legal proxies, are the only persons eligible to receive admission tickets.

        Please note that seating is limited. Requests for admission tickets will be accepted on a first-come, first-served basis. These requests will be processed in the order in which they are received and must be received at our corporate headquarters no later than [    •    ], 2017.

        For further information on how to contact our transfer agent, see "Householding of Proxy Materials" on page 94 of the proxy statement. For the address of our corporate headquarters, see "Parties to the Merger—the Company" on page 23.

Registered Holders

        If your shares are registered in your name, your admission ticket is attached to your proxy card.

        The original admission ticket attached to your proxy card must be presented. Photocopies of this ticket will not be accepted. If you lose your admission ticket, please contact our transfer agent, American Stock Transfer & Trust Company, to request a replacement.

Holders of Shares in Street Name and Legal Proxies

        If you hold your shares in street name or you hold a valid legal proxy and you plan to attend the meeting in person, you must send us a written request for an admission ticket. Please include the following information with your request:

  •
  A signed cover letter stating:

  •
  your name and complete mailing address, including daytime and evening telephone numbers;

  •
  that you are requesting an admission ticket;

  •
  the number of shares that you own in street name or that are the subject of the legal proxy; and

  •
  the name, address and telephone number of the intermediary, or the stockholder who gave the legal proxy, if applicable.

  •
  An originally signed letter from the bank, broker or intermediary holding your shares (or, in the case of a legal proxy, the shares owned by the stockholder who gave the legal proxy) verifying your beneficial ownership of common stock as of the record date. A copy or printout of a brokerage statement (including any statement retrieved through the Internet) WILL NOT be sufficient without an originally signed letter from your bank, broker or other intermediary.

  •
  If you are a holder of a valid legal proxy, a copy of the proxy, which must be properly executed, notarized and dated.

  •
  A copy of your valid, government-issued photo identification.

Solicitation Costs

        We will bear the costs of solicitation of proxies, including the reimbursement of banks and brokers for certain costs incurred in forwarding proxy materials to beneficial owners. We have engaged D.F. King to assist in the solicitation of these proxies. We will pay D.F. King an estimated fee of $12,000 and telephone charges for these solicitation services. We have agreed to reimburse D.F. King for, or pay directly, certain fees and expenses and will also indemnify D.F. King against certain claims, liabilities, losses, damages and expenses in connection with this proxy solicitation.

        In addition to the use of the mails, our directors, officers and employees may solicit proxies personally, by telephone or facsimile or via the Internet. These individuals will not receive any additional compensation for these activities.

        Arrangements may also be made with intermediaries to forward solicitation materials to the beneficial owners of shares held of record by such persons, and we will reimburse intermediaries for reasonable out-of-pocket expenses incurred by them in connection therewith. The extent to which these proxy-soliciting efforts will be necessary depends upon how promptly proxies are submitted.

Postponement or Adjournment

        In the event that a quorum is not present at the time the special meeting is to be convened, we may postpone the special meeting without a vote of the stockholders.

        Although it is not currently expected, if we convene the special meeting and there are insufficient votes to adopt the Merger Agreement, we may adjourn the special meeting for the purpose of soliciting additional proxies. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies may revoke them at any time prior to their use. See "Adjournment of the Special Meeting" on page 86.

        In addition, under the Merger Agreement, we may also adjourn or postpone the special meeting to the extent required in order to provide our stockholders with any required supplement or amendment to this proxy statement within a reasonable amount of time in advance, or otherwise with Parent's written consent.

        If we adjourn or postpone the special meeting and such adjournment or postponement is for more than 30 days or, if after the adjournment or postponement, a new record date is fixed for the adjourned or postponed meeting, notice of the adjourned or postponed meeting will be given to each stockholder of record entitled to vote at the meeting in accordance with the DGCL.

Stockholder List

        A list of our stockholders entitled to vote at the special meeting will be available for examination by any of our stockholders at the special meeting. At least 10 days prior to the date of the special meeting for any purpose germane to the meeting, this stockholder list will be available for inspection by our stockholders, subject to compliance with the applicable provisions of Delaware law, during ordinary business hours at our corporate offices located at 21 Griffin Road North, Windsor, Connecticut 06095.

Exchange of Stock Certificates

        Our stockholders should not send any stock certificates representing our common stock with their proxies. If the Merger is consummated, separate transmittal documents for the surrender of stock certificates in exchange for the Merger Consideration will be mailed to registered holders promptly following the Effective Time, and in any event no later than two business days thereafter. PLEASE DO NOT RETURN YOUR STOCK CERTIFICATE(S) WITH YOUR PROXY. See "The Merger—Payment of Merger Consideration and Surrender of Shares," beginning on page 59, for additional information.

Questions and Additional Information

        If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please contact D.F. King, our proxy solicitor, by calling toll-free at (866) 342-4882. Intermediaries may call collect at (212) 269-5550.

THE MERGER

        This discussion of the Merger is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A. You should read the entire Merger Agreement carefully as it is the legal document that governs the Merger.

        The Merger Agreement provides that, upon satisfaction or waiver of the conditions to the Merger, Merger Sub will merge with and into the Company, with the Company surviving the Merger. You will not own any shares of the capital stock of the Surviving Corporation.

Merger Consideration

        In the Merger, each outstanding share of our common stock (other than shares that we, Parent or Merger Sub own and Dissenting Shares) will be converted into the right to receive an amount in cash equal to $17.55 per share, without interest and less any applicable tax withholding.

Background of the Merger

        The Board and our senior management regularly review and assess our long-term business plan and strategic alternatives available to us to enhance stockholder value, including potential business combination transactions and, from time to time, members of our senior management meet with senior management of other participants in the engineering and construction services industry to discuss industry developments and trends. Following the completion of our 2016 fiscal year on June 30, 2016, we engaged in the process of developing a five-year strategic plan for fiscal years 2017 through 2021, focused on organic growth and growth from our pending and contemplated acquisitions. The five-year strategic plan that we developed for fiscal years 2017-2021 did not include seeking an acquisition partner for the Company.

        In the spring of 2016, Mr. Vincze and James B. Stephenson, our Chief Strategy Officer, were approached by the head of corporate development of a large international engineering firm ("Bidder A") with a general inquiry about a potential business combination. This inquiry led to an initial meeting in July 2016, among Mr. Vincze and the chief executive officer of Bidder A in Boston. No specific terms of a potential business combination transaction were proposed or discussed at this meeting. Mr. Vincze advised Bidder A that we were not for sale at that time and not interested in pursuing a business combination transaction. As no specific terms had been offered at that point by Bidder A and as we were not considering a sale of the Company, the Board did not meet at that point to discuss any potential transaction proposed by Bidder A.

        Messrs. Vincze and Stephenson attended the Environmental Financial Consulting Group ("EFCG") conference held in New York City between October 19 and 21, 2016. Several members of the management team of Bidder A also attended the EFCG conference, including its head of corporate development. At a meeting between Mr. Vincze and representatives of Bidder A, representatives of Bidder A once again raised the possibility of a business combination with the Company, but no specific terms of a potential business combination transaction were proposed or discussed at this time.

        Between October and December 2016, the chief executive officer of Bidder A contacted Mr. Vincze a number of times to further discuss a potential transaction with the Company, but without offering any specific terms.

        On December 8, 2016, Mr. Vincze met with the chief executive officer of Bidder A in Boston, who told Mr. Vincze he wished to provide a letter of intent to the Company outlining the terms of a transaction to acquire all of our outstanding stock for $13.00 per share. Mr. Vincze advised the chief executive officer of Bidder A of his view that the offered price was not likely to be considered adequate by the Board. On December 13, 2016, Bidder A provided Mr. Vincze with a letter of intent offering to purchase all of our outstanding stock for $14.00 per share. The letter was non-binding, subject to a financing contingency and to completion of due diligence, and requested that we grant exclusivity to negotiate a transaction with Bidder A during the period required to complete such due diligence.

        On December 14, 2016, in response to the December 13, 2016 letter of intent provided by Bidder A, the Board held a telephonic meeting at which all of our directors were present, as well as, at the invitation of the Board, Martin H. Dodd, our General Counsel and Secretary, and representatives of Houlihan Lokey and of the law firm Covington & Burling LLP ("Covington"). At this meeting, the Board decided to undertake a process to evaluate Bidder A's offer and to explore a potential sale or other transaction involving the Company, and authorized our management to retain Houlihan Lokey as our financial advisor in connection with a potential business combination transaction. The Board selected Houlihan Lokey due to its familiarity with the Company, experience advising companies in the engineering and consulting industries and experience advising companies in connection with mergers and acquisitions. The Board decided to retain Covington as its legal advisor, given Covington's longstanding relationship with the Company and prominence in merger and acquisition transactions. In the interests of efficiency and convenience, and to permit members of senior management to interact with representative members of the Board on an expedited basis, the Board also established a special committee (the "Special Committee") to oversee any valuation assessment process, interface with our management and advisors and keep the Board informed on progress thereof. The Special Committee members were directors John A. Carrig (Chair of the Special Committee), F. Thomas Casey, Richard H. Grogan and B. Keith Trent. The Board instructed the Company's legal and financial advisors to assist the Special Committee in connection with the sale process.

        Also at the December 14, 2016 meeting, representatives of Covington explained the duties of our directors under Delaware law in the context of a potential business combination transaction. After discussion, including a discussion of balancing the need to preserve confidentiality, competitive concerns and fundamental value, the Board decided that it would be appropriate to contact other potential interested parties on a confidential basis to seek additional proposals for a business combination or other transaction involving the Company. Representatives of Houlihan Lokey reviewed and discussed with the Board possible ways it could respond to and seek to improve the Bidder A offer and create a process to develop meaningful alternatives. The Board instructed Houlihan Lokey to assist the Company's management in connection with the proposed process and to work with our senior management to develop a list of potential buyers which the Board could authorize our senior management to approach regarding a potential transaction.

        In the second half of December 2016, Houlihan Lokey assisted our senior management in developing a list of potential buyers, which initially included 25 potential financial buyers believed to be potentially interested in an investment in the engineering and construction services industry and believed to be potentially interested and capable of consummating transactions having an enterprise value in excess of $500 million, and five potential strategic buyers in the engineering and construction services industry believed to be potentially interested in and capable of acquiring the Company.

        At a meeting of the Special Committee on January 9, 2017, which, at the request of the Board, was also attended by Messrs. Vincze, Dodd and Stephenson, and by representatives of Houlihan Lokey, the Special Committee received an update from management and Houlihan Lokey regarding the steps being taken with respect to the sale process, and also discussed the list of potential buyers prepared with the assistance of Houlihan Lokey. The Special Committee considered the potential risks of disclosure of sensitive Company information to competitors, general concerns regarding preserving confidentiality, and discussed with Houlihan Lokey the values potential financial buyers and strategic buyers might ascribe to the Company, and decided that it would be appropriate to approach the identified potential financial buyers first, prior to approaching the identified potential strategic buyers.

        During the first half of January 2017, at the request of the Board, Houlihan Lokey contacted 22 of the 25 identified potential financial buyers believed most likely to be interested in acquiring the Company to solicit their interest in receiving information about a potential acquisition opportunity. During that same period, our senior management, with the assistance of representatives of Houlihan Lokey, prepared informational materials that could be provided to prospective buyers. We also established a virtual data room and began to populate it with documents and information about our business in order to permit potential buyers to conduct due diligence.

        During January 2017, 21 of the 22 potential financial buyers approached by Houlihan Lokey at the direction of the Board expressed interest in discussing a potential transaction and entered into non-disclosure and standstill agreements with the Company, which included customary standstill provisions (except that such provisions may have included an exception to the extent necessary to allow such person to make a confidential proposal to the Company or to the Board). These potential buyers were provided with some introductory information regarding the Company including an executive summary and certain "base case" and "acquisition case" financial projections that we developed based on our five-year strategic plan for fiscal years 2017-2021, and a variety of publicly available materials such as annual and quarterly SEC filings, investor presentations and analyst reports.

        In early January, Bidder A entered into a non-disclosure and standstill agreement with us, following which Bidder A was granted access to the virtual data room on January 11, 2017. Over the following weeks, representatives of Bidder A engaged in a review of information regarding the Company, including several in-person due diligence meetings with our representatives.

        In late January 2017 and early February 2017, 16 of the 21 potential financial buyers that had signed non-disclosure and standstill agreements with us participated in meetings with Messrs. Vincze and Stephenson to receive an introductory presentation regarding the Company.

        Each of the potential financial buyers was requested to submit, on February 6, 2017, an initial indication of its interest in an acquisition of the Company, including an indicated range of the enterprise value it would ascribe to the Company.

        At a meeting of the Special Committee on January 23, 2017, which was attended by Messrs. Dodd and Stephenson and which, at the request of the Board, was also attended by representatives of Houlihan Lokey, the Special Committee reviewed the status of the process to-date and considered the feasibility of conducting the due diligence process for multiple bidders at the same time and the risk of disclosure of sensitive Company information to competitors. Representatives of Houlihan Lokey also reviewed and discussed certain preliminary financial analyses with respect to the Company and a potential transaction. After reviewing and discussing the foregoing with the assistance of Mr. Dodd and our financial advisors and considering, among other things, the potential risks of disclosure of sensitive Company information to a competitor, and the opportunity to build a potential platform that could be derived by a financial buyer by acquiring the Company, the Special Committee determined to defer approaching the five previously identified potential strategic buyers until after reviewing the initial indications of interest to be received on February 6, 2017 from the potential financial buyers already contacted.

        On February 6, 2017, six of the potential financial buyers, including NMC, presented preliminary indications of interest. The table below presents the ranges of enterprise values and corresponding implied prices per share reflected by the indications of interest received (in addition, for comparison purposes, to the price per share that had been offered by Bidder A in December 2016 and the corresponding enterprise value derived from that price):

Bidder	Enterprise Value Range	Implied Price Per Share Range
Bidder A (original December 2016 bid)	$514 million (derived from proposed price per share)	$14.00 (as expressly offered by Bidder A)
Bidder B	$506 - $540 million	$13.74 - $14.75
Bidder C	$550 million	$15.04
Bidder D	$535 - $565 million	$14.60 - $15.49
NMC	$525 - $575 million	$14.30 - $15.78
Bidder E	$550 - $600 million	$15.04 - $16.53
Bidder F	$570 - $610 million	$15.64 - $16.82

        Each of the potential financial buyers, including NMC, that submitted a preliminary indication of interest, other than Bidder B, was provided with access to the virtual data room on February 10, 2017.

        On February 13, 2017, the Special Committee met to review the preliminary indications of interest. Messrs. Vincze and Dodd were present and, at the request of the Board, representatives of Houlihan Lokey also attended the meeting. Following a review of the seven preliminary indications of interest received and discussion with the assistance of Houlihan Lokey, the Special Committee determined that the range of value offered by Bidder B was not competitive enough and directed Houlihan Lokey to advise Bidder B that it would not be invited to continue in the process.

        Bidder A, Bidder C, Bidder D, Bidder E, Bidder F and NMC continued their due diligence review of the Company, including review of the materials in the virtual data room and meetings with our representatives. Each bidder remaining in the process was instructed to provide an updated indication of interest to us by February 27, 2017.

        On February 24, 2017, each of Bidder A, Bidder E and Bidder F advised Houlihan Lokey that it was no longer interested in pursuing a potential transaction with the Company.

        During the month of February 2017, Covington prepared an initial draft of a merger agreement providing for a potential transaction. Early in the week of February 20, 2017, the draft form of merger agreement was distributed to the members of the Special Committee for their review and comment. On February 24, 2017, we made available to each potential buyer remaining in the process an initial draft merger agreement for a proposed acquisition of the Company.

        On February 27, 2017, NMC, Bidder C and Bidder D submitted updated indications of interest. In addition, Bidder C submitted preliminary comments on the draft merger agreement. The table below presents the ranges of enterprise values and corresponding implied prices per share reflected by the revised indications of interest received:

Bidder	Enterprise Value Range	Implied Price Per Share Range
Bidder C	$550 - $575 million	$15.04 - $15.78
Bidder D	$550 - $565 million	$15.04 - $15.49
NMC	$600 million	$16.53

        On February 28, 2017, the Board held a meeting in Tampa, Florida, which, at the request of the Board, was also attended by members of management and representatives of Houlihan Lokey and Covington. The representatives of Houlihan Lokey summarized the sale process to date, including the three revised bids received the day before, and reviewed and discussed its preliminary financial analyses with respect to the Company and the three revised bids. Covington again provided the directors with an overview of their fiduciary duties under Delaware law with respect to a potential transaction, and reviewed the proposed terms of the draft merger agreement provided to bidders. Following discussion, the Board decided that we should continue to engage in discussions with all three remaining bidders with an aim of trying to maximize the value offered to our stockholders in a potential transaction, and directed Houlihan Lokey to request each bidder to submit a best and final offer on or about March 24, 2017. After discussing with the assistance of Houlihan Lokey, the Board decided that, in light of the potential premium indications received to date and the Board's belief that there was a low likelihood of a higher bid from a potential strategic buyer, weighed against the risk of harm, competitive or otherwise, to the Company, of approaching potential strategic buyers in the process, that it was not in the best interests of our stockholders to contact potential strategic buyers at that stage of the process. In addition, the Board directed Houlihan Lokey to request each bidder to submit a complete markup of the draft merger agreement during the week of March 13, 2017, in advance of submitting final offers.

        During the first three weeks of March 2017, all three bidders continued their due diligence review of the Company, held multiple calls with our senior management and representatives, and submitted numerous requests for additional information and documents, which we worked to supply. Also during this period, each of the three bidders met in person for one- or two-day due diligence meetings with our senior management in Boston.

        In addition, during this period, Covington engaged in discussions with counsel for each of the bidders regarding the merger agreement and exchanged drafts of the merger agreement with such counsel.

        In advance of the deadline for submission of final bids, at the request of the Board, Houlihan Lokey encouraged each of the bidders to consider strengthening their commitment to provide the required funds to complete the transaction. Specifically, each bidder was encouraged to provide a "full equity backstop" from its fund of the full purchase price in order to enhance the certainty of completion of a transaction. In addition, during the week of March 20, 2017, in response to a request made by Bidder C during that week to extend the deadline for submitting final bids, Houlihan Lokey was directed by the Board to inform each bidder that the bid deadline would be extended to March 27, 2017.

        On March 24, 2017, Kirkland & Ellis LLP ("K&E"), counsel for NMC, submitted a proposed markup of the merger agreement. The proposed merger agreement submitted by NMC did not include a financing condition and incorporated an equity commitment from the Equity Investor to the acquisition vehicle for the full amount of the aggregate merger consideration, and a fund guarantee. K&E also provided drafts of NMC's proposed equity commitment letter, debt commitment letter and guarantee, and a draft of the form of voting and support agreement.

        Late in the day on March 27, 2017, each of the three bidders submitted the financial terms of its bid. In the case of Bidders C and D, the proposed drafts of the merger agreement, equity and debt commitment letters, guarantees, and other ancillary agreements (including in each case a voting and support agreement) followed on March 28, 2017. Each bidder indicated that prior to execution of a definitive merger agreement, it would expect an opportunity to meet with our senior management for preliminary discussions regarding potential post-closing employment arrangements. The proposed merger agreements submitted by Bidder C and Bidder D did not include a financing condition, but did provide for a "leveraged buyout model" of transaction in which the financial sponsor's equity commitment to the acquisition vehicle and related fund guarantee would be for only a portion of the anticipated purchase price, and the draft merger agreement incorporated certain important limitations on the exposure of the financial sponsor in the event the transaction was not completed: in particular, in the event that the debt financing contemplated by the debt financing commitments of the respective potential buyer became unavailable, the exposure of the financial sponsor would be limited to payment to us of a reverse termination fee of less than ten percent of the aggregate merger consideration.

        The table below presents the price per share offered by each bidder in its final bid:

Bidder	Price Per Share
Bidder C	$13.50
Bidder D	$14.75
NMC	$17.55

        On March 28, 2017, the Board met via telephone to discuss the final bids submitted by the three bidders. Also in attendance at the request of the Board were Mr. Dodd and representatives of Houlihan Lokey and of Covington. At that meeting, representatives of Houlihan Lokey reviewed and discussed the final bids from the three potential buyers remaining in the process. While NMC and Bidder D had indicated that they had substantially completed their due diligence, Bidder C indicated that it had not yet completed its diligence. Following discussion, the Board unanimously agreed that the NMC offer was superior to the other proposals both on price and its markup of the draft merger agreement. Accordingly, the Board instructed our management and its advisors to continue to negotiate a transaction with NMC at that point, with an aim to signing the merger agreement by March 30, 2017. In addition, the Board authorized Mr. Vincze to engage in preliminary discussions with representatives of NMC regarding potential post-closing employment arrangements for our senior management.

        Following such instructions, Covington revised the draft of the merger agreement and provided a further mark-up to K&E in the evening of March 28, 2017. Over the next two days, Covington and K&E continued negotiations of the merger agreement and the form of voting and support agreement, and other ancillary documents, and exchanged successive drafts of the documents.

        The Board convened for a telephonic meeting on March 30, 2017, after the U.S. stock markets closed. Also in attendance were Mr. Dodd and representatives of Houlihan Lokey and Covington. At the meeting, Covington reviewed with the Board its fiduciary duties in the context of the proposed Merger. Covington then summarized the material terms of the proposed form of merger agreement. Mr. Vincze then described for the Board his preliminary discussions with representatives of NMC about the proposed approach to post-closing employment arrangements and incentives for senior management. At the request of the Board, Houlihan Lokey then reviewed and discussed its financial analyses with respect to the Company and the proposed Merger, as more fully described under "Opinion of Houlihan Lokey—Summary of Material Financial Analyses." Thereafter, at the request of the Board, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Board dated March 30, 2017), as to, as of such date, the fairness, from a financial point of view, to holders of our common stock, of the Merger Consideration to be received by such holders in the Merger pursuant to the terms of the Merger Agreement. The full text of the written opinion of Houlihan Lokey, which describes, among other things, the assumptions made, procedures followed, other matters considered and limit of review by Houlihan Lokey, is attached as Annex B to this proxy statement.

        At the March 30, 2017 meeting, following discussion and after consultation with Messrs. Vincze and Dodd and the representatives of Houlihan Lokey and Covington, the Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby, were advisable and fair to, and in the best interests of the Company and our stockholders, approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement in accordance with the DGCL, resolved to recommend that our stockholders adopt the Merger Agreement, and took such actions as were necessary to render Section 203 of the DGCL inapplicable to the transactions contemplated by the Merger Agreement and the Voting and Support Agreement. The Board also authorized our executive officers to, in accordance with the Merger Agreement, call a special meeting of our stockholders to vote on the adoption of the Merger Agreement and to establish a time and place for such special meeting and a record date for those stockholders entitled to notice of a vote at such special meeting.

        Later in the evening on March 30, 2017, the Merger Agreement, the Voting and Support Agreement, the Equity Commitment Letter and the Guarantee were executed, and we announced execution of the Merger Agreement before the U.S. stock markets opened on the morning of March 31, 2017.

Reasons for the Merger; Recommendation of the Board

Reasons for the Merger

        At a meeting held on March 30, 2017, the Board unanimously determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and our stockholders, and approved and declared advisable the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement. The Board resolved to recommend that our stockholders adopt the Merger Agreement.

        In evaluating the Merger Agreement and the transactions contemplated thereby, including the Merger, the Board consulted with our management and its outside legal and financial advisors. In the course of reaching its determination that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and our stockholders, and to recommend that our stockholders adopt the Merger Agreement, the Board considered numerous factors and benefits of the Merger, each of which the Board believed supported its unanimous determination and recommendation. As a result, for the reasons set forth below, the Board recommends that our stockholders adopt the Merger Agreement, voting "FOR" the Merger Proposal:

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  Merger Consideration.  The Board considered the fact that the Merger Consideration represents:

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  a premium of approximately 46.9% to the closing price of our common stock on March 30, 2017, which was the last full trading day before the Board approved the Merger Agreement, representing approximately $177.1 million of aggregate value to our stockholders;

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  a premium of approximately 62.0% to the average closing price of our common stock for the trading days during the 30-day period that ended on March 30, 2017;

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  a premium of approximately 64.9% to the average closing price of our common stock for the trading days during the 90-day period that ended on March 30, 2017;

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  a premium of approximately 106.2% to the average closing price of our common stock for the trading days during the 365-day period that ended on March 30, 2017; and

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  the Board's belief that it had obtained Parent's best and final offer, and that, as of the date of the Merger Agreement, the Merger Consideration represented the highest per share consideration reasonably obtainable.

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  Company's Operating and Financial Condition; Prospects of the Company.  The Board considered that the Merger Consideration of $17.55 per share to be received by our stockholders provides greater certainty of value (and less risk) to our stockholders relative to the potential trading price of our common stock over a longer period after accounting for the long-term risks to our business resulting from operational execution risk and evolving industry dynamics.

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  Strategic Process; Parent's Bid was the Highest.  The Board considered its belief that the value offered to our stockholders in the Merger was more favorable to our stockholders than the potential value of remaining an independent public company and that the Merger Consideration obtained was the highest that was reasonably attainable. The Board also considered the process through which we, with the assistance of our financial advisor, engaged in discussions with other interested parties believed to be the most likely candidates to pursue an acquisition of the

    Company over the course of approximately three months, including by approaching 23 parties, executing confidentiality agreements with 22 of them, conducting meetings between management and 17 of those parties, receiving initial indications of interest from seven of them and updated bids from three of them, and then ultimately receiving final bids from those same three parties, of which Parent's bid was the highest, at $17.55, while the final bids of the two other parties were for a price per share of $14.75 and $13.50, respectively.

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  Increase in Share Price.  The Board considered that the Merger Consideration of $17.55 per share was significantly higher than the implied price per share range of $14.30 - $15.78 in the initial indication of interest provided by Parent's affiliate NMC in February 2017, and also significantly higher than the implied price per share range provided by all other six parties who provided initial indications of interest, which together had an implied share price ranging from $13.74 - $16.82.

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  Cash Consideration; Certainty of Value.  The Board considered the fact that the Merger Consideration will be paid in cash, providing certainty, immediate value and liquidity to our stockholders.

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  No Financing Condition and Full Equity Backstop.  The Board considered the fact that the Merger is not subject to a financing condition, and that the Equity Investor committed to fund Parent with up to $665.0 million, which, together with our cash on hand at closing, is expected to be sufficient to cover the aggregate amounts required to pay the Merger Consideration, the amounts payable to holders of Company Equity Awards, the repayment of outstanding indebtedness under the Credit Agreement and payment of other fees and expenses required to be paid pursuant to the Merger Agreement, and that we are entitled, under certain circumstances, to seek specific performance to cause Parent to draw down the full proceeds of the Equity Commitment Letter in connection with the consummation of the Merger.

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  Financial Analysis of the Company's Financial Advisor and Related Opinion.  The Board considered the financial analysis reviewed by Houlihan Lokey with the Board, as well as the oral opinion of Houlihan Lokey rendered to the Board on March 30, 2017 (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Board dated March 30, 2017), as to, as of such date, the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

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  Negotiations with Parent.  The Board considered the benefits that we and our advisors were able to obtain during our negotiations with Parent and that the Merger Agreement was the product of arm's-length negotiations, and contained terms and conditions that were, in the Board's view, advisable and favorable to us and our stockholders.

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  The Merger Agreement.  The Board considered the provisions of the Merger Agreement, including:

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  the agreed exclusions of certain events and conditions from the definition of "Company Material Adverse Effect";

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  our ability under certain circumstances to entertain unsolicited proposals for an acquisition that would reasonably be expected to lead to a "superior proposal";

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  the ability of the Board under certain circumstances to withdraw or modify its recommendation that our stockholders adopt the Merger Agreement, including in connection with a "superior proposal";

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    our right to terminate the Merger Agreement under certain circumstances in order to accept a "superior proposal" and enter into a definitive agreement with respect to such "superior proposal";

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    our and Parent's respective termination rights;

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    the termination fee payable by us under certain circumstances, which the Board believed was reasonable relative to termination fees in transactions of a similar size and determined was unlikely to become payable unless the Board entered into a definitive agreement providing for a "superior proposal";

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    the representations and warranties of the Company, which the Board considered reasonable for a transaction of this nature, and which were in several cases qualified by "Company Material Adverse Effect" and by disclosures made in our SEC filings, and in other cases by knowledge or materiality, or by reference to certain limited time periods;

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    the representations and warranties of Parent and Merger Sub;

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    the covenants and agreements of the parties; and

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    the conditions to closing of the Merger.

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  Timing of Completion.  The Board considered the anticipated timing of the consummation of the transactions contemplated by the Merger Agreement, and the structure of the transaction as an all-cash merger, which should, subject to the satisfaction or waiver of certain closing conditions, allow our stockholders to receive the Merger Consideration in a relatively short timeframe. The Board considered that the potential for closing in a relatively short timeframe could also reduce the amount of time in which our business would be subject to the potential uncertainty of closing and related disruption.

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  Appraisal Rights.  The Board considered the availability of statutory appraisal rights to our stockholders who do not vote in favor of the adoption of the Merger Agreement and otherwise comply with all required procedures under the DGCL.

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  Stockholders' Ability to Reject the Merger.  The Board considered the fact that the Merger is subject to the adoption of the Merger Agreement by the affirmative vote of holders of a majority of the shares of our common stock outstanding and entitled to vote thereon as of the close of business on the record date.

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  Voting and Support Agreement.  The Board considered the fact that the Voting and Support Agreement with Clark Estates terminates in the event that the Merger Agreement is terminated, which would permit Clark Estates to support a transaction involving a "superior proposal."

        The Board also considered a variety of risks and uncertainties and other potentially negative factors in its evaluation of the Merger and the Merger Agreement, including, but not limited to, the following:

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  Delays in or Failure to Complete Merger.  The Merger may be delayed or not be completed, resulting in loss of value to our stockholders and negative impact on our financial position, operations and prospects.

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  Lack of Ongoing Equity Participation for Our Stockholders.  Our stockholders will have no ongoing equity participation in the Company or Parent following the Merger, and our stockholders will cease to participate in our future earnings or growth, if any, and will not benefit from increases, if any, in the value of our common stock following the Merger.

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  Substantial Costs of Merger.  There have been and will continue to be significant costs involved in connection with negotiating the Merger Agreement and completing the Merger (certain of which we will be required to bear), including in connection with the pursuit of regulatory approval and in connection with litigation that could arise in the future in connection with the Merger. In addition, substantial management time and effort have been and will continue to be required to effectuate the Merger, which could result in disruption of our day-to-day operations during the pendency of the Merger.

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  Disruption of Business and Other Relationships.  If the Merger is not consummated, the pendency of the Merger could adversely affect our and our subsidiaries' relationships with (i) our and their respective customers, employees, suppliers, agents and others with whom we and they have business dealings and (ii) governmental entities.

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  Restrictions on Our Operations.  The terms of the Merger Agreement place restrictions on the conduct of our business prior to completion of the Merger, which may delay or prevent us from undertaking business opportunities that may arise prior to completion of the Merger.

  •
  Taxable Transaction for Stockholders.  The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes for many of our stockholders.

  •
  Interest of Our Directors and Executive Officers.  Our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders, including (i) the expectation that certain of our executive officers may enter into agreements with Parent or Merger Sub regarding employment with the Surviving Corporation or regarding the right to purchase or participate in the equity of the Surviving Corporation prior to or following the closing of the Merger, (ii) the accelerated vesting and cash-out of Company Equity Awards held by executive officers and directors, (iii) the obligation to pay transaction bonuses to certain of our executive officers following the completion of the Merger, (iv) our obligation to make cash payments to Mr. Vincze and provide Mr. Vincze with benefit continuation for up to two years following his termination (or a cash payment in lieu thereof) if we terminate his employment for any reason other than death, disability or cause, or he terminates his employment with us for good reason, (v) the payment of cash severance and certain other benefits to our executive officers other than Mr. Vincze if their employment terminates under specified circumstances during specified periods before and after consummation of the Merger, and (vi) continued indemnification and insurance coverage for our directors and executive officers from the Surviving Corporation and Parent under the terms of the Merger Agreement.

  •
  Termination Fee.  The Board considered the possibility that a termination fee may be due to Parent in certain circumstances where the Merger Agreement is terminated.

        After taking into account all of the factors set forth above, as well as others, the Board concluded that the risks, uncertainties, and potentially negative factors associated with the Merger were outweighed by the potential benefits of the Merger to the us and our stockholders. Accordingly, the Board determined that the Merger Agreement, the Merger and the other transactions contemplated thereby are advisable and fair to, and in the best interests of, the Company and our stockholders.

        The foregoing discussion is not intended to be an exhaustive list of the information and factors considered by the Board in its consideration of the Merger, but is merely a summary of the material positive factors and material negative factors considered by the Board in that regard. In view of the number and variety of factors and the amount of information considered, the Board did not find it practicable to make specific assessments of, quantify, or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, the Board did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination, and individual members of the Board may have given different weights to different factors. Based on the totality of the information presented, the Board collectively reached the unanimous decision to approve and adopt the Merger Agreement and the Merger in light of the factors described above and other factors that the Board felt were appropriate. The above explanation of the reasons for the Merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the section entitled "Cautionary Statement Regarding Forward-Looking Information," beginning on page 21.

Recommendation of the Board

        THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER PROPOSAL.

Opinion of Houlihan Lokey

Summary of Opinion

        On March 30, 2017, Houlihan Lokey verbally rendered its opinion to the Board (which was subsequently confirmed in writing by delivery of Houlihan Lokey's written opinion addressed to the Board dated March 30, 2017), as to the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement.

        Houlihan Lokey's opinion was directed to the Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger, any related transaction or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of Houlihan Lokey's opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Annex B to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey's opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Board, the Company, any of our security holders or any other person as to how to act or vote with respect to any matter relating to the Merger.

        In arriving at its opinion, Houlihan Lokey, among other things:

          1.     reviewed a draft, dated March 29, 2017, of the merger agreement;

          2.     reviewed certain of our publicly available business and financial information that Houlihan Lokey deemed to be relevant;

          3.     reviewed certain information relating to our historical, current and future operations, financial condition and prospects that we made available to Houlihan Lokey, including financial projections (and adjustments thereto) prepared by our management relating to the Company;

          4.     spoke with certain members of our management and certain of our representatives and advisors regarding our business, operations, financial condition and prospects, the Merger and related matters;

          5.     compared our financial and operating performance with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;

          6.     considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;

          7.     reviewed the current and historical market prices and trading volume for our common stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

          8.     conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.

        Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, our management advised Houlihan Lokey, and Houlihan Lokey assumed, that the projections which the Company refers to as the projections prepared under the "base case" scenario in the section "The Merger—Selected Company Projections" (the "Base Case Projections") were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to our future financial results and condition. At our direction, Houlihan Lokey assumed that the Base Case Projections provided a reasonable basis on which to evaluate the Company and the Merger and Houlihan Lokey, at our direction, used and relied upon the Base Case Projections for purposes of its analysis and opinion. Houlihan Lokey expressed no view or opinion with respect to the Base Case Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in our business, assets, liabilities, financial condition, results of operations, cash flows or prospects since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analysis or opinion, and that there was no information nor were there any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.

        Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the merger agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the merger agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger would be satisfied without waiver thereof, and (d) the Merger would be consummated in a timely manner in accordance with the terms described in the merger agreement and such other related documents and instruments, without any amendments or modifications thereto. Houlihan Lokey relied upon and assumed, without independent verification, that (i) the Merger would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger would be obtained and that no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Merger or us that would be material to Houlihan Lokey's analysis or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft merger agreement identified above.

        Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of our or any other party's assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise), nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which we were or may have been a party or were or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which we were or may have been a party or were or may have been subject.

        Houlihan Lokey's opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of the opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of the opinion. Houlihan Lokey did not express any opinion as to the price or range of prices at which our common stock could be purchased or sold, or otherwise transferable, at any time.

        Houlihan Lokey's opinion was furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey's prior written consent. Under the terms of its engagement by the Board, neither Houlihan Lokey's opinion nor any other advice or services rendered by it in connection with the Merger or otherwise should be construed as creating, and Houlihan Lokey should not be deemed to have, any fiduciary duty to or agency relationship with the Board, the Company, any of our security holders or creditors or any other person, regardless of any prior or ongoing advice or relationships. The opinion is not intended to be, and does not constitute, a recommendation to the Board, the Company, any of our security holders or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

        Houlihan Lokey's opinion only addressed the fairness, from a financial point of view, to our stockholders, of the Merger Consideration to be received by such holders in the Merger pursuant to the Merger Agreement, and did not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, our security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of our securities, our creditors or any of our other constituencies, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available to us or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of our or any other party's security holders or other constituents vis-à-vis any other class or group of our or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not we, Parent, our or their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, Parent or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any directors, officers or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Board, on the assessments by the Board, us and our and their respective advisors as to all legal, regulatory, environmental, accounting, insurance and tax matters with respect to us, the Merger or otherwise.

        In preparing its opinion to the Board, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey's analyses is not a complete description of the analyses underlying Houlihan Lokey's opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey's opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey's overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey's analyses and opinion.

        In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey's analyses for comparative purposes is identical to the Company or the Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Base Case Projections and the implied reference range values indicated by Houlihan Lokey's analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of companies' assets, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond our control. Much of the information used in, and accordingly the results of, Houlihan Lokey's analyses are inherently subject to substantial uncertainty.

        Neither Houlihan Lokey's opinion nor its analyses were determinative of the Merger Consideration, which was determined through negotiation between the Company and Parent. For additional information about the Board's reasons for recommending that stockholders vote to adopt the Merger Agreement, see "Reasons for the Merger; Recommendation of the Board," beginning on page 37.

Summary of Material Financial Analyses

        The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Board on March 30, 2017. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey's analyses.

        For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including:

  •
  Enterprise Value—generally, the value as of a specified date of the relevant company's outstanding equity securities (taking into account outstanding options and other securities convertible, exercisable or exchangeable into or for equity securities of the company) plus the amount of debt outstanding, preferred stock and non-controlling interests, and less the amount of cash and cash equivalents on its balance sheet.

  •
  Adjusted EBITDA—generally, the amount of the relevant company's earnings before interest, taxes, depreciation and amortization for a specified time period, as adjusted for certain non-recurring items.

        Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of our common stock and the common stock of the selected companies listed below as of March 28, 2017, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the announced transaction equity price and other public information available at the time of the announcement. The estimates of our future financial performance relied upon for the financial analyses described below were based on the Base Case Projections. The estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

        Selected Companies Analysis.    Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant. The selected companies were selected because they were deemed to be similar to the Company in one or more respects, including the nature of their business, size, products, geography and financial performance. Houlihan Lokey identified a sufficient number of companies for purposes of its analysis but may not have included all companies that might be deemed comparable to the Company. The financial data reviewed included:

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the last 12 months, or "LTM Adjusted EBITDA";

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the next fiscal year, or "NFY Adjusted EBITDA"; and

  •
  Enterprise value as a multiple of estimated adjusted EBITDA for the year following the next fiscal year, or "NFY + 1 Adjusted EBITDA."

        The selected companies and corresponding multiples were:

Enterprise Value / Adjusted EBITDA
	LTM	NFY	NFY+1
AECOM	9.0x	9.4x	8.9x
Fluor Corporation	8.0x	7.9x	7.4x
Hill International, Inc.	14.2x	13.7x	11.1x
Jacobs Engineering Group Inc.	10.0x	9.8x	9.1x
KBR, Inc.	18.6x	9.8x	6.5x
McDermott International, Inc.	7.0x	6.6x	6.1x
NV5 Global, Inc.	13.0x	11.7x	9.9x
Tetra Tech, Inc.	12.3x	11.3x	10.1x

        Taking into account the results of the selected companies analysis and Houlihan Lokey's experience and professional judgment, Houlihan Lokey applied selected multiple ranges of 9.5x to 10.5x to our LTM Adjusted EBITDA, 8.5x to 9.5x to our estimated NFY (2016E) Adjusted EBITDA and 8.0x to 9.0x to our estimated NFY + 1 (2017E) Adjusted EBITDA. The selected companies analysis indicated implied reference ranges per share of our common stock of $13.06 to $14.62 based on LTM Adjusted EBITDA, $12.90 to $14.62 based on NFY Adjusted EBITDA and $13.22 to $15.09 based on NFY + 1 Adjusted EBITDA, as compared to the Merger Consideration of $17.55 per share of our common stock in the Merger pursuant to the Merger Agreement.

        Selected Transactions Analysis.    Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The selected transactions were selected because the target companies were deemed to be similar to the Company in one or more respects, including the nature of their business, size, products, geography and financial performance. Houlihan Lokey identified a sufficient number of transactions for purposes of its analysis but may not have included all transactions that might be deemed comparable to the proposed merger. The financial data reviewed included enterprise value as a multiple of LTM Adjusted EBITDA, and the selected transactions and corresponding multiples were:

Date Announced	Target	Acquiror	Transaction Value/ LTM Adj. EBITDA
5/23/16	Wyle Inc.	KBR Holdings, LLC	8.6x
3/29/16	MWH Global, Inc.	Stantec Inc.	9.5x
3/21/16	Ardent Services, L.L.C. and Rabalais	EMCOR Group, Inc.	7.6x
12/7/15	Stork Holding B.V.	Fluor Corporation	7.0x
12/3/15	The Infinity Group	Wood Group PSN, Inc.	N/A
11/2/15	Furmanite Corporation	Team, Inc.	9.2x
10/14/15	Coffey International Limited	Tetra Tech, Inc.	8.2x
10/14/15	Professional Service Industries, Inc.	Intertek Group plc	8.3x
8/25/15	MMM Group Limited	WSP Global Inc.	8.9x
8/14/15	Trinity Consultants, Inc.	Levine Leichtman Capital	12.0x
6/15/15	Environmental Resources	OMERS Private Equity; Alberta	N/A

N/A refers to not available.

        Taking into account the results of the selected transactions analysis and Houlihan Lokey's experience and professional judgment, Houlihan Lokey applied a selected multiple range of 8.5x to 9.5x to TRC's LTM Adjusted EBITDA. The selected transactions analysis indicated an implied reference range per share of our common stock of $11.50 to $13.06, as compared to the Merger Consideration of $17.55 per share of our common stock in the Merger pursuant to the Merger Agreement.

        Discounted Cash Flow Analysis.    Houlihan Lokey performed a discounted cash flow analysis of the Company using unlevered free cash flows based on the Base Case Projections. Based on its experience and professional judgment, Houlihan Lokey applied a range of terminal value multiples of 8.5x to 9.5x to our projected Adjusted EBITDA for the fiscal year ending June 30, 2021 and discount rates ranging from 12.0% to 13.0%. The discounted cash flow analysis indicated an implied reference range per share of our common stock of $15.36 to $17.61, as compared to the Merger Consideration of $17.55 per share of our common stock in the Merger pursuant to the Merger Agreement.

Other Matters

        We engaged Houlihan Lokey to act as our financial advisor in connection with a possible merger, consolidation, business combination, sale or other similar strategic transaction. The Board engaged Houlihan Lokey based on Houlihan Lokey's experience and reputation. Houlihan Lokey is regularly engaged to provide financial advisory services in connection with mergers and acquisitions, financings, and financial restructurings. Pursuant to Houlihan Lokey's engagement by the Company, we are obligated to pay Houlihan Lokey a transaction fee based on the value of the Merger, currently estimated to be approximately $8.5 to $9.0 million, of which $750,000 became payable to Houlihan Lokey upon the rendering of its opinion to the Board and the remainder of which is contingent upon the consummation of the Merger. We have also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain related parties for certain potential liabilities and arising out of Houlihan Lokey's engagement.

        In the ordinary course of business, certain of Houlihan Lokey's employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, us or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to NMC, an affiliate of Parent, or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with NMC (collectively with NMC, the "NMC Group"), including, during the last two years, having provided certain financial advisory services to one or more members of the NMC Group and representing a creditor group that included one or more members of the NMC Group, for which advice and services Houlihan Lokey received aggregate fees of approximately $3.0 million. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to us, Parent, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of its and their respective employees may have committed to invest in private equity or other investment funds managed or advised by NMC, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, us, Parent, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

Selected Company Projections

        We do not as a matter of course make public projections as to future performance, earnings or other results given the unpredictability of underlying assumptions and estimates. However, we provided to the Board and the Special Committee, as well as to NMC and certain other potential buyers, in connection with their due diligence review, certain projections concerning our future financial performance, which our management prepared based on our five-year strategic plan for fiscal years 2017-2021 and in preparation for due diligence by potential buyers.

        The projections were prepared by, and are the responsibility of, our management. They were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States ("GAAP"). Deloitte & Touche LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, examined or performed any procedures with respect to the projections and does not express an opinion or any form of assurance related thereto. The summary of the projections is being included solely to give our stockholders access to certain projections made available to the parties noted above; it is not being included to influence a stockholder's decision whether to approve the Merger Proposal or for any other purpose.

        The projections, while presented with numerical specificity, necessarily were based on numerous variables and assumptions that are inherently uncertain and involve judgments with respect to, among other things, our business, including decisions with respect thereto, and future economic, competitive and financial market conditions, all of which are difficult or impossible to predict and many of which are beyond our control. Because the projections cover multiple years, by their nature, they become subject to greater uncertainty with each successive year. In addition, the projections might be affected by our ability to achieve strategic goals, objectives and targets over the applicable periods. Other than as described below, the projections do not take into account any circumstances or events occurring after the date they were prepared, including the transactions contemplated by the Merger Agreement or the announcement thereof. Furthermore, the projections do not take into account the effect of any failure of the transactions described in the Merger Agreement to occur and should not be viewed as accurate or continuing in that context. The projections are also subject to numerous risks and uncertainties including, but not limited to, the risks and uncertainties described in "Cautionary Statement Concerning Forward-Looking Information," beginning on page 21, including those described further in our Annual Report on Form 10-K for the fiscal year ended June 30, 2016, and subsequent filings made with the SEC.

        Accordingly, there can be no assurance that the projections will be realized, and actual results may vary materially from those shown. The inclusion of the projections below should not be regarded as an indication that we or any of our affiliates, advisors, directors, officers or representatives considered or consider the projections to be predictive of actual future events or events which have occurred since the date of such forecasts, and the projections should not be relied upon as such. None of the Company, Parent or any of our or their affiliates, advisors, directors, officers or representatives can provide any assurance that actual results will not differ materially from the projections, and neither we nor they undertake any obligation to update or otherwise revise or reconcile the projections to reflect circumstances existing after the date they were generated, or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. We do not intend to make publicly available any update or other revision to the prospective financial information, except as otherwise required by law. None of the Company, Parent or any of our or their affiliates, advisors, directors, officers or representatives has made or makes any representation to any of our stockholders or other person regarding our ultimate performance compared to the information contained in the projections or that the projections will necessarily be achieved. We have made no representation to Parent, Merger Sub or their affiliates, in the Merger Agreement or otherwise, concerning the projections.

        In light of the foregoing factors and the uncertainties inherent in the projections, stockholders are cautioned not to place undue, if any, reliance on the projections. The projections should be evaluated, if at all, in conjunction with the information about us contained elsewhere in this proxy statement and the historical financial statements and other information about us contained in our SEC filings.

        Below is a summary of the Base Case Projections that we authorized Houlihan Lokey to use and rely upon for the purposes of advising the Board. The Base Case Projections reflect expected organic growth over the period set forth therein, the assumed completion of our then-pending acquisition of certain assets from Ameresco, Inc. and Applied Energy Group, Inc. and of our then-pending acquisition of Caltrop Corporation, and the assumed integration of those assets and businesses into our operations. The financial model underlying the Base Case Projections was distributed to potential buyers as part of the due diligence process, although the distributed financial model excluded expenses related to stock-based compensation and public company reporting when calculating adjusted EBITDA.

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Net Service Revenue	$534.1	$600.0	$660.5	$715.2	$768.5
Growth %	14.8%	12.3%	10.1%	8.3%	7.5%
Exit Strategy Income	$1.4	$0.1	$0.1	$0.1	$0.1
Cost of Services	$(400.6)	$(445.5)	$(485.7)	$(522.9)	$(559.0)
Gross Profit	$134.9	$154.5	$175.0	$192.3	$209.6
Gross Profit Margin %	25.3%	25.8%	26.5%	26.9%	27.3%
EBITDA(1)	$52.7	$63.2	$72.6	$81.8	$90.9
EBITDA Margin %(1)	9.9%	10.5%	11.0%	11.4%	11.8%
Adjusted EBITDA(1)	$58.2	$63.2	$72.6	$81.8	$90.9
Adjusted EBITDA Margin %(1)	10.9%	10.5%	11.0%	11.4%	11.8%
Adjusted EBITDA Growth %(1)	30.5%	8.6%	14.9%	12.6%	11.1%
Adjusted EBIT(1)	$40.4	$43.7	$53.3	$62.7	$72.1
Adjusted EBIT Margin %(1)	7.6%	7.3%	8.1%	8.8%	9.4%

(1)
The above financial information presents EBITDA, Adjusted EBITDA and Adjusted EBIT as well as margin and/or growth percentages related to EBITDA, Adjusted EBITDA and Adjusted EBIT, all of which are non-GAAP performance measures. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies. EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, and EBITDA margin percent is defined as EBITDA as a percentage of net service revenue. Adjusted EBITDA is defined as EBITDA as adjusted to exclude certain acquisition and integration costs and other transaction-related adjustments, and adjusted EBITDA margin percent is defined as Adjusted EBITDA as a percentage of net service revenue; Adjusted EBITDA growth reflects the percentage growth in Adjusted EBITDA from the prior fiscal year. Adjusted EBIT is defined as earnings before interest expense and taxes, as adjusted to exclude non-cash compensation expense, and Adjusted EBIT margin percent is defined as Adjusted EBIT as a percentage of net service revenue. The following is a reconciliation of EBITDA, Adjusted EBITDA and Adjusted EBIT to gross profit, and the corresponding percentages to comparable GAAP measures; this reconciliation was not distributed to the Board, the Special Committee, NMC or any other potential buyers:

	Fiscal Year Ended June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit	$134.9	$154.5	$175.0	$192.3	$209.6
Total indirect expenses	$(82.4)	$(91.3)	$(102.3)	$(110.5)	$(118.7)
Total direct expenses	$0.2	$0.0	$0.0	$0.0	$0.0

EBITDA	$52.7	$63.2	$72.6	$81.8	$90.9
Acquisition and integration costs	$0.4	$0.0	$0.0	$0.0	$0.0
Other transaction-related adjustments(1)	$5.1	$0.0	$0.0	$0.0	$0.0

Adjusted EBITDA	$58.2	$63.2	$72.6	$81.8	$90.9
Depreciation and amortization	$(17.8)	$(19.5)	$(19.3)	$(19.1)	$(18.8)

EBIT	$40.4	$43.7	$53.3	$62.7	$72.1

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit margin %	25.3%	25.8%	26.5%	26.9%	27.3%
Total indirect expenses margin %	(15.4)%	(15.2)%	(15.5)%	(15.5)%	(15.4)%
Total direct expenses margin %	0.0%	0.0%	0.0%	0.0%	0.0%

EBITDA margin %	9.9%	10.5%	11.0%	11.4%	11.8%
Acquisition and integration costs margin %	0.1%	—	—	—	—
Other transaction-related adjustments margin %(1)	1.0%	—	—	—	—

Adjusted EBITDA margin %	10.9%	10.5%	11.0%	11.4%	11.8%
Depreciation and amortization margin %	(3.3)%	(3.3)%	(2.9)%	(2.7)%	(2.4)%

Adjusted EBIT margin %	7.6%	7.3%	8.1%	8.7%	9.4%

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit growth %	70.98%	14.53%	13.27%	9.89%	9.00%

Total indirect expenses growth %	31.2%	10.8%	1.6%	2.7%	2.1%
Total direct expenses growth %	1507.81%	(5.4)%	0.0%	0.0%	0.0%

EBITDA growth %	1610.0%	19.9%	14.9%	12.6%	11.1%
Acquisition and integration costs growth %	(98.6)%	(1.6)%	—	—	—
Other transaction-related adjustments growth %(1)	(1480.9)%	(9.7)%	—	—	—

Adjusted EBITDA growth %	30.5%	8.6%	14.9%	12.6%	11.1%

(1)
With respect to each of the reconciliation tables above, reflects adjustments to show the effect of our acquisition of certain assets from Ameresco, Inc. and Applied Energy Group, Inc. and our acquisition of Caltrop Corporation as of the beginning of our 2017 fiscal year.

        In addition to the Base Case Projections listed above, we prepared projections based on an "acquisition case" scenario, which reflected the assumptions in the Base Case Projections, as well as the potential incremental effect of six hypothetical acquisitions that were assumed to occur during the five-year projection period (the "Acquisition Case Projections"). We provided the Acquisition Case Projections to the Board and the Special Committee, as well as to NMC and certain other potential buyers, in connection with the early stages of their due diligence review. However, because of the highly speculative nature of the hypothetical acquisitions underlying the Acquisition Case Projections, including whether we would be able to successfully negotiate, finance, complete and integrate such hypothetical acquisitions, the Acquisition Case Projections were not viewed as a realistic estimate of our potential performance over the projection period, and were not authorized for use by Houlihan Lokey for the purposes of preparing its opinion or considered by the Board or the Special Committee in evaluating the Merger Agreement. The Acquisition Case Projections were, rather, specifically prepared to market the Company to potential buyers.

        Below is a summary of the Acquisition Case Projections:

Acquisition Case Projections

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Net Service Revenue	$534.1	$666.6	$898.8	$1,001.9	$1,127.4
Adjusted EBITDA(1)	$69.3	$84.1	$117.7	$133.5	$153.2

(1)
The above financial information presents Adjusted EBITDA, which is a non-GAAP performance measure. The non-GAAP information should not be considered a substitute for financial information presented in accordance with GAAP, and may be different from non-GAAP or other pro forma measures used by other companies. Adjusted EBITDA is defined as earnings before interest expense, taxes, depreciation and amortization, adjusted to exclude stock-based compensation expense and other transaction-related adjustments. The following is a reconciliation of Adjusted EBITDA to a comparable GAAP measure; this reconciliation was not distributed to the Board, the Special Committee, NMC or any other potential buyers:

	Fiscal Year Ending June 30, Dollars in Millions
	2017	2018	2019	2020	2021
Gross profit	$134.9	$154.5	$175.0	$192.3	$209.6
Total indirect expenses	$(78.0)	$(78.8)	$(68.6)	$(71.4)	$(70.5)
Total direct expenses	$0.2	$—	$—	$—	$—

EBITDA	$57.1	$75.7	$106.4	$120.9	$139.1

Stock-based compensation expense	$7.1	$8.4	$11.3	$12.6	$14.2
Other transaction-related adjustments(1)	$5.1	$—	$—	$—	$—

Adjusted EBITDA	$69.3	$84.1	$117.7	$133.5	$153.2

(1)
Reflects adjustments to show the effect of our acquisition of certain assets from Ameresco, Inc. and Applied Energy Group, Inc. and our acquisition of Caltrop Corporation as of the beginning of our 2017 fiscal year; does not reflect adjustments for any hypothetical acquisitions in the "acquisition case."

Financing the Merger

        The Merger is not subject to a financing condition. We anticipate that the total funds needed by Parent and Merger Sub to complete the Merger (including the funds to pay our stockholders and the holders of Company Equity Awards, to pay related fees in connection with the Merger and associated transactions, and to repay or refinance our indebtedness that will be payable as a result of the Merger, including approximately $57.0 million that we expect to be outstanding as of that time under our Credit Agreement), will be approximately $664.0 million, which we expect will be funded through one or more of the following:

  •
  equity financing to be provided to Parent by the Equity Investor or other parties to whom it delegates a portion of its commitment, in an aggregate amount of up to $665.0 million (as further described under "—Equity Commitments" below); and

  •
  cash of the Company expected to be on hand and available at the closing of approximately $2.3 million.

        Parent, Merger Sub and their respective affiliates may also seek to obtain debt financing to fund any portion of the funds required for completion of the Merger.

        We expect that the amounts committed under the Equity Commitment Letter, together with cash of the Company expected to be on hand and available at the closing, will be sufficient to complete the Merger, pay related fees and expenses in connection with the Merger and related transactions and to repay the amount outstanding under the Credit Agreement, but we cannot assure you of that. Those amounts may be insufficient if, among other things, the Equity Investor fails to purchase its committed amount in breach of the Equity Commitment Letter or if our indebtedness or the fees, expenses or other amounts required to be paid in connection with the Merger are greater than anticipated.

Equity Commitments

        Parent has entered into the Equity Commitment Letter with the Equity Investor, pursuant to which the Equity Investor committed to capitalize Parent, contemporaneous with the closing of the Merger, with an aggregate equity financing commitment of up to $665.0 million in cash, subject to the terms and conditions set forth therein, including the contemporaneous closing of the Merger and that all conditions for consummation of the Merger under the Merger Agreement are satisfied or, in the case of conditions to Parent's obligations, validly waived by Parent with the consent of the Equity Investor.

        Under certain circumstances, we are entitled to seek an injunction, specific performance or other equitable relief to prevent breaches (or threatened breaches) of the Merger Agreement and to enforce the terms of the Merger Agreement, and also to cause Parent to draw down the full proceeds of the Equity Commitment Letter in connection with the consummation of the Merger.

        The Equity Commitment Letter will terminate, among other events, upon the closing of the Merger, valid termination of the Merger Agreement, our bringing certain claims against the Equity Investor under the Guarantee, or, as described in the paragraph below, upon the occurrence of an event pursuant to which the Equity Investor's obligations or liabilities under the Guarantee would terminate.

        The Equity Investor provided the Guarantee in favor of the Company, pursuant to which the Equity Investor has agreed to guarantee the payment, if and when required and due, of all of the liabilities and obligations of Parent or Merger Sub under the Merger Agreement, including certain cost and reimbursement obligations specified in the Merger Agreement and monetary damages claimed by the Company pursuant to the Merger Agreement, all of which are subject to an aggregate cap of approximately $38.8 million. The Equity Investor's obligations and liabilities under the Guarantee will terminate, among other events, upon the closing of the Merger, the payment in full by the Equity Investor of the obligations guaranteed under the Guarantee, termination of the Merger Agreement due to our breach of our non-solicitation obligations or in connection with our entry into a definitive agreement providing for a Superior Proposal, or otherwise within 90 days following any other event of termination of the Merger Agreement (provided that the Equity Investor will remain responsible for any valid claims we may assert during such 90-day period and to the extent that we bring a legal proceeding to claim payment thereof).

Debt Financing

        Parent, Merger Sub and their respective affiliates may also finance all or a portion of the amounts required to complete the Merger by conducting a debt financing, which may take the form of a revolving credit facility, a term loan facility, a bridge facility or a note offering. Subject to certain customary exceptions, we have agreed to, and agreed to cause our subsidiaries to, and to use reasonable best efforts to require our and their representatives to, provide to Parent customary and necessary cooperation as reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger.

        For more information regarding the potential debt financing and our obligations with respect to such a financing, see "The Merger Agreement—Financing Cooperation; Marketing Period; Related Indemnification" beginning on page 75.

Interests of Our Directors and Executive Officers in the Merger

        In considering the recommendation of the Board with respect to the Merger Proposal, you should be aware that our directors and executive officers may have certain interests in the Merger that may be different from, or in addition to, the interests of our stockholders generally. The members of the Board were aware of, and considered, these interests, among other matters, in evaluating and negotiating the Merger Agreement and in recommending that our stockholders vote for the Merger Proposal. Our stockholders should take these interests into account when deciding whether to vote for the Merger Proposal. These interests are described in more detail below, and certain of them are quantified within the narrative disclosure and in the tables below.

        The amounts in this section have been calculated assuming that the Effective Time occurs on April 14, 2017, and are based on the other estimates and assumptions described below under "—Golden Parachute Compensation" on page 56, among others provided below. The amounts in this section do not include amounts payable under agreements, plans or arrangements to the extent they do not discriminate in scope, terms or operation in favor of our executive officers.

Ongoing Arrangements with Certain Executive Officers

        As of the date of this proxy statement, none of our executive officers has entered into any agreement with Parent or any of its affiliates regarding employment with, or the right to purchase or participate in the equity of, the Surviving Corporation or one or more of its affiliates. Prior to or following the closing of the Merger, however, we expect that certain of our executive officers may enter into agreements with Parent or Merger Sub regarding employment with the Surviving Corporation. In addition, certain of our executive officers may enter into agreements with Parent or Merger Sub regarding the right to purchase or participate in the equity of the Surviving Corporation, although we do not expect that such equity ownership, if any, individually or in the aggregate, would constitute a material interest in the Surviving Corporation. There can be no assurance that any parties will reach an agreement on any terms, or at all.

Company Equity Awards

        As described below in "The Merger Agreement—Treatment of Common Stock and Company Equity Awards," beginning on page 64, Company Equity Awards will generally vest immediately prior to the Effective Time (with the vesting for PSUs based on actual performance of applicable performance goals for such PSUs, subject to certain adjustments in the event that the closing of the Merger occurs prior to June 30, 2017) and be canceled and converted into the right to receive a specified amount of cash, without interest and less applicable tax withholding, based on the Merger Consideration, except as otherwise agreed in writing between any holder of Company Equity Awards and Parent.

        For an estimate of the value of the unvested Company Equity Awards held by each of our named executive officers that will become vested at the Effective Time, please refer to "Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation," beginning on page 56. Based on the assumptions set forth below, the estimated amount of such consideration that Mr. Stephenson (our only executive officer other than the named executive officers), would receive is approximately $2.2 million.

        Our non-employee directors hold unvested time-based RSUs. The estimated amount of the consideration that our non-employee directors (as a group) would receive, in the aggregate, in respect of their unvested RSUs in connection with the Merger is approximately $1.0 million. For more information on equity holdings of our non-employee directors and named executive officers, see "Security Ownership of Certain Beneficial Owners and Management," beginning on page 92.

Transaction and Completion Bonus Agreements

        We have entered into agreements with Christopher P. Vincze, our Chairman and Chief Executive Officer, Thomas W. Bennet, Jr., our Senior Vice President and Chief Financial Officer, Mr. Dodd, and Mr. Stephenson, for certain cash payments following the closing of the Merger, as described in more detail below.

  Transaction Bonus Agreement with Mr. Vincze

        On March 30, 2017, we entered into a transaction bonus agreement with Mr. Vincze. The agreement provides that Mr. Vincze will be entitled to receive a transaction bonus, less applicable tax withholding, payable in a lump sum within 30 days of the closing of the Merger, subject to Mr. Vincze's assistance in bringing the Merger to successful completion and his continued employment with us through the date of closing of the Merger. Mr. Vincze's transaction bonus will be approximately $5.0 million, calculated as $2.4 million, plus the product of (a) $1.567 million, divided by the average closing price of our common stock on the New York Stock Exchange over the 90 trading days immediately prior to March 30, 2017, multiplied by (b) the Merger Consideration.

  Completion Bonus Agreements with Messrs. Bennet, Dodd and Stephenson

        On April 18, 2017, we entered into a completion bonus agreement with Mr. Bennet, pursuant to which we agreed to pay him a bonus of $640,000, less applicable tax withholding, within 30 days following the closing of the Merger. The completion bonus agreement with Mr. Bennet provides for payment of the completion bonus, provided that (a) he assists in bringing the Merger to a successful completion, (b) he remains in good standing with us through the closing of the Merger, (c) he waives, and releases us from, any payments that could be owed to him under our Change in Control Severance Plan for Key Executives and (d) the closing of the Merger occurs within one year of the execution of his completion bonus agreement.

        On April 5 and 18, 2017, respectively, we entered into completion bonus agreements with Messrs. Stephenson and Dodd. Pursuant to these agreements, we agreed to pay each of Mr. Stephenson and Mr. Dodd completion bonuses of $200,000, less applicable tax withholding, on the first regularly scheduled pay day following closing of the Merger, provided that (a) the executive officer assists in bringing the Merger to a successful completion, (b) the executive officer remains in good standing with us through the date of the closing and (c) the closing occurs within one year of the execution of the executive officer's completion bonus agreement.

Employment Agreement with Christopher Vincze

        Under certain circumstances, Mr. Vincze will also be eligible for additional payments and benefits pursuant to his third amended and restated employment agreement, dated June 28, 2011. Pursuant to his employment agreement, if we terminate Mr. Vincze's employment for any reason other than death, disability, or cause (as defined below) or if Mr. Vincze terminates employment with us for good reason (as defined below) (each a "qualifying termination"), we will make the following payments: (i) lump sum payment six months after a qualifying termination to Mr. Vincze equal to the greater of (a) two and one half times his annual base salary in effect immediately prior to the date of such termination and (b) $1.25 million, (ii) a payment to Mr. Vincze for his pro-rated annual bonus in the fiscal year of termination, based on actual performance, six months after his qualifying termination, (iii) to the extent permitted by law, benefit continuation for a period of two years following his termination (or a lump sum payment six months following his termination if continued coverage cannot be provided), and (iv) Mr. Vincze's automobile allowance for this two-year period in a lump sum six months after his termination. In addition, we will pay Mr. Vincze his accrued base salary and accrued but unused vacation, if any, through the date of such termination. Each of these benefits is further conditioned upon Mr. Vincze's compliance with the non-competition and non-solicitation covenants in his employment agreement during his employment and for one year following his termination and with perpetual confidentiality covenants.

        In the event that we undergo a change of control (as defined below, and which would include the Merger) and Mr. Vincze's employment agreement is not assumed by our successor, Mr. Vincze would receive a lump sum payment six months after the change of control equal to the greater of (a) two and one half times his annual base salary in effect immediately prior to the change of control and (b) $1.25 million.

        Mr. Vincze's employment agreement defines "cause" as (a) any act or omission that constitutes a material breach by Mr. Vincze of any of his obligations thereunder, or under any other material agreement with, or material written policy of, the Company, which act or omission is not cured within 30 days of our providing him with notice of the act, omission, or failure deemed to constitute cause, (b) the failure or refusal by Mr. Vincze to follow any lawful reasonable written direction of the Board, which failure or refusal is not cured within 30 days of our providing him with reasonably detailed written notice of the failure or refusal deemed to constitute cause, (c) Mr. Vincze's conviction of a felony or a crime involving moral turpitude, or his perpetration of a fraud, or (d) any other willful act or omission by Mr. Vincze which we reasonably believe is or will be materially injurious to our financial condition or business reputation of, or is otherwise materially injurious to, which act or omission is not cured within 30 days of our providing him with reasonably detailed written notice of the act or omission deemed to constitute cause.

        Mr. Vincze's employment agreement defines "good reason" as (a) a permanent assignment of Mr. Vincze to a role materially inconsistent with, or which constitutes a material adverse diminution in, his position, duties, responsibilities, or status with us, or a material adverse diminution in his reporting responsibilities, title, or offices, (b) a material breach by us of his employment agreement or any other material agreement between us and Mr. Vincze, or (c) a requirement that Mr. Vincze relocate his principal place of employment to a location outside a radius of 50 miles from our offices, in Lowell, Massachusetts, each upon 30 business days' advance written notice to us and to the extent the claim is not cured within such 30 business-day period.

        Mr. Vincze's employment agreement defines "change of control" as (i) our merger or consolidation with another entity, as a result of which we are not the surviving entity, (ii) the sale of all or substantially all of our assets or all or substantially all of the assets of our wholly owned subsidiaries and (iii) the acquisition, by an entity, person or group of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of our capital stock if, immediately after such acquisition, such entity, person or group is entitled to exercise more than 50% of the outstanding voting power of our capital stock entitled to vote at elections of directors.

Change in Control Severance Plan for Key Executives

        Our CIC Plan provides certain of our key employees, including each of our executive officers other than Mr. Vincze, with certain severance benefits if we terminate the executive officer's employment without cause (as defined below) or the executive officer resigns for good reason (as defined below), in each case during the period beginning six months before a change in control (as defined below), including the closing of the Merger, and ending on the second anniversary of such a change in control (the "Protected Period"). Specifically, within 15 business days of termination without cause of, or resignation for good reason by, any of our non-CEO executive officers during the Protected Period, the executive officer will receive a lump sum payment equal to his total annual compensation (as defined below), accrued but unpaid salary and expenses through the date of such termination or resignation, and any additional amounts owed to him under applicable employment-related legislation or common law doctrine, to the extent the executive officer cannot waive the amounts owed under such legislation or common law doctrine. In addition, on the date of termination or resignation, any unvested stock options or restricted stock held by the executive officer will automatically vest. Payment of severance benefits to any executive officer under the CIC Plan is conditioned upon such executive officer's execution of a general release of claims. As noted above, Mr. Bennet waived his right to any severance benefits under the CIC Plan pursuant to his completion bonus agreement.

        The CIC Plan defines "cause" as the executive officer's willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, or conviction for a felony. No act, or failure to act, on the executive officer's part will be considered (a) "willful" unless he has acted, or failed to act, with an absence of good faith and without a reasonable belief that his action or failure to act was in our best interests, or (b) to establish "cause" unless the Board has first given the executive officer both a written notice detailing the conduct that is alleged to constitute cause, and a reasonable opportunity to justify or cure (if possible) such conduct.

        The CIC Plan defines "good reason" as any of the following events: (a) the requirement that the executive' officer's principal executive function be performed more than 30 miles from his primary office as of July 1, 2013 or any subsequent location to which he has not asserted good reason for resignation, (b) a material reduction in the executive' officer's base compensation as the same may be increased from time to time, other than as part of an across-the-board program affecting all senior officers, (c) our failure to provide the executive officer with compensation and benefits substantially similar to those provided to him under any of the executive benefit plans in which he now or hereafter becomes a participant, or the taking of any action by us which would directly or indirectly reduce any of such benefits or deprive the executive officer of any material fringe benefit enjoyed by him, (d) a material diminution in the executive officer's authority, duties, or responsibilities, (e) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the executive officer reports, (f) a material diminution in the budget over which the executive officer has authority, or (g) any other action or inaction that constitutes a material breach by us of the terms and conditions of the executive officer's employment. In order for such an event to constitute good reason, however, the executive officer must give notice thereof within 90 days of the event's occurrence and we must not have cured it within 30 days following such notice.

        The CIC Plan defines "total annual compensation" as the sum of the following: (a) the executive officer's gross annual base salary as in effect immediately prior to a change in control, (b) the higher of the executive officer's cash bonus at the target level, as established for the fiscal year in which the change in control occurs, and the actual bonus reasonably projected to be earned by the executive officer in such fiscal year absent the change in control, and (c) the cost of all perquisites and benefits for the 12-month period before the change in control (or, if higher, the date of the executive officer's termination without cause or resignation for good cause). "Change in control" has the same meaning as "change of control" in Mr. Vincze's employment agreement.

Future Compensation Actions

        The Merger Agreement allows us to grant stock options, RSUs or PSUs to new hires prior to the completion of the Merger, not to exceed 10,000 shares underlying any individual award and 100,000 shares underlying all such awards in the aggregate. Generally, however, the Merger Agreement does not permit us to change the compensation arrangements of our directors or executive officers during this period except as otherwise disclosed in this proxy statement.

Golden Parachute Compensation

        The information set forth in the table below is intended to comply with Item 402(t) of the SEC's Regulation S-K, which requires disclosure regarding the compensation for each of our named executive officers that is based on, or otherwise may relate to, the Merger.

        Except as otherwise indicated, the amounts included in the tables and footnotes thereto have been calculated based on the estimates and assumptions set forth below.

  •
  Calculations related to the value of unvested Company Equity Awards were based on a price per share equal to $17.55, the Merger Consideration.

  •
  The Effective Time will occur on April 14, 2017. As a result, all Company Equity Awards that are scheduled to vest prior to such date have been excluded from the amounts presented in the tables below. Depending on when the closing date occurs, certain equity based awards shown in the table may vest in accordance with their terms.

  •
  Each named executive officer's employment with us will be terminated without cause as of the Effective Time.

  •
  Payment of any compensation tied to the amount of a cash bonus earned by a named executive officer has been calculated assuming achievement of maximum level performance.

  •
  Payouts of PSUs have been calculated assuming maximum level performance. PSUs have a maximum payout of up to 150% of target based on our earnings before interest, taxes, depreciation and amortization, for the performance period.

        Certain other estimates and assumptions are set forth in the footnotes accompanying the tables. Because the amounts reported in the tables and footnotes are estimates based on multiple estimates and assumptions, which may or may not actually occur, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth in the tables below.

Potential Change in Control Payments to Named Executive Officers

Name	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)	Other ($)	Total ($)
Christopher P. Vincze(3)	7,730,543	12,034,623	118,839	—	19,884,005
Thomas W. Bennet, Jr.(4)	640,000	3,060,501	—	—	3,700,501
John W. Cowdery(4)	808,737	1,468,716	32,315	—	2,309,768
Martin H. Dodd(4)	780,241	1,099,727	40,031	—	1,919,999
James Mayer(4)	809,487	1,249,560	47,323	—	2,106,370

(1)
These amounts include the "single-trigger" transaction or completion bonuses payable to each of Mr. Vincze, Mr. Bennet and Mr. Dodd following the closing of the Merger, provided that each of them remains employed with us through such date and, with respect to Mr. Bennet and Mr. Dodd, that certain other conditions are satisfied. The amounts of such bonuses are $5.03 million with respect to Mr. Vincze, $640,000 for Mr. Bennet and $200,000 for Mr. Dodd. Additional information with respect to these bonuses is presented above under the heading "—Transaction and Completion Bonus Agreements."

These amounts also include the cash payments described in footnotes 3 and 4 below.

(2)
These "single-trigger" amounts relate to the unvested Company Equity Awards held by each named executive officer that will vest immediately prior to the Effective Time and be converted into the right to receive a specified amount of cash based on the Merger Consideration. The estimated compensation the named executive officers would receive in respect of their Company Equity Awards, before applicable tax withholding, is as follows:

	Company Equity Awards
Name	Unvested Stock Options($)	RSUs($)	PSUs($)	Total($)
Christopher P. Vincze	—	5,071,529	6,963,094	12,034,623
Thomas W. Bennet, Jr.	—	1,061,775	1,998,726	3,060,501
John W. Cowdery	—	517,725	950,991	1,468,716
Martin H. Dodd	—	379,080	720,647	1,099,727
James Mayer	—	438,750	810,810	1,249,560
(3)
The amounts reported include $2,700,001 in cash and $118,839 in perquisites and other benefits that we would owe Mr. Vincze if we terminated his employment without cause as of the Effective Time. These amounts are derived from Mr. Vincze's employment agreement, which provides that he will receive the following severance benefits if he is terminated without cause: (a) a lump sum equal to the greater of (i) two and one half times his annual base salary in effect immediately prior to the date of his termination and (ii) $1.25 million, and (b) his accrued base salary, accrued but unused vacation, and pro-rated cash bonus, if any, through the date of termination. Also, to the extent permitted by law, we would be required to provide Mr. Vincze with benefit continuation for a period of two years following the termination, except that we must make a lump sum payment to Mr. Vincze for his automobile allowance during this period. If we are unable to continue Mr. Vincze's benefits following his termination, we must pay the cost of such coverage to Mr. Vincze in a lump sum.

(4)
Each of Mr. Cowdery, Mr. Dodd and Mr. Mayer is eligible for "double-trigger" severance benefits under the CIC Plan upon termination of his employment without cause beginning six months before the closing of the Merger, and ending on the second anniversary of the closing of the Merger. Such benefits would consist of a lump sum payment equal to such named executive officer's total annual compensation, accrued but unpaid salary and expenses through the date of the termination. Because we have assumed that such a termination would coincide with the Effective Time, we have further assumed that there would be no additional benefit from the vesting of Company Equity Awards. Based on the assumptions and estimates set forth in this section, we estimate that we would owe the following benefits to each of these named executive officers if the CIC Plan was triggered:

Name	Cash($)	Perquisites/ Benefits ($)	Total($)
John W. Cowdery	808,737	32,315	841,052
Martin H. Dodd	580,241	40,031	620,272
James Mayer	809,487	47,323	856,810

  These amounts are included in the table entitled "Potential Change in Control Payments to Named Executive Officers" above. As previously noted, Mr. Bennet waived his right to receive severance benefits under the CIC Plan pursuant to his completion bonus agreement.

Indemnification and Insurance

        Pursuant to the terms of the Merger Agreement, our directors and officers will be entitled to certain ongoing indemnification and coverage under directors' and officers' liability insurance policies. See the section entitled "The Merger Agreement—Indemnification; Directors' and Officers' Insurance," beginning on page 83, for a description of such ongoing indemnification and coverage obligations.

Closing and Effective Time of the Merger

        The Merger Agreement provides that the closing of the Merger will take place no later than the third business day following the date on which the last of the conditions to closing of the Merger (described under "The Merger Agreement—Conditions to the Merger," beginning on page 78) has been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed by us and Parent; provided that if the Marketing Period (as described under "The Merger Agreement—Financing Cooperation; Marketing Period; Related Indemnification" beginning on page 75) has not ended at such time, then the closing of the Merger will instead occur on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions at the closing) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days' prior notice to us and (b) the second business day following the final day of the Marketing Period. We currently expect the closing of the Merger to occur by June 30, 2017.

        The Effective Time will occur at the closing of the Merger upon the filing of a certificate of merger with, and acceptance by, the Secretary of State of the State of Delaware (or at such later time as the parties may agree and specify in the certificate of merger).

Payment of Merger Consideration and Surrender of Shares

General

        Prior to or at the Effective Time, Parent or Merger Sub will deposit, or will cause to be deposited, with a reputable bank or trust company to be designated by Parent or Merger Sub and which is reasonably acceptable to us (the "Paying Agent") an amount equal to the aggregate Merger Consideration payable to the holders of our common stock (other than shares that we, Parent or Merger Sub own and Dissenting Shares).

        Promptly, and in any event no later than two business days, after the date of the Effective Time, each stockholder of record of certificated shares of our common stock (other than us, Parent or Merger Sub or holders of Dissenting Shares) will be sent a letter of transmittal and instructions describing how such record holder may exchange his, her or its shares of our common stock for the Merger Consideration.

        Except as noted below with respect to lost, stolen or destroyed stock certificates, if you are a stockholder of record of certificated shares of our common stock, you will not be entitled to receive the Merger Consideration until you surrender your stock certificate or certificates to the Paying Agent and deliver a duly completed and executed letter of transmittal to the Paying Agent, along with any other documents required pursuant to the instructions. If ownership of your shares is not registered in our transfer records, payment will only be made to you if the certificate formerly representing such shares is accompanied by all documents reasonably required to evidence and effect transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

        If you have lost a stock certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the Merger Consideration, you will have to make an affidavit of the loss, theft or destruction, and if required by Parent to post a bond in a customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it, the Surviving Corporation or the Paying Agent with respect to such lost, stolen or destroyed certificate. These procedures will be described in the letter of transmittal and instructions that you will receive, which you should read carefully in their entirety.

        If you are a record holder of book-entry shares of our common stock, you will not be entitled to receive the Merger Consideration until you surrender your book-entry shares along with a letter of transmittal duly completed and executed in accordance with the instructions thereto and any other documents required pursuant to such instructions. Payment of the Merger Consideration with respect to book-entry shares will only be made to the person in whose name those shares are registered.

        No interest will be paid or accrued on the cash payable as the Merger Consideration upon your surrender of shares of our common stock, whether in certificated or book-entry form.

Certain Exchange and Payment Procedures Applicable to Both Holders of Certificated Shares and Holders of Book-Entry Shares

        We, Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold any applicable taxes from the Merger Consideration. Any sum that is withheld will be deemed to have been paid to the holder of shares with regard to whom it is withheld.

        From and after the Effective Time, there will be no transfers on our stock transfer books of shares of our common stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any person presents for transfer to the Surviving Corporation any certificate or book-entry share with respect to our common stock, such certificate or book-entry share will be canceled and exchanged for the Merger Consideration to which such person is entitled pursuant to the Merger Agreement.

        The Surviving Corporation is entitled to request that any portion of the Merger Consideration deposited with the Paying Agent that remains unclaimed by our stockholders for 12 months after the Effective Time be delivered to it (other than shares that we, Parent or Merger Sub own and Dissenting Shares), and thereafter holders of our common stock (other than shares that we, Parent or Merger Sub own and Dissenting Shares) may only look to the Surviving Corporation and Parent for payment of the Merger Consideration (subject to abandoned property, escheat and similar laws). None of the Surviving Corporation, Parent or the Paying Agent will be liable to any of our former stockholders for cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

Regulatory Waiting Period and Approval Required for Merger

        The Merger is subject to the requirements of the HSR Act, which prevents us and Parent from consummating the Merger until required information and materials are furnished to the DOJ and FTC and the HSR Act waiting period is terminated or expires. On April 13, 2017, we and Parent filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. Consequently, the required waiting period is scheduled to expire at 11:59 p.m. on May 15, 2017, unless earlier terminated or the FTC or DOJ extends that period by issuing a request to the parties for additional information.

        For a description of our and Parent's respective obligations under the Merger Agreement with respect to regulatory approvals, see the section of this proxy statement entitled "The Merger Agreement—Efforts to Obtain Regulatory Approval," beginning on page 75.

Material U.S. Federal Income Tax Consequences of the Merger

        The following describes the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) that hold as capital assets their shares of our common stock that are converted into the right to receive cash in the Merger. This discussion is based on the Internal Revenue Code of 1986, as amended, referred to as the Code, its legislative history, existing and proposed regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

        This discussion does not purport to address all aspects of U.S. federal income taxation that might be relevant to our stockholders and does not apply if you received your shares of our common stock in connection with the exercise of employee stock options or otherwise as compensation, hold an equity interest, actually or constructively, in Parent or the Surviving Corporation after the Merger, or have perfected and not withdrawn a demand for, or lost the right to, appraisal under the DGCL. This discussion also does not apply to you if you are an insurance company, a bank, a tax-exempt organization or tax-qualified retirement plan, a financial institution, a broker or dealer, a partnership, S corporation or other pass-through entity, a mutual fund, a trader in securities who has elected the mark-to-market method of accounting, subject to the alternative minimum tax, have a functional currency other than the U.S. dollar or hold our common stock as part of a hedge, straddle, wash sale, constructive sale or conversion transaction.

        For purposes of this discussion, you are a "U.S. holder" if you are a beneficial owner of shares of our common stock and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

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  a domestic corporation;

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  a trust (i) that is subject to the supervision of a court within the United States and all substantial decisions of which are subject to the control of one or more U.S. persons (as defined in section 7701(a)(30) of the Code) or (ii) that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

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  an estate that is subject to U.S. federal income tax on its income regardless of its source.

        If a partnership or any entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner generally will depend on the status and activities of the partner and the U.S. federal income tax treatment of the partnership. A partner of a partnership exchanging shares our common stock in the Merger should consult its tax advisor regarding the U.S. federal, state and local income and any foreign tax consequences of the Merger to such partner.

        This discussion addresses only U.S. holders and does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the treatment of RSUs, PSUs or other equity awards, or any other matters relating to equity compensation or benefit plans.

        This discussion is provided for general information only and does not constitute legal advice to any stockholder. You should consult your own tax advisor regarding the U.S. federal income tax consequences of the Merger in your particular circumstances, as well as any state, local or foreign tax consequences of the Merger.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

        The exchange of shares of our common stock for cash in the Merger will be treated as a taxable sale of the shares for cash for U.S. federal income tax purposes. In general, if you are a U.S. holder and your shares of our common stock are converted into the right to receive cash in the Merger, you will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares and your adjusted tax basis in such shares. Your adjusted tax basis generally will equal the price you paid for the shares. Gain or loss will be determined separately for each block of shares of our common stock that you convert (i.e., shares of common stock acquired at the same cost in a single transaction).

        Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if your holding period for the converted shares exceeds one year at the Effective Time. Long-term capital gain of a non-corporate U.S. holder is generally taxed at preferential rates. There are limitations on the deductibility of capital losses. In addition, a 3.8% tax is imposed on all or a portion of the "net investment income" (within the meaning of the Code) of certain individuals and on the undistributed net investment income of certain estates and trusts. The 3.8% tax generally is imposed on the lesser of (1) your "net investment income" for the relevant taxable year and (2) the excess of your adjusted gross income for the taxable year over a threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). "Net investment income" for this purpose generally will include any gain recognized on the receipt of cash for shares pursuant to the Merger.

Backup Withholding and Information Reporting

        If you are a U.S. holder and your shares of our common stock are converted into the right to receive cash in the Merger, you may be subject to information reporting. In addition, if you are a non-corporate U.S. holder, the cash you receive in exchange for your shares in the Merger will be subject to backup withholding of tax at the statutory rate, unless you (or the relevant other payee) provide a taxpayer identification number, certify that the taxpayer identification number is correct, and otherwise comply with the backup withholding rules. If you are a U.S. holder, you should complete and sign, under penalty of perjury, the Form W-9 attached to the letter of transmittal and return it to the Paying Agent in order to provide the information and certification necessary to avoid backup withholding, unless you otherwise establish in a manner satisfactory to the Paying Agent that an exemption from backup withholding applies to you.

        Backup withholding is not an additional tax. If any amounts were withheld from a cash payment to you pursuant to the Merger under the backup withholding rules, you generally would be able to obtain a refund or a credit against such U.S. holder's U.S. federal income tax liability if you timely furnish the required information to the Internal Revenue Service. U.S. holders are urged to consult their own tax advisors as to qualifications for exemption from backup withholding and the procedure for obtaining the exemption.

Delisting and Deregistration of Our Common Stock

        If the Merger is completed, our common stock will no longer be traded on the NYSE and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Consequences If the Merger Is Not Completed

        If the Merger is not completed, whether because it is not adopted by our stockholders or for any other reason, we will remain an independent public company, and we will remain an SEC reporting company. In addition, our common stock will continue to be listed and traded on the NYSE. Our stockholders will not receive any payment for their shares of common stock in connection with the Merger. Under specified circumstances, we may be required to pay to Parent a fee with respect to the termination of the Merger Agreement, and/or to reimburse Parent and its affiliates for reasonable and documented out-of-pocket fees and expenses as described under "The Merger Agreement—Termination Fee Payable by the Company."

THE MERGER AGREEMENT

        This section describes the material terms of the Merger Agreement. The description of the Merger Agreement in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read the Merger Agreement carefully and in its entirety.

Explanatory Note Regarding the Merger Agreement

        The Merger Agreement and this summary of its terms are included to provide you with information regarding its terms. Factual disclosures about us contained in this proxy statement or in our public reports filed with the SEC may supplement, update or modify the factual disclosures about us contained in the Merger Agreement. The representations, warranties and covenants contained in the Merger Agreement were made only as of specified dates for the purposes of the agreement, were solely for the benefit of the parties to the agreement and may be subject to qualifications and limitations agreed upon by the parties thereto. In particular, in reviewing the representations, warranties and covenants contained in the Merger Agreement and discussed in the foregoing description, it is important to bear in mind that such representations, warranties and covenants were negotiated with the principal purpose of allocating risk between the parties, rather than establishing matters as facts. The representations, warranties and covenants may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by matters contained in the disclosure letter that we delivered to Parent and Merger Sub in connection with the Merger Agreement, which disclosures were not expressly reflected in the text of the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement. Accordingly, stockholders should not rely on such representations, warranties and covenants as characterizations of the actual state of facts or circumstances described therein. Information concerning the subject matter of such representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the parties' public disclosures.

The Merger

        The Merger Agreement provides for the Merger of Merger Sub with and into the Company upon the terms, and subject to the conditions, set forth in the Merger Agreement and in accordance with the DGCL. As the Surviving Corporation, we will continue to exist as a wholly owned subsidiary of Parent following the Merger.

Closing and Effectiveness of the Merger

        The closing of the Merger will take place at 10:00 a.m., New York time, no later than the third business day after the satisfaction or waiver of the last of the conditions as described under "The Merger Agreement—Conditions to the Merger" beginning on page 78, have been satisfied or waived (other than any such conditions that by their nature are to be satisfied at the closing of the Merger, but subject to the satisfaction or waiver of such conditions at the closing), unless another time, date or place is agreed by us and Parent; provided that if the Marketing Period (as described under "The Merger Agreement—Financing Cooperation; Marketing Period; Related Indemnification" beginning on page 75) has not ended at such time, then the closing of the Merger will occur instead on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions at the closing) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two business days' prior notice to us and (b) the second business day following the final day of the Marketing Period.

        The Effective Time will occur at the closing of the Merger upon the filing of a certificate of merger with, and acceptance by, the Secretary of State of the State of Delaware (or at such later time as the parties may agree and specify in the certificate of merger).

Directors and Officers; Certificate of Incorporation; Bylaws

        The board of directors of the Surviving Corporation will, from and after the Effective Time, consist of the directors of Merger Sub immediately prior to the Effective Time, until their respective successors have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. Our officers immediately prior to the Effective Time will, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected, designated or qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

        At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated in its entirety to read as set forth in Exhibit B to the Merger Agreement. The bylaws of the Surviving Corporation will be amended and restated in their entirety to read as set forth in Exhibit C to the Merger Agreement.

        Following the completion of the Merger, our common stock will be delisted from the NYSE and will be deregistered under the Exchange Act. We will no longer be required to file periodic reports, current reports and proxy and information statements with the SEC on account of our common stock.

Treatment of Common Stock and Company Equity Awards

Common Stock

        At the Effective Time, each share of our common stock issued and outstanding immediately prior thereto (other than shares that we, Parent or Merger Sub own and Dissenting Shares) will be automatically converted into the right to receive the Merger Consideration. All shares owned by us, Parent or Merger Sub will be automatically canceled and will cease to exist, and no consideration will be delivered in exchange therefor. Our common stock outstanding immediately prior to the Effective Time and held by a holder of Dissenting Shares pursuant to, and in compliance in all respects with, Section 262 of the DGCL (the "Appraisal Rights") will be entitled to payment of the fair value of such Dissenting Shares in accordance with the appraisal rights described under "Appraisal Rights Under Delaware Law," beginning on page 87, and such Dissenting Shares will automatically be canceled and cease to exist, and such holder will cease to have any rights with respect to such Dissenting Shares other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights. If any of our stockholders fails to perfect or otherwise waives, withdraws or loses the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such stockholder to be paid the fair value of such Dissenting Shares will cease and such Dissenting Shares will be deemed to have been converted as of the Effective Time solely into the right to receive the Merger Consideration.

Company Equity Awards

        The Merger Agreement provides for the following treatment as of Company Equity Awards. All amounts paid pursuant to the settlement of Company Equity Awards at the Effective Time of the Merger will be made by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than the first payroll date that is at least five business days after the closing.

  Stock Options

        Immediately prior to the Effective Time, and except as otherwise agreed in writing between any holder of stock options and Parent, each outstanding, unvested and unexercised option to purchase shares of our common stock will become immediately vested and exercisable in full. At the Effective Time, each outstanding stock option will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of shares for which the option remains outstanding and unexercised immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of the option, without interest and less applicable tax withholding. Any stock option that is outstanding at the Effective Time of the Merger that has an exercise price that is equal to or greater than the Merger Consideration will be canceled without payment.

  Restricted Stock Units

        Immediately prior to the Effective Time, and except as otherwise agreed in writing between any holder of RSUs and Parent, outstanding and unvested RSUs will become immediately vested and all restrictions on such awards will lapse. At the Effective Time, outstanding RSUs will be canceled and converted into the right to receive an amount in cash equal to the product of (i) the total number of RSUs held immediately prior to the Effective Time and (ii) the Merger Consideration, without interest and less applicable tax withholding.

  Performance Stock Units

        Immediately prior to the Effective Time, and except as otherwise agreed in writing between any holder of PSUs and Parent, outstanding PSUs will become vested based on actual achievement of applicable performance goals for such PSUs. If the Effective Time occurs prior to June 30, 2017, the Compensation Committee of the Board will determine in good faith the amounts of PSUs that will vest, by assuming achievement of performance goals for any portion of the applicable performance period that had not been completed, taking into consideration our historical levels of performance with respect to the applicable performance goals. At the Effective Time, vested PSUs will be canceled and converted to the right to receive an amount in cash equal to the product of (i) the total number of vested PSUs held immediately prior to the Effective Time and (ii) the Merger Consideration, without interest and less applicable tax withholding.

Representations and Warranties

        We made various representations and warranties to Parent and Merger Sub in the Merger Agreement that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement, in the disclosure letter that we delivered in connection with the Merger Agreement, or in certain reports filed with the SEC. These representations and warranties relate to, among other things:

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  our or our subsidiaries' due organization, existence and good standing and authority to carry on our businesses;

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  our organizational documents;

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  our capitalization;

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  the absence of liens on our ownership of the equity interests of our subsidiaries;

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  the absence of any options, warrants, calls, preemptive rights, subscriptions or other outstanding rights, agreements, arrangements or commitments of any kind that obligate us or any of our subsidiaries to issue, sell or transfer any shares of capital stock or other securities, or obligating us or any of our subsidiaries to grant, extend or enter into any such rights;

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  the absence of any bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities that have such rights) of us or our subsidiaries;

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  our corporate power and authority to enter into, perform our obligations under, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against us;

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  the declaration of advisability of the Merger Agreement and the Merger by the Board, and the approval of the Merger Agreement and the Merger by the Board;

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  the Board's receipt of the opinion of Houlihan Lokey;

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  required governmental consents, approvals, notices and filings;

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  the absence of (i) conflicts with, or breaches of any provision of, our or our subsidiaries' governing documents, (ii) violations of governmental orders and applicable law and (iii) violations of, breaches of, defaults under, modifications of or creation of liens under certain agreements as a result of our entering into and performing under the Merger Agreement;

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  our SEC filings since January 1, 2014 and the financial statements included therein and the absence of material misstatements or omissions in such filings;

  •
  our disclosure controls and procedures and internal control over financial reporting;

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  the absence since July 1, 2016 of certain changes, effects, developments, circumstances, conditions, states of facts, events, occurrences that would have or would be reasonably expected to have a Company Material Adverse Effect (as described below);

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  the conduct of our business in the ordinary course since July 1, 2016, and our taking since such date of certain material actions;

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  the absence of certain legal proceedings, investigations and governmental orders against us or our subsidiaries;

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  the absence of certain undisclosed liabilities;

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  employee benefit plans;

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  compliance with applicable laws and licenses and absence of certain types of investigations by governmental entities;

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  the inapplicability of any anti-takeover law, including the law set forth in Section 203 of the DGCL to the Merger and the other transactions contemplated by the Merger Agreement;

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  environmental matters;

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  tax matters;

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  labor matters;

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  intellectual property;

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  insurance policies;

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  related party transactions;

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  good title to, and absence of liens on, real property and tangible assets;

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  real property and compliance with lease agreements in respect of real property;

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  compliance with international trade laws and anti-bribery laws since July 1, 2014, and the absence since July 1, 2012 of any conviction or investigation for potential violation thereof;

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  accuracy and truthfulness of the information contained in this proxy statement;

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  material contracts;

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  the absence of any default or breach under or written notice of a third party's intent to terminate, not renew or renegotiate certain of our material contracts and compliance with, and validity and effectiveness of, certain of our material contracts;

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  the absence since July 1, 2014 of certain events, including breaches or violations of law or other requirements by us or our subsidiaries, in each case pertaining to government contracts to which we are a party or a subcontractor at any tier; and

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  the absence of any undisclosed broker's or finder's fees.

        Many of our representations and warranties are qualified by, among other things, exceptions relating to the absence of a "Company Material Adverse Effect," which means any change, effect, development, circumstance, condition, state of facts, event or occurrence that, individually or taken in the aggregate, (i) has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations (financial or otherwise) of us and our subsidiaries, taken as a whole, or (ii) prevents, would materially impede or materially delay our ability to consummate the transactions contemplated by the Merger Agreement on or prior to the Outside Date; provided, however, that for purposes of clause (i), none of the following will be deemed to constitute a Company Material Adverse Effect or taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist:

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  conditions (or changes therein) in any industry or industries in which we and our subsidiaries operate;

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  general legal, tax, economic, political and/or regulatory conditions (or changes therein), including any changes effecting financial, credit or capital market conditions;

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  any generally applicable change in law or GAAP or interpretation of any of the foregoing;

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  conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of March 30, 2017;

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  any adverse change, effect, development, circumstance, condition, state of facts, event or occurrence arising directly from or otherwise directly relating to any action taken by us at the written direction or written request of Parent or any action specifically required to be taken by us, or our failure to take any action that we are specifically prohibited by the terms of the Merger Agreement from taking;

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  except with respect to references in our representations and warranties regarding governmental authorizations or non-contravention in connection with or as a result of the Merger or the transactions contemplated by the Merger Agreement, any effect attributable to the negotiation, execution announcement, pendency or performance of the Merger Agreement and the transactions contemplated thereby (including the Merger), including any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of Parent;

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  changes in our common stock price or the trading volume of our common stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account); and

  •
  our failure to meet any published analyst estimates or expectations of our revenue, earnings or other financial performance or results of operations for any period, in and of itself, or our failure to meet our internal budgets, plans or forecasts of our revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account);

provided, further, for purposes of clause (i), that any effect set forth in the first four bullet points above may be taken into account in determining whether there is, or would be reasonably expected to be, a Company Material Adverse Effect to the extent such change, effect, development, circumstance, condition, state of facts, event or occurrence materially disproportionately affects us and our subsidiaries relative to other participants in the industries in which we and our subsidiaries operate; and, that for purposes of clause (ii), no adverse change, effect, development, circumstance, condition, state of facts, event or occurrence arising directly from or otherwise directly relating to any action taken by us at the written direction or written request of Parent or any action specifically required to be taken by us, or our failure to take any action that we are specifically prohibited, by the terms of the Merger Agreement from taking, will be deemed to constitute a Company Material Adverse Effect or be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist.

        The Merger Agreement also contains various representations and warranties made by Parent and Merger Sub to us that are subject, in some cases, to specified exceptions and qualifications contained in the Merger Agreement. The representations and warranties of Parent and Merger Sub relate to, among other things:

  •
  their due organization, existence, good standing and authority to carry on their businesses;

  •
  their corporate power and authority to enter into, perform their obligations under, and consummate the transactions under, the Merger Agreement, and the enforceability of the Merger Agreement against them;

  •
  required governmental consents, approvals, notices and filings;

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  the absence of (i) conflicts with, or breaches of any provision of, their governing documents, (ii) violations of governmental orders and applicable law and (iii) violations of, breaches of, defaults under, modifications of or creation of a lien under certain agreements as a result of their entering into and performing under the Merger Agreement;

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  the absence of certain legal proceedings, investigations and governmental orders against them;

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  the accuracy and truthfulness of the information supplied by them to us expressly for inclusion or incorporation by reference in this proxy statement;

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  delivery by Parent to us of an executed copy of the Equity Commitment Letter, which is in full force and effect and is a valid and binding obligation of Parent, Merger Sub and the Equity Investor;

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  compliance with the terms of the Equity Commitment Letter and, assuming the satisfaction and compliance of certain covenants and accuracy of certain representations and warranties, the aggregate net proceeds of the commitment by the Equity Investor to provide cash equity in the aggregate amount set forth in the Equity Commitment Letter, together with our and our subsidiaries' available cash on hand, being sufficient for the satisfaction of their obligation under the Merger Agreement;

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  delivery by Parent to us of an executed copy of the Guarantee, which is in full force and effect and is a valid and binding obligation of the Equity Investor, and has not been breached by the Equity Investor;

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  the capitalization of Merger Sub and absence of any activities other than pursuant to consummation of the transactions contemplated in the Merger Agreement;

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  lack of "interested stockholder" status pursuant to Section 203 of the DGCL;

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  lack of agreements between Parent and/or Merger Sub and our stockholders or management (other than the Merger Agreement and the Voting and Support Agreement);

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  the absence of any undisclosed broker's or finder's fees;

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  solvency of the Surviving Corporation after consummation of the Merger and other transactions contemplated under the Merger Agreement; and

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  their acknowledgement as to independent investigation and the absence of reliance upon any representations and warranties not set forth in the Merger Agreement, including with respect to any estimates, projections, predictions, data, financial information, memoranda, presentations or other information provided by us.

        The representations and warranties in the Merger Agreement of each of us, Parent and Merger Sub will not survive the Effective Time.

Covenants Regarding Conduct of Our Business Pending the Merger

        Under the Merger Agreement, we have agreed that, subject to certain exceptions in the disclosure letter we delivered to Parent and Merger Sub in connection with the Merger Agreement, between March 30, 2017 and the Effective Time or the date of termination of the Merger Agreement, unless Parent gives its written consent (which consent cannot be unreasonably withheld, delayed or conditioned) or unless required by the Merger Agreement or applicable law, we and our subsidiaries will use reasonable best efforts to conduct our businesses in all material respects in the ordinary course of business and to preserve intact our material assets, properties, contracts, licenses and business organizations.

        Further, we have agreed that, subject to certain exceptions in the disclosure letter we delivered to Parent and Merger Sub in connection with the Merger Agreement, between March 30, 2017 and the Effective Time or the date of termination of the Merger Agreement, unless Parent gives its written consent (which consent cannot be unreasonably withheld, delayed or conditioned) or unless required by the Merger Agreement or applicable law, we will not, and we will cause our subsidiaries not to, take any of the following actions, directly or indirectly:

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  make changes to our or their organizational documents;

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  adopt or implement any stockholder rights plan or similar arrangement;

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  form a new subsidiary;

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  adjust, split, combine, subdivide, recapitalize or reclassify any shares of our common stock or any other capital stock or other equity interest in us or our subsidiaries;

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  make, authorize, declare, set aside, establish a record date for or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to our common stock or any capital stock of any of our subsidiaries;

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  redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any of our shares of common stock or any other capital stock or equity interests in us or our subsidiaries, except (i) from holders of our options in full or partial payment of any exercise price and any applicable taxes payable upon exercise of such options to the extent required or permitted under the terms thereof, or (ii) from holders of RSUs and PSUs in full or partial payment of any purchase price and any applicable taxes payable by the holder upon the lapse of restrictions on such awards;

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  issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or warrants, calls, commitments or rights of any kind to acquire, any shares of our common stock or other capital stock of, or equity interest in, us or our subsidiaries of any class, or grant to any person any right the value of which is based on the value of our shares of common stock or other capital stock, or equity interests, of us or our subsidiaries, other than certain exceptions related to outstanding Company Equity Awards and certain awards of Company Equity Awards to new hires;

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  acquire any capital stock or other equity interests in any person or any business organization or division of any person or all or substantially all of the assets of any person (or business or division thereof);

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  transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, permit to lapse (other than in accordance with its term), guarantee, exchange, incur or encumber any of its properties or assets, in each case, in excess of $100,000 individually or $500,000 in the aggregate, other than dispositions in the ordinary course of obsolete assets no longer used in the operation of the business;

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  except for borrowings under our Credit Agreement in the ordinary course of business or intercompany loans (i) incur, prepay, issue, syndicate, refinance or assume any long-term or short-term indebtedness, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person that is not our affiliate for borrowed money, (iii) make any loans, advances or capital contributions to, or investments in, any other person, (iv) cancel any indebtedness or waive any claims or rights of substantial value or (v) grant any lien (other than certain liens permitted under the Merger Agreement);

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  except (i) as required by the terms of any benefit plan, agreement or other contract in effect on March 30, 2017, (ii) to effectuate certain actions contemplated by the Merger Agreement, and (iii) for compensation and benefit arrangements for new hires and existing employees in the context of promotion and the payment of cash bonuses based on actual achievement of performance goals for our fiscal year ending on June 30, 2017, in each case in the ordinary course of business, (A) increase the salary or bonus opportunity or other compensation or benefits of any of our or our subsidiaries' employees, directors or consultants (other than salary increases in the ordinary course of business with respect to employees whose compensation does not and would not exceed, on an annualized basis, $200,000), (B) grant any such individual an increase in severance or termination pay, (C) establish, adopt or enter into any collective bargaining agreement, (D) increase the compensation coverage or benefits available under any (or create any new) benefit plan or otherwise modify or amend or terminate any benefit plan, (E) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any of our or our subsidiaries' employees, directors or consultants, or (F) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual or terminate any director, officer, employee or individual consultant, in each case, whose compensation exceeds or would exceed, on an annualized basis, $200,000;

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  incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000, individually or in the aggregate, except those contemplated in our capital expenditures budget previously made available to Parent;

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  enter into any agreement or arrangement that materially limits or otherwise materially restricts us or any of our subsidiaries or, upon completion of the transactions contemplated by the Merger Agreement, Parent or its affiliates or any successor thereto, from engaging or competing in any line of business in which such person is currently engaged or in any geographic area material to the business or operations of such person;

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  change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable law or any governmental entity;

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  make, change or rescind any material tax election, file any amended tax return with respect to any material tax, adopt or change any annual tax accounting period or method of tax accounting, enter into any material closing agreement with respect to taxes, settle any material tax claim or assessment, surrender any right to claim a material tax refund, offset or other reduction in liability, or consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment relating to us or our subsidiaries;

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  settle, waive, release or compromise any (i) professional or general liability claims or workers' compensation claims against us or any of our subsidiaries, other than settlements or compromises of any such claims in the ordinary course of business or where the amount paid in settlement or compromise does not exceed the amounts reserved against such claims in our financial statements (or the notes thereto) included in our annual report on Form 10-K for the fiscal year ending on June 30, 2016; or (ii) other legal proceeding against, any tolling agreement with respect to, or any audit, inquiry or investigation of a governmental entity with respect to us or any of our subsidiaries (including any audit, examination or other proceeding with respect to taxes), other than settlements or compromises (A) where the amount paid in settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate, (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the financial statements (or the notes thereto) included in our annual report on Form 10-K for the fiscal year ending on June 30, 2016 or (C) that would not impose equitable or injunctive relief, material restrictions, effects or obligations on our or our subsidiaries' business;

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  except in the ordinary course of business, enter into, terminate, materially modify or waive any material provision of any of our material contracts or enter into any new contract that would have been a material contract if entered into on or prior to March 30, 2017;

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  adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization for us or any of our subsidiaries (other than the Merger);

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  engage in any transaction with, or enter into any contract with, a related party that would require disclosure under SEC rules;

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  implement or announce any material employee layoffs or location closings;

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  maintain insurance at less than current levels, materially alter or otherwise take any action to materially affect any coverage (including availability of such coverage) with respect to insurance policies or otherwise in a manner inconsistent with past practice; or

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  enter into any written agreement, contract, commitment or arrangement to do any of the foregoing, or authorize in writing any of the foregoing.

        The Merger Agreement does not give Parent, directly or indirectly, the right to control or direct our operations prior to the Effective Time. Prior to the Effective Time, we will exercise, consistent with the terms and conditions of the Merger Agreement, complete control and supervision over our and our subsidiaries' operations.

No Solicitation of Competing Proposals

        Except as permitted by the terms of the Merger Agreement, as described below, we have agreed that the Board (or any committee thereof) will not:

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  withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in each case in a manner adverse to Parent or Merger Sub, or otherwise make any statement or proposal inconsistent with, its recommendation that our stockholders adopt the Merger Agreement (the "Company Board Recommendation");

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  adopt, approve, recommend, endorse or otherwise declare advisable the adoption of a Competing Proposal (as defined below);

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  fail to include the Company Board Recommendation in this proxy statement;

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  following the disclosure or announcement of a Competing Proposal, at Parent's written request, or at any other time following a written request by Parent, fail to reaffirm publicly the Company Board Recommendation within five business days, provided that Parent may only make (i) one such reaffirmation request with respect to each disclosure or announcement of a Competing Proposal prior to our obtaining stockholder approval and (ii) one such reaffirmation request not in connection with the disclosure or announcement of a Competing Proposal;

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  following the commencement of a tender offer or exchange offer relating to our common stock by a person unaffiliated with Parent, fail to reaffirm the Company Board Recommendation and recommend that our stockholders reject such tender offer or exchange offer within five business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the special meeting);

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  resolve, agree or propose to take any of the actions set forth above (each of the actions described in this and the preceding five bullet points, a "Change of Recommendation"); or

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  cause or permit us to enter into any definitive or binding agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement providing for, facilitating or endorsing a Competing Proposal.

        A "Competing Proposal" means, other than the Merger, any inquiry, proposal or offer made by a person or group (other than an inquiry, proposal or offer by Parent or any of its subsidiaries) structured to permit the person or group to acquire or purchase, directly or indirectly, in any single or multi-step transaction or series of related transactions, at least (i) 15% of the (A) consolidated assets (including our subsidiaries' capital stock), revenues or earnings of us and our subsidiaries taken as a whole or (B) total voting power of our capital stock or (ii) 15% of our and our subsidiaries' assets, revenues or earnings taken as a whole, through any merger, consolidation, other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, reorganization, recapitalization, liquidation or dissolution of us or any of our subsidiaries.

        From March 30, 2017 until the Effective Time, we, our subsidiaries and our representatives may not, directly or indirectly:

  •
  solicit, facilitate, initiate or knowingly encourage or induce any inquiry, proposal or offer that constitutes a Competing Proposal or that is reasonably likely to lead to a Competing Proposal;

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  enter into, continue or otherwise participate in any discussions or negotiations regarding, or provide any information or data with respect to, or otherwise cooperate in any way with, a Competing Proposal;

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  approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to a Competing Proposal;

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  enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement (other than an acceptable confidentiality agreement) providing for or facilitating or endorsing a Competing Proposal, or any contract, agreement or arrangement requiring that we abandon, terminate or fail to consummate the transactions contemplated by the Merger Agreement; or

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  furnish any information relating to us or any of our subsidiaries to any person, or to allow any person access to our business, properties, assets, books, records or other information, or to any of our personnel or our subsidiaries' personnel (in each case, other than Parent, its and our affiliates and representatives of the parties and their affiliates).

        Notwithstanding the restrictions on solicitation above, if we receive a bona fide written Competing Proposal from any third party (that did not result from a breach of the non-solicitation provisions of the Merger Agreement, as summarized above) before receiving stockholder approval of the Merger Proposal, we may contact the party making the proposal solely to clarify the terms and conditions thereof. If the Competing Proposal constitutes a Superior Proposal (as described below), or if the Board determines in good faith, after consultation with its outside legal and financial advisors, that the Competing Proposal would reasonably be expected to result in a Superior Proposal, we may (i) furnish non-public information to the person making the Competing Proposal if the person executes an acceptable confidentiality agreement and (ii) engage in discussions or negotiations with the person making the Competing Proposal; provided that if we furnish such information or engage in such discussions, as promptly as reasonably practicable (and in any event within 48 hours) after taking such actions, we must notify Parent in writing of such Superior Proposal or the determination of the Board that the Competing Proposal would reasonably be expected to result in a Superior Proposal, and provide Parent any information concerning us or our subsidiaries not previously provided to Parent. We must also, as promptly as reasonably practicable (and in any event within 48 hours) following the receipt of any written Competing Proposal, provide Parent with the material terms of such Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the person making such Competing Proposal, unless disclosing the identify or such person is prohibited by the terms of a confidentiality agreement with such person. Additionally, we must keep Parent reasonably informed on a reasonably prompt basis (and in any event within 48 hours of any material development) of the status and details (including amendments) of any such Competing Proposal and provide Parent any documents describing or evidencing such Competing Proposal.

        A "Superior Proposal" means any bona fide written Competing Proposal in which each reference to "15%" in the definition of "Competing Proposal" is deemed to be a reference to "50%," and that the Board determines in good faith, after consultation with our financial and legal advisors, and considering such factors as it considers to be appropriate, (i) is more favorable from a financial point of view to us and our stockholders than the transactions contemplated by the Merger Agreement (including any adjustment to the terms and conditions offered in writing by Parent in response to such a proposal or otherwise, and including any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be consummated in accordance with its terms.

        Furthermore, at any time before receiving stockholder approval, the Board may, if it determines in good faith (after consultation with outside counsel) that its failure to do so would be inconsistent with the proper exercise of its fiduciary duties to our stockholders, cause the Company to terminate the Merger Agreement if it has received a Superior Proposal and, concurrently with the termination of the Merger Agreement, it enters into a definitive agreement with respect to the Superior Proposal, so long as we comply with certain terms of the Merger Agreement, including providing 72-hour notice of a prospective termination to Parent and in good faith negotiating, during such 72-hour period, adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable, so that the Competing Proposal would cease to constitute a Superior Proposal prior to entering into a definitive agreement with respect to the Competing Proposal, and then further providing an additional 48-hour notice and such negotiation rights during such 48-hour period upon any changes in the financial or other material terms of such Competing Proposal.

        In addition, at any time before receiving stockholder approval, the Board may, if it determines in good faith (after consultation with outside counsel) that its failure to do so would be inconsistent with the proper exercise of its fiduciary duties to our stockholders, and so long as we comply with certain terms of the Merger Agreement, including by providing notice to Parent (including a reasonably detailed description of the facts and circumstances relating to such Intervening Event) and in good faith negotiating adjustments in the terms and conditions of the Merger Agreement, the Equity Commitment Letter and the Guarantee, as applicable, under the same provisions, notice periods and negotiation rights of Parent that are applicable in connection with a Superior Proposal (as described in the paragraph immediately above) as if such requirements related to an Intervening Event instead of a Superior Proposal, to, following the occurrence of an Intervening Event (as described below): (i) withdraw, change, amend, modify or qualify, or propose publicly to do so, in a manner adverse to Parent or Merger Sub, or make any statement or proposal inconsistent with the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in this proxy statement, (iii) following written request by Parent in the events where Parent may make such a request, fail to reaffirm publicly the Company Board Recommendation within five business days or (iv) resolve, agree or propose to take any of such actions.

        An "Intervening Event" means any change, effect, development, circumstance, condition, state of facts, event or occurrence (other than resulting from our material breach of the Merger Agreement) that was not known to the Board as of or prior to March 30, 2017, and becomes known to the Board prior to stockholder approval of the Merger Proposal; provided that the fact that we meet or exceed any internal or published forecasts or projections for any period, or any change after March 30, 2017, in market price or trading volume of our common stock, will not constitute and will not be taken into account in determining the existence of an Intervening Event (but the underlying reasons for each such event or change may constitute, and may be taken into account in determining whether there has been or there exists, an Intervening Event).

        We are also prohibited from taking any action to exempt any person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision of applicable law), unless in connection with a valid termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal.

Special Meeting of Our Stockholders

        The Merger Agreement requires that, as promptly as reasonably practicable following the date of the Merger Agreement, we convene and hold a special meeting of our stockholders for the initial purpose of obtaining stockholder approval of the Merger Proposal, and to use our reasonable best efforts to cause the meeting to occur as soon as reasonably practicable (and in any event no later than 35 calendar days following (a) the 10th calendar day after we have filed the preliminary proxy statement with the SEC (or if such date is not a business day, the next succeeding business day) if the SEC has not informed us by such date that it intends to review the proxy statement or (b) if by such 10th calendar day, the SEC has informed us that it intends to review the proxy statement, the date on which the SEC confirms that it has no further comments on the proxy statement). We may only adjourn or postpone the special meeting (i) to the extent necessary to ensure that any required supplement or amendment to the proxy statement is provided to our stockholders within a reasonable amount of time in advance of the special meeting, (ii) if as of the time for which the special meeting is originally scheduled there are insufficient shares of our common stock represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the special meeting or (iii) with Parent's written consent.

        The Board has recommended that our stockholders vote to adopt the Merger Agreement and has included that recommendation in this proxy statement. Except as permitted in the Merger Agreement, as discussed above under "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72, the Board will continue to recommend that our stockholders vote in favor of the adoption of the Merger Agreement and use its reasonable best efforts to obtain the requisite approval from our stockholders. Notwithstanding any change in recommendation by the Board, unless the Merger Agreement is terminated in accordance with its terms, the Merger Agreement will be submitted to our stockholders of record at the special meeting for the purpose of adopting the Merger Agreement.

Efforts to Obtain Regulatory Approval

        The Merger Agreement requires us, Parent and Merger Sub to use reasonable best efforts to take all actions necessary, proper or advisable under applicable law or otherwise to consummate the transactions contemplated by the Merger Agreement as promptly as practicable, but in no event later than the Outside Date. Without limiting the foregoing, we have each agreed to use reasonable best efforts to (i) promptly make any and all required applications and filings under the HSR Act and take other actions to cause the expiration or termination of any applicable waiting periods under the HSR Act, (ii) avoid any action or proceeding by a governmental entity (including those required with respect to the HSR Act) in connection with the entry into the Merger Agreement and the consummation of the Merger (including, in the case of Parent, by agreeing to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of our or their respective subsidiaries, and promptly to effect such transaction and to enter into agreements with, and submission to orders of, the relevant government entity giving effect thereto), (iii) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act and any other applicable laws for additional information, documents or other materials received by us, Parent or any of our or their respective subsidiaries from the FTC or DOJ or any other governmental entity in connection with any such applications or filings or the Merger, and (iv) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, the other party in connection with, making any filing under or with respect to the HSR Act or any other applicable laws and any filings, conferences or other submissions related to resolving any investigation or other inquiry by any governmental entity.

Financing Cooperation; Marketing Period; Related Indemnification

Cooperation

        The Merger is not subject to a financing condition. Subject to certain customary exceptions, we have agreed to, and agreed to cause our subsidiaries to, and to use reasonable best efforts to require our and their representatives to, provide to Parent customary and necessary cooperation as reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger, including, among several other actions, (i) assisting with the preparation of presentations, road show materials and offering documents and other documents for use in connection with any such financing, (ii) furnishing Parent and its financing sources with certain financial information regarding us and our subsidiaries, including certain financial statements and pro forma financial information for use in connection with the financing and (iii) assisting Parent and Merger Sub in obtaining corporate and facilities ratings in connection with the financing.

Marketing Period

        Under the Merger Agreement, we have agreed to allow Parent a period of 20 consecutive business days (subject to customary "blackout" dates) to market a debt financing (if any) (the "Marketing Period"). The Marketing Period will begin after we have provided Parent with the financial and other information specified in the Merger Agreement and necessary to satisfy the requirements of any debt commitment letter entered into in connection with a proposed debt financing.

        The Marketing Period will be deemed not to have commenced if after the date of the Merger Agreement and prior to the completion of the Marketing Period any of the following events occurs (and, in each such case, the Marketing Period will restart when such event has ceased to exist):

  •
  we announce an intention to restate any financial statements or financial information required to be included in the financial and other information required to be provided to Parent;

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  our auditors withdraw or advise us in writing that they intend to withdraw any audit opinion issued with respect to our audited financial statements for our three most recently completed fiscal years;

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  the information provided to Parent in connection with a proposed debt financing is no longer compliant in all material respects with the requirements of the SEC's Regulation S-K and Regulation S-X for offerings of debt securities on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities); or

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  we fail to make any required filings with the SEC within the time period required by the Exchange Act containing any financial information that is required to be contained therein or incorporated by reference.

        Although the obligation of Parent and Merger Sub to consummate the Merger is not subject to any financing condition, the Merger Agreement provides that, without Parent's agreement, the closing of the Merger will not occur earlier than the second business day after the expiration of the Marketing Period.

Indemnification

        If the Merger Agreement is terminated, Parent has agreed to reimburse us promptly upon our request for all documented, reasonable out-of-pocket costs and expenses incurred by us, our subsidiaries or representatives in connection with such cooperation, subject to certain specified exceptions. Merger Sub and Parent have also agreed, in the event the closing of the Merger does not occur, on a joint and several basis, to indemnify us, our subsidiaries, our affiliates and our and their representatives against losses suffered or incurred in connection with the financing and certain other actions taken by us, except to the extent such losses arise or result from actual and intentional fraud of, or a willful breach of the Merger Agreement by, us, our subsidiaries and our representatives.

Payoff of Obligations under Credit Agreement

        The Merger Agreement requires us to use reasonable best efforts to deliver to Parent, no later than two business days prior to the Effective Time, a copy of an executed customary payoff letter with respect to all our outstanding obligations under the Credit Agreement, so that such payoff is made immediately prior to, and subject to the occurrence of, the closing of the Merger. As of March 31, 2017, we had approximately $63.4 million outstanding under our Credit Agreement, and we expect to have approximately $57.0 million outstanding immediately prior to the closing of the Merger.

Transaction Litigation

        The Merger Agreement requires us to promptly (and in any event within two business days) notify Parent in writing of any litigation asserted or commenced by, on behalf of or in the name of, against or otherwise involving us, the Board, any committee thereof, and/or any of our directors or officers related to the Merger Agreement, the Merger or other transactions contemplated by the Merger Agreement and keep Parent informed on a reasonably prompt basis with respect to the status of the same. We will give Parent the opportunity to participate in the defense, prosecution, settlement or compromise of any such stockholder litigation and to consult with its counsel regarding the defense, prosecution, settlement or compromise of any such litigation.

Employee Benefits and Service Credit

        From and after the Effective Time, Parent will, and will cause the Surviving Corporation to, honor the benefit plans and compensation arrangements and agreements between us and our employees in accordance with their terms as in effect immediately before the Effective Time. Effective as of the Effective Time and for a period of no less than one year thereafter, Parent will provide, or will cause the Surviving Corporation to provide, to each of our employees who continues to be employed by us or the Surviving Corporation or any subsidiary thereof (the "Continuing Employees"), (i) a base salary or regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided by us to such Continuing Employee immediately prior to the Effective Time, (ii) cash bonus opportunity and cash incentive award compensation opportunity, in each case, at substantially comparable levels provided by us to such Continuing Employee immediately prior to the Effective Time, (iii) severance benefits no less favorable than those provided under our plans as in effect at March 30, 2017, and disclosed to Parent, (iv) employee benefits that are no less favorable in the aggregate than those provided by us to such Continuing Employee (including their dependents) immediately prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent will provide, and will cause the Surviving Corporation to provide, that periods of employment with us (including any current or former affiliate or any predecessor thereof) will be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any Continuing Employee under all employee benefit plans maintained by Parent or a subsidiary thereof for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health and welfare plans.

        For the plan year in which the Effective Time occurs, Parent will, and will cause the Surviving Corporation to, (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions will apply with respect to the Continuing Employees under its or its subsidiaries' health benefits plans, including those of the Surviving Corporation (except to the extent applicable under benefit plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees under any such health plan to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under our benefits plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such Continuing Employee under our or our affiliates' health benefit plans prior to the closing of the Merger during the plan year in which the closing of the Merger occurs for the purpose of determining the extent to which any such Continuing Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any of Parent's or its subsidiaries' health plans (including the Surviving Corporation) for such year. The Merger will not affect any Continuing Employee's accrual of, or right to use, in accordance with our policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

        As of and after the Effective Time, Parent will and will cause the Surviving Corporation and any successor thereto to (i) assume our and our subsidiaries' obligations under the benefit plans, including all vested or accrued benefit obligations to, and contractual rights of our current and former employees (including any such obligations or rights arising in connection with the Merger and any other transactions contemplated by the Merger Agreement), (ii) honor, fulfill and discharge such obligations in accordance with their terms, and (iii) to the extent not paid prior to the closing of the Merger, pay, no later than the deadline set forth in the applicable bonus plan, to all of our employees who are so employed as of the closing of the Merger bonuses under our bonus plans in effect for the fiscal year ending on June 30, 2017, at no less than the actual amount of the bonus earned by and payable to each such employee pursuant to the applicable terms of such bonus plan. Parent has acknowledged that a "change in control" or "change of control" (or the equivalent) will occur upon the Effective Time for purposes of all benefit plans.

        Until the end of the calendar year in which the Effective Time occurs, Parent will cause the Surviving Corporation and any successor thereto to continue to maintain the short-term disability and long-term disability benefit plans, policies, and programs maintained by us immediately prior to the closing of the Merger, at levels of coverage and benefits and subject to terms and conditions that are no less favorable for any individual than the levels of coverage and benefits and the terms and conditions in effect as of immediately prior to the closing of the Merger.

Conditions to the Merger

        The respective obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver, of the following conditions (the "General Closing Conditions"):

  •
  adoption of the Merger Agreement by the holders of a majority of the outstanding shares of our common stock entitled to vote thereon;

  •
  the absence of any statute, rule or regulation that prohibits or makes illegal the consummation of the Merger;

  •
  the absence of any order or injunction of a court of competent jurisdiction in effect that prevents the consummation of the Merger; and

  •
  expiration or termination of any applicable waiting or review periods (or extensions thereof) relating to the Merger under the HSR Act, and obtaining any approvals, clearances or waivers required pursuant thereto.

        The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent) on or prior to the closing date of the Merger of the following additional conditions (the "Company Closing Conditions"):

  •
  our representations and warranties regarding the absence of a Company Material Adverse Effect being true and correct in all respects, as of March 30, 2017, and as of the closing of the merger;

  •
  certain elements of our representations and warranties regarding our and our subsidiaries' capitalization being true and correct as of March 30, 2017, and as of the closing of the merger (except that representations and warranties that by their terms speak specifically as of March 30, 2017, or another date, must be true and correct as of such date), except for de minimis inaccuracies;

  •
  our representations and warranties regarding our organization and qualification, authority to enter into the Merger Agreement, broker fees due in connection with the Merger or the Merger Agreement and takeover statutes applicable to the Merger (i) that are qualified as to materiality or Company Material Adverse Effect being true and correct in all respects and (ii) that are not qualified as to materiality or Company Material Adverse Effect being true and correct in all material respects, in each case of clauses (i) and (ii) as of March 30, 2017, and as of the closing of the Merger (except that representations and warranties that by their terms speak specifically as of March 30, 2017, or another date, must be true and correct as of such date);

  •
  our representations and warranties set forth in the Merger Agreement (other than those noted in the preceding three bullet points) being true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of March 30, 2017, and as of the closing of the Merger (except that representations and warranties that by their terms speak specifically as of March 30, 2017, or another date, must be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

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  our having performed or complied in all material respects with our obligations under the Merger Agreement at or prior to the Effective Time;

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  no change, effect, occurrence, development, circumstance, condition, state of facts or event having occurred since March 30, 2017 that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and

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  Parent's receipt of a certificate signed by our chief executive officer or chief financial officer to the effect that we have satisfied our obligations with respect to the conditions listed immediately above.

        Our obligation to effect the Merger is also subject to the satisfaction (or waiver in writing by us) on or prior to the closing date of the Merger of the following additional conditions (the "Parent Closing Conditions"):

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  the representations and warranties of Parent and Merger Sub regarding their organization and qualification, authority to enter into the Merger Agreement and broker fees due in connection with the Merger or the Merger Agreement (i) that are qualified as to materiality or "material adverse effect" being true and correct in all respects and (ii) that are not qualified as to materiality or "material adverse effect" being true and correct in all material respects, in each case of clauses (i) and (ii) as of March 30, 2017, and as of the closing of the Merger (except that representations and warranties that by their terms speak specifically as of March 30, 2017, or another date, must be true and correct as of such date);

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  the representations and warranties of Parent and Merger Sub (other than those noted in the preceding bullet point) being true and correct in all respects (without giving effect to any qualification as to materiality contained therein) as of March 30, 2017, and as of the closing of the Merger (except that representations and warranties that by their terms speak specifically as of March 30, 2017, or another date, must be true and correct in all respects as of such date), except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay consummation of the transactions contemplated by the Merger Agreement;

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  each of Parent and Merger Sub having performed or complied in all material respects with its obligations under the Merger Agreement at or prior to the Effective Time; and

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  our receipt of a certificate signed by the chief executive officer or the chief financial officer of Parent to the effect that Parent and Merger Sub have satisfied their obligations with respect to the conditions listed immediately above.

        The conditions to each of the parties' obligations to complete the Merger are for the sole benefit of such party.

Termination of the Merger Agreement

        We and Parent may, by mutual written agreement, terminate the Merger Agreement and abandon the Merger at any time prior to the Effective Time, whether before or after the adoption of the Merger Agreement by our stockholders.

        The Merger Agreement may also be terminated and the Merger abandoned, whether before or after the adoption of the Merger Agreement by our stockholders, as follows:

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  by either Parent or us, if:

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  the Effective Time has not occurred by 11:59 p.m. Eastern time on the Outside Date; provided that this termination right will not be available to (i) a party whose breach of any representation, warranty, covenant or agreement set forth in the Merger Agreement has been the primary cause of the Effective Time not occurring prior to the Outside Date and (ii) Parent during the pendency of any proceeding brought by us for specific performance of the Merger Agreement;

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  a governmental entity of competent jurisdiction that is within a jurisdiction material to our business and operations has issued a final, non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or any other transaction contemplated by the Merger Agreement; provided that this termination right will not be available to a party whose breach of any representation, warranty, covenant or agreement in the Merger Agreement has been the primary cause of the issuance of the order, decree or ruling; or

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  the Merger Agreement is not adopted by our stockholders at the special meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken; provided that this termination right will not be available to us if we breach any representation, warranty, covenant or agreement in the Merger Agreement, and such breach has been the primary cause of our failure to obtain stockholder approval at the special meeting or at any adjournment or postponement thereof.

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  by us, if:

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  prior to the Effective Time, Parent or Merger Sub has breached any of its representations, warranties, covenants or agreements in the Merger Agreement, and such breach would result in the General Closing Conditions or the Parent Closing Conditions not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from us or three business days before the Outside Date; provided that this termination right will not be available to us if we are then in material breach of any of our representations, warranties, covenants or agreements in the Merger Agreement such that the General Closing Conditions or the Company Closing Conditions would not be satisfied; or

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  prior to the adoption of the Merger Agreement by our stockholders, the Board (or any committee thereof) has received a Superior Proposal and has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal would be inconsistent with the directors' fiduciary duties, we have complied in all material respects with our obligations with respect to solicitations of Competing Proposals and we enter into a definitive agreement with respect to such Superior Proposal simultaneously with the termination of the Merger Agreement and pay to Parent the termination fee (as described in "The Merger Agreement—Termination Fee Payable by the Company," beginning on page 81), concurrently with such termination.

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  by Parent, if:

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  prior to the Effective Time, we have breached any of our representations, warranties, covenants or agreements in the Merger Agreement, and such breach would result in the General Closing Conditions or the Company Closing Conditions not being satisfied and such breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, it has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from Parent or three business days before the Outside Date; provided that this termination right will not be available if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements in the Merger Agreement such that the General Closing Conditions or the Parent Closing Conditions would not be satisfied; or

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  prior to the adoption of the Merger Agreement by our stockholders, (i) there occurs a Change of Recommendation or (ii) we otherwise breach our obligations with respect to solicitations of Competing Proposals, as described in "The Merger Agreement—No Solicitation of Competing Proposals," beginning on page 72; provided that the exercise of this termination right by Parent must occur within 10 business days of the change in recommendation in the case of (i) or within 10 business days following the date Parent first becomes aware of the breach in the case of (ii).

Termination Fee Payable by the Company

        We will be required to pay Parent a termination fee of approximately $19.4 million (the "termination fee") if the Merger Agreement is terminated under the following circumstances:

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  prior to the adoption of the Merger Agreement by our stockholders,

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  Parent terminates the Merger Agreement in a timely manner because (i) of a Change of Recommendation or (ii) we otherwise breach our obligations with respect to solicitations, as described in "The Merger Agreement—No Solicitation of Competing Proposals"; or

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  we terminate the Merger Agreement because the Board (or any committee thereof) has received a Superior Proposal and has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept the Superior Proposal would be inconsistent with the directors' fiduciary duties, we have complied in all material respects with our obligations with respect to solicitations, and simultaneously with the termination of the Merger Agreement, we enter into a definitive agreement with respect to the Superior Proposal and pay the termination fee to Parent concurrently with such termination.

        In addition, we are required to pay the termination fee if:

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  (i) we or Parent terminate the Merger Agreement because the Effective Time has not occurred by 11:59 p.m. Eastern time on the Outside Date (but in the case of a termination by us, only if at such time Parent would not be prohibited from terminating the Merger Agreement if its breach of any representation, warranty, covenant or agreement has been the primary cause of the Effective Time not occurring prior to the Outside Date), (ii) we or Parent terminate the Merger Agreement because our stockholders do not adopt the Merger Agreement; or (iii) Parent terminates the Merger Agreement because we have breached any of our representations, warranties, covenants or agreements in the Merger Agreement, and such breach results in any of the General Closing Conditions or the Company Closing Conditions not being satisfied and the breach is not curable prior to the Outside Date, or if curable prior to the Outside Date, it has not been cured within the earlier of 30 calendar days after the receipt of notice thereof from Parent or three business days before the Outside Date;

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  any person has publicly disclosed a bona fide Competing Proposal after March 30, 2017 and prior to such termination and such Competing Proposal has not been publicly withdrawn prior to such termination; and

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  during the period commencing on March 30, 2017 and ending 12 months following such termination, we enter into a definitive agreement providing for a Competing Proposal (which Competing Proposal is subsequently consummated, whether during or following such 12-month period) or consummate a transaction contemplated by such Competing Proposal; provided that each reference to 15% in the definition of "Competing Proposal" will be deemed to be a reference to "50%."

        In no event will we be required to pay a termination fee on more than one occasion. If we fail to pay the termination fee, should it become due, in a timely manner, and Parent commences a proceeding that results in a final non-appealable judgment in its favor, we will pay Parent's reasonable and documented out-of-pocket costs and expenses (including attorneys' fees and expenses) in connection with such proceeding, together with interest accruing from the date such payment was required to be made until the actual date of payment, at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

Expenses

        All reasonable out-of-pocket expenses incurred in connection with the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expenses, except that Parent has agreed to pay, whether or not the Merger or any other transaction is consummated, all expenses incurred in connection with (i) any filing with antitrust authorities or in connection with required governmental approvals and (ii) the Paying Agent. Notwithstanding anything to the contrary contained herein, Parent has agreed to pay the amount of any documentary, sales, use, real property transfer, transfer, stamp, recording and other similar taxes, together with any interest thereon, penalties, fines, costs or fees with respect thereto incurred in connection with the Merger Agreement and the transactions contemplated thereby (other than transfer and other similar taxes payable by a third person in connection with the transfer of a share certificate).

Remedies

        No termination of the Merger Agreement will relieve any party to the Merger Agreement of any liability to the other parties resulting from its actual and intentional fraud or for any willful breach of its covenants and agreements in the Merger Agreement. Prior to termination of the Merger Agreement, the non-breaching party will be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement.

        The parties have agreed that Parent's right to receive the termination fee is not a penalty, but rather liquidated damages in a reasonable amount to compensate Parent and Merger Sub in the circumstances in which such termination fee is due and payable. Notwithstanding anything to the contrary in the Merger Agreement, Parent's right to receive payment of the termination fee (together with certain amounts due in connection therewith, such as reasonable out-of-pocket costs to enforce payment of the termination fee) from us will be the sole and exclusive remedy of Parent, its subsidiaries, the Equity Investor, any of Parent's financing sources, or any of their respective former, current or future directors, officers, partners, stockholders, equityholders, controlling persons, managers, members, affiliates, agents or other representatives for the loss suffered as a result of the failure of the Merger to be consummated. Under circumstances where the termination fee is due, upon our payment of the termination fee and any amounts due in connection therewith, none of us, any of our subsidiaries or any of our or their respective former, current or future directors, officers, partners, stockholders, equityholders, controlling persons, managers, members, affiliates, agents or other representatives will have any further liability or obligation relating to or arising out of the Merger Agreement or the Merger.

        Notwithstanding anything to the contrary in the Merger Agreement, the collective monetary damages payable by Parent, its subsidiaries, the Equity Investor, any of Parent's financing sources, or any of their respective former, current or future directors, officers, partners, stockholders, equityholders, controlling persons, managers, members, affiliates, agents or other representatives as a result of breaches under the Merger Agreement, the Guarantee or the Equity Commitment Letter will not exceed an amount equal to $38.76 million in the aggregate for all such breaches (except for our rights to be reimbursed by Parent for expenses as described in "The Merger Agreement—Expenses," on page 82, and our rights to be indemnified by Parent for any costs, expenses or losses in connection with any debt financing, as described in "The Merger Agreement—Financing Cooperation; Marketing Period; Related Indemnification," beginning on page 75, none of which shall be subject to such cap, other than in the case of the Guarantee).

        The limitations above, however, do not limit the right of a party to bring or maintain a legal proceeding (i) for an injunction, specific performance or other equitable relief to the extent otherwise permitted in the Merger Agreement, unless and until the Merger Agreement has been terminated and we have paid the termination fee to Parent in accordance with the Merger Agreement and (ii) against the other parties to the Merger Agreement or their affiliates arising out of or in connection with a breach of the confidentiality agreement between us and Parent; provided that the Merger Agreement does not permit us to receive both monetary damages and a grant of an injunction, specific performance or other equitable relief pursuant to the Merger Agreement.

Indemnification; Directors' and Officers' Insurance

        For a period of six years from the Effective Time, Parent will, and will cause the Surviving Corporation and any successor thereof to, indemnify and hold harmless (and Parent or the Surviving Corporation will, subject to repayment under certain limited circumstances, advance expenses to) our directors, officers and other employees who were subject to indemnification and/or advancement of expenses under our governing documents or indemnification agreements (collectively, the "Covered Persons"). The indemnification and advancement obligations of Parent and the Surviving Corporation will apply with respect to any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, arising out of or pertaining to any action or omission or alleged act or omission in a Covered Person's capacity as our director, officer or employee, the Merger Agreement or the transactions contemplated thereby, to the fullest extent permitted by law. For a period of six years after the Effective Time, and except as required by law, the governing documents of the Surviving Corporation will contain provisions related to indemnification, advancement of expenses and exculpation of Covered Persons no less favorable than the corresponding provisions in our governing documents.

        We are required to (and if we are unable to do so, Parent will cause the Surviving Corporation to) obtain a six-year "tail" insurance policy with respect to the currently existing directors' and officers' liability insurance policies and fiduciary and employment practices liability insurance policies. This policy must be obtained from an insurance carrier with the same or better credit rating as our insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance and must have benefits and levels of coverage that are at least as favorable as our existing policies with respect to matters existing or occurring at or prior to the Effective Time; provided that in no event will we expend in the aggregate an annual premium for such policies in excess of 300% of the annual premiums that we are currently paying for such insurance.

        If we and the Surviving Corporation fail to purchase such policies, then the Surviving Corporation has agreed, and Parent has agreed to cause the Surviving Corporation, to continue to maintain the policies in place as of March 30, 2017, with benefits and levels of coverage at least as favorable as in our policies of as March 30, 2017, or to use reasonable best efforts to purchase comparable policies, in each case, for the six-year period following the Effective Time. In no event will Parent or the Surviving Corporation be required to expend in the aggregate for such policies an annual premium amount in excess of 300% of the annual premium amount we were paying for such insurance as of March 30, 2017. If the annual premium amount for such coverage exceeds such amount, the Surviving Corporation must obtain a policy with the greatest coverage available for a cost that does not exceed such amount.

        Covered Persons have certain third party beneficiary rights under the provisions of the Merger Agreement relating to their indemnification.

Modification and Amendment of Merger Agreement

        Subject to applicable law and except as otherwise provided in the Merger Agreement, the parties to the Merger Agreement may agree in writing to modify, amend or supplement the Merger Agreement before or after adoption of the Merger Agreement by our stockholders. Following adoption of the Merger Agreement by our stockholders, however, the parties will not be permitted to amend the Merger Agreement in a manner requiring stockholder approval without obtaining further stockholder approval for the amendment. In addition, if Parent, Merger Sub or their respective affiliates uses debt financing in connection with the Merger, a modification, waiver or termination of certain limited provisions of the Merger Agreement will also require the prior written consent of the financing sources (which consent may not be unreasonably withheld, conditioned or delayed) to the extent the modification, waiver or termination is adverse in any material respect to those financing sources.

MERGER COMPENSATION ADVISORY VOTE

        In accordance with Section 14A of the Exchange Act and SEC rules issued thereunder, our stockholders may cast a non-binding, advisory vote to approve compensation that may be paid or become payable to our named executive officers in connection with the Merger, as disclosed in the table entitled "Potential Change in Control Payments to Named Executive Officers" on page 57, under "The Merger—Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation," including the footnotes to the table and the related narrative section.

        At the special meeting, the following resolution will be submitted to a non-binding, advisory vote of our stockholders:

  RESOLVED, that the compensation that may be paid or become payable to the Company's named executive officers, in connection with the Merger, and the agreements or understandings pursuant to which such compensation may be paid or become payable, in each case as disclosed pursuant to Item 402(t) of Regulation S-K in the table in the section entitled "Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation—Potential Change in Control Payments to Named Executive Officers" and the footnotes thereto and related narrative section, are hereby APPROVED.

Vote Required and Recommendation of the Board

        The vote on this proposal is a vote separate from the vote on the Merger Proposal. Accordingly, you may vote "FOR" the approval of the Merger Proposal and "AGAINST" the Merger Compensation Proposal, and vice versa. Approval of the Merger Compensation Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock that are present at the special meeting, whether in person or by proxy, and entitled to vote thereon. However, because the vote on the Merger Compensation Proposal is advisory in nature, it will not be binding on us or on Parent. Approval of the Merger Compensation Proposal is not a condition to the closing of the Merger, and the failure of our stockholders to approve the Merger Compensation Proposal will have no effect on the vote to adopt the Merger Agreement. Compensation to be paid in connection with the Merger will be payable, regardless of the outcome of this advisory vote, if the Merger Agreement is adopted (subject only to the contractual conditions applicable thereto).

        THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE MERGER COMPENSATION PROPOSAL.

 ADJOURNMENT OF THE SPECIAL MEETING

        Our stockholders may be asked to adjourn the special meeting to a later date or time if necessary, to solicit additional proxies if there are insufficient votes at the time of the adjournment to adopt the Merger Agreement. The vote on this proposal is separate and apart from the vote to adopt the Merger Agreement.

Vote Required and Recommendation of the Board

        Approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock present in person or represented by proxy and entitled to vote on the matter at the special meeting. A vote on the Adjournment Proposal does not require the presence of a quorum.

        THE BOARD UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE "FOR" THE ADJOURNMENT PROPOSAL.

 APPRAISAL RIGHTS UNDER DELAWARE LAW

        If the Merger is completed, our stockholders will be entitled to appraisal rights under Section 262 of the DGCL ("Section 262"), provided that they comply with the conditions established by Section 262.

        This section is intended to provide a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. However, this summary is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to the text of Section 262, which is attached to this proxy statement as Annex C. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Failure to follow precisely any of the statutory procedures set forth in Section 262 may result in a termination or waiver of appraisal rights.

        A stockholder of record who makes the demand described below with respect to some or all of such stockholder's shares, who continuously holds such shares through the Effective Time, who submits a written demand for appraisal to us and otherwise complies with the statutory requirements of Section 262, and who does not submit a proxy or vote in favor of the Merger Proposal or consent thereto in writing will be entitled to an appraisal by the Court of Chancery, of the fair value of his, her or its shares of our common stock in lieu of the Merger Consideration that such stockholder would otherwise be entitled to receive pursuant to the Merger Agreement.

        Because the Merger Agreement is to be submitted for adoption at the special meeting, Section 262 requires that we notify stockholders that appraisal rights will be available at least 20 days prior to the meeting and include in such notice a copy of Section 262. This proxy statement constitutes our notice to our stockholders that appraisal rights are available in connection with the Merger, and a copy of Section 262 is attached to this proxy statement as Annex C.

        Stockholders who desire to exercise their appraisal rights must satisfy all of the conditions of Section 262.

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  A written demand for appraisal of shares of our common stock must be delivered to us before the taking of the vote on the Merger Proposal at the special meeting. This written demand must reasonably inform us of the identity of the stockholder as well as the stockholder's intention to demand an appraisal of the "fair value" of such stockholder's shares. A stockholder's failure to make the written demand prior to the taking of the vote on the adoption of the Merger Agreement at the special meeting will result in the loss of appraisal rights.

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  The written demand for appraisal of shares of our common stock must be in addition to and separate from a vote against the Merger Proposal or an abstention from such vote or failure to vote in favor of the Merger Proposal. If you sign and return a proxy card that does not contain voting instructions, or submit a proxy by telephone or through the Internet that does not contain voting instructions, you will effectively waive your appraisal rights because such shares represented by the proxy will, unless the proxy is revoked, be voted for the Merger Proposal. Accordingly, stockholders electing to exercise their appraisal rights must not vote "FOR" the Merger Proposal. A proxy or vote marked "AGAINST" or "ABSTAIN" as to the Merger Proposal in and of itself will not constitute a written demand for appraisal within the meaning of Section 262.

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  A demand for appraisal must be executed by or for the stockholder of record, fully and correctly, and must state that the person intends to demand appraisal of his, her or its shares in connection with the Merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, the demand must be executed by or for the fiduciary. If the shares of our common stock are owned by or for more than one person, as in a joint tenancy or tenancy in common, the demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify such record owner or owners and expressly disclose the fact that, in exercising the demand, he or she is acting as agent for the record owner or owners. A person having a beneficial interest in our common stock held of record in the name of another person, such as a broker or nominee, must act promptly to cause the holder of record to follow the steps summarized herein in a timely manner to perfect whatever appraisal rights the beneficial owner may have. A holder of record who holds shares as nominee for several beneficial owners may exercise appraisal rights with respect to the shares of our common stock held for one or more beneficial owners while not exercising such rights with respect to the shares held for other beneficial owners; in such case, the written demand should set forth the number of shares as to which appraisal is sought. If the number of shares of our common stock is not expressly stated, the demand will be presumed to cover all shares held in the name of the record owner. If our common stock is held through a broker that in turn holds our common stock through a central securities depository nominee such as Cede & Co., a demand for appraisal of such common stock must be made by or on behalf of the depository nominee and must identify the depository nominee as holder of record.

        A stockholder who elects to exercise appraisal rights should mail or deliver his, her or its written demand to TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095, Attention: Corporate Secretary.

        Within 10 days after the Effective Time, the Surviving Corporation must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted in favor of the Merger Proposal.

        Within 120 days after the Effective Time, either the Surviving Corporation or any stockholder who has complied with the required conditions of Section 262 may file a petition in the Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of our common stock held by all stockholders seeking to exercise appraisal rights. We have no present intent to file an appraisal petition, and stockholders seeking to exercise appraisal rights should not assume that the Surviving Corporation will file such a petition or that we or the Surviving Corporation will initiate any negotiations with respect to the fair value of such shares. Accordingly, stockholders who desire to have their shares of our common stock appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262.

        Failure to file a petition for appraisal within the time period specified in Section 262 will result in a loss of appraisal rights.

        Within 120 days after the Effective Time, any stockholder who has satisfied the applicable requirements of Section 262 will be entitled, upon written request, to receive from us a statement setting forth the aggregate number of shares of our common stock not voted in favor of the Merger Proposal and with respect to which we received demands for appraisal and the aggregate number of holders of such shares. Such statement must be mailed within 10 days after the stockholder's request has been received by the Surviving Corporation or within 10 days after the expiration of the period for the delivery of demands as described above, whichever is later.

        If a petition for an appraisal is timely filed and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated, within 20 days after such service, to file in the Office of the Register in Chancery (the "Register"), a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of our common stock and with whom agreements as to the value of such shares have not been reached. The Register, if ordered by the Court of Chancery, shall provide notice of the time and place fixed for a hearing on the petition by registered or certified mail to the Surviving Corporation and to the stockholders shown on such list. At the hearing, the Court of Chancery will determine which stockholders are entitled to appraisal rights. The Court of Chancery may require the stockholders who have demanded an appraisal for their shares of our common stock and who hold such stock represented by certificates to submit their certificates of stock to the Register for notation thereon of the pendency of the appraisal proceedings; if any stockholder fails to comply with such direction, the Court of Chancery may dismiss the proceedings as to such stockholder. In the case of the Merger, the Court of Chancery will dismiss the proceedings as to all holders of our shares who would be otherwise entitled to appraisal rights unless (a) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (b) the value of the Merger Consideration provided in the Merger for such total number of shares exceeds $1 million.

        Where proceedings are not dismissed, the Court of Chancery will appraise the shares of our common stock owned by such stockholders, determining the fair value of such shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the fair value has been determined, the Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of our common stock. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, except as described below, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. However, at any time before the entry of judgment, the Surviving Corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest will accrue thereafter as provided herein only upon the sum of (a) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Delaware Court of Chancery and (b) interest theretofore accrued, unless paid at that time.

        Although the Board believes that the consideration being provided to our stockholders in connection with the Merger is fair, no representation is made as to the outcome of the appraisal of fair value as would be determined by the Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Moreover, we do not anticipate offering more than the Merger Consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of a share of our common stock is less than the Merger Consideration. In determining fair value, the Court of Chancery is required to take into account all relevant factors. The Delaware Supreme Court has stated that in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which shed any light on the future prospects of the merged corporation. Section 262 provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." The Delaware Supreme Court has held that such exclusion is a "narrow exclusion that does not encompass known elements of value," but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. Indeed, "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." In addition, Delaware courts have held that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder's exclusive remedy.

        The cost of the appraisal proceeding may be determined by the Court of Chancery and imposed upon the dissenting stockholder(s) and/or the Surviving Corporation as the Court of Chancery deems equitable under the circumstances. Each dissenting stockholder is responsible for his, her or its attorneys' and expert witness fees and expenses, although, upon application of a dissenting stockholder, the Court of Chancery may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including without limitation reasonable attorneys' fees and the fees and expenses of experts, be charged pro rata against the value of all shares of our common stock entitled to appraisal.

        At any time within 60 days after the Effective Time, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party will have the right to withdraw his, her or its demand for appraisal and to accept the Merger Consideration by delivering to us a written withdrawal of the demand for appraisal. After this period, a stockholder may withdraw his, her or its demand for appraisal and receive payment for his, her or its shares as provided in the Merger Agreement only with the written consent of the Surviving Corporation. No appraisal proceeding in the Court of Chancery will be dismissed without the approval of the Court of Chancery as to any stockholder who commenced or joined such proceeding as a named party, and such approval may be conditioned upon such terms as the Court of Chancery deems just. If we do not approve a request to withdraw a demand for appraisal when that approval is required, or if the Court of Chancery does not approve the dismissal of an appraisal proceeding when that dismissal is required, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be more or less than, or equal to, the Merger Consideration. If no petition for appraisal is filed with the Court of Chancery within 120 days after the Effective Time, a stockholder's rights to appraisal (if available) will cease and he, she or it will be entitled to receive the Merger Consideration for his, her or its shares pursuant to the Merger Agreement as if he, she or it had not demanded appraisal of his, her or its shares. Inasmuch as neither we nor the Surviving Corporation have any obligation to file such a petition, any stockholder who desires a petition to be filed is advised to file it on a timely basis.

        Failure by any stockholder to comply fully with the procedures described above and set forth in Section 262 may result in the loss of such stockholder's appraisal rights. In view of the complexity of exercising appraisal rights under the DGCL, any stockholder considering exercising these rights should consult with its legal counsel.

MARKET PRICE OF OUR COMMON STOCK

        Our common stock is listed on the NYSE under the ticker symbol "TRR." As of April 14, 2017, there were 31,623,879 shares of our common stock outstanding, which were held by approximately 239 stockholders of record. The following table sets forth during the periods indicated the high and low closing prices of our common stock for each of the specified periods:

	Market Price
	High	Low
Fiscal 2017
Fourth Quarter (through April 19, 2017)	$17.55	$17.40
Third Quarter	17.45	9.10
Second Quarter	10.90	7.95
First Quarter	9.00	6.09
Fiscal 2016
Fourth Quarter	8.58	5.80
Third Quarter	9.58	6.13
Second Quarter	12.15	9.35
First Quarter	12.19	8.74

Fiscal 2015
Fourth Quarter	11.49	7.42
Third Quarter	8.89	6.28
Second Quarter	7.30	6.15
First Quarter	6.73	4.83

        On March 30, 2017, the last full trading day prior to the public announcement of the Merger, the closing price of our common stock was $11.95 per share. On [    •    ], 2017, the last practicable trading day prior to the date of this proxy statement, the closing price of our common stock was $[    •    ] per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information as of April 14, 2017 regarding the beneficial ownership of common stock by:

  •
  each director;

  •
  each named executive officer identified in the section of this proxy statement titled "Interests of Our Directors and Executive Officers in the Merger—Golden Parachute Compensation," beginning on page 56; and

  •
  all of our directors and executive officers as a group.

        As of April 14, 2017, 31,623,879 shares of our common stock were outstanding. The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or other convertible securities or rights held by that person that are currently exercisable or will become exercisable on or before June 13, 2017 (60 days after April 14, 2017), are deemed to be currently outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Unless otherwise noted below:

  •
  the address for each beneficial owner in the table below is c/o TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095; and

  •
  subject to applicable community property laws, to our knowledge, each person named in the tables below has sole voting and dispositive power over the shares shown as beneficially owned by that person.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class Beneficially Owned
Christopher P. Vincze	1,001,346	3.2%
John A. Carrig(1)	69,955	*
F. Thomas Casey(2)	113,807	*
Stephen M. Duff(3)	123,427	*
Richard H. Grogan(2)	61,588	*
Stephanie C. Hildebrandt(2)	20,014	*
Kathleen M. Shanahan(4)	22,716	*
B. Keith Trent(2)	7,664	*
Dennis E. Welch(2)	83,459	*
Thomas W. Bennet, Jr.	362,118	1.1%
John W. Cowdery	38,124	*
Martin H. Dodd	75,173	*
James Mayer	105,532	*
All directors and executive officers as a group (14 persons)(5)	2,275,100	7.2%

*
Less than 1%.

(1)
Includes 25,393 shares held pursuant to the Director's Deferred Compensation Plan and 2,407 shares from RSUs vesting on or before June 13, 2017.

(2)
Includes 2,407 shares from RSUs vesting on or before June 13, 2017.

(3)
Includes 9,620 shares held pursuant to the Director's Deferred Compensation Plan and 2,407 shares from RSUs vesting on or before June 13, 2017.

(4)
Includes 8,710 shares held pursuant to the Director's Deferred Compensation Plan and 2,407 RSUs vesting on or before June 13, 2017.

(5)
Includes 19,256 shares from RSUs vesting on or before June 13, 2017, 43,723 shares held pursuant to the Director's Deferred Compensation Plan.

        The following table sets forth the number and percentage of shares of common stock reported as beneficially owned as of April 14, 2017 by all persons known by us to own beneficially more than 5% of our common stock.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percentage of Class
Clark Estates(1)	5,568,257	17.6%
One Rockefeller Plaza, 31st Floor
New York, NY 10020
Peter R. Kellogg(2)	5,180,294	16.4%
c/o IAT Reinsurance Co. Ltd.
48 Wall Street, 30th Floor
New York, NY 10005
Dimensional Fund Advisors LP(3)	1,685,352	5.3%
Building One
6300 Bee Cave Road
Austin, TX 78746

(1)
This disclosure is based solely on information in a Form 13F filed with the SEC on February 8, 2017 by Clark Estates, in which it reported that it had sole voting power and sole dispositive power over 5,568,257 shares of our common stock. Clark Estates is party to a Voting and Support Agreement with Parent and Merger Sub whereby it has agreed to vote its shares of our common stock in favor of the Merger Proposal and the approval of the Merger and the other transactions contemplated by the Merger Agreement. See "The Special Meeting—Voting and Support Agreement."

(2)
This disclosure is based solely on information in a Schedule 13D/A filed with the SEC on September 21, 2012 by Mr. Kellogg and in a Form 13F filed with the SEC on February 13, 2017 for the period ended December 31, 2016 by IAT Reinsurance Co., Ltd. ("IAT"). According to the Form 13F filed by IAT, 855,216 of these shares are held by IAT. Mr. Kellogg has sole dispositive and voting power with respect to the shares of the Company owned by IAT. On September 7, 2011, Mr. Kellogg's wife acquired 750,000 of these shares. Mr. Kellogg disclaims beneficial ownership of the shares held by his wife and by IAT.

(3)
This disclosure is based solely on information in a Schedule 13G filed with the SEC on February 9, 2017 by Dimensional Fund Advisors LP ("Dimensional"), in which it reported that it had sole voting power over 1,651,156 shares of our common stock and sole dispositive power over 1,685,352 shares of our common stock. Dimensional is a registered investment adviser and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts, collectively referred to as the Funds. In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over our securities that are owned by the Funds and may be deemed to be the beneficial owner of our shares held by the Funds. However, Dimensional and its subsidiaries disclaim beneficial ownership of such securities.

HOUSEHOLDING OF PROXY MATERIALS

        To reduce the expense of delivering duplicate sets of proxy materials to multiple stockholders sharing the same address, the SEC permits companies to use a procedure called "householding." Under the householding procedure, stockholders of record who have the same address will receive only one set of proxy materials, unless one or more of the stockholders at that address has previously notified us that they want to receive separate copies. However, each 401(k) plan participant will continue to receive a copy of all of the proxy materials.

        Under the SEC's householding rules, intermediaries also may deliver a single copy of the proxy materials to two or more stockholders that share the same address. If you and other residents at your mailing address own shares of common stock in street name through a broker or bank, you may have received a notice that your household will be sent only one copy of the proxy materials. If you did not provide your broker or bank with notice that you object to this householding, you may have been deemed to have consented to the householding of information.

        Regardless of how you own your shares, if you received a single set of proxy materials as a result of householding, and one or more stockholders at your address would like to have separate copies of these materials with respect to the meeting or in the future, please contact American Stock Transfer & Trust Company, our transfer agent, using the following contact information:

    American Stock Transfer & Trust Company
    6201 15th Avenue
    Brooklyn, New York 11219-9821
    (866) 254-6502

        American Stock Transfer & Trust Company will deliver the requested materials promptly to you. If you own your shares in street name, your notification should include the name of your brokerage firm or bank and your account number.

        If you are a stockholder of record of our common stock who is receiving multiple copies of our stockholder communications at your address and you would like to receive only one copy for your household, please contact American Stock Transfer & Trust Company. If you own your shares in street name, please contact your intermediary. To enable us to provide better stockholder service, we encourage stockholders to have all the shares they hold of record registered in the same name and under the same address.

 SUBMISSION OF STOCKHOLDER PROPOSALS

        If the Merger is completed, we will no longer have public stockholders and there will be no public participation in any future meetings of our stockholders. However, if the Merger is not completed, our stockholders will continue to be entitled to attend and to participate in our stockholders' meetings. We intend to hold an annual stockholders' meeting only if the Merger is not completed, or if we are required to do so by our bylaws or applicable law. If the 2017 annual meeting of stockholders (the "2017 Annual Meeting") is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2017 Annual Meeting in accordance with Rule 14a-8 under the Exchange Act.

        Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act for inclusion in our proxy materials for the 2017 Annual Meeting must be received at our principal executive offices at 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary, no later than June 20, 2017.

 WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's website at www.sec.gov. You may also read and copy any document that we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain further information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our common stock is listed on the NYSE under the ticker symbol "TRR." You can obtain information about us at the offices of the NYSE.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this proxy statement, and information that we file later with the SEC will automatically update and may supersede this information. We incorporate by reference (i) the documents listed below that we have filed with the SEC and (ii) any future filing that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than any portions of any such documents that we furnish, rather than file, in accordance with the rules of the SEC under the Exchange Act) after the date of this proxy statement and before the date of the special meeting.

  •
  our Annual Report on Form 10-K for the year ended June 30, 2016, filed with the SEC on August 31, 2016;

  •
  our Quarterly Reports on Form 10-Q for the quarters ended September 30, 2016 and December 30, 2016, filed with the SEC on November 3, 2016 and February 2, 2017, respectively; and

  •
  our Current Reports on Form 8-K filed with the SEC on November 22, 2016, February 2, 2017 (except Item 2.02 thereof), March 31, 2017, April 3, 2017, April 4, 2017 and April 19, 2017.

        If you request, orally or in writing, copies of any of the documents incorporated by reference, we will send you the copies you requested at no charge within one business day of receipt of your request. However, we will not send exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents. You should direct requests for such copies to TRC Companies, Inc., 21 Griffin Road North, Windsor, Connecticut 06095-1563, Attention: Corporate Secretary. Our telephone number is (860) 298-9692.

        Our SEC filings are also available on our website at www.trcsolutions.com/investor-center/sec-filings/default.aspx. Information contained on our website is specifically not incorporated by reference into this proxy statement, and any website references contained in this proxy statement are intended to be made only through inactive hyperlinks.

        No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement, and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [    •    ], 2017. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders does not and will not create any implication to the contrary.

Annex A
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

AMONG

BOLT INFRASTRUCTURE PARENT, INC.,

BOLT INFRASTRUCTURE MERGER SUB, INC.

AND

TRC COMPANIES, INC.

DATED AS OF

MARCH 30, 2017

A-i

A-ii

Exhibit A	Form of Support Agreement
Exhibit B	Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation
Exhibit C	Form of Amended and Restated Bylaws of the Surviving Corporation

A-iii

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this "Agreement"), dated as of March 30, 2017, is by and among BOLT INFRASTRUCTURE PARENT, INC., a Delaware corporation ("Parent"), BOLT INFRASTRUCTURE MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and TRC COMPANIES, INC., a Delaware corporation (the "Company"). Unless the context clearly provides otherwise, all capitalized terms used in this Agreement shall have the meaning ascribed to such terms in Section 9.5 or as otherwise defined elsewhere in this Agreement.

RECITALS

        WHEREAS, the board of directors of the Company (the "Company Board of Directors") has, on the terms and subject to the conditions set forth herein, determined that this Agreement and the transactions contemplated hereby (the "Transactions"), including the merger of Merger Sub with and into the Company (the "Merger"), are advisable and fair to, and in the best interests of, the Company and its stockholders;

        WHEREAS, the Company Board of Directors has unanimously adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the Transactions and declaring advisable and recommending that the Company's stockholders adopt this Agreement (the "Company Board Recommendation") pursuant to Section 251 of the General Corporation Law of the State of Delaware (the "DGCL");

        WHEREAS, the boards of directors of each of Parent and Merger Sub have approved, and the board of directors of Merger Sub has determined that this Agreement and the Transactions, including the Merger, are advisable and fair to, and in the best interests of, Merger Sub and its stockholder;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, (i) New Mountain Partners IV, L.P., a Delaware limited partnership, and Parent have entered into an equity commitment letter, dated as of the date hereof (the "Equity Commitment Letter") and (ii) Parent has delivered to the Company the Guarantee referred to herein;

        WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of Parent and Merger Sub to enter into this Agreement, certain of the Company's stockholders holding approximately 17.6% of the Shares (the "Company Major Stockholders") have delivered to Parent and Merger Sub voting and support agreements substantially in the form attached hereto as Exhibit A (each, a "Support Agreement") pursuant to which the Company Major Stockholders shall, among other things, subject to the terms and conditions of the applicable Support Agreement, agree to vote his, her or its Shares in favor of the approval of this Agreement, and to take certain other actions in furtherance of the transactions contemplated by this Agreement; and

        WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also provide for various conditions governing the Merger and the Transactions.

        NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

        Section 1.1    The Merger.

          (a)   Subject to the terms and conditions of this Agreement, and in accordance with the relevant provisions of the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL, and (iii) the Merger shall have the effects set forth herein and in the applicable provisions of the DGCL. The corporation surviving the Merger is sometimes hereinafter referred to as the "Surviving Corporation."

          (b)   At the Effective Time, the Company Charter shall, by virtue of the Merger, be amended and restated in its entirety so as to read in the form attached hereto as Exhibit B, and as so amended shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall be amended so as to read in the form attached hereto as Exhibit C.

        Section 1.2    Closing.     The closing of the Merger (the "Closing") will take place at 10:00 a.m., New York time, at the offices of Covington & Burling LLP, The New York Times Building, 620 Eighth Avenue, New York, New York, 10018, no later than the third (3rd) business day after the satisfaction or waiver of the last of the conditions set forth in Article VII to be satisfied or waived (other than any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), unless another time, date or place is agreed by the Company and Parent. The date on which the Closing actually takes place is referred to as the "Closing Date." Notwithstanding the foregoing, if the Marketing Period has not ended at the time of the satisfaction or waiver of conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions (subject to the satisfaction or waiver of such conditions at the Closing) that is the earlier to occur of (a) any business day during the Marketing Period as may be specified by Parent on no less than two (2) business days' prior notice to the Company and (b) the second (2nd) business day following the final day of the Marketing Period.

        Section 1.3    Effective Time.     Subject to the terms and conditions of this Agreement, Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (in any such case, the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL, and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such other date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the "Effective Time." From and after the Effective Time, the Surviving Corporation shall possess all rights, privileges, powers and property of the Company and Merger Sub, and all of the debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

        Section 1.4    Directors and Officers of the Surviving Corporation.     The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be appointed as the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected, designated or qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation's certificate of incorporation and bylaws.

        Section 1.5    Subsequent Actions.     If at any time after the Effective Time, the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

ARTICLE II

CONVERSION OF SECURITIES

        Section 2.1    Conversion of Capital Stock.     At the Effective Time, by virtue of the Merger and without any action on the part of the holders of any securities of the Company, Parent, Merger Sub or the Company:

          (a)    Conversion of Common Stock.    Each share of common stock, par value $0.10 per share, of the Company (the "Common Stock" or "Capital Stock" and each such share, a "Share") issued and outstanding immediately prior to the Effective Time (other than Shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares) shall be automatically converted into the right to receive in cash an amount per Share (subject to any applicable withholding Tax) equal to $17.55, without interest (the "Merger Consideration"). From and after the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Shares in accordance with Section 2.2, without interest thereon.

          (b)    Cancelation of Treasury Stock and Parent-Owned Common Stock.    All Shares owned by the Company, Parent or Merger Sub shall be automatically canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Merger Sub Common Stock.    Each issued and outstanding share of common stock, par value $0.01 per share, of Merger Sub prior to the Effective Time (the "Merger Sub Common Stock") shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation. From and after the Effective Time, all certificates representing Merger Sub Common Stock shall be deemed for all purposes to represent the number of shares of common stock of the Surviving Corporation into which they were converted in accordance with the immediately preceding sentence.

          (d)    Adjustment to Merger Consideration.    The applicable Merger Consideration shall be adjusted appropriately to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into Capital Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to Capital Stock occurring on or after the date hereof and prior to the Effective Time; provided, however, that nothing in this Section 2.1(d) shall be construed to permit the Company, any Company Subsidiary or any other Person to take any action that is otherwise prohibited by the terms of this Agreement.

        Section 2.2    Payment for Securities; Surrender of Certificates.

          (a)    Paying Agent.    Prior to the Effective Time, Parent or Merger Sub shall designate a reputable bank or trust company, which shall be reasonably acceptable to the Company, to act as the payment agent in connection with the Merger (the "Paying Agent"). Prior to or at the Effective Time, Parent or Merger Sub shall deposit, or cause to be deposited, with the Paying Agent the aggregate Merger Consideration with respect to Shares converted into the applicable Merger Consideration pursuant to Section 2.1(a) (the "Exchange Fund"). In the event the Exchange Fund shall be insufficient to make the payments contemplated by Section 2.1(a), Parent shall, or shall cause Merger Sub to, promptly deposit additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make such payment. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement. The Exchange Fund shall be invested by the Paying Agent as reasonably directed by Parent; provided, however, that any investment of such cash shall in all events be limited to direct short-term obligations of, or short-term obligations fully guaranteed as to principal and interest by, the U.S. government, in commercial paper rated A-1 or P-1 or better by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank that are then publicly available), and that no such investment or loss thereon shall affect the amounts payable to holders of Certificates or Book-Entry Shares pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to the Surviving Corporation on the earlier of one year after the Effective Time or full payment of the Exchange Fund.

          (b)    Procedures for Surrender.    As promptly as practicable after the Effective Time (but in no event later than two (2) business days after the Effective Time), Parent shall, and shall cause the Surviving Corporation to, cause the Paying Agent to mail (and make available for collection by hand) to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "Certificates") or non-certificated Shares represented by book-entry ("Book-Entry Shares") and, in each case, whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Paying Agent, and shall be in such form and have such other provisions as Parent may reasonably specify (each, a "Letter of Transmittal") and (ii) instructions for effecting the surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) or Book-Entry Share for cancelation to the Paying Agent or to such other agent or agents reasonably acceptable to the Company as may be appointed by Parent or the Surviving Corporation, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share, to be mailed (or made available for collection by hand if so elected by the surrendering holder) within five (5) business days following the later to occur of (A) the Effective Time or (B) the Paying Agent's receipt of such Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share, and the Certificate (or affidavit of loss in lieu thereof) or Book-Entry Share so surrendered shall be forthwith canceled. The Paying Agent shall accept such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (1) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (2) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Merger Consideration in cash as contemplated by this Article II, without interest thereon.

          (c)    Transfer Books; No Further Ownership Rights in Shares.    At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Certificates outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable Law. If, after the Effective Time, Certificates or Book-Entry Shares are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Agreement.

          (d)    Termination of Exchange Fund; No Liability.    At any time beginning on the date that is twelve (12) months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) remaining in the Exchange Fund that have not been disbursed, or for which disbursement is pending subject only to the Paying Agent's routine administrative procedures, to holders of Certificates or Book-Entry Shares (other than Shares to be canceled in accordance with Section 2.1(b) and other than Dissenting Shares), and thereafter such holders shall be entitled to look only to the Surviving Corporation and Parent (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates or Book-Entry Shares and compliance with the procedures in Section 2.2(b), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent or the Paying Agent shall be liable to any holder of a Certificate or Book-Entry Share for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

          (e)    Lost, Stolen or Destroyed Certificates.    In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable in respect thereof pursuant to Section 2.1; provided that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owners of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

        Section 2.3    Dissenting Shares.

          (a)   Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who is entitled to, but did not vote in favor of the Merger (or consent thereto in writing) and is entitled to demand and properly demands appraisal of such Shares ("Dissenting Shares") pursuant to, and who complies in all respects with, Section 262 of the DGCL (the "Appraisal Rights") shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights (it being understood that at the Effective Time, such Dissenting Shares shall no longer be outstanding, shall automatically be canceled and shall cease to exist, and such holder shall cease to have any rights with respect thereto other than the right to receive the appraised value of such Dissenting Shares to the extent afforded by the Appraisal Rights); provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to payment of the fair value of such Dissenting Shares under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder's Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive the Merger Consideration, upon surrender of the Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares, as applicable, and a Letter of Transmittal, in each case in accordance with Section 2.2.

          (b)   The Company shall give prompt written notice (with email from counsel being sufficient) to Parent and Merger Sub of any demands received by the Company for appraisal of any Shares, of any withdrawals of such demands and of any other instruments served pursuant to the DGCL and received by the Company relating to Appraisal Rights, and Parent and Merger Sub shall have the right to participate in and control all negotiations and proceedings with respect to such demands, withdrawals or attempted withdrawals of such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent and Merger Sub, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to do any of the foregoing.

        Section 2.4    Treatment of Company Equity Awards.

          (a)   Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of Company Options and Parent, (i) each outstanding, unvested and unexercised option to purchase Shares (the "Company Options") under any Company Equity Plan shall become immediately vested and exercisable in full, and (ii) each Company Option that remains outstanding and unexercised as of immediately prior to the Effective Time (including each Company Option that becomes vested and exercisable pursuant to clause (i)) shall be canceled and, in exchange therefor, each holder of any such canceled Company Option shall be entitled to receive, in consideration of the cancelation of such Company Option and in settlement thereof, a payment in cash of an amount equal to the product of (A) the total number of Shares for which such Company Option remains outstanding and unexercised immediately prior to the Effective Time and (B) the excess, if any, of the Merger Consideration over the exercise price per Share previously subject to such Company Option (such amount being hereinafter referred to as the "Option Consideration"). For the avoidance of doubt, in the event that the exercise price per share under any Company Option is equal to or greater than the Merger Consideration, such Company Option shall be canceled as of the Effective Time without payment therefor and shall have no further force or effect. The Option Consideration shall be paid by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than its first payroll date that is at least five (5) business days after the Closing. From and after the Effective Time, any such canceled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Option Consideration.

          (b)   Immediately prior to the Effective Time, except as otherwise agreed to in writing between a holder of any Restricted Awards and Parent, all outstanding restricted stock awards, restricted stock units and performance stock units (the "Restricted Awards") under any Company Equity Plan shall become immediately vested (and, in the case of performance stock units, such vesting will be in the amounts corresponding to actual achievement of applicable performance goals applicable thereto, which, in the event that the Closing shall occur prior to June 30, 2017, will be determined in good faith by the Compensation Committee of the Company Board of Directors by assuming achievement of performance goals for any period of the applicable performance period that has not been completed as of the Closing (the "Open Performance Period") taking into consideration historical levels of the Company's performance with respect to the applicable performance goals during the period of time corresponding to the Open Performance Period) and all restrictions thereupon shall lapse, and such Restricted Awards shall be canceled in exchange for the right to receive, with respect to each Share for which such Restricted Award remains outstanding immediately prior to the Effective Time, the Merger Consideration, which shall be paid by the Surviving Corporation as soon as practicable following the Effective Time, but in no event later than its first payroll date that is at least five (5) business days after the Closing. From and after the Effective Time, any such canceled Restricted Award shall only entitle the former holder thereof to the payment of the Merger Consideration.

          (c)   The Company shall take all necessary corporate actions (including the passing of appropriate resolutions of the Company Board of Directors or any committee thereof) to effectuate the treatment of the Company Options and Restricted Awards (collectively, the "Company Equity Awards") as contemplated by this Section 2.4.

        Section 2.5    Additional Payment Matters; Withholding.     All amounts payable pursuant to Section 2.4 shall be paid without interest (unless otherwise noted). Any payments made pursuant to Section 2.4 shall be net of all applicable withholding Taxes that Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall be required to deduct and withhold under applicable Law. To the extent that amounts are so deducted and withheld by the Surviving Corporation and remitted to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND
WARRANTIES OF THE COMPANY

        The Company represents and warrants to Parent and Merger Sub as set forth in this Article III, and such representations and warranties are qualified in their entirety by reference to the disclosure (a) in the Company SEC Documents filed or furnished prior to the date hereof (other than (i) disclosures under the heading "Risk Factors" or any disclosure included in any "forward-looking statements" or any other general statements regarding risks or uncertainties that are similarly predictive or forward-looking in nature or (ii) any matter required to be disclosed for purposes of Section 3.1(a) (Organization and Qualification), Section 3.2 (Capitalization), Section 3.3 (Authorization; Validity of Agreement; Company Action), Section 3.23 (Brokers; Expenses) or Section 3.24 (Takeover Statutes), which shall only be qualified by reference to the corresponding disclosures set forth in the Company Disclosure Letter) and (b) set forth in the disclosure schedule delivered by the Company to Parent immediately prior to the execution of this Agreement (the "Company Disclosure Letter"). Each disclosure set forth in the Company Disclosure Letter shall qualify or modify each of the representations and warranties set forth in this Article III to the extent the applicability of the disclosure to each other Section is reasonably apparent from the text of the disclosure made.

        Section 3.1    Organization and Qualification; Subsidiaries.

          (a)   The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to conduct its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has delivered to or made available to Parent and Merger Sub, prior to the execution of this Agreement, true and complete copies of the Company Governing Documents and any amendments thereto, as in full force and effect as of the date hereof. The Company is in compliance with the terms of the Company Governing Documents, except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   Schedule 3.1(b) sets forth a true and complete list of the Subsidiaries of the Company (each, a "Company Subsidiary"), together with the jurisdiction of organization or incorporation, as the case may be, of each Company Subsidiary. Each Company Subsidiary is a corporation or other entity duly organized or formed and validly existing under the laws of its jurisdiction of organization or formation and has all requisite corporate (or similar) power and authority to conduct its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, and each Significant Subsidiary is in compliance in all material respects with the terms of its constituent organizational or governing documents.

        Section 3.2    Capitalization.

          (a)   The authorized capital stock of the Company consists of (i) 40,000,000 shares of Common Stock and (ii) 500,000 shares of preferred stock. As of March 28, 2017 (the "Capitalization Date"), (A) 31,620,014 shares of Common Stock were issued and outstanding, (B) no shares of preferred stock were issued and outstanding, (C) 3,482 shares of Common Stock and no shares preferred stock were held in the treasury of the Company or otherwise owned by the Company, (D) 2,024,796 shares of Common Stock were reserved for issuance in connection with future grants of awards under any Company Equity Plan, (E) 12,250 shares of Common Stock were reserved for issuance with respect to outstanding Company Options (with a weighted average exercise price of $4.20), and (F) 2,339,143 shares of Common Stock were reserved for issuance with respect to outstanding Restricted Awards (comprised of zero restricted stock awards, 1,096,314 restricted stock units and 1,242,829 performance stock units (assuming achievement of all applicable performance goals at maximum levels)). No Company Subsidiary owns shares of Common Stock. All of the outstanding Shares are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the terms thereof, duly authorized, validly issued, fully paid and non-assessable. There are no bonds, debentures, notes or other indebtedness having voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any Company Subsidiary issued and outstanding. Except as set forth in this Section 3.2(a) or as set forth in Schedule 3.2(a), there are no (1) options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any kind, including any stockholder rights plan, relating to the issued or unissued capital stock of the Company, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares, Voting Debt or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment or (2) contingent value rights, "phantom" stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of, or other equity interests in, the Company or any Company Subsidiary (the foregoing clauses (1) and (2), collectively, "Equity Interests") or (3) outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or any other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any Company Subsidiary. From the close of business on the Capitalization Date to the date of this Agreement, the Company has not issued any Shares, or any other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary except upon the exercise of the Company Options or the settlement of Restricted Awards, in each case, outstanding as of the close of business on the Capitalization Date and as disclosed in this Section 3.2(a).

          (b)   Schedule 3.2(b) sets forth a listing of all outstanding Company Equity Awards as of March 28, 2017 and includes, on a grant by grant basis, the holder thereof, the grant date, type of Company Equity Award, number of Company Equity Awards granted, vesting schedule and current vesting status (prior to giving effect to the Transactions).

          (c)   There are no voting trusts or other agreements (or understandings) to which the Company or any Company Subsidiary is a party with respect to the voting of the Company's Common Stock or any other capital stock of, or other Equity Interest, of the Company or Company Subsidiary. Neither the Company nor any Company Subsidiary has granted any preemptive rights, anti-dilutive rights or rights of first refusal or similar rights with respect to any Shares, or any other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.

          (d)   The Company or another Company Subsidiary owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company Subsidiaries, free and clear of any Liens (other than transfer and other restrictions under applicable federal and state securities Laws), and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for capital stock or other Equity Interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any capital stock or other Equity Interest in any Person, or has any obligation to acquire any such capital stock or other Equity Interest, or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person. There are no outstanding obligations to which the Company or any Company Subsidiary is a party (i) restricting the transfer of any capital stock or other Equity Interests in any Company Subsidiary or (ii) limiting the exercise of voting rights with respect to any capital stock or other Equity Interests in any Company Subsidiary.

        Section 3.3    Authorization; Validity of Agreement; Company Action.     The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions, have been duly and validly authorized by the Company Board of Directors and no other corporate action on the part of the Company, pursuant to the DGCL or otherwise, is necessary to authorize the execution and delivery by the Company of this Agreement, and the consummation by it of the Transactions, subject, in the case of the Merger, to the adoption of this Agreement by the Requisite Stockholder Approval and the filing of the Certificate of Merger. The Requisite Stockholder Approval is the only vote or consent of the holders of any class or series of the Company's Equity Interests necessary to approve and adopt this Agreement, approve the Merger and consummate the Transactions, including the Merger. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that the enforcement hereof may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or other similar Laws, now or hereafter in effect, relating to creditors' rights generally and (b) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) (the exceptions described in clauses (a) and (b), collectively, the "Enforceability Exceptions").

        Section 3.4    Board Approvals.     The Company Board of Directors has (a) determined that this Agreement and the Transactions, including the Merger, are advisable and fair to and in the best interests of, the stockholders of the Company, (b) approved and declared advisable this Agreement and the Transactions, which approval, to the extent applicable and subject to the accuracy of the representations and warranties in Section 4.6, constituted approval under the provisions of Section 203 of the DGCL as a result of which the Transactions, including the Merger, are not and will not be subject to the restrictions on "business combinations" under the provision of Section 203 of the DGCL and (c) subject to Section 5.2, determined to recommend that the stockholders of the Company adopt this Agreement and the Transactions.

        Section 3.5    Consents and Approvals; No Violations.     None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other Transaction or compliance by the Company with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the Company Governing Documents or the comparable organizational or governing documents of any Company Subsidiary, (b) require any filing by the Company or any Company Subsidiary with, or the obtaining of any permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency, whether foreign, federal, state, local or supernational (a "Governmental Entity") (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), and any other Required Governmental Approvals or (iv) such filings with the Securities and Exchange Commission (the "SEC") as may be required to be made by the Company in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default or result in the creation of any Lien, or give rise to any right, including any right of termination, amendment, cancelation or acceleration, under, any of the terms, conditions or provisions of any Company Material Contract, or (d) violate any order, writ, injunction, decree or Law applicable to the Company or any of its properties or assets; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, Liens, breaches or defaults have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.6    Company SEC Documents; Financial Statements; Indebtedness.

          (a)   The Company has timely filed or furnished (as applicable) with the SEC, together with all applicable certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), all registration statements, prospectuses, forms, reports, schedules, statements and other documents (including exhibits and all other information incorporated by reference) required by it to be filed or furnished (as applicable) since and including January 1, 2014 under the Securities

  Exchange Act of 1934 and the rules and regulations promulgated thereunder (the "Exchange Act") or the Securities Act of 1933 and the rules and regulations promulgated thereunder (the "Securities Act") (such documents and any other documents filed or otherwise furnished by the Company with the SEC, as amended since the time of their filing, collectively, the "Company SEC Documents"). As of their respective filing dates, the Company SEC Documents (a) did not (or with respect to Company SEC Documents filed after the date hereof, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. As of the date hereof, none of the Company SEC Documents is the subject of any ongoing SEC review or outstanding SEC comment or other governmental inquiries or investigations regarding the accounting practices of the Company. All of the audited financial statements and unaudited interim financial statements of the Company included in the Company SEC Documents (collectively, the "Financial Statements") (i) complied as to form and content in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates, (ii) have been or will be, as the case may be, prepared from, are in accordance with, and accurately reflect the books and records of the Company and the Company Subsidiaries, in each case in all material respects, (iii) have been or will be, as the case may be, prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments and as may be permitted by the SEC on Form 10-Q, Form 8-K or any successor or like form under the Exchange Act), and (iv) fairly present in all material respects the financial position and the results of operations, income, changes in equity and cash flows of the Company and the consolidated Company Subsidiaries as of the times and for the periods referred to therein.

          (b)   Except as set forth on Schedule 3.6(b), as of the date hereof, neither the Company nor any Company Subsidiary has any Indebtedness.

        Section 3.7    Internal Controls; Sarbanes-Oxley Act.     The Company has designed and maintains a system of internal controls over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of financial reporting. The Company (a) has designed and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and forms and is accumulated and communicated to the Company's management as appropriate to allow timely decisions regarding required disclosure and (b) has disclosed, based on its most recent evaluation of its disclosure controls and procedures and internal control over financial reporting prior to the date hereof, to the Company's auditors and the audit committee of the Company Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company's ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls over financial reporting. Since July 1, 2014, none of the Company, the Company's auditors, the Company Board of Directors or the audit committee of the Company Board of Directors has received any written, or to the Company's knowledge, oral notification of any matter set forth in the preceding clause (b)(i) or (b)(ii). The Company's management has completed an assessment of the effectiveness of the Company's internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended June 30, 2016, and such assessment concluded that such system was effective.

        Section 3.8    Absence of Certain Changes.

          (a)   Except as contemplated by this Agreement, since July 1, 2016, the Company and the Company Subsidiaries have conducted, in all material respects, their respective businesses in the ordinary course of business.

          (b)   From July 1, 2016 through the date of this Agreement, no Effects have occurred, which have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Since July 1, 2016 through the date of this Agreement, the Company has not taken or agreed to take any action that, if taken or proposed to be taken after the date of this Agreement, would be prohibited under clauses (a), (c), (f), (h) , (l), (m), (p), or (r) of Section 5.1.

        Section 3.9    No Undisclosed Liabilities.     Other than those as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Company Subsidiary has incurred any liabilities or obligations that would be required by GAAP to be reflected or reserved against on a consolidated balance sheet of the Company (or the notes thereto), except (a) as disclosed, reflected or otherwise reserved against on the Financial Statements, (b) for liabilities and obligations incurred since July 1, 2016 in the ordinary course of business (none of which is a liability resulting from breach of contract), (c) for liabilities and obligations incurred under this Agreement or in connection with the Transactions and (d) for liabilities and obligations incurred under the executory portion of any contract (other than (i) liabilities or obligations due to breaches thereunder and (ii) any liabilities or obligations pursuant to any contract in effect as of the date hereof and required to be disclosed pursuant to Section 3.14(a) and not listed on Schedule 3.14(a) or any contracts entered into after the date hereof in contravention of Section 5.1). Except as disclosed in the balance sheet of the Company dated as of December 30, 2016, none of the Company or any of Company Subsidiaries maintains any "off-balance-sheet arrangement" within the meaning of Item 303 of Regulation S-K of the Securities Act. This Section 3.9 does not relate to any Intellectual Property Rights, which are the subject of Section 3.17.

        Section 3.10    Litigation.     There is no claim, complaint, action, suit, hearing, arbitration, charge, alternative dispute resolution action or any other judicial or administrative proceeding, in Law or equity (collectively, a "Legal Proceeding"), pending against (or to the Company's knowledge, threatened against or naming as a party thereto), the Company, a Company Subsidiary or any executive officer or director of the Company (in their capacity as such) nor, to the knowledge of the Company, is there any audit, inquiry or investigation of a Governmental Entity pending or threatened against the Company or any Company Subsidiary, in each case other than as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, injunction, award decree or arbitration ruling or judgment of a Governmental Entity which has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.11    Employee Benefit Plans; ERISA.

          (a)   Schedule 3.11(a) sets forth a correct and complete list of all "employee benefit plans" (as that term is defined in Section 3(3) of ERISA), and all material retirement, welfare, severance, termination, paid time off, employment, change-in-control, retention, equity or other incentive plans, and any other material benefit or compensation plan, policy, program, agreement or arrangement in each case, maintained by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability or obligation (the "Benefit Plans").

          (b)   Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a determination, opinion or advisory letter from the Internal Revenue Service and, to the knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualification or tax exemption of any such Benefit Plan. Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Benefit Plan and any related trust complies in all respects, and has been maintained, funded and administered in compliance in all respects, with ERISA, the Code, and other applicable Laws and with any applicable collective bargaining agreements. There are no Legal Proceedings or audits (other than routine claims for benefits) pending or, to the knowledge of the Company, threatened with respect to any Benefit Plan, other than as have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   No Benefit Plan is, and neither the Company nor any Company Subsidiary has any current or contingent liability or obligation under or with respect to, (i) a "multiemployer plan" (as defined in Section 3(37) of ERISA), (ii) a plan that is or was subject to Title IV of ERISA or Section 412 of the Code, or (iii) a plan or arrangement providing post-retirement or post-termination health or life insurance benefits to any Person. With respect to each multiemployer plan to which the Company or any of the Company Subsidiaries has any current or contingent liability or obligation, neither the Company nor any Company Subsidiary has made or incurred a "complete withdrawal" or a "partial withdrawal" (as such terms are respectively defined in Sections 4203 and 4205 of ERISA) for which liability is or could be outstanding (whether or not assessed). Neither the Company nor any Company Subsidiary is party to any agreement intended to comply with Section 4204 of ERISA. Neither the Company nor any Company Subsidiary has any current or contingent liability or obligation as a result of at any time being treated as a single employer under Section 414 of the Code with any Person other than the Company or any Company Subsidiary.

          (d)   With respect to the Benefit Plans, each to the extent applicable, correct and complete copies of the following have been delivered or made available to Parent by the Company: (i) all Benefit Plans (including all amendments thereto); (ii) written summaries of any Benefit Plan not in writing; (iii) all related trust documents; (iv) all insurance contracts or other funding arrangements; (v) the most recently filed annual report (Form 5500); (vi) the most recent determination, opinion or advisory letter from the Internal Revenue Service; and (vii) the most recent summary plan description.

          (e)   Neither the execution or delivery of this Agreement nor the consummation of the Transactions, either alone or in conjunction with any other event, will (i) result in any payment becoming due to any current or former employee, director, or individual consultant of the Company or any Company Subsidiary (each, a "Participant"), (ii) increase any compensation or benefits otherwise payable under any Benefit Plan, (iii) accelerate the time of payment, funding, or vesting of any compensation or benefits due to any Participant under any Benefit Plan or (iv) give rise to the payment of any amount that would not be deductible by the Company, Parent, or any of their respective affiliates by reason of Section 280G of the Code or any amount that could, individually or in combination with any other such payment, constitute an "excess parachute payment", as defined in Section 280G(b)(1) of the Code.

          (f)    None of the Company, the Company Subsidiaries and any of their respective affiliates has any obligation to "gross-up" or otherwise indemnify any individual for the imposition of the excise tax under Section 4999 of the Code or under Section 409A of the Code.

        Section 3.12    Labor Matters.

          (a)   Since July 1, 2014, there has been no pending or, to the knowledge of the Company, threatened labor dispute, strike or lockout, walkout or work stoppage against, or employee organizing activity with respect to the Company or any Company Subsidiary, except where such dispute, strike or lockout, walkout or work stoppage has not had or would not reasonably be expected to have a Company Material Adverse Effect. Except as set forth on Schedule 3.12(a), neither the Company nor any Company Subsidiary is party to or bound by any collective bargaining agreement, works council or similar agreement.

          (b)   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and the Company Subsidiaries have paid all wages, salaries, wage premiums, commissions, bonuses, fees, and other compensation which have come due and payable to their current and former employees and independent contractors under applicable Law, contract or Company policy, and (ii) neither the Company nor any Company Subsidiary is liable for any fines, Taxes, interest, or other penalties for any failure to pay or delinquency in paying such compensation.

        Section 3.13    Taxes.

          (a)   The Company and the Company Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns), and all Tax Returns of the Company and the Company Subsidiaries are true, complete and correct subject in each case to such exceptions as have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and the Company Subsidiaries have paid all Taxes due and payable by them and have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, in each case, subject to such exceptions as have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (b)   (i) There currently are no pending audits, claims, actions, suits, investigations, examinations or other proceedings with regard to any Taxes of the Company or the Company Subsidiaries; and (ii) the Company and the Company Subsidiaries have not received a written notice or announcement of any audits or proceedings, subject in each case to such exceptions as have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

          (c)   There are no material Liens for Taxes upon any property or assets of the Company and the Company Subsidiaries, except for Permitted Liens.

          (d)   None of the Company or any Company Subsidiary (i) is a party to, is bound by or has any obligation under any Tax sharing, Tax allocation or Tax indemnity agreement or similar contract or arrangement (other than customary gross-up or indemnification provisions in credit agreements, derivatives, leases and similar agreements entered into in the ordinary course of business or (ii) has any liability for any Tax of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

          (e)   Neither the Company nor any Company Subsidiary has been a party to a "listed transaction" within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

          (f)    Neither the Company nor any Company Subsidiary has been a "controlled corporation" or a "distributing" corporation in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355 of the Code

          (g)   The Company is not, and has not been in the period specified in Section 897(c)(1)(A)(ii) of the Code, a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code.

          (h)   Other than this Section 3.13, Section 3.1, Section 3.5, the last sentence of Section 3.6(a), Section 3.11, and Section 3.12(b) contain the sole representations and warranties of the Company and the Company Subsidiaries with respect to Tax matters.

        Section 3.14    Contracts.

          (a)   Except as filed as exhibits to the Company SEC Documents filed prior to the date hereof, Schedule 3.14(a) sets forth a list, as of the date hereof, of each note, bond, mortgage, Lien, indenture, lease, license, contract or agreement, or other instrument or obligation (including any amendments or modifications thereto), in each case whether written or oral, to which the Company or any Company Subsidiary is a party or by which any of its properties or assets are bound which:

              (i)  is a "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than a Benefit Plan listed on Schedule 3.11(a));

             (ii)  involves expenditures or purchases by the Company or any Company Subsidiary in excess of $5,000,000 for (x) the twelve-month period ended June 30, 2016 or (y) the eight-month period ended February 28, 2017;

            (iii)  involves payments to the Company or any Company Subsidiary in excess of $5,000,000 for (x) the twelve-month period ended June 30, 2016 or (y) the eight-month period ended February 28, 2017;

            (iv)  contains any (A) non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the Company or, upon consummation of the Transactions, Parent or its Subsidiaries or affiliates, (B) other exclusivity rights, rights of refusal, rights of first negotiation or similar rights or terms provided to any Person, in each case, that are material to the Company, (C) restriction to the conduct of any line of business that is material to the Company or (D) grant to any Person of "most favored nation" pricing terms;

             (v)  relates to a partnership, joint venture or similar arrangement;

            (vi)  is an employment or services contract with any current executive officer, employee, or individual consultant of the Company or any member of the Company Board of Directors, in each case that provides for annual compensation in excess of $200,000;

           (vii)  is a license agreement or other agreement with respect to any Company Intellectual Property (other than shrink-wrap, click-wrap, and off-the-shelf licenses for software that are generally commercially available, in each case for which the license, maintenance, support and other fees are less than $100,000 in any 12-month period);

          (viii)  relates to the creation, incurrence, assumption or guarantee of borrowed money or extension of credit, in each case having a principal amount of indebtedness in excess of $2,500,000;

            (ix)  is a collective bargaining agreement or other agreement with any trade union, works council, or other labor organization;

             (x)  is a settlement, conciliation, or similar agreement with a Governmental Entity pursuant to which the Company or any Company Subsidiary has continuing obligations or involving the payment of more than $250,000;

            (xi)  is a contract pursuant to which the Company or a Company Subsidiary is a lessor or lessee of any real or personal property involving payments in excess of $500,000 per annum; or

           (xii)  is a contract with respect to any acquisition or divestiture of assets, Shares, or other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, (A) entered into after July 1, 2014, for aggregate consideration in excess of $1,000,000 or (B) pursuant to which the Company or a Company Subsidiary has continuing indemnification, guarantee, "earn-out" or other contingent payment obligations.

          (b)   Each contract of the type described above in Section 3.14(a), whether or not set forth in Schedule 3.14(a), is referred to herein as a "Company Material Contract." Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Company Material Contract is valid and binding on the Company or a Company Subsidiary, as applicable, and, to the knowledge of the Company, each other party thereto, as applicable, and in full force and effect (except that such enforcement may be subject to applicable Enforceability Exceptions), (ii) there is no event or condition which has occurred or exists, which constitutes or would constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Company Material Contract by the Company or by any Company Subsidiary and (iii) neither the Company nor any Company Subsidiary has received written notice from any other party to a Company Material Contract that such other party intends to terminate, not renew, or renegotiate in any material respect the terms of any such Company Material Contract.

          (c)   The Company has delivered or made available to Parent or provided to Parent for review, prior to the execution of this Agreement, true and complete copies of all of the Company Material Contracts.

        Section 3.15    Title to Assets; Liens; Leases.

          (a)   The Company or one of the Company Subsidiaries has good and valid indefeasible fee simple title to, or in the case of Leased Real Properties, a valid leasehold interest in, all of its all of its Owned Real Property or Leased Real Property (the "Properties") and tangible assets that are necessary for the Company and the Company Subsidiaries to conduct their respective businesses as currently conducted, free and clear of all Liens other than (i) Liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto, which do not materially, individually or in the aggregate, impair the value of such Properties or the use thereof by the Company in the operation of its business, (ii) Liens for current Taxes, assessments or governmental charges or levies on property or assets not yet due and payable and Liens for Taxes that are being contested in good faith by appropriate proceedings and for which an adequate reserve has been provided on the appropriate financial statements in accordance with GAAP, (iii) Liens created in connection with the Financing and (iv) Liens which would not materially, individually or in the aggregate, impair the value of, or interfere with the use of any such Property or assets by the Company (the foregoing Liens in clauses (i) through (iv), "Permitted Liens"). This Section 3.15(a) does not relate to any Intellectual Property Rights, which are the subject of Section 3.17.

          (b)   Schedule 3.15(b) sets forth the address of each Owned Real Property. Except as set forth on Schedule 3.15(b), neither the Company nor any Company Subsidiary has subleased, licensed or otherwise granted any Person the right to use or occupy or collaterally assigned or granted any security interest in any such Owned Real Property or any portion thereof.

          (c)   The Company and the Company Subsidiaries are in compliance with the terms of all Leases to which they are a party, except such compliance which has not had or would not reasonable be expect to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company's knowledge, all such material Leases are in full force and effect, and the Company enjoys peaceful and undisturbed possession under all such Leases.

        Section 3.16    Environmental Matters.     Except for matters that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect: (a) the Company and the Company Subsidiaries are, and since July 1, 2014, have been, in compliance with applicable Environmental Laws, including all Environmental Permits; (b) the Company and the Company Subsidiaries have all the Environmental Permits necessary for the conduct and operation of the business as now being conducted, and all such Environmental Permits are in good standing; (c) there is not now and has not been any Hazardous Substance used, generated, treated, disposed of or released for which the Company or a Company Subsidiary would have legal liability or responsibility, or otherwise existing at, on, under or emanating from any Company or Company Subsidiaries owned, leased or operated property or otherwise associated with the business, except in compliance with and as would not give rise to liability under applicable Environmental Laws; (d) the Company and the Company Subsidiaries have not received any written notice of alleged, actual or potential responsibility or liability of the Company or any Company Subsidiary for, or any inquiry or investigation of the Company or any Company Subsidiary regarding, any release or threatened release of Hazardous Substances by or associated with the Company or any Company Subsidiary or alleged violation by the Company or any Company Subsidiary of, or non-compliance by the Company or any Company Subsidiary with, any Environmental Law; (e) there is no site to which the Company or the Company Subsidiaries have disposed or arranged for disposal of or transported or arranged for the transport of Hazardous Substances which, to the knowledge of the Company, would reasonably be expected to become the subject of an environmental action or give rise to liability, except pursuant to projects undertaken under the Company's "Exit Strategy" program; (f) neither the Company nor the Company Subsidiaries have assumed or retained or become subject to, by contract or operation of law, liabilities under any Environmental Law, except pursuant to projects undertaken under the Company's "Exit Strategy" program; (g) except for insurance where limits have been exhausted, the policy period has expired, or there has been a buyout of the insurance, to the Company's knowledge, the insurance placed for the "Exit Strategy" program is in full effect and the Company has no reason to expect any default or nonpayment by the insurers; and (h) the Transactions will not require any filings or other obligations pursuant to the New Jersey Industrial Site Recovery Act or the Connecticut Transfer Act.

        Section 3.17    Intellectual Property.

          (a)   Schedule 3.17(a) sets forth a true and correct list of all registered Owned Company Intellectual Property and applications for registration or issuance of Owned Company Intellectual Property, including the owner or registrant thereof and: (i) for each patent and patent application, the patent number or application serial number, the jurisdiction in which the patent or application has been filed or issued, and the date filed or issued, (ii) for each registered trademark or service mark, the application serial number or registration number, the jurisdiction of the application or registration, and the date filed or issued, (iii) each URL or domain name registered; and (iv) for each registered copyrighted work, the number and date of registration and the jurisdiction of the registration. The Intellectual Property Rights set forth on Schedule 3.17(a) are subsisting and unexpired, have not been abandoned, canceled or otherwise terminated and, to the knowledge of the Company, are valid and enforceable. The Company and the Company Subsidiaries own all Owned Company Intellectual Property, including all of the Intellectual Property Rights set forth on Schedule 3.17(a), free and clear of all Liens (other than Permitted Liens).

          (b)   The Company or one of the Company Subsidiaries owns all right, title and interest in and to (free and clear of all Liens other than Permitted Liens), or otherwise has valid and enforceable rights to use, all Intellectual Property Rights used in or necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted, except such Intellectual Property

  Rights that, if not possessed by the Company or one of the Company Subsidiaries, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (c)   Except, in each case for any such infringement or misappropriation that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) since January 1, 2014, neither the Company, nor any Company Subsidiary, nor the operation of the Company's or any of the Company Subsidiaries' business has infringed upon or misappropriated, or is infringing upon, or misappropriating, the Intellectual Property Rights of another Person and (ii) no action, claim or proceeding alleging infringement, misappropriation, or other violation of any Intellectual Property Right of another Person is pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary. Since January 1, 2014, the Company has not received any written notice relating to any actual or alleged infringement, misappropriation, or violation of any Intellectual Property Right of another Person by Company or any Company Subsidiary. To the knowledge of the Company, no Person or any of such Person's products or services or other operation of such Person's business is infringing upon or misappropriating any Company Intellectual Property in any material respect.

          (d)   Except for such proceedings or actions that, if resolved against the Company or any Company Subsidiary, have not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no proceedings or actions pending before any Governmental Entity challenging the ownership, use, validity or enforceability of the Owned Company Intellectual Property and, to the knowledge of the Company, no such proceedings or actions have been threatened against the Company or any Company Subsidiary.

          (e)   The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and secure the ownership of and rights of the Company and the Company Subsidiaries in Owned Company Intellectual Property, including in their confidential information and trade secrets included in the Owned Company Intellectual Property. There has been no unauthorized access to or uses or other security breaches of information technology systems used by or on behalf of the Company or any Company Subsidiary or any such information or data collected, processed, stored, or maintained by or on behalf of the Company or any Company Subsidiary, except for such unauthorized access, uses or security breaches that have not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 3.18    Compliance with Laws; Permits.

          (a)   Since July 1, 2014, except in each case for such non-compliance that has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and the Company Subsidiaries has complied and is in compliance with all Laws which affect the business, properties or assets of the Company and (ii) no notice, charge or assertion has been received by the Company or any Company Subsidiary or, to the Company's knowledge, threatened against the Company or any Company Subsidiary alleging any non-compliance with any such Laws,. Notwithstanding anything to the contrary in this Section 3.18(a), the provisions of this Section 3.18(a) shall not apply to matters which are the subject of Section 3.11, Section 3.13 and Section 3.16.

          (b)   The Company and the Company Subsidiaries are in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company and the Company Subsidiaries to own, lease and operate their Properties or to carry on their business substantially in the manner described in the Company SEC Documents filed prior to the date hereof and substantially as is being conducted as of the date hereof (the "Company Permits"), and all such Company Permits are valid, and in full force and effect, except where the failure to possess or maintain such Company Permits in full force and effect has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since July 1, 2014, the Company has not received any written notice from any Governmental Entity regarding (i) any actual or possible material violation of any Company Permit or (ii) any actual or possible revocation, withdrawal, suspension, cancelation, termination or modification of any Company Permit, in each case ((i) and (ii)) other than as has not had or would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company and Company Subsidiaries comply with the terms of all Company Permits, and no suspension or cancelation of any Company Permit is pending or, to the knowledge of the Company, threatened, except for such noncompliance, suspensions or cancelations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Company Material Adverse Effect.

          (c)   Since July 1, 2014, the Company and each Company Subsidiary, and, to the knowledge of the Company, each of their respective officers, directors, employees, and any agent or other Person acting on behalf of the Company or any Company Subsidiary, has been in compliance in all material respects with all applicable International Trade Laws and Anti-Bribery Laws. Neither the Company nor any Company Subsidiary, nor, to the knowledge of the Company, any of their respective officers, directors, employees, any agent or other Person acting on behalf of the Company or any Company Subsidiary, is or has been since July 1, 2014, (i) the subject or target of any Sanctions or (ii) organized, resident or located in any country or region that is the subject or target of comprehensive Laws imposing Sanctions, including Cuba, Crimea, Sudan, Syria, Iran, or North Korea.

          (d)   Since July 1, 2012, neither the Company nor any Company Subsidiary has been convicted of violating any International Trade Law or Anti-Bribery Law or has been the target of any investigation by a Governmental Entity for potential violation of any applicable International Trade Laws or Anti-Bribery Laws.

        Section 3.19    Information in the Proxy Statement.     The letter to stockholders, notice of meeting, proxy statement and form of proxy that will be provided to stockholders of the Company in connection with the Merger (including any amendments or supplements thereto) and any annexes, schedules or exhibits required to be filed with the SEC in connection therewith (collectively, the "Proxy Statement") will not, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading, or to correct any statement made in any earlier communication with respect to the solicitation of any proxy or approval for the Merger in connection with which the Proxy Statement shall be mailed, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any affiliate of Parent or Merger Sub expressly for inclusion therein. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act.

        Section 3.20    Opinion of Financial Advisor.     The Company Board of Directors has received an opinion from Houlihan Lokey Capital, Inc. (the "Company Financial Advisor") to the effect that, as of the date of such opinion and subject to the limitations, qualifications and assumptions set forth in such opinion, the Merger Consideration to be received in the Merger by the holders of the Shares (other than the Company, Parent, Merger Sub, their respective affiliates and the holders of Dissenting Shares) pursuant to this Agreement is fair, from a financial point of view, to such holders, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

        Section 3.21    Insurance.     The Company and the Company Subsidiaries are either self-insured or have policies of insurance covering the Company, the Company Subsidiaries or any of their respective employees, properties or assets, including policies of contractors' pollution liability, general liability, property, fire, workers' compensation, products liability, directors' and officers' liability, and other casualty and liability insurance, and such policies are in a form, and in each case in such amounts and with respect to such risks and losses, which the Company believes is adequate for the operation of its business. All such insurance policies are in full effect, no written notice of cancelation has been received by the Company or any Company Subsidiary under such policies, and there is no existing default or event which, with the giving of notice of lapse or time or both, has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.22    Related Party Transactions.     Except as set forth in the Company SEC Documents or compensation or other employment or the Company Board of Directors arrangements in the ordinary course, there are no transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any affiliate (including any officer or director) thereof, on the other hand.

        Section 3.23    Brokers; Expenses.     No broker, investment banker, financial advisor or other Person (other than the Company Financial Advisor, whose fees and Expenses shall be paid by the Company) is entitled to receive any broker's, finder's, financial advisor's or other similar fee or commission in connection with this Agreement or the Merger based upon arrangements made by or on behalf of the Company or any Company Subsidiary.

        Section 3.24    Takeover Statutes.     Assuming the accuracy of the representation and warranty contained in Section 4.6, the Company Board of Directors and the Company have taken all action necessary to exempt the Merger, this Agreement and the Transactions from the prohibitions on business combinations set forth in Section 203 of the DGCL. No other "fair price," "moratorium," "control share acquisition," "business combination," or other anti-takeover statute or Law (each, together with Section 203 of the DGCL, a "Takeover Law") is applicable to the Company or the Transactions. None of the Company or any Company Subsidiary has adopted a stockholder rights agreement, rights plan, "poison pill" or other similar agreement that is currently in effect.

        Section 3.25    Government Contracts.     Since July 1, 2014, neither the Company nor any Company Subsidiary has (a) breached or violated any Law, certification, representation, clause, provision or requirement pertaining to any Government Contract; (b) been suspended or debarred from bidding on government contracts by a Governmental Entity; (c) to the knowledge of the Company, been audited or investigated by any Governmental Entity with respect to any Government Contract (other than in the ordinary course of business, such as routine audits by the DCAA and OFCCP); (d) conducted or initiated any internal investigation or made any disclosure to any Governmental Entity with respect to any alleged or potential irregularity, misstatement or omission arising under or relating to a Government Contract; (e) received from any Governmental Entity or any other Person any written notice of breach, cure, show cause or default with respect to any Government Contract; or (f) had any Government Contract terminated by any Governmental Entity or any other Person for default or failure to perform; except, in each case of clauses (a) through (f), as has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 3.26    No Other Representations or Warranties.     Except for the representations and warranties set forth in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or the Company Subsidiaries, or their respective businesses, operations, assets, liabilities or conditions (financial or otherwise), or with respect to any other information provided to Parent or Merger Sub, in each case in connection with this Agreement or the Transactions, and the Company hereby disclaims any such other representations and warranties.

 ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company, jointly and severally, as set forth in this Article IV.

        Section 4.1    Organization and Qualification.     Each of Parent and Merger Sub is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to conduct its business as now being conducted, except for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not impair or delay in any material respect the ability of each of Parent and Merger Sub, as the case may be, to perform its obligations under this Agreement or prevent or materially delay the consummation of the Transactions.

        Section 4.2    Authorization; Validity of Agreement; Necessary Action.     Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by each of them of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject to the adoption of this Agreement by Parent as the sole stockholder of Merger Sub, and no other corporate action on the part of either Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due and valid authorization, execution and delivery hereof by the Company, is the valid and binding obligation of each of Parent and Merger Sub enforceable against each of them in accordance with its terms, except that the enforcement hereof may be limited by Enforceability Exceptions.

        Section 4.3    Consents and Approvals; No Violations.     None of the execution, delivery or performance of this Agreement by Parent and Merger Sub, the consummation by Parent and Merger Sub of the Merger or any other Transactions or compliance by Parent or Merger Sub with any of the provisions of this Agreement will (a) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (b) require any filing by Parent or any of its Subsidiaries with, or the obtaining of any permit, authorization, consent or approval of, any Governmental Entity (except for (i) compliance with any applicable requirements of the Exchange Act, (ii) any filings as may be required under the DGCL in connection with the Merger, (iii) filings, permits, authorizations, consents and approvals as may be required under the HSR Act and any other Required Governmental Approvals or (iv) such filings with the SEC as may be required on behalf of Merger Sub and Parent in connection with this Agreement and the Merger), (c) result in a modification, violation or breach of, or constitute (with or without notice or lapse of time or both) a default or result in the creation of any Liens, or give rise to any right, including any right of termination, amendment, cancelation or acceleration, under, any of the terms, conditions or provisions of any material contract to which Parent or any of its Subsidiaries is a party, or (d) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent or Merger Sub, any of their Subsidiaries, or any of their properties or assets; except in each of clauses (b), (c) or (d) where (A) any failure to obtain such permits, authorizations, consents or approvals, (B) any failure to make such filings or (C) any such modifications, violations, rights, Liens, breaches or defaults would not, individually or in the aggregate, impair or delay in any material respect the ability of each Parent or Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent or materially delay the consummation of the Transactions.

        Section 4.4    Litigation.     As of the date hereof, there is no Legal Proceeding pending against (or, to the knowledge of Parent, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to the knowledge of Parent, is there any audit, inquiry or investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and none of Parent or any of its Subsidiaries is subject to any outstanding order, writ, injunction, award or decree, in each case, which would, individually or in the aggregate, impair or delay in any material respect the ability of each of Parent and Merger Sub to perform its obligations under this Agreement, as the case may be, or prevent the consummation of any of the Transactions.

        Section 4.5    Information in the Proxy Statement.     None of the information supplied by Parent, Merger Sub or any affiliate or Representative of Parent or Merger Sub, expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, on the date of filing with the SEC, at the time the Proxy Statement is first mailed and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading. Neither Parent nor Merger Sub makes any representation or warranty with respect to any information supplied by any other Person that is included in the Proxy Statement.

        Section 4.6    Ownership of Company Capital Stock.     Neither Parent, Merger Sub nor any of their respective affiliates is, nor at any time during the last three (3) years has been, an "interested stockholder" of the Company as defined in Section 203 of the DGCL.

        Section 4.7    Sufficient Funds.

          (a)   Parent has delivered to the Company a true, correct and complete copy of the executed Equity Commitment Letter from a certain Person (the "Equity Investor") relating to the commitment of the Equity Investor to provide cash equity in the aggregate amount set forth therein for the purpose of funding the Transactions (the "Equity Financing"). The Equity Commitment Letter provides, and will continue to provide until such time as this Agreement and/or the Equity Commitment Letter is terminated, that the Company is a third party beneficiary thereof as set forth therein.

          (b)   As of the date hereof: (i) the Equity Commitment Letter is in full force and effect and has not been withdrawn, terminated or rescinded in any respect or otherwise amended, supplemented or modified in any respect; (ii) the Equity Commitment Letter is a legal, valid and binding obligation of Merger Sub, Parent, and the Equity Investor; (iii) except for the Equity Commitment Letter delivered to the Company, there are no side letters or other agreements, contracts or arrangements relating to the Equity Financing or the Equity Commitment Letter that could affect the amount, availability or conditionality of the Equity Financing, to which Merger Sub, Parent, or any of their respective affiliates is a party; and (v) assuming the satisfaction of the conditions to Merger Sub's and Parent's obligation to consummate the Merger (pursuant to Section 7.1 and Section 7.2), to the knowledge of Merger Sub and Parent, no event has occurred which, with or without notice, lapse of time or both, would reasonably be expected to (A) constitute a default or breach on the part of Merger Sub, Parent or their respective affiliates with respect to the Equity Financing and the Equity Investor under any term of the Equity Commitment Letter, (B) result in a failure of any condition of the Equity Commitment Letter, or (C) result in any portion of the Equity Financing contemplated thereby to be unavailable. Assuming the satisfaction of the conditions to Parent's obligation to consummate the Merger (pursuant to Section 7.1 and Section 7.2) and the accuracy of the representations and warranties of the Company in Article III and compliance with the covenants and obligations of the Company under this Agreement, the aggregate net proceeds of the Equity Financing, together with available cash on hand at the Company and the Company Subsidiaries, will be sufficient for the satisfaction of all of Merger Sub's and Parent's obligations under this Agreement, including the payment in cash of the aggregate Merger Consideration pursuant to Section 2.1(a), all amounts to be paid pursuant to Section 2.4, the payment of all associated costs and Expenses (including any repayment or refinancing of indebtedness of the Company required in connection therewith and the Expenses payable by Parent pursuant to Section 9.3) and the payment of all other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions. There are no conditions precedent or other contingencies related to the funding or investing, as applicable, of the full amount of the Equity Financing, other than as expressly set forth in the Equity Commitment Letter. As of the date hereof, assuming the satisfaction of the conditions to Merger Sub's and Parent's obligation to consummate the Merger (pursuant to Section 7.1 and Section 7.2), neither Merger Sub nor Parent has any reason to believe that any of the conditions to the Equity Financing will not be satisfied or that the full amount of the Equity Financing will not be available to Merger Sub on the date of the Closing.

          (c)   Concurrently with the execution of this Agreement, Parent has delivered to the Company the limited guarantee of the Equity Investor with respect to certain matters on the terms specified therein (the "Guarantee"). The Guarantee is in full force and effect (assuming the due authorization, execution and delivery thereof by the Company) and constitutes the legal, valid and binding obligation of the Equity Investor, enforceable in accordance with its terms, subject to the Enforceability Exceptions. No event has occurred that would reasonably be expected to result in a breach of, or a default under, the Guarantee on the part of the Equity Investor.

        Section 4.8    Ownership and Operations of Merger Sub.     Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities, has conducted its operations only as contemplated hereby, and has not incurred any liabilities or other obligations (other than to the Company pursuant to this Agreement or otherwise in connection with the consummation of the Transactions).

        Section 4.9    Brokers and Other Advisors.     No broker, investment banker, financial advisor, agent or other Person is entitled to any broker's, finder's, financial advisor's, agent's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their Subsidiaries.

        Section 4.10    No Agreements with Stockholders.     Other than the Support Agreements, as of the date hereof, none of Parent, Merger Sub or any of their respective affiliates or any other Person on behalf of Parent or Merger Sub or their respective affiliates has entered into any contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking, whether written or oral, with any stockholder of the Company (where such stockholder has entered into such contract, commitment, agreement, instrument, obligation, arrangement, understanding or undertaking in his or her or its capacity as a stockholder of the Company), including any "lock up" or similar arrangements pertaining to the Capital Stock of the Company held by such stockholder.

        Section 4.11    No Agreements with Management.     Other than this Agreement, as of the date hereof, there are no contracts, commitments, agreements, instruments, obligations, arrangements, understandings or undertakings, whether written or oral, between Parent or Merger Sub or any of their affiliates or Representatives, on the one hand, and any member of the Company's management or the Company Board of Directors, on the other hand, relating in any way to the Transactions or the operations of the Company after the Effective Time.

        Section 4.12    Solvency.     Neither Merger Sub nor Parent is entering into this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company and/or the Company Subsidiaries. After giving effect to the Transactions, including the Financing, the payment of the aggregate Merger Consideration pursuant to Section 2.1(a), all amounts to be paid pursuant to

Section 2.4, the payment of all associated costs and Expenses (including any repayment or refinancing of indebtedness of the Company required in connection therewith and the Expenses payable by Parent pursuant to Section 9.3) and the payment of all other amounts required to be paid by Parent and Merger Sub in connection with the consummation of the Transactions and to allow Merger Sub and Parent to perform all of their obligations under this Agreement, and assuming the satisfaction of the conditions to Merger Sub's and Parent's obligations to consummate the Merger and the accuracy of the representations and warranties in Article III and compliance with the covenants and obligations of the Company under this Agreement, the Surviving Corporation will be Solvent as of and immediately after the Effective Time. For the purposes of this Agreement, the term "Solvent" means that, as of any date of determination and with respect to any Person: (a) the present "fair saleable value" of the assets of such Person and its Subsidiaries, on a consolidated basis, is greater than the total amount of "liabilities, including contingent liabilities," of such Person and its Subsidiaries, on a consolidated basis, as of such date, (b) the present "fair saleable value" of the assets of such Person and its Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries, on a consolidated basis, on their existing debts and liabilities as they become absolute and matured (the quoted terms in clause (a) and (b) as are generally determined in accordance with applicable federal or state Laws governing determination of insolvency of debtors), (c) such Person and its Subsidiaries, on a consolidated basis, are not engaged in business, and are not about to engage in business, for which such Person's and its Subsidiaries' assets, on a consolidated basis, would constitute unreasonably small capital, and (d) such Person and its Subsidiaries, on a consolidated basis, intend to, and believe that they will, pay their debts and liabilities as they mature.

        Section 4.13    Investigation; Limitation on Warranties; Disclaimer of Other Representations and Warranties.     Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, intellectual property, technology, liabilities, results of operations, financial condition and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries, and each of Parent and Merger Sub acknowledges and agrees that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the Company, any Company Subsidiary, or any of their respective affiliates, stockholders, controlling persons or Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. Parent and Merger Sub each acknowledge and agree that, except for the representations and warranties expressly set forth in Article III, (a) the Company does not make, and has not made, any representations or warranties relating to itself or its business or otherwise in connection with the Merger and Parent and Merger Sub are not relying on any representation or warranty except for those expressly set forth in Article III, (b) no Person has been authorized by the Company to make any representation or warranty relating to itself or its business or otherwise in connection with the Merger, and if made, such representation or warranty must not be relied upon by Parent or Merger Sub as having been authorized by such party and (c) any estimates, projections, predictions, data, financial information, memoranda, presentations or any other materials or information provided or addressed to Parent, Merger Sub or any of their Representatives are not and shall not be deemed to be or include representations or warranties unless any such materials or information is the subject of any express representation or warranty set forth in Article III.

ARTICLE V

CERTAIN COVENANTS OF THE COMPANY

        Section 5.1    Conduct of Business by the Company Pending the Closing.     The Company agrees that between the date of this Agreement and the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (w) as set forth in Schedule 5.1, (x) as required pursuant to this Agreement, (y) as may be required by Law or (z) as consented to in writing by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall and shall cause the Company Subsidiaries, (1) to use their respective reasonable best efforts to conduct its and their business in all material respects in the ordinary course of business, (2) to use their respective reasonable best efforts to preserve intact its material assets, properties, contracts, licenses and business organizations and (3) not to, directly or indirectly:

          (a)   (i) amend its certificate of incorporation or bylaws or equivalent organizational documents; (ii) adopt or implement any stockholder rights plan or similar arrangement; or (iii) form a Company Subsidiary;

          (b)   adjust, split, combine, subdivide, recapitalize or reclassify any Shares or any other capital stock of, or other Equity Interest in, the Company or any Company Subsidiary;

          (c)   make, authorize, declare, set aside, establish a record date for or pay any dividend or other distribution payable in cash, stock or property (or any combination thereof) with respect to the Company's Capital Stock or any other capital stock of any Company Subsidiary;

          (d)   redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any Shares, or any other capital stock of, or other Equity Interests in, the Company or any Company Subsidiary, except (i) from holders of Company Options, to the extent such Company Options are disclosed in Section 3.2 or granted after the date hereof not in violation of the terms of this Agreement, in full or partial payment of any exercise price and any applicable Taxes payable by such holder upon exercise of the Company Options to the extent required or permitted under the terms of such Company Options, or (ii) from holders of Restricted Awards, to the extent such Restricted Awards are disclosed in Section 3.2 or granted after the date hereof not in violation of the terms of this Agreement, in full or partial payment of any purchase price and any applicable Taxes payable by such holder upon the lapse of restrictions on the Restricted Awards;

          (e)   issue, sell, pledge, deliver, transfer, dispose of or encumber any shares of, or securities convertible into or exchangeable for, or warrants, calls, commitments or rights of any kind to acquire, any Shares or other capital stock of, or Equity Interest in, the Company or any Company Subsidiaries, of any class, or grant to any Person any right the value of which is based on the value of Shares or other capital stock, or other Equity Interests, of the Company and the Company Subsidiaries, other than (i) the issuance of Shares reserved for issuance on the date hereof pursuant to the exercise of the Company Options or vesting or settlement of Restricted Awards, in each case, outstanding as of the date hereof and disclosed in Section 3.2, or granted after the date hereof in compliance with the terms of this Agreement and (ii) the grant of Company Options or Restricted Awards to new hires, not to exceed 10,000 Shares underlying each individual Company Equity Awards and 100,000 Shares underlying the aggregate of all such Company Equity Awards for such new hires;

          (f)    acquire (whether pursuant to merger, stock or asset purchase or otherwise) in one transaction or any series of related transactions any capital stock or other Equity Interests in any Person or any business, corporation, partnership, joint venture, limited liability company, association, business organization or division of any Person or all or substantially all of the assets of any Person (or business or division thereof);

          (g)   transfer, lease, license, sell, mortgage, pledge, dispose of, abandon, permit to lapse (other than in accordance with its term), guarantee, exchange, incur or encumber any of its properties or assets, in each case, in excess of $100,000 individually or $500,000 in the aggregate, other than dispositions in the ordinary course of obsolete assets no longer used in the operation of the business;

          (h)   except for (i) borrowings under the Credit Agreement in the ordinary course of business or (ii) intercompany loans between the Company and any wholly-owned Company Subsidiary, or between wholly-owned Company Subsidiaries: (A) incur, prepay, issue, syndicate, refinance or assume any long-term or short-term indebtedness, (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person that is not an affiliate of the Company for borrowed money, (C) make any loans, advances or capital contributions to, or investments in, any other Person, (D) cancel any Indebtedness or waive any claims or rights of substantial value or (E) grant any Lien (other than Permitted Liens);

          (i)    except (i) as required by the terms of any Benefit Plan, agreement or other contract in effect on the date hereof, or (ii) in order to effectuate the actions required by Section 2.4, (A) increase the salary or bonus opportunity or other compensation or benefits of any Participant (other than salary increases in the ordinary course of business with respect to employees whose compensation does not and would not exceed, on an annualized basis, $200,000), (B) grant any Participant any increase in severance or termination pay, (C) establish, adopt or enter into any collective bargaining agreement, (D) increase the compensation coverage or benefits available under any (or create any new) Benefit Plan or otherwise modify or amend or terminate any Benefit Plan, (E) accelerate or commit to accelerate the funding, payment, or vesting of any compensation or benefits to any Participant, or (F) hire or otherwise enter into any employment or consulting agreement or arrangement with any individual or terminate any officer, director, employee or individual consultant, in each case, whose compensation exceeds or would exceed, on an annualized basis, $200,000; provided that the foregoing clauses (A) through (D) shall not restrict the Company from entering into or making available plans, agreements, benefits and compensation arrangements to newly hired employees or to existing employees in the context of promotions, or from paying bonuses to employees under the Company's applicable bonus plans for the fiscal year ending on June 30, 2017 based on actual achievement of applicable performance goals and, in each case, in the ordinary course of business;

          (j)    incur any capital expenditures or any obligations or liabilities in respect thereof in excess of $500,000, individually or in the aggregate, except those contemplated in the capital expenditures budget for the Company made available to Parent;

          (k)   enter into any agreement or arrangement that materially limits or otherwise materially restricts the Company or any Company Subsidiary or, upon completion of the Transactions, Parent or its affiliates or any successor thereto, from engaging or competing in any line of business in which such Person is currently engaged or in any geographic area material to the business or operations of such Person;

          (l)    change any of the accounting methods used by it materially affecting its assets, liabilities or business, except for such changes required by GAAP, applicable Laws or any Governmental Entity;

          (m)  make, change or rescind any material Tax election, file any amended Tax Return with respect to any material Tax, adopt or change any annual Tax accounting period or method of Tax accounting, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment, surrender any right to claim a material Tax refund, offset or other reduction in liability, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company or the Company Subsidiaries;

          (n)   settle, waive, release or compromise any (i) professional or general liability claims or workers' compensation claims against the Company or any of the Company Subsidiaries, other than settlements or compromises of any such claims in the ordinary course of business or where the amount paid in settlement or compromise does not exceed the aggregate amount reserved against for professional and general liability claims or workers' compensation claims, as applicable, in the most recent financial statements (or the notes thereto) of the Company included in the Company's annual report on Form 10-K for the fiscal year ending on June 30, 2016, as updated for additional budgeted provisions in the ordinary course of business; or (ii) other Legal Proceedings against, any tolling agreement with respect to or any audit, inquiry or investigation of a Governmental Entity with respect to the Company or any of the Company Subsidiaries (including any audit, examination or other proceeding with respect to Taxes), other than settlements or compromises (A) where the amount paid in settlement or compromise does not exceed $250,000 individually or $500,000 in the aggregate, (B) where the amount paid in settlement does not exceed the amount reserved against such matter in the most recent financial statements (or the notes thereto) of the Company included in the Company's annual report on Form 10-K for the fiscal year ending on June 30, 2016 or (C) that would not impose equitable or injunctive relief, material restrictions, effects or obligations on the business of the Company or any Company Subsidiary;

          (o)   except in the ordinary course of business, (i) enter into, terminate, materially modify or waive any material provision of any Company Material Contract or (ii) enter into any new contract that would have been a Company Material Contract if it were entered into on or prior to the date of this Agreement;

          (p)   adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary (other than the Merger);

          (q)   engage in any transaction with, or enter into any contract with, any affiliate of the Company or other Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404 of Regulation S-K;

          (r)   implement or announce any material employee layoffs or location closings;

          (s)   maintain insurance at less than current levels, materially alter or otherwise take any action to materially affect any coverage (including availability of such coverage) with respect to insurance policies or otherwise in a manner inconsistent with past practice; or

          (t)    enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize any of the foregoing.

        Section 5.2    Solicitation.

          (a)   The Company shall not, and shall not permit or authorize any of the Company Subsidiaries or its or their respective Representatives, directly or indirectly, to (i) solicit, facilitate or initiate or knowingly encourage or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Competing Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Competing Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Competing Proposal, (iii) approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to any Competing Proposal, (iv) other than an Acceptable Confidentiality Agreement, enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement providing for, facilitating or endorsing a Competing Proposal or enter into any contract, agreement or arrangement requiring the Company to abandon, terminate or fail to consummate the Transactions, or (v) furnish to any Person (other than Parent, its affiliates or any of their Representatives, the Company's affiliates or the Representatives of the Company or any of the Company's affiliates) any information relating to the Company or any Company Subsidiary or to afford to any Person access to the business, properties, assets, books, records of other information, or to any personnel, of the Company and Company Subsidiaries (other than Parent, its affiliates or any of their Representatives, the Company's affiliates or the Representatives of the Company or any of the Company's affiliates). The Company shall, and shall cause each of the Company Subsidiaries to, and use its reasonable best efforts to cause its and their Representatives to (A) immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Competing Proposal, (B) request the prompt return or destruction of all non-public information previously furnished in connection therewith and cease to provide any further information with respect to the Company, any Company Subsidiary or any Competing Proposal to such Person, (C) terminate "data room" access for any Person (other than Parent and its affiliates) and (D) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its affiliates or Representatives is a party with respect to any Competing Proposal, and enforce the provisions of any such agreement.

          (b)   Neither the Company Board of Directors nor any committee thereof shall (i) (A) withdraw, change, amend, modify or qualify, or otherwise propose publicly to withdraw, change, amend, modify or qualify, in each case in a manner adverse to Parent or Merger Sub, or otherwise make any statement or proposal inconsistent with, the Company Board Recommendation, (B) adopt, approve, recommend, endorse or otherwise declare advisable the adoption of any Competing Proposal or (C) fail to include the Company Board Recommendation in the Proxy Statement, (D) following the disclosure or announcement of a Competing Proposal, at the written request of Parent, or at any other time following a written request by Parent, fail to reaffirm publicly the Company Board Recommendation within five (5) business days (provided that Parent shall be only allowed to make one such reaffirmation request with respect to each such disclosure or announcement of a Competing Proposal made prior to obtaining the Requisite Stockholder Approval, and otherwise only one such reaffirmation request not in connection with any such disclosure or announcement of a Competing Proposal), (E) following the commencement of a tender offer or exchange offer relating to the Shares by a Person unaffiliated with Parent, fail to reaffirm the Company Board Recommendation and recommend that the Company's stockholders reject such tender offer or exchange offer within five (5) business days after the commencement of such tender offer or exchange offer pursuant to Rule 14d-9(f) under the Exchange Act (or, if earlier, by the close of business on the business day immediately preceding the scheduled date of the Special Meeting) or (F) resolve, agree or propose to take any such actions (each such action set forth in this Section 5.2(b)(i) being referred to herein as a "Change of Recommendation") or (ii) cause or permit the Company to enter into any definitive or binding agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement providing for, facilitating or endorsing a Competing Proposal.

          (c)   Notwithstanding the limitations set forth in Section 5.2(a) and Section 5.2(b), if at any time prior to obtaining the Requisite Stockholder Approval, the Company receives a bona fide written Competing Proposal that did not result from a breach of this Section 5.2, the Company may contact the Person making such Competing Proposal solely to clarify the terms and conditions thereof, and if such Competing Proposal (i) constitutes a Superior Proposal or (ii) the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors would reasonably be expected to result, after the taking of any of the actions referred to in either of clause (A) or (B), in a Superior Proposal, the Company may take the following actions: (A) furnish non-public information to the Person making such Competing Proposal, if, and only if, prior to so furnishing such information, the Company receives from such Person an executed Acceptable Confidentiality Agreement and (B) engage in discussions or negotiations with such Person with respect to the Competing Proposal; provided that, as promptly as reasonably practicable (and in any event within forty-eight (48) hours) following the Company taking such actions as described in clauses (A) and (B) above, the Company shall (1) provide written notice to Parent of such Superior Proposal or the determination of the Company Board of Directors as provided for in clause (ii) above, as applicable and (2) provide to Parent any information concerning the Company or the Company Subsidiaries provided to such Person which was not previously provided to Parent.

          (d)   The Company shall as promptly as reasonably practicable (and in any event within forty-eight (48) hours) following the receipt of any written Competing Proposal, provide Parent with the material terms of any such Competing Proposal (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and the identity of the Person or group of Persons making such Competing Proposal; provided, however, that the Company shall not be required to disclose the identity of the Person making such Competing Proposal if such disclosure is prohibited by the terms of a confidentiality agreement with such Person. The Company shall keep Parent reasonably informed on a reasonably prompt basis (and in any event within forty-eight (48) hours of any material development) of the status and details (including amendments) of any such Competing Proposal and provide Parent with any documents describing or evidencing any such Competing Proposal.

          (e)   Notwithstanding the limitations set forth in Section 5.2(a) and Section 5.2(b), at any time prior to obtaining the Requisite Stockholder Approval, the Company Board of Directors may, if the Company Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the proper exercise of its fiduciary duties to the stockholders of the Company under applicable Law, cause the Company to terminate this Agreement pursuant to Section 8.1(h) (including payment of the applicable Company Termination Fee) and concurrently enter into a definitive agreement with respect to a Superior Proposal; provided, however, that the Company Board of Directors may not terminate this Agreement pursuant to this Section 5.2(e) unless:

              (i)  the Company shall have provided prior written notice to Parent, at least seventy-two (72) hours in advance (the "Notice Period"), of its intention to terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal and substantially complete copies of all forms of agreements with respect to such Superior Proposal);

             (ii)  prior to terminating this Agreement to enter into a definitive agreement with respect to such Superior Proposal, the Company shall, and shall cause its Representatives to, during the Notice Period, negotiate with Parent and its affiliates in good faith (to the extent Parent and its affiliates also have notified the Company that they so seek to negotiate) to make such adjustments in the terms and conditions of this Agreement, the Equity Commitment Letter and the Guarantee, as applicable, so that the Competing Proposal would cease to constitute a Superior Proposal; and

            (iii)  taking into account all adjustments to the terms of this Agreement that may be offered in writing by Parent pursuant to this Section 5.2(e) as described above, the Company Board of Directors determines in good faith after consultation with the Company's outside legal and financial advisors that such Competing Proposal still constitutes a Superior Proposal

    (it being understood and agreed that any change to the financial or other material terms of a Competing Proposal that was previously the subject of a notice hereunder shall require a new notice to Parent as provided above, but with respect to any such subsequent notices, references herein to a "seventy-two (72) hours" shall be deemed references to "forty-eight (48) hours").

          (f)    Notwithstanding anything to the contrary in Section 5.2(a) or Section 5.2(b), at any time prior to obtaining the Requisite Stockholder Approval, the Company Board of Directors may take any of the actions described in clauses (A), (C), (D) of Section 5.2(b)(i) or, solely for the purposes of such clauses (A), (C) and (D), clause (F) of Section 5.2(b)(i) if, following the occurrence of an Intervening Event, (i) the Company Board of Directors determines in good faith (after consultation with outside counsel) that the failure to do so would be inconsistent with the proper exercise of its fiduciary duties to the stockholders of the Company under applicable Law and (ii) the Company Board of Directors shall have (A) first provided prior written notice to Parent that it is prepared to effect a Change of Recommendation, which notice shall include a reasonably detailed description of the facts and circumstances relating to such Intervening Event, and (B) complied, as applicable, with the requirements set forth in Section 5.2(e) as if such provisions related to an Intervening Event instead of a Superior Proposal.

          (g)   The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective affiliates) from the restrictions on "business combinations" contained in Section 203 of the DGCL (or any similar provision of applicable Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(h). Nothing contained in this Section 5.2 or elsewhere in this Agreement shall prohibit the Company Board of Directors from (i) complying with its disclosure obligations under U.S. federal or state Law with respect to a Competing Proposal, including taking and disclosing to its stockholders a position contemplated by Rule 14d-9 and 14e-2(a) promulgated under the Exchange Act or any other similar communication to stockholders or (ii) making any "stop, look and listen" communication or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act (which shall be deemed to not constitute a Change of Recommendation); provided, however, that the foregoing will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement, including whether there has been a Change of Recommendation.

        Section 5.3    Proxy Statement.     The Company shall prepare and file with the SEC, subject to providing Parent with a reasonable opportunity to review and comment on such filing and giving good faith consideration to including any such reasonable comments provided by Parent, as promptly as reasonably practicable (and in any event no later than fifteen (15) business days) after the date hereof, a preliminary Proxy Statement (the "Preliminary Proxy Statement") relating to the Merger as required by the Exchange Act. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act to be included in the Preliminary Proxy Statement. The Company shall obtain and furnish the information required to be included in the Preliminary Proxy Statement, shall provide Parent with any comments and copies of all correspondence that may be received from the SEC or its staff or any other Governmental Entities with respect thereto, shall respond promptly to any such comments made by the SEC or its staff or any other Governmental Entities with respect to the Preliminary Proxy Statement (after providing Parent with a reasonable opportunity to review and comment on such response and giving good faith consideration to including any such reasonable comments provided by Parent), shall cause the Proxy Statement to be mailed to the Company's stockholders at the earliest reasonably practicable date and shall use its reasonable best efforts (subject to Section 5.2) to obtain the necessary approval of the Merger by its stockholders. If, at any time prior to the Special Meeting, any information relating to the Company, Parent, Merger Sub, any of their respective affiliates, this Agreement or the Transactions (including the Merger), should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party, and an amendment or supplement describing such information shall be prepared by the Company and, after providing Parent with a reasonable opportunity to review and comment on such amendment or supplement and giving good faith consideration to including any such reasonable comments provided by Parent, filed with the SEC, and to the extent required by applicable Law, disseminated to the stockholders of the Company. Except as Section 5.2 expressly permits, the Proxy Statement shall include the Company Board Recommendation. The Company shall as promptly as reasonably practicable after the date hereof, set a record date for the Special Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith.

        Section 5.4    Stockholder Approval.     The Company shall, as promptly as reasonably practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") for the initial purpose of obtaining the Requisite Stockholder Approval required in connection with this Agreement and the Merger, and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable (and in any event, such meeting shall be held no later than 35 calendar days after (a) the tenth (10th) calendar day after the Preliminary Proxy Statement has been filed with the SEC (or if such date is not a business day, the next succeeding business day) if by such date the SEC has not informed the Company that it intends to review the Proxy Statement or (b) if by such tenth (10th) calendar day, the SEC has informed the Company that it intends to review the Proxy Statement, the date on which the SEC confirms that it has no further comments on the Proxy Statement). Notwithstanding anything to the contrary contained in this Agreement, the Company may only adjourn or postpone the Special Meeting (i) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement is provided to the Company's stockholders within a reasonable amount of time in advance of the Special Meeting, (ii) if as of the time for which the Special Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct business at the Special Meeting or (iii) with Parent's written consent. Except as specifically permitted by Section 5.2, the Company Board of Directors shall continue to recommend that the Company's stockholders vote in favor of the adoption of the agreement of merger (as such term is used in Section 251 of the DGCL) contained in this Agreement and the Company shall use its reasonable best efforts to obtain from its stockholders the Requisite Stockholder Approval. Unless this Agreement shall have been terminated in accordance with Section 8.1, the Company shall submit the agreement of merger contained in this Agreement to its stockholders for adoption without regard to whether the Company Board of Directors has withdrawn, modified or qualified, or has publicly proposed to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation.

ARTICLE VI

ADDITIONAL AGREEMENTS OF THE PARTIES

        Section 6.1    Access; Confidentiality.     From the date of this Agreement until the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Section 8.1, the Company shall, upon reasonable prior notice, give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to the contracts, books, records, analysis, projections, plans, systems, senior management, commitments, offices and other facilities and properties of the Company and the Company Subsidiaries. The terms of the Confidentiality Agreement shall apply to any information provided to Parent or Merger Sub pursuant to this Section 6.1. Notwithstanding anything to the contrary set forth herein, the Company shall not be required to provide access to, or to disclose information, where such access or disclosure would (a) jeopardize the attorney-client privilege of the Company or (b) contravene any applicable Law or written contractual restriction containing confidentiality obligations prohibiting such disclosure, except that, in the case of clauses (a) or (b), the Company shall use its reasonable best efforts to otherwise make available such information to Parent and Merger Sub notwithstanding such impediment.

        Section 6.2    Consents and Approvals.

          (a)   Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law or otherwise to consummate and make effective the Transactions as promptly as practicable, but in no event later than the Outside Date, (ii) obtain from any Governmental Entities any consents, licenses, permits, waivers, clearances, approvals, authorizations, or orders required to be obtained or made or take other actions necessary to cause the expiration or termination of the applicable waiting periods to be obtained by Parent, Merger Sub or the Company or any of their respective Subsidiaries, or avoid any action or proceeding by any Governmental Entity (including those required under or with respect to the HSR Act and any other antitrust or competition Law or regulation), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions (the "Required Governmental Approvals"), (iii) make or cause to be made as promptly as practicable (and with respect to the HSR Act no later than ten (10) business days after the date of this Agreement) the applications or filings required to be made by Parent, Merger Sub or the Company or any of their respective Subsidiaries under or with respect to the HSR Act, any other applicable Required Governmental Approvals or any other applicable Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, (iv) comply at the earliest reasonably practicable date with any request under or with respect to the HSR Act, any other Required Governmental Approvals and any such other applicable Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the U.S. Federal Trade Commission or the U.S. Department of Justice or any other Governmental Entity in connection with such applications or filings or the Transactions, and (v) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by, the other party in connection with, making (A) any filing under or with respect to the HSR Act, any other Required Governmental Approvals or any such other applicable Laws and (B) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity.

          (b)   Without limiting the generality of the undertakings pursuant to Section 6.2(a), each of the Company (in the case of clauses (ii) and (iii) below) and Parent (in all cases set forth below) agree to take or cause to be taken the following actions:

              (i)  the prompt use of its reasonable best efforts to avoid the entry of any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, which reasonable best efforts shall include (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Entity, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Transactions, and (B) agreeing to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, any assets, rights, product lines, licenses, categories of assets or businesses or other operations, or interests therein, of the Company, Parent or any of their respective Subsidiaries (and the entry into agreements with, and submission to orders of, the relevant Governmental Entity giving effect thereto) if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions by any Governmental Entity;

             (ii)  the prompt use of its reasonable best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the Merger or the other Transactions in accordance with the terms of this Agreement unlawful, or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the Merger or the other Transactions, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (i) above) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened (in writing) injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by this Agreement; and

            (iii)  the prompt use of its reasonable best efforts, subject to applicable Law relating to the exchange of information, to: (A) cooperate in all respects with each other in connection with any filing, submission, or oral presentation and in connection with any investigation or other inquiry, including any proceeding initiated by a private party; (B) keep the other party and its counsel informed on a current basis of any communication received by such party from, or given by any Governmental Entity and of any communication received or given in connection with any proceeding by a private party, in each case, regarding any of the Transactions; and (C) permit the other party and its counsel to review the non-confidential portions of any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the Governmental Entity or other Person, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences.

          (c)   The Company shall agree, if requested by Parent, to divest, hold separate or otherwise take or commit to take any action with respect to the businesses, services, or assets of the Company in furtherance of Section 6.2(a) and Section 6.2(b); provided that any such action may be conditioned upon consummation of the Merger.

          (d)   The Company, Merger Sub and Parent shall give any notices to third parties and use their reasonable best efforts to obtain any third-party consents or waivers necessary to consummate the Transactions; provided, however, that (i) Merger Sub and Parent shall not be required to make any payments to third parties to secure any such consent and shall not be required to modify in any material respect any contract, obligation or undertaking to which the consent may relate, and the Company shall not take any of the foregoing actions without Parent's consent and (ii) the

  Company shall not be required to make any payments to third parties to secure any such consent, unless such payment is conditioned upon, and only due subject to, consummation of the Merger.

          (e)   If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Transactions as in violation of any applicable Law, each of the Company, Parent and Merger Sub shall, and shall cause their respective Subsidiaries to, cooperate and use their reasonable best efforts to contest, defend and resist any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Transactions.

          (f)    Parent shall vote (or act by written consent with respect to) all of the shares of capital stock of Merger Sub beneficially owned by it in favor of the adoption of this Agreement in accordance with applicable Law.

        Section 6.3    Publicity.     So long as this Agreement is in effect, neither the Company nor Parent or Merger Sub, nor any of their respective affiliates, shall issue or cause the publication of any press release or other public announcement with respect to the Merger or this Agreement without the prior consent of the other party, unless such party determines, after consultation with outside counsel, that it is required by applicable Law or by any listing agreement with or the listing rules of a national securities exchange or trading market to issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement, in which event such party shall endeavor, on a basis reasonable under the circumstances, to provide a meaningful opportunity to the other party to review and comment upon such press release or other announcement and shall give due consideration to all reasonable additions, deletions or changes suggested thereto; provided that neither the Company nor Parent or Merger Sub shall be required to provide any such review or comment to the other party in connection with the receipt and existence of a Competing Proposal and matters related thereto or a Change of Recommendation and matters related thereto; provided, further, that each party hereto and their respective controlled affiliates may make statements that are not inconsistent with previous press releases, public disclosures or public statements made by Parent, Merger Sub or the Company in compliance with this Section 6.3.

        Section 6.4    Directors' and Officers' Insurance and Indemnification.

          (a)   Parent shall (to the extent required under the applicable Company Governing Documents as in effect on the date hereof), and shall cause the Surviving Corporation (and any successor thereof) to, honor and fulfill in all respects the obligations of the Company to the fullest extent permissible under applicable Law, under the Company Governing Documents in effect on the date hereof and under any indemnification or other similar agreements in effect on the date hereof (the "Indemnification Agreements") to the directors, officers and other employees of the Company covered by such Company Governing Documents or Indemnification Agreements (the "Covered Persons") arising out of or relating to actions or omissions in their capacity as such occurring at or prior to the Effective Time, including in connection with the approval of this Agreement and the Transactions.

          (b)   Without limiting the provisions of Section 6.4(a), for a period of six (6) years after the Effective Time, Parent shall, and shall cause the Surviving Corporation (and any successor thereof) to: (i) indemnify and hold harmless each Covered Person against and from any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Covered Person's capacity as a director, officer or employee of the Company, or (B) this Agreement and any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys' fees) of any Covered Person upon receipt, to the extent required by the DGCL, of an undertaking by or on behalf of such Covered Person to repay such amount if it shall ultimately be determined that such Covered Person is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 6.4 or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation of a Covered Person for which indemnification may be sought under this Section 6.4(b) unless such settlement, compromise, consent or termination includes an unconditional release of such Covered Person from all liability arising out of such claim, action, suit, proceeding or investigation.

          (c)   For a period of six (6) years after the Effective Time, except as required by Law, the certificate of incorporation and bylaws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons for periods prior to and including the Effective Time than are currently set forth in the Company Governing Documents. The Indemnification Agreements with Covered Persons that survive the Merger shall continue in full force and effect in accordance with their terms, except as required by Law.

          (d)   Prior to the Effective Time, the Company shall (and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to) obtain and fully pay for "tail" insurance policies (providing only for the Side A coverage for Covered Persons where the existing policies also include Side B coverage for the Company) with a claims period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as the Company's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance"), with benefits and levels of coverage at least as favorable as the Company's existing policies with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the Transactions or actions contemplated hereby); provided, however, that in no event shall the Company expend in the aggregate for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance. If the Company and the Surviving Corporation for any reason fail to obtain such "tail" insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect for a period of at least six (6) years from and after the Effective Time the D&O Insurance in place as of the date of this Agreement with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement, or the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, use reasonable best efforts to purchase comparable D&O Insurance for such six-year period with benefits and levels of coverage at least as favorable as provided in the Company's existing policies as of the date of this Agreement; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in the aggregate for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available, for a cost not exceeding such amount.

          (e)   In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in each such case ((i) or (ii)), proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the applicable obligations set forth in this Section 6.4.

          (f)    The Covered Persons (and their successors and heirs) are intended third party beneficiaries of this Section 6.4, and this Section 6.4 shall not be amended in a manner that is adverse to the Covered Persons (including their successors and heirs) or terminated without the consent of the Covered Persons (including their successors and heirs) affected thereby.

        Section 6.5    State Takeover Laws.     If any Takeover Law becomes or is deemed to become applicable to the Company, the Merger or any other Transaction, then the Company Board of Directors shall take all action necessary to render such Takeover Law (or the relevant provisions thereof) inapplicable to the foregoing.

        Section 6.6    Obligations of Merger Sub.     Parent shall take all action necessary to cause Merger Sub and the Surviving Corporation to perform their respective obligations under this Agreement and to consummate the Transactions, including the Merger, upon the terms and subject to the conditions set forth in this Agreement.

        Section 6.7    Employee Benefits Matters.

          (a)   From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, honor the Benefit Plans and compensation arrangements and agreements in accordance with their terms as in effect immediately before the Effective Time. Effective as of the Effective Time and for a period of no less than one (1) year thereafter, Parent shall provide, or shall cause the Surviving Corporation to provide, to each employee of the Company and/or its Subsidiaries who continues to be employed by the Company or the Surviving Corporation or any Company Subsidiary (the "Continuing Employees"), (i) a base salary or regular hourly wage, whichever is applicable, that is not less than the base salary or regular hourly wage provided to such Continuing Employee by the Company immediately prior to the Effective Time, (ii) cash bonus opportunity and cash incentive award compensation opportunity, in each case, at substantially comparable levels provided to such Continuing Employee by the Company immediately prior to the Effective Time, (iii) severance benefits no less favorable than those provided under the applicable plans of the Company or the Company Subsidiaries as in effect on the date hereof and set forth on Schedule 6.7(a), (iv) employee benefits that are no less favorable in the aggregate than those provided to such Continuing Employee (including their dependents) by the Company immediately prior to the Effective Time. Effective as of the Effective Time and thereafter, Parent shall provide or shall cause the Surviving Corporation to provide, that periods of employment with the Company (including any current or former affiliate of the Company or any predecessor of the Company) shall be taken into account for purposes of determining, as applicable, the eligibility for participation and vesting of any Continuing Employee under all employee benefit plans maintained by Parent or a Subsidiary of Parent for the benefit of the Continuing Employees, including vacation or other paid-time-off plans or arrangements, 401(k), pension or other retirement plans and any severance or health and welfare plans.

          (b)   For the plan year in which the Effective Time occurs, Parent shall, and shall cause the Surviving Corporation to (i) ensure that no eligibility waiting periods, actively-at-work requirements or pre-existing condition limitations or exclusions shall apply with respect to the Continuing Employees under the applicable health benefit plans of Parent or any Subsidiary of Parent, including the Surviving Corporation (except to the extent applicable under Benefit Plans immediately prior to the Effective Time), (ii) waive any and all evidence of insurability requirements with respect to such Continuing Employees under any such health plan to the extent such evidence of insurability requirements were not applicable to the Continuing Employees under the applicable Benefit Plans immediately prior to the Effective Time, and (iii) credit each Continuing Employee with all deductible payments, out-of-pocket or other co-payments paid by such Continuing Employee under the health Benefit Plans of the Company or its affiliates prior to the Closing Date during the plan year in which the Closing occurs for the purpose of determining the extent to which any such Continuing Employee has satisfied his or her deductible and whether he or she has reached the out-of-pocket maximum under any health plan of Parent or an Subsidiary of Parent (including the Surviving Corporation) for such year. The Merger shall not affect any Continuing Employee's accrual of, or right to use, in accordance with Company policy as in effect immediately prior to the Effective Time, any personal, sick, vacation or other paid-time-off accrued but unused by such Continuing Employee immediately prior to the Effective Time.

          (c)   As of and after the Effective Time, Parent shall and hereby does, and shall cause the Surviving Corporation and any successor thereto to: (i) assume the Company's and the Company Subsidiaries' obligations under the Benefit Plans, including all vested or accrued benefit obligations to, and contractual rights of, current and former employees of the Company and its Subsidiaries (including any such obligations or rights arising in connection with the Transactions), (ii) honor, fulfill and discharge such obligations in accordance with their terms, and (iii) to the extent not paid prior to the Closing, pay, no later than the deadline set forth in the applicable bonus plan, to all employees of the Company and the Company Subsidiaries who are so employed as of the Closing bonuses under the Company's bonus plans in effect for the fiscal year ending on June 30, 2017, at no less than the actual amount of the bonus earned by and payable to each such employee pursuant to the applicable terms of such bonus plan. Parent hereby acknowledges that a "change in control" or "change of control" (or the equivalent) will occur upon the Effective Time for purposes of all Benefit Plans.

          (d)   Until the end of the calendar year in which the Effective Time occurs, Parent shall cause the Surviving Corporation and any successor thereto to continue to maintain the short-term disability and long-term disability benefit plans, policies, and programs maintained by the Company as of immediately prior to the Closing, at levels of coverage and benefits and subject to terms and conditions that are no less favorable for any individual than the levels of coverage and benefits and the terms and conditions in effect as of immediately prior to the Closing.

          (e)   Nothing in this Agreement shall confer upon any Continuing Employee any right to continue in the employ or service of Parent, the Surviving Corporation or any affiliate of Parent, or shall interfere with or restrict in any way the rights of Parent, the Surviving Corporation or any affiliate of Parent, which rights are hereby expressly reserved, to discharge or terminate the services of any Continuing Employee at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in a written agreement between Parent, the Surviving Corporation, the Company or any affiliate of Parent and the Continuing Employee, including any severance, benefit or other applicable plan or program covering such Continuing Employee, and subject to Parent's obligations to provide severance pursuant to Section 6.7(a). Notwithstanding any provision in this Agreement to the contrary, nothing in this Section 6.7 shall (i) be deemed or construed to establish or to be an amendment or other modification of any Benefit Plan or any other benefit or compensation plan, policy, program, agreement, contract or arrangement at any time sponsored or maintained by Parent, the Surviving Corporation, or any of their affiliates, (ii) except as provided in Section 6.7(d), limit the ability of Parent, the Surviving Corporation, or any of their affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, policy, contract, agreement or arrangement at any time assumed, established, sponsored, contributed to or maintained by any of them or (iii) create any third party beneficiary rights or any other rights in any current or former service provider of the Company or any of its affiliates (or any beneficiaries or dependents thereof) or in any other Person not a party to this Agreement.

        Section 6.8    Rule 16b-3.     Prior to the Effective Time, the Company shall take such steps as may be reasonably necessary or advisable hereto to cause dispositions of Company equity securities (including derivative securities) pursuant to the Transactions by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 6.9    Control of Operations.     Without in any way limiting any party's rights or obligations under this Agreement, the parties understand and agree that (a) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company's operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations.

        Section 6.10    Transaction Litigation.     The Company shall promptly (and in any event within two (2) business days) advise Parent in writing of any Transaction Litigation and shall keep Parent informed on a reasonably prompt basis regarding any such Transaction Litigation. The Company shall give Parent the opportunity to (a) participate in the defense, prosecution, settlement or compromise of any Transaction Litigation, and (b) consult with counsel to the Company regarding the defense, prosecution, settlement or compromise with respect to any such Transaction Litigation. For purposes of this Section 6.10, "participate" means that Parent will be kept reasonably apprised of proposed strategy and other significant decisions with respect to the Transaction Litigation (to the extent that the attorney-client privilege between the Company and its counsel is not undermined or otherwise adversely affected), and Parent may offer comments or suggestions with respect to such Transaction Litigation which the Company shall consider in good faith; provided that the Company shall not settle or compromise or agree to settle or compromise any Transaction Litigation without Parent's prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). Following the Effective Time, the Covered Persons may continue to retain counsel retained prior to the Effective Time to defend any Transaction Litigation; provided, however, that in no event shall Parent be required to retain more than one pre-Effective Time counsel for all the Covered Persons as a group, unless required by conflicts of interest between or among the Covered Persons.

        Section 6.11    Deregistration.     Prior to the Effective Time, the Company will cooperate with Parent and Merger Sub in taking, or causing to be taken, all actions necessary to terminate the registration of the Common Stock under the Exchange Act; provided that such termination shall not be effective until after the Effective Time.

        Section 6.12    Director Resignations.     The Company shall use commercially reasonable efforts to cause to be delivered to Parent resignations executed by each director of the Company and the Company Subsidiaries in office immediately prior to the Effective Time (other than with respect to any directors identified by Parent in writing to the Company).

        Section 6.13    [Reserved].

        Section 6.14    Financing Cooperation and Indemnification.

          (a)   Subject to Section 6.14(d), prior to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, and shall use its reasonable best efforts to cause its and their Representatives to, provide to Parent such customary and necessary cooperation as may be reasonably requested by Parent or Merger Sub to assist them in arranging the debt financing (if any) to be obtained by Parent, Merger Sub or their respective affiliates in connection with the Merger (the "Debt Financing" and, together with the Equity Financing, the "Financing"), which cooperation shall include:

              (i)  causing its management team, with appropriate seniority and expertise, including its senior executive officers, and external auditors to assist in preparation for and to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with rating agencies;

             (ii)  (A) assisting with the timely preparation of customary rating agency presentations, road show materials, bank information memoranda, credit agreements, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents required in connection with the Debt Financing, including the marketing and syndication thereof; provided that any such bank information memoranda, prospectuses and bank syndication materials, offering documents, private placement memoranda and similar documents shall contain disclosure and pro forma financial statements reflecting the Surviving Corporation and/or its Subsidiaries as the obligor and (B) providing customary authorization letters (including customary representations with respect to accuracy of information) to the Financing Sources authorizing the distribution of information to prospective lenders and containing a representation that the "public-side" versions of marketing materials, if any, do not include material, non-public information regarding the Company or the Company Subsidiaries, or their respective securities;

            (iii)  furnishing Parent and its Financing Sources as promptly as practicable with (A) all financial information regarding the Company or any of the Company Subsidiaries, as may be reasonably requested to consummate the Debt Financing and satisfy all conditions to funding thereunder, such financial information to include financial statements prepared in accordance with GAAP, including (1) audited consolidated balance sheets and related statements of income, stockholders' equity and cash flows and related notes thereto of the Company and the Company Subsidiaries, for the three (3) fiscal years most recently ended at least 90 days prior to the Effective Time and unaudited consolidated balance sheets and related statements of income, cash flows and related notes thereto of the Company and the Company Subsidiaries, for each subsequent fiscal quarter ended at least forty-five (45) days prior to the Effective Time; provided that the filing by the Company of the required financial statements specified in clause (1) in its Annual Report on Form 10-K or its Quarterly Report on Form 10-Q, as applicable, within the time periods set forth above, will be deemed to satisfy the foregoing requirements with respect to the Company and the Company Subsidiaries for all purposes of this Agreement and (2) customary pro forma financial statements and information, projections, audit reports, a draft of a customary comfort letter with respect to such financial information by independent auditors of the Company and the Company Subsidiaries which such auditors are prepared to issue upon satisfactory completion of customary procedures (and all information necessary to assist such auditors in delivering such comfort) and other information and data regarding the Company or any of the Company Subsidiaries of the type and form required by Regulation S-X and Regulation S-K under the Securities Act for offerings of debt securities on a registration statement on Form S-1 under the Securities Act and of the type and form customarily included in customary offering documents used to syndicate credit facilities of the type to be included in the Debt Financing or in customary offering documents used in private placements of debt securities under Rule 144A promulgated under the Securities Act; (B) all other pertinent and customary information (other than financial information, which is covered by clause (A) above) regarding the Company and the Company Subsidiaries necessary to satisfy the conditions set forth in any debt commitment letter entered into in connection with the Debt Financing; provided, however, that delivery of the customary information that would be necessary to satisfy the conditions set forth in the most recent draft commitment letters provided to the Company by Parent prior to the execution of this Agreement, or in debt commitment letters that are subsequently provided to the Company by Parent that include customary information requests, will be deemed to satisfy the foregoing requirements for all purposes of this Agreement; and (C) the authorization letters described in Section 6.14(a)(ii)(B) (the information described in clauses (A) through (C) above, collectively, the "Required Information");

            (iv)  assisting Parent and Merger Sub in obtaining corporate and facilities ratings in connection with the Debt Financing;

             (v)  reasonably cooperating to permit the prospective lenders involved in the Debt Financing to evaluate the Company and the Company Subsidiaries' current assets, cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements to the extent customary and reasonable and otherwise reasonably facilitating the grant of a security interest in collateral and providing related lender protections;

            (vi)  furnishing Parent and its Financing Sources promptly, and in any event at least ten (10) days prior to the Closing Date, with all documentation and other information required by Governmental Entities with respect to the Debt Financing under applicable "know your customer" and anti-money laundering rules and regulations, including the PATRIOT Act;

           (vii)  obtaining a customary solvency certificate of the chief financial officer of the Company to the extent required by the Financing Sources;

          (viii)  assisting in the preparation of, and executing and delivering on the Closing Date, one or more credit agreements, indentures, purchase agreements, currency or interest hedging agreements and other definitive documentation and related deliverables (including any schedules or exhibits thereto) relating to the Debt Financing and delivering customary in-house legal opinions (regarding litigation matters) back-up for legal opinions of counsel to Parent or the Merger Sub to be delivered to the lenders providing Debt Financing at the Closing;

            (ix)  using reasonable best efforts to permit unrestricted cash and cash equivalents, if any, of the Company and any Company Subsidiary that can, without violating Laws or incurring Taxes, reasonably be made available to pay a portion of the Merger Consideration, any other payments contemplated by this Agreement or the Transactions (and, for the avoidance of doubt, neither the Company nor any Company Subsidiary has, nor shall be deemed to have, any obligation to have any unrestricted cash or cash equivalents available on or prior to the Closing or at any other time; provided that the Company shall continue to be obligated to comply with the provisions of Section 5.1); and

             (x)  taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time.

          (b)   Notwithstanding anything to the contrary contained in this Agreement (including this Section 6.14): (i) nothing in this Agreement shall require any such cooperation to the extent that it would (A) require the Company or any of the Company Subsidiaries or their respective Representatives, as applicable, to pay any commitment or other fees or reimburse any Expenses that are not contingent upon the Closing or to incur any liability or give any indemnities that are not contingent upon the Closing, (B) unreasonably interfere with the ongoing business or operations of the Company and the Company's Subsidiaries, (C) require the Company or any of the Company Subsidiaries to take any action that will conflict with or violate (1) the Company Governing Documents or the Company Material Contracts or result in the contravention of, or that would reasonably be expected to result in a violation or breach of, or default under, any contract to which the Company or any of the Company Subsidiaries is a party, in each case that are not contingent upon the Closing or (2) any applicable Laws, (D) require the Company or any of the Company Subsidiaries to enter into or approve any financing or purchase agreement for the Financing prior to the Closing, or (E) result in the Company, any Company Subsidiary or any officer or director of the Company or any Company Subsidiary incurring any liability with respect to any matters relating to the Financing prior to the Closing (other than with respect to authorization letters referred to in Section 6.14(a)(ii)); (ii) no action, liability or obligation (including any obligation to pay any commitment or other fees or reimburse any Expenses) of the Company or any of the Company Subsidiaries or any of their respective Representatives under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing (other than a customary authorization letter) shall be effective until (or that is not contingent upon) the Closing; and (iii) none of the Company or any of the Company Subsidiaries or any of their respective Representatives shall have any liability or incur any losses, damages or penalties with respect of the Debt Financing or any marketing materials, presentations or disclosure documents in connection therewith in the event the Closing does not occur, except in the case of this clause (iii), to the extent such liability, losses, damages or penalties arise or result from the actual and intentional fraud of, or a Willful Breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives.

          (c)   In the event that this Agreement is terminated pursuant to any of the events in Section 8.1, Parent shall promptly, upon request by the Company, reimburse the Company for all of its documented reasonable out-of-pocket costs and Expenses (including reasonable attorneys' fees) incurred by the Company, the Company Subsidiaries and their respective Representatives in connection with any cooperation contemplated by this Section 6.14 (except to the extent such costs or Expenses arise or result from the actual and intentional fraud of or a Willful Breach of this Agreement by, the Company, the Company Subsidiaries or their respective Representatives).

          (d)   Merger Sub and Parent shall, in the event the Closing does not occur (for any reason), on a joint and several basis, indemnify and hold harmless the Company, the Company Subsidiaries, their affiliates and its and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, Expenses, interest, awards, judgments and penalties suffered or incurred by any of them in connection with the Financing, the arrangement of the Financing, the actions taken by the Company under Section 6.15 and/or the provision of information utilized in connection therewith to the fullest extent permitted by applicable Law, except to the extent such liabilities, losses, damages, claims, costs, Expenses, interest, awards, judgments and penalties arise or result from the actual and intentional fraud of, or a Willful Breach of this Agreement by, the Company, the Company Subsidiaries and their respective Representatives.

          (e)   The Company hereby consents to the use of its and the Company Subsidiaries' trademarks, service marks or logos in connection with the Financing; provided that such trademarks, service marks or logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of the Company Subsidiaries or the reputation or goodwill of the Company or any of the Company Subsidiaries or any of their respective products, services, offerings or Intellectual Property Rights.

          (f)    The Company shall and shall cause the Company Subsidiaries to supplement the Required Information on a current basis to the extent that any such information, to the knowledge of the Company, contains any material misstatement of fact or omits to state a material fact necessary to make the statements made in such Required Information, in light of the circumstances in which they were made, not materially misleading.

        Section 6.15    Credit Agreement.     The Company shall use its reasonable best efforts to deliver to Parent, no later than two (2) business days prior to the Effective Time, a copy of an executed payoff letter in customary form with respect to the Credit Agreement, which shall be effective immediately prior to, and subject to occurrence of, the Closing.

 ARTICLE VII

CONDITIONS TO CONSUMMATION OF THE MERGER

        Section 7.1    Conditions to Each Party's Obligations to Effect the Merger.     The respective obligations of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by Parent, Merger Sub and the Company, as the case may be, to the extent permitted by applicable Law:

          (a)    Stockholder Approval.    This Agreement shall have been adopted by the Requisite Stockholder Approval.

          (b)    Statutes; Court Orders.    No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity of competent jurisdiction which prohibits or makes illegal the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect preventing the consummation of the Merger.

          (c)    HSR Act.    Any applicable waiting or review periods (or extensions thereof) relating to the Merger under the HSR Act shall have expired or been terminated and any approvals, clearances or waivers required pursuant thereto shall have been obtained.

        Section 7.2    Conditions to Obligations of Parent and Merger Sub.     The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction (or waiver in writing by Parent) on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of the Company set forth in (i) Section 3.8(b) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, (ii) Section 3.2(a), Section 3.2(c) and Section 3.2(d) shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except for de minimis inaccuracies, (iii) Section 3.1(a), Section 3.3, Section 3.23 and Section 3.24 that are (A) qualified as to materiality or Company Material Adverse Effect shall be true and correct in all respects and (B) not qualified as to materiality or Company Material Adverse Effect shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), and (iv) the other provisions of Article III shall be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date), except where any failures of any such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)    Performance of Obligations of the Company.    The Company shall have performed or complied in all material respects with all obligations required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

          (c)    No Company Material Adverse Effect.    Since the date of this Agreement, no Effects shall have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (d)    Company Officer's Certificate.    Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company to the effect that the conditions in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

        Section 7.3    Conditions to Obligations of the Company.     The obligations of the Company to effect the Merger are also subject to the satisfaction (or waiver in writing by the Company) on or prior to the Closing Date of each of the following additional conditions:

          (a)    Representations and Warranties.    The representations and warranties of Parent and Merger Sub set forth in (i) Section 4.1, Section 4.2 and Section 4.9 that are (A) qualified as to materiality or "material adverse effect" shall be true and correct in all respects and (B) not qualified as to materiality or "material adverse effect" shall be true and correct in all material respects, in each case ((A) and (B)) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date) and (ii) the other provisions of Article IV shall be true and correct in all respects (without giving effect to any qualification as to materiality contained therein) as of the date of this Agreement and as of the Closing as though made on and as of the Closing (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct in all respects as of such date) except where any failures of any such representations and warranties to be true and correct would not reasonably be expected, individually or in the aggregate, to prevent, materially impede or materially delay the consummation of the Transactions.

          (b)    Performance of Obligations of Parent and Merger Sub.    Parent and Merger Sub shall have performed or complied in all material respects with all obligations required to be performed or complied with by them under this Agreement at or prior to the Effective Time.

          (c)    Parent Officer's Certificate.    The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer or the Chief Financial Officer of Parent to the effect that the conditions in Section 7.3(a) and Section 7.3(b) have been satisfied.

ARTICLE VIII

TERMINATION

        Section 8.1    Termination.     This Agreement may be terminated and the Merger and the other Transactions may be abandoned (except as otherwise provided below, whether before or after receipt of the Requisite Stockholder Approval, if applicable) only as follows:

          (a)   by mutual written agreement of Parent and the Company;

          (b)   by either Parent or the Company, if the Effective Time shall not have occurred by 11:59 p.m. Eastern time on the Outside Date; provided, however, that (i) the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the Effective Time not occurring prior to the Outside Date and (ii) Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(b) during the pendency of any proceeding brought by the Company for specific performance of this Agreement;

          (c)   by either Parent or the Company, if a Governmental Entity of competent jurisdiction, that is within a jurisdiction that is material to the business and operations of the Company, shall have issued a final, non-appealable order, decree or ruling in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger or the other Transactions; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any party whose breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the issuance of such order, decree or ruling;

          (d)   by either Parent or the Company, if the Requisite Stockholder Approval in favor of the adoption of this Agreement shall not have been obtained at the Special Meeting or at any adjournment or postponement thereof, in each case at which a vote on such adoption was taken; provided, however, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to the Company if the Company's breach of any representation, warranty, covenant or agreement set forth in this Agreement has been the primary cause of the failure to obtain the Requisite Stockholder Approval at the Special Meeting or at any adjournment or postponement thereof;

          (e)   by Parent, prior to the Effective Time, if there has been a breach by the Company of any representation, warranty, covenant or agreement of the Company set forth in this Agreement, which breach would result in any of the conditions set forth in Section 7.1 and Section 7.2 not being satisfied and is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof from Parent or (ii) three (3) business days before the Outside Date; provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(e) if Parent or Merger Sub are then in material breach of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.3 not to be satisfied;

          (f)    by Parent, prior to the adoption of this Agreement by the Requisite Stockholder Approval, if (i) a Change of Recommendation has occurred or (ii) the Company shall have otherwise materially breached its obligations under Section 5.2; provided, however, that the exercise of such termination right by Parent pursuant to Section 8.1(f)(i) must occur within ten (10) business days following the date on which such right to terminate first arose and the exercise of such termination right by Parent pursuant to Section 8.1(f)(ii) must occur within ten (10) business days following the date on which Parent first becomes aware of such material breach of Section 5.2);

          (g)   by the Company, prior to the Effective Time, if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement of Parent or Merger Sub set forth in this Agreement, which breach would result in any of the conditions set forth in Section 7.1 and Section 7.3 not being satisfied and is not curable prior to the Outside Date, or if curable prior to the Outside Date, has not been cured within the earlier of (i) thirty (30) calendar days after the receipt of notice thereof from the Company or (ii) three (3) business days before the Outside Date); provided, however, that this Agreement may not be terminated pursuant to this Section 8.1(g) if the Company is then in material breach of any representation, warranty, covenant or agreement of the Company set forth in this Agreement that would cause a condition set forth in Section 7.1 or Section 7.2 not to be satisfied; or

          (h)   by the Company, if, prior to the adoption of this Agreement by the Requisite Stockholder Approval, (A) the Company Board of Directors (or any committee thereof) has received a Superior Proposal, (B) the Company Board of Directors (or any committee thereof) has determined in good faith (after consulting with its outside legal counsel and financial advisors) that the failure to accept such Superior Proposal would be inconsistent with the fiduciary duties of the members of the Company Board of Directors (or any committee thereof) to the Company's stockholders under applicable Law, (C) the Company has complied in all material respects with Section 5.2, (D) simultaneously with such termination, the Company enters into a definitive agreement to provide for such Superior Proposal, and (E) concurrently with such termination, the Company pays to Parent the Company Termination Fee payable pursuant to Section 8.3(a)(ii).

        Section 8.2    Effect of Termination.     In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and there shall be no liability hereunder on the part of Parent, Merger Sub, any Parent Related Party, the Company or any Company Related Party, except that the Confidentiality Agreement, Section 6.3, Section 6.14(c), Section 6.14(d), this Section 8.2, Section 8.3, and Section 9.3 through Section 9.13 shall survive such termination; provided that nothing herein shall relieve any party from liability for its actual and intentional fraud, or for Willful Breach of its covenants or agreements set forth in this Agreement prior to such termination.

        Section 8.3    Termination Fee; Limitation of Liability.

          (a)   The Company shall be required to pay to Parent, or its designee, the Company Termination Fee in any of the following events (provided that in no event shall the Company be required to pay the Company Termination Fee on more than one occasion):

              (i)  this Agreement is terminated by Parent pursuant to Section 8.1(f);

             (ii)  this Agreement is terminated by the Company pursuant to Section 8.1(h); or

            (iii)  (A) this Agreement is terminated by (1) Parent or the Company pursuant to Section 8.1(b) (but in the case of a termination by the Company, only if at such time Parent would not be prohibited from terminating this Agreement pursuant to the proviso to Section 8.1(b)), or (2) Parent or the Company pursuant to Section 8.1(d), or (3) Parent pursuant to Section 8.1(e); (B) any Person shall have publicly disclosed a bona fide Competing Proposal after the date hereof and prior to such termination and such Competing Proposal has not been publicly withdrawn prior to such termination; and (C) during the period commencing as of immediately following entry into this Agreement and ending twelve (12) months following such termination, the Company shall have entered into a definitive agreement providing for a Competing Proposal (which Competing Proposal is subsequently consummated, whether during or following such 12-month period) or consummates a transaction contemplated by such Competing Proposal; provided that for purposes of this Section 8.3(a)(iii), each reference to "15%" in the definition of "Competing Proposal" shall be deemed to be a reference to "50%".

          (b)   Payment of the Company Termination Fee shall be made to the account or accounts designated by Parent by wire transfer of immediately available funds (i) in the case of Section 8.3(a)(i), within three (3) business days of the date of such termination, (ii) in the case of Section 8.3(a)(ii), on the date the Company enters into a definitive agreement providing for such Superior Proposal, and (iii) in the case of Section 8.3(a)(iii), concurrently with the consummation of the transaction contemplated by such Competing Proposal.

          (c)   Each of the parties acknowledges that the agreements contained in this Section 8.3 are an integral part of the Transactions and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to timely pay the amount due pursuant to this Section 8.3 and, in order to obtain such payment, Parent commences a Legal Proceeding that results in a final non-appealable judgment in its favor, the Company shall pay to Parent its reasonable and documented out-of-pocket costs and Expenses (including attorneys' fees and expenses) in connection with such Legal Proceeding, together with interest on the amount of such payment from the date such payment was required to be made under this Section 8.3 until the actual date of payment at a rate per annum equal to the prime interest rate published in The Wall Street Journal on the date such interest begins accruing.

          (d)   The parties further acknowledge and agree that the Company Termination Fee is not a penalty, but rather liquidated damages in a reasonable amount that will compensate Parent and

  Merger Sub in the circumstances in which the Company Termination Fee is due and payable, for the efforts and resources expended and opportunities foregone by Parent and Merger Sub while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Transactions, which amount would otherwise be impossible to calculate with precision. Notwithstanding anything to the contrary in this Agreement, under circumstances where the Company Termination Fee is due and payable, in no event shall Parent's right to receive monetary damages pursuant to this Section 8.3 be greater than the Company Termination Fee (together with any amounts, if any, due under Section 8.3(c)). In the event Parent receives the Company Termination Fee pursuant to Section 8.3(b), such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries, the Equity Investor, the Financing Sources or any other financing source of Parent, and any of their respective former, current or future officers, directors, partners, stockholders, equityholders, controlling persons, general or limited partners, managers, members, affiliates, agents or other Representatives (each, a "Parent Related Party") for the loss suffered as a result of the failure of the Merger to be consummated, and under circumstances where such Company Termination Fee is due, upon payment of such amount, none of the Company, any of its Subsidiaries or the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions.

          (e)   Notwithstanding anything to the contrary in this Agreement, under no circumstances will the collective monetary damages payable by any Parent Related Party for breaches under this Agreement, the Guarantee or the Equity Commitment Letter exceed an amount equal to $38,760,000 in the aggregate for all such breaches, plus any amounts payable by Parent pursuant to the Company's rights to be indemnified or reimbursed by Parent in accordance with Section 6.14(c), Section 6.14(d) , and Section 9.3 (collectively, the "Parent Liability Limitation"). In no event will any of the Company and the Company Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates, agents or other Representatives (each, a "Company Related Party") seek or obtain, nor will any Person be entitled to seek or obtain, any monetary recovery or award in excess of the Parent Liability Limitation against the Parent Related Parties and in no event will the Company or any of its Subsidiaries be entitled to seek or obtain any monetary damages of any kind in excess of the Parent Liability Limitation against the Parent Related Parties for, or with respect to, this Agreement, the Equity Commitment Letter, the Guarantee or the transactions contemplated hereby and thereby (including for any breach by Guarantor, Parent or Merger Sub), the termination of this Agreement, the failure to consummate the Merger or any claims or actions under applicable Law arising out of any such breach, termination or failure. Other than Guarantor's obligations under the Guarantee and the Equity Commitment Letter and other than the obligations of Parent and Merger Sub to the extent expressly provided in this Agreement, in no event will any Parent Related Party or any other Person other than Guarantor, Parent and Merger Sub have any liability for monetary damages to the Company or any other Person relating to or arising out of this Agreement or the Transactions.

          (f)    Notwithstanding the foregoing, nothing in Section 8.3(d) or Section 8.3(e) shall limit the right of a party to bring or maintain any Legal Proceeding (i) for injunction, specific performance or other equitable relief to the extent provided in Section 9.13, unless and until this Agreement has been terminated and the Company Termination Fee has been paid to Parent in accordance with Section 8.3(b) and (ii) against the other parties or their affiliates arising out of or in connection with a breach of the Confidentiality Agreement; provided, however, that while the Company may pursue an injunction, specific performance or other equitable relief to the extent provided in Section 9.13 and monetary damages, under no circumstances shall the Company be permitted or entitled to receive both a grant of an injunction, specific performance or other equitable relief to pursuant to Section 9.13 and monetary damages.

 ARTICLE IX

MISCELLANEOUS

        Section 9.1    Amendment and Modification; Waiver.

          (a)   Subject to applicable Law and except as otherwise provided in this Agreement, this Agreement may be amended, modified and supplemented, whether before or after receipt of the Requisite Stockholder Approval, if applicable, by written agreement of the parties hereto (by action taken by their respective boards of directors); provided, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment shall be made which by Law requires further approval by such stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto; provided, however, that solely if there is any Debt Financing, Section 8.3(d) , Section 8.3(e), Section 9.1, Section 9.8, Section 9.10, Section 9.11, Section 9.12 and Section 9.13(d) may not be modified (including extending the time for performance), waived or terminated in a manner that is adverse in any material respect to the Financing Sources without the prior written consent of such Financing Sources (which consent shall not be unreasonably withheld, conditioned or delayed).

          (b)   At any time and from time to time prior to the Effective Time, any party or parties hereto may, to the extent legally allowed and except as otherwise set forth herein, (i) extend the time for the performance of any of the obligations or other acts of the other party or parties, as applicable, (ii) waive any inaccuracies in the representations and warranties made to such party or parties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party or parties contained herein. Any agreement on the part of a party or parties to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right, nor shall any single or partial exercise thereof preclude any other or further exercise of any other right or remedy hereunder.

        Section 9.2    Non-Survival of Representations and Warranties.     None of the representations and warranties in this Agreement or in any Schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.2 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        Section 9.3    Expenses.     All Expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such Expenses, except that Parent shall pay, whether or not the Merger or any other transaction is consummated, all Expenses incurred in connection with (a) any filing with antitrust authorities or in connection with any Required Governmental Approvals and (b) the Paying Agent. Notwithstanding anything to the contrary contained herein, Parent shall pay the amount of any documentary, sales, use, real property transfer, transfer, stamp, recording and other similar Taxes together with any interest thereon, penalties, fines, costs or fees with respect thereto incurred in connection with this Agreement and the Transactions (other than as set forth in Section 2.2(b)).

        Section 9.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally (notice deemed given upon receipt), telecopied or by facsimile or e-mail (notice deemed given upon confirmation of receipt) or sent by a nationally recognized overnight courier service, such as Federal Express (notice deemed given upon receipt of proof of delivery), to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Parent or Merger Sub, to:
Bolt Infrastructure Parent, Inc. c/o New Mountain Capital, L.L.C. 787 7th Avenue New York, New York 10019
Attention:	Mat Holt Joe Delgado Lars Johansson
Facsimile:	(212) 582-2277
E-mail:	mholt@newmountaincapital.com jdelgado@newmountaincapital.com LJohansson@newmountaincapital.com with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022
Attention:	Joshua Kogan, P.C. David Feirstein, P.C.
Facsimile:	(212) 446-6460
Email:	joshua.kogan@kirkland.com david.feirstein@kirkland.com
and
if to the Company, to:
TRC Companies, Inc. 21 Griffin Road North Windsor, Connecticut 06095
Attention:	Martin H. Dodd, Senior Vice President, General Counsel and Secretary
Facsimile:	(860) 298-6323
Email:	mdodd@trcsolutions.com
with a copy to (which shall not constitute notice):
Covington & Burling LLP The New York Times Building 620 Eighth Avenue New York, NY 10018
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012
Email:	ament@cov.com

        Section 9.5    Defined Terms.

          (a)   As used in this Agreement, the following terms have the respective meanings set forth below:

          "Acceptable Confidentiality Agreement" means a confidentiality agreement that contains terms that are no less favorable in the aggregate to the Company than those contained in the

  Confidentiality Agreement; provided, however, that an Acceptable Confidentiality Agreement may exclude standstill provisions, or may contain standstill provisions that are less favorable to the Company, in each case if the Company Board of Directors determines in good faith that the failure to do so would be inconsistent with the proper exercise of its fiduciary duties; provided, further, that in the event that such Acceptable Confidentiality Agreement contains no standstill provisions, or contains standstill provisions that are less favorable to the Company than those of the Confidentiality Agreement, then the Confidentiality Agreement shall be deemed to be automatically amended and modified to contain standstill provisions that are no more favorable to the Company than those contained in such Acceptable Confidentiality Agreement.

          "affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such first Person. For purposes of this definition, "control" (including the terms "controlling," "controlled by" and "under common control with"), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through ownership of voting securities, by contract or otherwise.

          "Anti-Bribery Laws" means any Laws prohibiting corruption and bribery, including the U.S. Foreign Corrupt Practices Act of 1977 and the UK Bribery Act.

          "business days" has the meaning set forth in Rule 14d-1(g)(3) of the Exchange Act.

          "Code" means the Internal Revenue Code of 1986.

          "Company Bylaws" means the bylaws of the Company, as amended.

          "Company Charter" means the certificate of incorporation of the Company filed with the Secretary of State of the State of Delaware, as amended.

          "Company Equity Plan" means each of the (i) "TRC Companies, Inc. Restated Stock Option Plan" (originally called the "Stock Option Plan for Key Employees," as adopted by the Company Board of Directors on August 29, 1979) and (ii) "Amended and Restated 2007 Equity Incentive Plan—TRC Companies, Inc."

          "Company Governing Documents" means the Company Bylaws and the Company Charter.

          "Company Intellectual Property" means Owned Company Intellectual Property and Licensed Company Intellectual Property.

          "Company Material Adverse Effect" means any Effect that, individually or in the aggregate, (i) has a material adverse effect on the financial condition, business, properties, assets, liabilities or results of operations (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole; provided, however, that, for purposes of this clause (i), no Effects resulting from the following shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist: (A) conditions (or changes therein) in any industry or industries in which the Company and the Company Subsidiaries operate, (B) general legal, Tax, economic, political and/or regulatory conditions (or, in each case following the date hereof, changes therein), including any changes effecting financial, credit or capital market conditions, (C) any generally applicable change in Law or GAAP or interpretation of any of the foregoing, (D) any adverse Effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction or written request of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action, that the Company is specifically prohibited by the terms of the Agreement from taking, (E) any Effect attributable to the negotiation, execution announcement, pendency or performance of this Agreement and the Transactions (including the Merger), including any adverse change in customer, employee, supplier, financing source, licensor, licensee, sub-licensee, stockholder, joint venture partner or similar relationship, including as a result of the identity of Parent (except that this subclause (E) will not be taken into account for purposes of Section 3.5), (F) changes in the Common Stock price or the trading volume of the Common Stock, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such changes that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account), (G) any failure by the Company to meet any published analyst estimates or expectations of the Company's revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a "Company Material Adverse Effect" may be taken into account) and (H) conditions arising out of acts of terrorism or sabotage, war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, weather conditions or other force majeure events, including any material worsening of such conditions threatened or existing as of the date of this Agreement; provided, further, that any Effect referred to in the foregoing clauses (A), (B), (C) and (H) may be taken into account in determining whether there is, or would be reasonably expected to be, a Company Material Adverse Effect to the extent such Effect materially disproportionately affects the Company and the Company Subsidiaries relative to other participants in the industries in which the Company and the Company Subsidiaries operate; or (ii) prevents, would materially impede or materially delay the ability of the Company to consummate the Transactions on or prior to the Outside Date; provided, however, that, for purposes of this clause (ii), no adverse Effect arising directly from or otherwise directly relating to any action taken by the Company at the written direction or written request of Parent or any action specifically required to be taken by the Company, or the failure of the Company to take any action that the Company is specifically prohibited, by the terms of the Agreement from taking, shall be deemed to constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to exist.

          "Company Termination Fee" means an amount in cash equal to $19,380,000.

          "Competing Proposal" means, other than the Merger, any inquiry, proposal or offer made by a Person or group (other than an inquiry, proposal or offer by Parent or any of its Subsidiaries) at any time which is structured to permit such Person or group to acquire or purchase, directly or indirectly, in any single or multi-step transaction or series of related transactions, at least (i) 15% of the (A) consolidated assets (including capital stock of the Company Subsidiaries), revenues or earnings of the Company and Company Subsidiaries taken as a whole or (B) total voting power of the capital stock of Company or (ii) 15% of the assets, revenues or earnings of the Company and the Company Subsidiaries taken as a whole, through any merger, consolidation, other business combination, sale of shares of capital stock, sale of assets, tender offer, exchange offer, reorganization, recapitalization, liquidation or dissolution of the Company or any Company Subsidiary.

          "Compliant" means, with respect to the Required Information, that (i) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information not misleading, (ii) such Required Information is, and remains throughout the Marketing Period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act for offerings of debt securities on a registration statement on Form S-1 (other than such provisions for which compliance is not customary in a Rule 144A offering of high-yield debt securities), (iii) the Company's auditors have neither withdrawn nor advised the Company in writing that they intend to withdraw, any audit opinion with respect to any financial statements contained in the Required Information, and (iv) the financial statements and other financial information included in such Required Information are, and remain throughout the Marketing Period, sufficient to permit (A) a registration statement on Form S-1 using such financial statements and financial information to be declared effective by the SEC on the second (2nd) business day immediately after the last day of the Marketing Period and (B) the Financing Sources (including underwriters, placement agents or initial purchasers) to receive customary comfort letters from the Company's independent auditors on the financial statements and financial information contained in offering documents required to consummate any offering of debt securities on the second (2nd) business day immediately after the last business day of the Marketing Period.

          "Confidentiality Agreement" means that certain letter agreement dated January 12, 2017 between New Mountain Capital, L.L.C. and the Company.

          "Credit Agreement" means that certain Credit Agreement, dated as of January 31, 2017, by and among the Company, Citizens Bank, N.A., as the administrative agent, BMO Harris Bank N.A., as the syndication agent, KeyBank National Association, as the documentation agent, and the lenders from time to time party thereto.

          "DCAA" means the Defense Contract Audit Agency.

          "Effect" means any change, effect, development, circumstance, condition, state of facts, event or occurrence.

          "Environmental Law" means any and all applicable Laws which (i) regulate or relate to pollution or the protection or clean-up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Substances, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect.

          "Environmental Permits" means any permit, permit-by-rule, license, authorization, registration or approval required under applicable Environmental Laws.

          "ERISA" means the Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder.

          "Expenses" means all reasonable out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, the solicitation of stockholder and stockholder approvals, the filing of any required notices under the HSR Act or other similar regulations, any filings with the SEC, the Financing, and all other matters related to the Closing of the Merger and the other Transactions.

          "Financing Sources" means the Persons (and their respective partners, stockholders, members, directors, officers, employees, advisors, agents and representatives of the foregoing and their successors and assigns) that have committed to provide or otherwise entered into agreements in connection with any Debt Financing in respect of the Transactions.

          "Government Contract" means any contract or agreement for the provision of supplies or services in exchange for payment that is (i) between the Company or any Company Subsidiary and a Governmental Entity or (ii) entered into by the Company or any Company Subsidiary as a subcontractor at any tier in direct connection with a contract or agreement between another Person and a Governmental Entity.

          "group" has the meaning set forth in Rule 13d-3 of the Exchange Act.

          "Hazardous Substances" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos, urea formaldehyde, polychlorinated biphenyls (PCBs), radon gas, and petroleum products or by-products.

          "Indebtedness" means all obligations of a Person (i) for borrowed money, (ii) evidenced by bonds, debentures, notes or similar instruments for the payments of which a Person is responsible or liable or (iii) guaranteeing any obligations of any other Person of the type described in the foregoing.

          "Intellectual Property Rights" means all rights in or to all U.S. or foreign: (i) inventions (whether or not patentable) and improvements thereto, patents and patent applications and disclosures relating thereto (and any patents that issue as a result of those patent applications), and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, divisions, certificate of invention, and substitutions relating to any of the patents and patent applications, as well as all related foreign patent and patent applications that are counterparts to such patents and patent applications and any other governmental grant for the protection of inventions or industrial designs, (ii) trademarks, service marks, trade dress, logos, brand names, trade names and corporate names, whether registered or unregistered, and the goodwill associated therewith, together with any registrations and applications for registration thereof, (iii) copyrights and rights under copyrights, whether registered or unregistered, including moral rights, and any registrations and applications for registration thereof, (iv) trade secrets and confidential information, including know-how, concepts, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, and business plans, (v) rights in software, databases and data collections (including knowledge databases, customer lists and customer databases), (vi) URL and domain name registrations, (vii) other rights to industrial property and European Community designs and (viii) other intellectual property and proprietary rights of any type or nature, recognized under the applicable Laws of any jurisdiction in the world.

          "International Trade Laws" means any applicable U.S., UK, EU or other trade control Laws, including (i) trade or economic Laws relating to Sanctions, or other sanctions administered by the EU and the United Kingdom; (ii) export, reexport, transfer, and retransfer Laws administered by the U.S. Department of Commerce and the U.S. Department of State; and (iii) antiboycott Laws administered by the U.S. Department of Commerce and the Internal Revenue Service.

          "Intervening Event" means an Effect (other than any Effect resulting from a material breach of this Agreement by the Company) that was not known to the Company Board of Directors as of, or prior to, the date hereof and becomes known to the Company Board of Directors prior to the time of obtaining the Requisite Stockholder Approval; provided that the fact that the Company meets or exceeds any internal or published forecasts or projections for any period, or any change after the date of this Agreement in market price or trading volume of Common Stock, shall not constitute and shall not be taken into account in determining, the existence of an Intervening Event; provided, however, that the underlying reasons for each such event or change may constitute, and may be taken into account in determining whether there has been or there exists, an Intervening Event.

          "knowledge" will be deemed to be, as the case may be, the actual knowledge of (i) with respect to Parent or Merger Sub, any executive officer of Parent or Merger Sub, or (ii) with respect to the Company, (A) the Chairman of the Company Board of Directors and Chief Executive Officer, (B) the Senior Vice President and Chief Financial Officer, (C) the Senior Vice President and Chief Strategy Officer, (D) the Senior Vice President, General Counsel and Secretary or (E) the Vice President and Controller.

          "Law" means any statute, code, rule, regulation, order, ordinance, judgment, award or decree or other pronouncement of any Governmental Entity having the effect of law.

          "Leased Real Property" means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

          "Leases" means all leases, subleases, licenses, concessions and other agreements (written and oral) pursuant to which the Company or any Company Subsidiary holds any Leased Real Property.

          "Licensed Company Intellectual Property" means all Intellectual Property Rights that are licensed to the Company or any Company Subsidiary by third parties and are material to the conduct of the business of the Company and the Company Subsidiaries.

          "Lien" means any lien, pledge, hypothecation, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest, pledge or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

          "Marketing Period" means the first period of twenty (20) consecutive business days (ending no later than the business day immediately preceding the Closing Date), commencing on or after April 14, 2017, on the first day of which, throughout which and on the last day of which (i) Parent shall have the Required Information the Company is required to provide pursuant to Section 6.14(a)(iii); provided that if the Company shall in good faith reasonably believe it has provided the Required Information and such Required Information is Compliant, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have complied with clause (i) above unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information or that the Required Information is not Compliant and, within four (4) business days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered or is not Compliant); and (ii) the conditions set forth in Section 7.1(b), Section 7.2(a), Section 7.2(b) and Section 7.2(c), have, in each case, been satisfied and nothing has occurred and no condition exists that would cause any of such conditions not to be satisfied assuming the Closing were to be scheduled for any time during such twenty (20) business day period; provided, however, that such twenty (20) consecutive business day period shall not be required to be consecutive to the extent it would include May 29, 2017, July 3, 2017, or July 4, 2017 (which dates set forth in this proviso shall be excluded for purposes of, but shall not reset, such twenty (20) consecutive business day period). Notwithstanding the foregoing, the "Marketing Period" shall not commence and shall be deemed not to have commenced if, on or prior to the completion of such twenty (20) consecutive business day period, (A) the Company shall have publicly announced any intention to restate any financial statements or financial information included in the Required Information, in which case the Marketing Period shall be deemed not to commence unless and until such restatement has been completed and the applicable Required Information has been amended or the Company has announced that it has concluded that no restatement shall be required, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive business day period, (B) the Required Information would not be Compliant on the first day, throughout, and on the last day of such twenty (20) consecutive business day period or (C) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required to be contained therein or incorporated therein by reference, in which case the Marketing Period shall be deemed not to commence until the time at which all such reports have been filed, in which case a new twenty (20) consecutive business day period shall commence upon Parent and its Financing Sources receiving updated Required Information and such Required Information is Compliant, and the requirements in clauses (i) and (ii) above would be satisfied on the first day, throughout and on the last day of such new twenty (20) consecutive business day period (for the avoidance of doubt, it being understood that if at any time during a Marketing Period the Required Information provided at the initiation of such Marketing Period ceases to be Compliant, then such Marketing Period shall be deemed not to have started until such Required Information is once again Compliant); provided, however, that the Marketing Period shall end on the date the Debt Financing is consummated if such date is prior to the end of an applicable twenty (20) business day period.

          "OFCCP" means the Office of Federal Contract Compliance Programs of the U.S. Department of Labor.

          "Outside Date" means July 31, 2017.

          "Owned Company Intellectual Property" means all Intellectual Property Rights that are owned or purported to be owned by the Company or any Company Subsidiary and, other than the Intellectual Property Rights listed on Schedule 3.17(a) (which shall not be qualified by materiality), are material to the conduct of the business of the Company and the Company Subsidiaries.

          "Owned Real Property" means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

          "Person" means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

          "Representatives" means, when used with respect to Parent, Merger Sub or the Company, the directors, officers, employees, consultants, financial advisors, accountants, legal counsel, investment bankers, and other agents, advisors and representatives of Parent or the Company, as applicable, and their respective Subsidiaries.

          "Requisite Stockholder Approval" means the affirmative vote of the holders of outstanding Common Stock representing at least a majority of all votes entitled to be cast thereupon by holders of the outstanding Common Stock.

          "Sanction" means any trade or economic sanction imposed under any applicable Laws administered by the U.S. Department of Treasury Office of Foreign Assets Control or the U.S. Department of State.

          "Significant Subsidiary" means any Subsidiary of the Company that is material or constitutes a "significant subsidiary" of the Company within the meaning of Rule 1-02 of Regulation S-X promulgated under the Securities Act.

          "Subsidiary" or "Subsidiaries" means with respect to any Person, any corporation, limited liability company, partnership or other organization, whether incorporated or unincorporated, of which (i) at least a majority of the outstanding shares of capital stock of, or other Equity Interests, having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries or (ii) with respect to a limited partnership, such Person or any other Subsidiary of such Person is a general partner of such partnership.

          "Superior Proposal" means any bona fide written Competing Proposal (with each reference to "15%" in the definition of "Competing Proposal" being deemed to be a reference to "50%"), that the Company Board of Directors determines in good faith, after consultation with the Company's financial and legal advisors, and considering such factors as the Company Board of Directors considers to be appropriate, (i) is more favorable from a financial point of view to the Company and its stockholders than the Transactions (including any adjustment to the terms and conditions offered in writing by Parent in response to such proposal pursuant to Section 5.2(e) or otherwise, and including any break-up fees and expense reimbursement provisions) and (ii) is reasonably likely to be consummated in accordance with its terms.

          "Tax" or "Taxes" means any and all federal, state, local or foreign taxes, levies, duties, tariffs, imposts and other similar charges and fees of any kind whatsoever (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any Governmental Entity or domestic or foreign taxing authority, including income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, severance, occupation, environmental, customs duties, disability, real property, personal property, registration, alternative or add-on minimum, or estimated tax.

          "Tax Return" means any report, return, certificate, claim for refund, election, estimated tax filing or declaration filed or required to be filed with any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

          "Transaction Litigation" means any Legal Proceeding (including any class action or derivative litigation) asserted, threatened in writing or commenced by, on behalf of or in the name of, against or otherwise involving the Company, the Company Board of Directors, any committee thereof and/or any of the Company's directors or officers relating directly or indirectly to this Agreement, the Merger or any of the Transactions (including any such claim or Legal Proceeding based on allegations that the Company's entry into this Agreement or the terms and conditions of this Agreement or any of the Transactions constituted a breach of the fiduciary duties of any member of the Company Board of Directors or any officer of the Company).

          "Willful Breach" means, with respect to any agreement, an intentional act or omission taken with the knowledge that such action or omission constitutes a material breach of such agreement.

          (b)   The following terms are defined elsewhere in this Agreement, as indicated below:

"Agreement"	Preamble
"Appraisal Rights"	Section 2.3(a)
"Benefit Plans"	Section 3.11(a)
"Book-Entry Shares"	Section 2.2(b)
"Capital Stock"	Section 2.1(a)
"Capitalization Date"	Section 3.2(a)
"Certificate of Merger"	Section 1.3
"Certificates"	Section 2.2(b)
"Change of Recommendation"	Section 5.2(b)
"Closing"	Section 1.2
"Closing Date"	Section 1.2
"Common Stock"	Section 2.1(a)
"Company"	Preamble
"Company Board of Directors"	Recitals
"Company Board Recommendation"	Recitals
"Company Disclosure Letter"	Article III
"Company Equity Awards"	Section 2.4(c)
"Company Financial Advisor"	Section 3.20
"Company Major Stockholders"	Recitals
"Company Material Contract"	Section 3.14(b)
"Company Options"	Section 2.4(a)
"Company Permits"	Section 3.18(b)
"Company Related Party"	Section 8.3(e)
"Company SEC Documents"	Section 3.6(a)
"Company Subsidiary"	Section 3.1(b)
"Continuing Employees"	Section 6.7(a)
"Covered Persons"	Section 6.4(a)
"D&O Insurance"	Section 6.4(d)
"Debt Financing"	Section 6.14(a)
"Delaware Courts"	Section 9.10(b)
"DGCL"	Recitals
"Dissenting Shares"	Section 2.3(a)
"Effective Time"	Section 1.3
"Enforceability Exceptions"	Section 3.3
"Equity Commitment Letter"	Recitals
"Equity Financing"	Section 4.7(a)
"Equity Interests"	Section 3.2(a)
"Equity Investor"	Section 4.7(a)
"Exchange Act"	Section 3.6(a)
"Exchange Fund"	Section 2.2(a)
"Financial Statements"	Section 3.6(a)
"Financing"	Section 6.14(a)
"GAAP"	Section 3.6(a)
"Governmental Entity"	Section 3.5
"Guarantee"	Section 4.7(c)
"HSR Act"	Section 3.5

"Indemnification Agreements"	Section 6.4(a)
"Legal Proceeding"	Section 3.10
"Letter of Transmittal"	Section 2.2(b)
"Merger"	Recitals
"Merger Consideration"	Section 2.1(a)
"Merger Sub"	Preamble
"Merger Sub Common Stock"	Section 2.1(c)
"Notice Period"	Section 5.2(e)(i)
"Open Performance Period"	Section 2.4(b)
"Option Consideration"	Section 2.4(a)
"Parent"	Preamble
"Parent Liability Limitation"	Section 8.3(e)
"Parent Related Party"	Section 8.3(d)
"Participant"	Section 3.11(e)
"Paying Agent"	Section 2.2(a)
"Permitted Liens"	Section 3.15(a)
"Preliminary Proxy Statement"	Section 5.3
"Properties"	Section 3.15(a)
"Proxy Statement"	Section 3.19
"Required Governmental Approvals"	Section 6.2(a)
"Required Information"	Section 6.14(a)(iii)
"Restricted Awards"	Section 2.4(b)
"Sarbanes-Oxley Act"	Section 3.6(a)
"SEC"	Section 3.5
"Securities Act"	Section 3.6(a)
"Share"	Section 2.1(a)
"Solvent"	Section 4.12
"Special Meeting"	Section 5.4
"Support Agreement"	Recitals
"Surviving Corporation"	Section 1.1(a)
"Takeover Law"	Section 3.24
"Transactions"	Recitals
"Voting Debt"	Section 3.2(a)

        Section 9.6    Interpretation.     The words "hereof," "herein" and "hereunder" and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits, Annexes and Schedules are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include", "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The word "or" shall not be exclusive. For purposes of this Agreement, the term "made available" with respect to any documents or item made available by the Company, shall mean that such document or item has been made available to Parent and its Representatives in the electronic data room maintained by the Company at https://login.merrillcorp.com on or before one business day immediately prior to the execution of this Agreement (or such other later time as may be acknowledged in writing by Parent or its counsel). The phrase "in the ordinary course of business" shall be deemed to be followed by the words "consistent with past practice." References to "dollars" or "$" are to United States of America dollars. References (a) to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation as amended from time to time and to any rules or regulations promulgated thereunder; provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute, rule or regulation shall be deemed to refer to such statute, rule or regulation, as amended (and, in the case of statutes, any rules and regulations promulgated under such statutes), in each case, as of such date, (b) to any contract are to that contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule, (c) to any Person include the successors and permitted assigns of that Person, and all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires, (d) to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires, (e) from or through any date mean, unless otherwise specified, from and including or through and including, respectively, (f) to the "date hereof" means the date of this Agreement, and (g) to a "party" or the "parties" mean the parties to this Agreement unless otherwise specified or the context otherwise requires. Unless otherwise provided in or required by this Agreement, neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material. Unless otherwise provided in or required by this Agreement, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in any schedule is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business. As used in this Agreement, the word "day" means a calendar day, unless business day is expressly specified. All references to this Agreement shall be deemed to include references to the "plan of merger" contained herein (as such term is used in the DGCL). The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. The parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        Section 9.7    Counterparts.     This Agreement may be executed manually or by facsimile or other electronic transmission by the parties (including in .pdf, .tiff, .jpg or similar format), in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the parties and delivered to the other parties.

        Section 9.8    Entire Agreement; Third-Party Beneficiaries.

          (a)   This Agreement (including the Company Disclosure Letter), the Equity Commitment Letter, the Guarantee and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all other prior agreements (except that the Confidentiality Agreement shall be deemed to be amended so that until the termination of this Agreement in accordance with Section 8.1, Parent and Merger Sub shall be permitted to take the actions contemplated by this Agreement) and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof and thereof.

          (b)   Except (i) if the Effective Time occurs, the right of the Company's stockholders to receive the Merger Consideration in accordance with the terms of this Agreement and the right of the holders of Company Equity Awards to receive the applicable payments contemplated by Section 2.4, (ii) as provided in Section 6.4, (iii) the rights of the Company as an express third-party beneficiary of each of the Guarantee and the Equity Commitment Letter, and (iv) subject to the limitations set forth in Section 8.3(d), the right of the Company, on behalf of its stockholders, to pursue damages in the event of Parent's or Merger Sub's fraud or Willful Breach of this Agreement, neither this Agreement (including the Company Disclosure Letter) nor the Confidentiality Agreement are intended to confer upon any Person other than the parties hereto any rights or remedies hereunder. Notwithstanding the foregoing, any Financing Sources shall be express third-party beneficiaries of Section 8.3(d), Section 8.3(e), Section 9.1, this Section 9.8, Section 9.10, Section 9.11, Section 9.12 and Section 9.13(d).

        Section 9.9    Severability.     If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Merger are fulfilled to the extent possible.

        Section 9.10    Governing Law; Jurisdiction.

          (a)   This Agreement, the Equity Commitment Letter and the Guarantee shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction.

          (b)   Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Superior Court of the State of Delaware or, to the extent they have subject matter jurisdiction, Federal courts of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the "Delaware Courts"), in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith (including the Equity Commitment Letter and the Guarantee) or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Delaware Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Delaware Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Delaware Court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Delaware Court. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in Section 9.4. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

          (c)   Notwithstanding anything herein to the contrary, each of the parties hereby agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether at law or in equity, whether in contract or in tort or otherwise, against any Financing Source or other Person providing Debt Financing in any way relating to this Agreement, the other agreements and documents contemplated hereby, or the transactions contemplated hereby or thereby, or the performance thereof or services related thereto, in any forum other than the United States District Court for the Southern District of New York or any New York State Court sitting in the Borough of Manhattan in the City of New York.

        Section 9.11    Waiver of Jury Trial.     EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH (INCLUDING THE EQUITY COMMITMENT LETTER OR THE GUARANTEE) OR THE MERGER, THE FINANCING AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A LEGAL PROCEEDING, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 9.11.

        Section 9.12    Assignment.     This Agreement shall not be assigned by any of the parties (whether by operation of Law or otherwise) without the prior written consent of the other parties, except that Parent or Merger Sub may transfer or assign (a) all (but not less than all) of its or their rights and obligations under this Agreement to any direct or indirect wholly-owned Subsidiary of Parent, provided that such assignment shall not impair, delay or prevent the consummation of the Merger, (b) collaterally their rights hereunder to any Financing Sources and (c) after the Effective Time, its or their rights and obligations under this Agreement, in whole or from time to time in part, to any Person; provided that any such transfer or assignment shall not relieve Parent or Merger Sub of its respective obligations hereunder or enlarge, alter or change any obligation of any other party or due to Parent or Merger Sub.

        Section 9.13    Enforcement; Remedies.

          (a)   Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

          (b)   The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Except as set forth in this Section 9.13, it is agreed that prior to the termination of this Agreement pursuant to Article VIII, the non-breaching party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement, in each case by any other party hereto or thereto, and to specifically enforce the terms and provisions herein or therein.

          (c)   The parties' right of specific enforcement is an integral part of the Transactions contemplated by this Agreement and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other parties to this Agreement (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity, or that the provisions set forth in Section 8.3 adequately compensate for the harm that would result from a breach of this Agreement or should otherwise be construed to diminish or impair any party's right to specific performance hereunder), and each party shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement, all in accordance with the terms of this Section 9.13. In the event any party seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction, all in accordance with the terms of this Section 9.13.

          (d)   Notwithstanding anything to the contrary contained or implied herein, the parties agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement, or any transaction contemplated by the foregoing, shall be had against any Financing Sources, whether by enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any Financing Source for any obligation of any party hereto under this Agreement, any documents or instruments delivered in connection with this Agreement, or any transaction contemplated by the foregoing, for any claim based on, in respect of or by reason of such obligations or their creation.

[Remainder of page intentionally left blank; signature page follows]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BOLT INFRASTRUCTURE PARENT, INC.
By	/s/ LARS O. JOHANSSON
	Name:	Lars O. Johansson
	Title:	President

[Signature Page to Merger Agreement]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

BOLT INFRASTRUCTURE MERGER SUB, INC.
By	/s/ LARS O. JOHANSSON
	Name:	Lars O. Johansson
	Title:	President

[Signature Page to Merger Agreement]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

TRC COMPANIES, INC.
By	/s/ CHRISTOPHER P. VINCZE
	Name:	Christopher P. Vincze
	Title:	Chairman & CEO

[Signature Page to Merger Agreement]

EXHIBIT A

Form of Support Agreement

A-A-1

FORM OF VOTING AND SUPPORT AGREEMENT

        This VOTING AND SUPPORT AGREEMENT (hereinafter referred to as this "Agreement"), dated as of March 30, 2017, is by and among Bolt Infrastructure Parent, Inc., a Delaware corporation ("Parent"), Bolt Infrastructure Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Person identified on Schedule I attached hereto ("Stockholder").

        WHEREAS, Stockholder is, as of the date hereof, the record and beneficial owner (for purposes of this Agreement, "beneficial owner" (including "beneficially own" and other correlative terms) shall have the meaning set forth in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the "Exchange Act")) of the number of shares of Common Stock of TRC COMPANIES, INC., a Delaware corporation (the "Company"), as set forth opposite the name of Stockholder on Schedule I hereto;

        WHEREAS, Parent, Merger Sub, and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as may be amended, restated, supplemented or otherwise modified from time to time, the "Merger Agreement"), which provides, among other things, for the merger of Merger Sub with and into the Company (the "Merger"), with the Company being the surviving entity of such Merger and a wholly-owned subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement (unless otherwise defined or indicated herein, capitalized terms used herein shall have the respective meanings specified in the Merger Agreement); and

        WHEREAS, as a condition to the willingness of Parent and Merger Sub to enter into the Merger Agreement and as an inducement and in consideration therefor, Parent and Merger Sub have required that Stockholder, and Stockholder has agreed to, enter into this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and intending to be legally bound hereby, the parties hereto agree as follows:

        SECTION 1.    Representations and Warranties of Stockholder.     Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

  (a)
  As of the time of execution of this Agreement, Stockholder (i) is the record and beneficial owner of the shares of Common Stock (together with any shares of Common Stock which such Stockholder may acquire at any time in the future during the term of this Agreement, including pursuant to any exercise of Company Options, the "Stockholder Securities") set forth opposite Stockholder's name on Schedule I to this Agreement and (ii) except as set forth in Schedule I to this Agreement, neither holds nor has any beneficial ownership interest in any other shares of Common Stock or Company Options.

  (b)
  Stockholder has the legal capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

  (c)
  This Agreement has been duly executed and delivered by Stockholder and, assuming this Agreement constitutes a legal, valid and binding obligation of Parent and Merger Sub, this Agreement constitutes a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms, subject to the Enforceability Exceptions.

  (d)
  Neither the execution and delivery of this Agreement nor the consummation by Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Stockholder is a party or by which Stockholder or Stockholder's assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay Stockholder's performance of its obligations under this Agreement. Assuming compliance with the applicable provisions of the HSR Act, and assuming all

A-A-2

    notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company, Parent or Merger Sub in connection with the Merger Agreement and the Transactions are obtained or made, the consummation by Stockholder of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Stockholder, (ii) require any consent, approval, or notice under any legal requirements applicable to Stockholder, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay Stockholder's performance of its obligations under this Agreement, or (iii) if such Stockholder is an entity, violate any provision of such Stockholder's organizational documents.

  (e)
  The Stockholder Securities and the Certificates or Book-Entry Shares, as the case may be, representing the Stockholder Securities owned by Stockholder are now, and, at all times during the term of this Agreement will be, held by Stockholder or by a nominee or custodian for the benefit of Stockholder, free and clear of all Liens, except for any such Liens arising hereunder and any applicable restrictions on transfer under the Securities Act (collectively, "Permitted Liens").

  (f)
  Stockholder has full voting power, with respect to the Stockholder Securities, and full power of disposition, full power to issue instructions with respect to the matters set forth herein, and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder Securities. The Stockholder Securities are not subject to any proxy, voting trust or other agreement, arrangement or restriction with respect to the voting of such Stockholder Securities.

  (g)
  As of the time of execution of this Agreement, there is no Legal Proceeding or governmental or regulatory investigations of any nature pending or, to the knowledge of Stockholder, threatened against Stockholder at law or equity before or by any Governmental Entity that could reasonably be expected to prevent or materially delay the Stockholder's performance of its obligations under this Agreement or otherwise adversely impact Stockholder's ability to perform its obligations hereunder.

  (h)
  Stockholder has received and reviewed a copy of the Merger Agreement. Stockholder understands and acknowledges that Parent and Merger Sub are entering into the Merger Agreement in reliance upon Stockholder's execution, delivery and performance of this Agreement.

  (i)
  No broker, investment bank, financial advisor or other Person is entitled to any broker's, finder's, financial adviser's or similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Stockholder.

        SECTION 2.    Representations and Warranties of Parent and Merger Sub.     Each of Parent and Merger Sub hereby, jointly and severally, represent and warrant to Stockholder as follows:

  (a)
  Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and each of Parent and Merger Sub has the corporate power and authority, as the case may be, to execute and deliver and perform its obligations under this Agreement and the Merger Agreement and to consummate the transactions contemplated hereby and thereby, and each has taken all necessary action to duly authorize the execution, delivery and performance of this Agreement and the Merger Agreement.

  (b)
  This Agreement and the Merger Agreement have been duly authorized, executed and delivered by each of Parent and Merger Sub, and, assuming this Agreement and the Merger

A-A-3

    Agreement constitute legal, valid and binding obligations of the other parties hereto and thereto, constitute the legal, valid and binding obligations of each of Parent and Merger Sub, are enforceable against each of them in accordance with their terms, subject to the Enforceability Exceptions.

  (c)
  Neither the execution and delivery of this Agreement nor the consummation by Parent and Merger Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which either Parent or Merger Sub is a party or by which Parent or Merger Sub, or any of their respective assets are bound, except for such violations, defaults or conflicts as would not prevent or materially delay Parent's or Merger Sub's performance of its obligations under this Agreement and the Merger Agreement. Assuming compliance with the applicable provisions of the HSR Act, and assuming all notifications, filings, registrations, permits, authorizations, consents or approvals to be obtained or made by the Company in connection with the Merger Agreement and the Transactions are obtained or made, the consummation by Parent and Merger Sub of the transactions contemplated hereby will not (i) violate any provision of any decree, order or judgment applicable to Parent or Merger Sub, (ii) require any consent, approval, or notice under any legal requirements applicable to Parent or Merger Sub, other than as required under the Exchange Act and the rules and regulations promulgated thereunder and other than such consents, approvals and notices that, if not obtained, made or given, would not prevent or materially delay Parent's and Merger Sub's performance of their respective obligations under this Agreement and the Merger Agreement, or (iii) violate any provision of Parent's or Merger Sub's organizational documents.

        SECTION 3.    Transfer of the Shares; Other Actions.

  (a)
  Prior to the End Date, except as otherwise expressly provided herein (including pursuant to this Section 3 or Section 4) or in the Merger Agreement, Stockholder shall not, and shall cause each of its Subsidiaries not to: (i) directly or indirectly transfer, assign, sell, gift-over, hedge, pledge or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of, enter into any derivative arrangement with respect to, or create any Lien (other than Permitted Liens) on or enter into any agreement with respect to (any of the foregoing, a "Transfer"), any or all of its Stockholder Securities; (ii) enter into any contract, option or other agreement, arrangement or understanding with respect to any Transfer; (iii) grant any proxy, power-of-attorney or other authorization or consent with respect to any of the Stockholder Securities with respect to any matter that is in contravention of the obligations of Stockholder under this Agreement with respect to the Stockholder Securities; (iv) deposit any of the Stockholder Securities into a voting trust, or enter into a voting agreement or arrangement with respect to any of such Stockholder Securities in contravention of the obligations of Stockholder under this Agreement with respect to the Stockholder Securities; or (v) take or cause the taking of any other action that would restrict or prevent the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby. Any action taken in violation of the foregoing sentence shall be null and void ab initio. If any involuntary Transfer of any of the Stockholder Securities shall occur (including, but not limited to, a sale by Stockholder's trustee in any bankruptcy, or a sale to a purchaser at any creditor's or court sale), the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Stockholder Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the End Date.

  (b)
  Stockholder agrees that it will not exercise any Appraisal Rights available to Stockholder with respect to the Merger.

A-A-4

        SECTION 4.    Voting of Shares.

  (a)
  Prior to the End Date, without in any way limiting Stockholder's right to vote the Stockholder Securities in its sole discretion on any other matters not set forth in Section 4(a)(ii) that may be submitted to a Stockholder vote, consent or other approval, at any annual, special or other meeting of the Company's stockholders called or any action by written consent in lieu of a meeting of stockholders of the Company with respect to any of the following, and at any adjournment or postponement thereof, Stockholder (in Stockholder's capacity as a holder of the Stockholder Securities) shall, or shall cause the holder of record on any applicable record date to, (i) appear at each such meeting or otherwise cause all of Stockholder's Stockholder Securities entitled to vote to be counted as present thereat for purposes of calculating a quorum and (ii) vote (or cause to be voted), in person or by proxy, all Stockholder Securities, beneficially owned by Stockholder and entitled to vote (A) in favor of the approval of the Merger Agreement and the approval of the Merger and the other Transactions contemplated by the Merger Agreement, and/or (B) against (x) any action or agreement which could reasonably be expected to prevent, delay, or adversely affect the Merger Agreement, the Merger or this Agreement, (y) any Competing Proposal and (z) any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Stockholder under this Agreement. Any vote by the Stockholder that is not in accordance with this Section 4(a) will be considered null and void.

  (b)
  Notwithstanding the foregoing, Stockholder shall retain at all times the right to vote the Stockholder Securities held by it in its sole discretion and without any other limitation on those matters other than those set forth in Section 4(a)(ii) that are at any time or from time to time presented for consideration to the Company's stockholders.

  (c)
  The obligations set forth in this Section 4 shall apply to Stockholder unless and until the End Date shall have occurred, at which time such obligations shall terminate and be of no further force or effect.

        SECTION 5.    No Solicitation.     Subject to Section 6, Stockholder agrees that it shall not, and shall cause its Representatives not to, directly or indirectly: (i) solicit, facilitate or initiate or knowingly encourage or induce any inquiry, proposal or offer with respect to, or the making or completion of, any Competing Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Competing Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Competing Proposal, (iii) approve, endorse or recommend any proposal that constitutes or is reasonably likely to lead to any Competing Proposal, (iv) enter into any merger agreement, letter of intent, term sheet, agreement in principle, memorandum of understanding, acquisition agreement or other similar agreement providing for, facilitating or endorsing a Competing Proposal or enter into any contract, agreement or arrangement requiring the Company to abandon, terminate or fail to consummate the Transactions contemplated by the Merger Agreement, or (v) furnish to any Person (other than Parent, its affiliates or any of their Representatives, the Company's affiliates or the Representatives of the Company or any of the Company's affiliates) any information relating to the Company or any Company Subsidiary or to afford to any Person access to the business, properties, assets, books, records of other information, or to any personnel, of the Company and Company Subsidiaries (other than Parent, its affiliates or any of their Representatives, the Company's affiliates or the Representatives of the Company or any of the Company's affiliates); provided, however, that this Agreement shall not restrict the ability of Stockholder to review a Superior Proposal and to discuss and confirm to the Company and to any party who has submitted a Superior Proposal, the willingness of the Stockholder to support and sign a voting agreement on terms and conditions substantially similar to those contained herein in connection with such Superior Proposal, in

A-A-5

the event of any termination of the Merger Agreement. Stockholder shall, and, subject to the provisions of Section 6, shall cause its Representatives to, immediately cease all discussions and negotiations with any Person (other than Parent, its affiliates or any of their Representatives, the Company's affiliates or the Representatives of the Company or any of the Company's affiliates) that may be ongoing as of the date of this Agreement with respect to any proposal that constitutes, or is reasonably expected to result in, any Competing Proposal. Nothing in this Section 5 shall prohibit Stockholder or its Representatives from informing any Person of the existence of the provisions contained in this Section 5.

        SECTION 6.    Directors and Officers.     Notwithstanding any provision of this Agreement to the contrary, this Agreement shall apply to Stockholder solely in Stockholder's capacity as a holder of the Stockholder Securities and/or other shares of Common Stock or Company Options and not in Stockholder's or any partner, officer, employee, affiliate or Representative of Stockholder's capacity as a director, officer or employee of the Company or any of its Subsidiaries. Notwithstanding any provision of this Agreement to the contrary, nothing in this Agreement shall limit or restrict any actions or omissions of any such Person in his or her capacity as a director and/or officer of the Company or any Company Subsidiary or from fulfilling the duties and obligations of such office, including in the exercise of his or her fiduciary duties as a director and/or officer of the Company or any Company Subsidiary.

        SECTION 7.    Further Assurances.     Each party shall execute and deliver any additional documents and take such further actions that are reasonably necessary to carry out all of its obligations under the provisions hereof.

        SECTION 8.    Termination.

  (a)
  This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately and automatically, and be of no further force and effect, without any notice or other action by any Person, upon the earliest to occur of the following (the date of such termination, the "End Date"):

              (i)  termination of the Merger Agreement in accordance with its terms;

             (ii)  the Effective Time;

            (iii)  any change, waiver or amendment to the terms of the Merger Agreement without the prior written consent of Stockholder that (A) reduces the Merger Consideration or any consideration otherwise payable with respect to the Company Options beneficially owned by Stockholder (subject to adjustments in compliance with Section 2.1(d) of the Merger Agreement), (B) changes the form of consideration payable in the Merger or any consideration otherwise payable with respect to the shares of Common Stock or Company Options beneficially owned by Stockholder or (C) otherwise materially amends the Merger Agreement in a manner adverse to the Stockholder relative to the other stockholders of the Company; or

            (iv)  the mutual written consent of Parent and Stockholder.

  (b)
  Upon termination of this Agreement, all obligations of the parties hereto under this Agreement will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, provided, however, that the termination of this Agreement shall not relieve any party hereto from liability from any willful misrepresentation or willful and material breach of this Agreement, in each case prior to such termination.

A-A-6

  (c)
  Sections 8(b), 9 and 12 hereof shall survive the termination of this Agreement.

        SECTION 9.    Expenses.     All fees and expenses incurred in connection with the negotiation and execution of this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

        SECTION 10.    Public Announcements.     Stockholder shall not make public announcements regarding this Agreement and the transactions contemplated hereby that are inconsistent with the public statements made by the Company and Parent in connection with this Agreement, the Merger Agreement and the Transactions contemplated thereby, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Stockholder (a) consents to and authorizes (i) the publication and disclosure by the Company, Parent and their respective affiliates of its identity and beneficial ownership of the Stockholder Securities and the nature of its commitments, obligations, arrangements and understandings under this Agreement in the Proxy Statement, any current report of the Company on Form 8-K and any other documents required to be filed with the SEC or other Governmental Entity; provided, however, that Parent shall provide Stockholder and its counsel reasonable opportunity to review and comment thereon, and Parent shall give reasonable consideration to any such comments and (ii) the filing by the Company, Parent and their respective affiliates of this Agreement as an exhibit to the extent required to be filed with the SEC or any Governmental Entity relating to the Merger, and (b) agrees to promptly give to the Company and Parent any information they may reasonably require for the preparation of any such disclosure documents required to be filed with the SEC or any Governmental Entity; provided that Stockholder makes no representations, and shall have no liability to Parent, Merger Sub or the Company or any of their respective affiliates, with respect to any other disclosure made by Parent, Merger Sub, the Company or any of their respective affiliates, or with respect to any other information contained in any such disclosure documents.

        SECTION 11.    Adjustments; Additional Stockholder Securities.     In the event (a) of reclassification, stock split (including a reverse stock split), combination, stock dividend or distribution, recapitalization, subdivision, merger, issuer tender or exchange offer, or other similar transaction or (b) that Stockholder shall become the beneficial owner of any additional shares of Common Stock and Company Options, then the terms of this Agreement shall apply to the shares of Common Stock and Company Options held by Stockholder immediately following the effectiveness of the events described in clause (a) or Stockholder becoming the beneficial owner thereof as described in clause (b), as though, in either case, they were Stockholder Securities hereunder. In the event that Stockholder shall become the beneficial owner of any other securities entitling the holder thereof to vote or give consent with respect to the matters set forth in Section 4(a)(ii) hereof, then the terms of Section 4 hereof shall apply to such other securities as though they were Stockholder Securities hereunder.

        SECTION 12.    Miscellaneous.

          (a)    Notices.    All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or email or by registered or certified mail (postage prepaid, return receipt requested and providing proof of delivery) to the respective parties hereto at the

A-A-7

  following addresses, facsimile numbers or email addresses as follows (or at such other address, facsimile number or email address for a party as shall be specified by like notice):

If to Stockholder, to the address set forth on Schedule I hereto, with a copy to (which shall not constitute notice):
Covington & Burling LLP
The New York Time Building
620 Eighth Avenue
Attention:	Andrew W. Ment
Facsimile:	(646) 441-9012
Email:	ament@cov.com
If to Parent or Merger Sub, to:
Bolt Infrastructure Parent, Inc.
c/o New Mountain Capital, L.L.C.
787 7th Avenue
New York, New York 10019
Attention:	Mat Holt Joe Delgado Lars Johansson
Facsimile:	(212) 582-2277
E-mail:	mholt@newmountaincapital.com jdelgado@newmountaincapital.com LJohansson@newmountaincapital.com with a copy to (which shall not constitute notice):
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Joshua Kogan, P.C. David Feirstein, P.C.
Facsimile:	(212) 446-6460
E-mail:	joshua.kogan@kirkland.com david.feirstein@kirkland.com

          (b)    Headings.    The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

          (c)    Counterparts.    This Agreement may be executed and delivered (including by facsimile transmission, ".pdf," or other electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

          (d)    Entire Agreement, No Third-Party Beneficiaries.    This Agreement (i) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto, with respect to the subject matter hereof and (ii) is not intended to, nor shall it, confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

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          (e)    Governing Law, Jurisdiction.    This Agreement shall be governed and construed in accordance with the Laws of the State of Delaware, without regard to any conflicts of laws principles that would result in the application of the Law of any other state or jurisdiction. Each party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, or, if (and only if) such court lacks subject matter jurisdiction, the Superior Court of the State of Delaware or, to the extent they have subject matter jurisdiction, Federal courts of the United States of America sitting in the State of Delaware, and the respective appellate courts from the foregoing (all of the foregoing, collectively, the "Delaware Courts"), in any action or proceeding arising out of or relating to this Agreement, the Merger Agreement or the transactions contemplated hereby or thereby or the agreements delivered in connection herewith or therewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each party hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in the applicable Delaware Court, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in the applicable Delaware Court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in the applicable Delaware Court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the applicable Delaware Court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party irrevocably consents to service of process in the manner provided for notices in accordance with Section 12(a) . Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

          (f)    Waiver of Jury Trial.    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE MERGER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUIT, ACTION OR OTHER PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12(f).

          (g)    Assignment.    This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of each of the other parties hereto, and any assignment without such consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in their sole discretion and without the consent of any other party hereto, any or all of their rights, interests and obligations hereunder to each other or to one or more direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of Parent and/or Merger Sub under the Merger Agreement to such direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement, and any such assignee may thereafter assign, in its sole discretion and without the consent of any other

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  party, any or all of its rights, interests and obligations hereunder to one or more additional direct or indirect wholly-owned Subsidiaries of Parent in connection with the assignment of the rights, interests and obligations of such assignee under the Merger Agreement to such additional direct or indirect wholly-owned Subsidiaries of Parent in accordance with the terms of the Merger Agreement; provided, however, that no such assignment shall relieve Parent or Merger Sub of any of their respective obligations under this Agreement. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

          (h)    Severability of Provisions.    If any term or other provision of this Agreement is found by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

          (i)    Specific Performance.    The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the parties hereto do not perform the provisions of this Agreement (including any party hereto failing to take such actions as are required of it hereunder in order to consummate the transactions contemplated by this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties hereto acknowledge and agree that (i) the parties hereto will be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement and to enforce specifically the terms and provisions hereof; and (ii) the right of specific enforcement is an integral part of the Agreement and without that right, Parent would not have entered into this Agreement. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which they are entitled at law or in equity and any party hereto seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each party hereto irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security.

          (j)    Amendment.    No amendment or modification of this Agreement shall be effective unless it shall be in writing and signed by each of the parties hereto, and no waiver or consent hereunder shall be effective against any party unless it shall be in writing and signed by such party.

          (k)    Binding Nature.    This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and permitted assigns.

          (l)    No Recourse.    Parent and Merger Sub agree that Stockholder will not be liable for claims, losses, damages, expenses and other liabilities or obligations resulting from or related to the Merger Agreement or the Merger (other than any liability for claims, losses, damages, expenses and other liabilities or obligations solely to the extent arising under, and in accordance with the terms of, this Agreement), including the Company's breach of the Merger Agreement.

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          (m)    No Presumption.    This Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

          (n)    No Agreement Until Executed.    This Agreement shall not be effective unless and until (i) the Merger Agreement is executed by all parties thereto and (ii) this Agreement is executed by all parties hereto.

          (o)    No Ownership Interest.    Except as otherwise specifically provided herein, nothing contained in this Agreement shall be deemed to vest in Parent or Merger Sub any direct or indirect ownership or incidence of ownership of or with respect to the Stockholder Securities. All rights, ownership and economic benefits of and relating to the Stockholder Securities shall remain vested in and belong to Stockholder, and neither Parent nor Merger Sub shall have any authority to manage, direct, restrict, regulate, govern, or administer any of the policies or operations of the Company or exercise any power or authority to direct Stockholder in the voting of any of the Stockholder Securities, except as otherwise specifically provided herein.

[Remainder of page intentionally left blank; signature pages follow]

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        IN WITNESS WHEREOF, Parent, Merger Sub and Stockholder have caused this Agreement to be duly executed and delivered as of the date first written above.

BOLT INFRASTRUCTURE PARENT, INC.
By:
Name:
Title:
BOLT INFRASTRUCTURE MERGER SUB, INC.
By:
Name:
Title:
STOCKHOLDER
By:
Name:
Title:

[Signature Page—Voting and Support Agreement]

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SCHEDULE I

NAME AND CONTACT INFORMATION	SHARES OF COMMON STOCK	COMPANY OPTIONS
[Name]
[Address]
Attention: [ ]
Facsimile: [ ]
Email: [ ]

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EXHIBIT B

        Form of Amended and Restated Certificate of Incorporation of the Surviving Corporation

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Final Form

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
TRC COMPANIES, INC.

        The undersigned, being an authorized officer of TRC Companies, Inc. (the "Corporation"), a corporation organized and existing under the General Corporation Law of the State of Delaware ("DGCL"), does hereby certify as follows:

          1.     The name of the Corporation is TRC Companies, Inc.

          2.     The original Certificate of Incorporation of the Corporation (the "Certificate of Incorporation") was filed with the Secretary of State of the State of Delaware on February 20, 1969.

          3.     The provisions of the Certificate of Incorporation as herein amended are hereby restated and integrated into a single instrument which is set forth in Exhibit A hereto, and which is entitled "Amended and Restated Certificate of Incorporation of TRC Companies, Inc.".

          4.     The Amended and Restated Certificate of Incorporation (the "Amended and Restated Certificate") herein certified has been duly adopted by the Corporation's board of directors and the Corporation's stockholders in accordance with Sections 228, 242 and 245 of the DGCL.

          5.     The Certificate of Incorporation as amended and restated herein shall, at the effective time of this Amended and Restated Certificate, be read in its entirety as set forth in Exhibit A annexed hereto and is hereby incorporated herein by this reference.

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        IN WITNESS WHEREOF, the undersigned, for the purpose of amending and restating the Certificate of Incorporation of the Corporation pursuant to the DGCL, under penalties of perjury, does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Amended and Restated Certificate of Incorporation of the Corporation this            day of                    , 2017.

TRC COMPANIES, INC.
By:
	Name:	[•]
	Title:	[•]

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Exhibit A

Amended and Restated Certificate of Incorporation

of

TRC Companies, Inc.

See attached.

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AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TRC COMPANIES, INC.

ARTICLE ONE

        The name of the corporation is TRC Companies, Inc. (hereinafter called the "Corporation").

ARTICLE TWO

        The address of the Corporation's registered office is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE THREE

        The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL").

ARTICLE FOUR

        The total number of shares which the Corporation shall have the authority to issue is one thousand (1,000) shares, all of which shall be shares of Common Stock, with a par value of one cent ($0.01) per share.

ARTICLE FIVE

        The holder of each share of common stock shall be entitled to a number of votes equal to the dollar amount per share contributed by such holder for such share, rounded to the nearest dollar amount.

ARTICLE SIX

        The board of directors of the Corporation (the "Board of Directors") shall have the power to adopt, amend or repeal by-laws of the Corporation (the "By-laws"), except as may otherwise be provided in the By-laws.

ARTICLE SEVEN

        The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE EIGHT

        Whenever a compromise or arrangement is proposed between the Corporation and its creditors or any class of them and/or between the Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of the Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization

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of the Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders, or class of stockholders, of the Corporation, as the case may be, and also on this Corporation.

ARTICLE NINE

        Each director of the Corporation shall be personally liable to the Corporation or any of its shareholders, if at all, for monetary damages for breach of a fiduciary duty as a director only for: (a) any breach of the director's duty of loyalty to the Corporation or its shareholders; (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) acts covered under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which the director derives improper personal benefit.

ARTICLE TEN

        To the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any shareholder, director, officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates). The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any shareholder, director or officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates). Each shareholder, director, officer or any other person or entity in each case who is not a full-time employee of the Corporation or any of its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates) who acquires knowledge of a potential circumstance, transaction, agreement, arrangement or other matter that may be an opportunity for the Corporation shall not (a) have any duty to communicate or offer such opportunity to the Corporation and (b) shall not be liable to the Corporation, its subsidiaries or to the shareholders of the Corporation because such shareholder, director, officer or other person or entity in each case who is not a full-time employee of the Corporation or its subsidiaries (including, with respect to any of the foregoing that are entities, any affiliates, directors, officers, partners, members and associated entities of such entities and their affiliates) pursues or acquires for, or directs such opportunity to, itself or another person or entity or does not communicate such opportunity or information to the Corporation.

ARTICLE ELEVEN

        The Corporation reserves the right to amend or repeal any provisions contained in this Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

*        *        *        *

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EXHIBIT C

Form of Amended and Restated Bylaws of the Surviving Corporation

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Final Form

AMENDED AND RESTATED BY-LAWS

OF

TRC COMPANIES, INC.

A Delaware Corporation

(Adopted as of [    •    ], 2017)

ARTICLE I

OFFICES

        Section 1.    Registered Office.    The registered office of TRC Companies, Inc., a Delaware corporation (the "Corporation"), in the State of Delaware shall be located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at such address is Corporation Service Company. The registered office and/or registered agent of the Corporation may be changed from time to time by action of the board of directors.

        Section 2.    Other Offices.    The Corporation may also have offices at such other places, both within and outside of the State of Delaware, as the board of directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

        Section 1.    Place and Time of Meetings.    An annual meeting of the stockholders may be held each year for the purpose of electing directors and conducting such other proper business as may come before the meeting. The date, time and place, if any, and/or the means of remote communication, of the annual meeting may be determined by resolution of the board of directors or as set by the president of the Corporation. No annual meeting of stockholders need be held if not required by the Corporation's certificate of incorporation or by the General Corporation Law of the State of Delaware (as amended from time to time (the "DGCL")).

        Section 2.    Special Meetings.    Special meetings of stockholders may be called for any purpose (including, without limitation, the filling of board vacancies and newly created directorships), and may be held at such time and place, within or outside of the State of Delaware, and/or by means of remote communication, as shall be stated in a notice of meeting or in a duly executed waiver of notice thereof. Such meetings may be called at any time by two or more members of the board of directors, the president or the holders of shares entitled to cast not less than a majority of the votes at the meeting or the holders of fifty percent (50%) of the outstanding shares of any series or class of the Corporation's capital stock.

        Section 3.    Place of Meetings.    The board of directors may designate any place, either within or outside of the State of Delaware, and/or by means of remote communication, as the place of meeting for any annual meeting or for any special meeting called by the board of directors. If no designation is made, or if a special meeting is otherwise called, the place of meeting shall be the principal executive office of the Corporation.

        Section 4.    Notice.    Whenever stockholders are required or permitted to take any action at a meeting, written or printed notice stating the place, if any, date and hour of the meeting, the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such meeting, and, in the case of special meetings, the purpose(s) of such meeting, shall be given to each stockholder entitled to vote at such meeting not less than 10 nor more

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than 60 days before the date of the meeting. All such notices shall be delivered, either personally, by mail, or by a form of electronic transmission consented to by the stockholder to whom the notice is given, by or at the direction of the board of directors, the president or the secretary, and if mailed, such notice shall be deemed to be delivered when deposited in the United States mail, postage prepaid, addressed to the stockholder at his, her or its address as the same appears on the records of the Corporation. If given by electronic transmission, such notice shall be deemed to be delivered (a) if by facsimile telecommunication, when directed to a number at which the stockholder has consented to receive notice; (b) if by electronic mail, when directed to an electronic mail address at which the stockholder has consented to receive notice; (c) if by a posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (1) such posting, and (2) the giving of such separate notice, and (3) if by any other form of electronic transmission, when directed to the stockholder. Any such consent shall be revocable by the stockholder by written notice to the Corporation. Any such consent shall be deemed revoked if (1) the Corporation is unable to deliver by electronic transmission two consecutive notices given by the Corporation in accordance with such consent and (2) such inability becomes known to the secretary or an assistant secretary of the Corporation or to the transfer agent. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

        Section 5.    Stockholders List.    The officer who has charge of the stock ledger of the Corporation shall make, at least 10 days before every meeting of the stockholders, a complete list of the stockholders entitled to vote at such meeting arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting: (i) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, and/or (ii) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting.

        Section 6.    Quorum.    Except as otherwise provided by applicable law or by the Corporation's certificate of incorporation, a majority of the outstanding shares of the Corporation entitled to vote, represented in person or by proxy, shall constitute a quorum at a meeting of stockholders. If less than a majority of the outstanding shares are represented at a meeting, a majority of the shares so represented may adjourn the meeting from time to time in accordance with Section 7 of this Article II, until a quorum shall be present or represented.

        Section 7.    Adjourned Meetings.    When a meeting is adjourned to another time and place, notice need not be given of the adjourned meeting if the time, place, if any, thereof, and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting, at which the adjournment is taken. At the adjourned meeting the Corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

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        Section 8.    Vote Required.    When a quorum is present, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders, unless the question is one upon which by express provisions of an applicable law or of the Corporation's certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question. Where a separate vote by class is required, the affirmative vote of the majority of shares of such class present in person or represented by proxy at the meeting shall be the act of such class, unless the question is one upon which by express provisions of an applicable law or of the Corporation's certificate of incorporation a different vote is required, in which case such express provision shall govern and control the decision of such question.

        Section 9.    Voting Rights.    Except as otherwise provided by the DGCL or by the certificate of incorporation of the Corporation or any amendments thereto, every stockholder shall at every meeting of the stockholders be entitled to one vote in person or by proxy for each share of common stock held by such stockholder.

        Section 10.    Proxies.    Each stockholder entitled to vote at a meeting of stockholders or to express consent or dissent to corporate action in writing without a meeting may authorize another person(s) to act for him, her or it by proxy. Every proxy must be signed by the stockholder granting the proxy or by his, her or its attorney-in-fact. No proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the Corporation generally.

        Section 11.    Action by Written Consent.    Unless otherwise provided in the Corporation's certificate of incorporation, any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent(s) in writing, setting forth the action so taken and bearing the dates of signature of the stockholders who signed the consent(s), shall be signed by the holders of outstanding shares of stock having not less than a majority of the shares entitled to vote, or, if greater, not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation's principal place of business, or an officer or agent of the Corporation having custody of the book(s) in which proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested, provided, however, that no consent(s) delivered by certified or registered mail shall be deemed delivered until such consent(s) are actually received at the registered office. All consents properly delivered in accordance with this Section 11 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered to the Corporation as required by this Section 11, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent(s) of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof. Any copy, facsimile or other reliable reproduction of a consent in writing may be substituted or used in lieu of the original writing for any and all purposes for which the original writing could be used; provided that such copy, facsimile or other reproduction shall be a complete reproduction of the entire original writing.

        Section 12.    Action by Electronic Transmission Consent.    An electronic transmission consenting to an action to be taken and transmitted by a stockholder or proxyholder, or by a person or persons

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authorized to act for a stockholder or proxyholder, shall be deemed to be written, signed and dated for the purposes of this Section 12; provided that any such telegram, cablegram or other electronic transmission sets forth or is delivered with information from which the Corporation can determine (A) that the telegram, cablegram or other electronic transmission was transmitted by the stockholder or proxyholder or by a person or persons authorized to act for the stockholder or proxyholder and (B) the date on which such stockholder or proxyholder or authorized person or persons transmitted such telegram, cablegram or electronic transmission. The date on which such telegram, cablegram or electronic transmission is transmitted shall be deemed to be the date on which such consent was signed. No consent given by telegram, cablegram or other electronic transmission shall be deemed to have been delivered until such consent is reproduced in paper form and until such paper form shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded if, to the extent and in the manner provided by resolution of the board of directors of the Corporation.

ARTICLE III

DIRECTORS

        Section 1.    General Powers.    The business and affairs of the Corporation shall be managed by or under the direction of the board of directors.

        Section 2.    Number, Election and Term of Office.    The number of directors which shall constitute the first board shall be one or more, which number may be increased or decreased from time to time by resolution of the board. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors. The directors shall be elected in this manner at the annual meeting of the stockholders, except as provided in Section 4 of this Article III. Each director elected shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

        Section 3.    Removal and Resignation.    Any director or the entire board of directors may be removed at any time, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Whenever the holders of any class or series are entitled to elect one or more directors by the provisions of the Corporation's certificate of incorporation, the provisions of this Section 3 shall apply, in respect to the removal without cause of a director or directors so elected, to the vote of the holders of the outstanding shares of that class or series and not to the vote of the outstanding shares as a whole. Any director may resign at any time upon notice given in writing or by electronic transmission to the Corporation.

        Section 4.    Vacancies.    Vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. Each director so chosen shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as herein provided.

        Section 5.    Annual Meetings.    The annual meeting of each newly elected board of directors shall be held without other notice than this by-law immediately after, and at the same place as, the annual meeting of stockholders.

        Section 6.    Other Meetings and Notice.    Regular meetings, other than the annual meeting, of the board of directors may be held without notice at such time and at such place as shall from time to time be determined by resolution of the board of directors and promptly communicated to all directors then in office. Special meetings of the board of directors may be called by or at the request of the president

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or vice president on at least 24 hours' notice to each director, either personally, by telephone, by mail, by telegraph and/or by electronic transmission. In like manner and on like notice, the president must call a special meeting on the written request of at least a majority of the directors.

        Section 7.    Quorum, Required Vote and Adjournment.    A majority of the total number of directors shall constitute a quorum for the transaction of business. The vote of a majority of directors present at a meeting at which a quorum is present shall be the act of the board of directors. If a quorum shall not be present at any meeting of the board of directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.

        Section 8.    Committees.    The board of directors may, by resolution passed by a majority of the whole board, designate one or more committees, each committee to consist of one or more of the directors of the Corporation, which to the extent provided in such resolution or these by-laws shall have and may exercise the powers of the board of directors in the management and affairs of the corporation except as otherwise limited by law. The board of directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. Such committee(s) shall have such name(s) as may be determined from time to time by resolution adopted by the board of directors. Each committee shall keep regular minutes of its meetings and report the same to the board of directors when required.

        Section 9.    Committee Rules.    Each committee of the board of directors may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided by a resolution of the board of directors designating such committee. Unless otherwise provided in such a resolution, the presence of at least a majority of the members of the committee shall be necessary to constitute a quorum. In the event that a member and that member's alternate, if alternates are designated by the board of directors as provided in Section 8 of this Article III, of such committee is or are absent or disqualified, the member(s) thereof present at any meeting and not disqualified from voting, whether or not such member(s) constitute a quorum, may unanimously appoint another member of the board of directors to act at the meeting in place of any such absent or disqualified member.

        Section 10.    Communications Equipment.    Members of the board of directors or any committee thereof may participate in and act at any meeting of such board or committee through the use of a conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in the meeting pursuant to this Section 10 shall constitute presence in person at the meeting.

        Section 11.    Waiver of Notice and Presumption of Assent.    Any member of the board of directors or any committee thereof who is present at a meeting shall be conclusively presumed to have waived notice of such meeting except when such member attends for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened. Such member shall be conclusively presumed to have assented to any action taken unless his or her dissent shall be entered in the minutes of the meeting or unless his or her written dissent to such action shall be filed with the person acting as the secretary of the meeting before the adjournment thereof or shall be forwarded by registered mail to the secretary of the Corporation immediately after the adjournment of the meeting. Such right to dissent shall not apply to any member who voted in favor of such action.

        Section 12.    Action by Written Consent.    Unless otherwise restricted by the Corporation's certificate of incorporation, any action required or permitted to be taken at any meeting of the board of directors, or of any committee thereof, may be taken without a meeting if all members of the board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing(s) or electronic transmission or transmissions are filed with the minutes of proceedings of the board or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

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ARTICLE IV

OFFICERS

        Section 1.    Number.     The officers of the Corporation shall be elected by the board of directors and shall consist of a chairman, if any is elected, a president, one or more vice presidents, a secretary, a treasurer, and such other officers and assistant officers as may be deemed necessary or desirable by the board of directors. Any number of offices may be held by the same person. In its discretion, the board of directors may choose not to fill any office for any period as it may deem advisable.

        Section 2.    Election and Term of Office.     The officers of the Corporation shall be elected annually by the board of directors at its first meeting held after each annual meeting of stockholders or as soon thereafter as conveniently may be. The president shall appoint other officers to serve for such terms as he or she deems desirable. Vacancies may be filled or new offices created and filled at any meeting of the board of directors. Each officer shall hold office until a successor is duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

        Section 3.    Removal.     Any officer or agent elected by the board of directors may be removed by the board of directors whenever in its judgment the best interests of the Corporation would be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed.

        Section 4.    Vacancies.     Any vacancy occurring in any office because of death, resignation, removal, disqualification or otherwise, may be filled by the board of directors for the unexpired portion of the term by the board of directors then in office.

        Section 5.    Compensation.     Compensation of all officers shall be fixed by the board of directors, and no officer shall be prevented from receiving such compensation by virtue of his or her also being a director of the Corporation.

        Section 6.    The Chairman of the Board.     The Chairman of the Board, if one shall have been elected, shall be a member of the board and an officer of the Corporation. He shall perform the duties as may from time to time be assigned to him by the board of directors.

        Section 7.    The President.     The president shall be the chief executive officer of the Corporation. The president (i) shall preside at all meetings of the stockholders and board of directors at which he or she is present; (ii) subject to the powers of the board of directors, shall have general charge of the business, affairs and property of the Corporation, and control over its officers, agents and employees; and (iii) shall see that all orders and resolutions of the board of directors are carried into effect. The president shall have such other powers and perform such other duties as may be prescribed by the board of directors or as may be provided in these by-laws.

        Section 8.    Vice Presidents.     The vice president, if any, or if there shall be more than one, the vice presidents in the order determined by the board of directors shall, in the absence or disability of the president, act with all of the powers and be subject to all the restrictions of the president. The vice presidents shall also perform such other duties and have such other powers as the board of directors, the president or these by-laws may, from time to time, prescribe.

        Section 9.    The Secretary and Assistant Secretaries.     The secretary shall attend all meetings of the board of directors, all meetings of the committees thereof and all meetings of the stockholders and record all the proceedings of the meetings in a book(s) to be kept for that purpose. Under the president's supervision, the secretary (i) shall give, or cause to be given, all notices required to be given by these by-laws or by law; (ii) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe; and (iii) shall have custody of the corporate seal of the Corporation. The secretary, or an assistant secretary, shall have authority to affix the corporate seal to any instrument requiring it and when so affixed, it may be attested by his or

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her signature or by the signature of such assistant secretary. The board of directors may give general authority to any other officer to affix the seal of the Corporation and to attest the affixing by his or her signature. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the board of directors, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the board of directors, the president, or secretary may, from time to time, prescribe.

        Section 10.    The Treasurer and Assistant Treasurers.     The treasurer (i) shall have the custody of the corporate funds and securities; (ii) shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation; (iii) shall deposit all monies and other valuable effects in the name and to the credit of the Corporation as may be ordered by the board of directors; (iv) shall cause the funds of the Corporation to be disbursed when such disbursements have been duly authorized, taking proper vouchers for such disbursements; (v) shall render to the president and the board of directors, at its regular meeting or when the board of directors so requires, an account of the Corporation; and (vi) shall have such powers and perform such duties as the board of directors, the president or these by-laws may, from time to time, prescribe. If required by the board of directors, the treasurer shall give the Corporation a bond (which shall be rendered every six years) in such sums and with such surety or sureties as shall be satisfactory to the board of directors for the faithful performance of the duties of the office of treasurer and for the restoration to the Corporation, in case of death, resignation, retirement, or removal from office, of all books, papers, vouchers, money, and other property of whatever kind in the possession or under the control of the treasurer belonging to the Corporation. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the board of directors, shall in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. The assistant treasurers shall perform such other duties and have such other powers as the board of directors, the president or treasurer may, from time to time, prescribe.

        Section 11.    Other Officers, Assistant Officers and Agents.     Officers, assistant officers and agents, if any, other than those whose duties are provided for in these by-laws, shall have such authority and perform such duties as may from time to time be prescribed by resolution of the board of directors.

        Section 12.    Absence or Disability of Officers.     In the case of the absence or disability of any officer of the Corporation and of any person hereby authorized to act in such officer's place during such officer's absence or disability, the board of directors may by resolution delegate the powers and duties of such officer to any other officer or to any director, or to any other person whom it may select.

ARTICLE V

CERTIFICATES OF STOCK

        Section 1.    Form.     Every holder of stock in the Corporation shall be entitled to have a certificate, signed by, or in the name of the Corporation by (i) the chairman or vice chairman of the board of directors, or the president or a vice-president and (ii) by the treasurer or an assistant treasurer, or the secretary or an assistant secretary of the Corporation, certifying the number of shares owned by such holder in the Corporation; provided that the board of directors may provide by resolution or resolutions that some or all of the outstanding shares shall be uncertificated shares. If shares are certificated and such a certificate is countersigned (1) by a transfer agent or an assistant transfer agent other than the Corporation or its employee or (2) by a registrar, other than the Corporation or its employee, the signature of any such chairman of the board, president, vice-president, secretary, or assistant secretary may be facsimiles. In case any officer(s) who have signed, or whose facsimile signature(s) have been used on, any such certificate(s) shall cease to be such officer(s) of the Corporation whether because of death, resignation or otherwise before such certificate(s) have been delivered by the Corporation, such certificate(s) may nevertheless be issued and delivered as though the

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person or persons who signed such certificate(s) or whose facsimile signature(s) have been used thereon had not ceased to be such officer(s) of the Corporation. All certificates for shares shall be consecutively numbered or otherwise identified. The name of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the books of the Corporation. Shares of stock of the Corporation shall only be transferred on the books of the Corporation by the holder of record thereof or by such holder's attorney duly authorized in writing, upon surrender to the Corporation of the certificate(s) for such shares endorsed by the appropriate person(s), with such evidence of the authenticity of such endorsement, transfer, authorization, and other matters as the Corporation may reasonably require, and accompanied by all necessary stock transfer stamps. In that event, if the shares so transferred are represented by certificates, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate(s), and record the transaction on its books. The board of directors may appoint a bank or trust company organized under the laws of the United States or any state thereof to act as its transfer agent or registrar, or both in connection with the transfer of any class or series of securities of the Corporation.

        Section 2.    Lost Certificates.     The board of directors may direct a new certificate(s) to be issued in place of any certificate(s) previously issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate(s), the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate(s), or his or her legal representative, to give the Corporation a bond sufficient to indemnify the Corporation against any claim that may be made against the Corporation on account of the loss, theft or destruction of any such certificate or the issuance of such new certificate.

        Section 3.    Fixing a Record Date for Stockholder Meetings.     In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which record date shall not be more than sixty nor less than ten days before the date of such meeting. If no record date is fixed by the board of directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be the close of business on the day immediately preceding the day on which notice is given, or if notice is waived, at the close of business on the day immediately preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the board of directors may fix a new record date for the adjourned meeting.

        Section 4.    Fixing a Record Date for Action by Written Consent.     In order that the Corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the board of directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the board of directors. If no record date has been fixed by the board of directors, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the board of directors is required by statute, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the Corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the Corporation's registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the board of directors and

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prior action by the board of directors is required by statute, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the board of directors adopts the resolution taking such prior action.

        Section 5.    Fixing a Record Date for Other Purposes.     In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment or any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purposes of any other lawful action, the board of directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the board of directors adopts the resolution relating thereto.

        Section 6.    Registered Stockholders.     Prior to the surrender to the Corporation of the certificate(s) for a share(s) of stock represented by certificates with a request to record the transfer of such share(s), or in the case of uncertificated shares prior to receipt of a request to record the transfer of such share(s), the Corporation may treat the registered owner as the person entitled to receive dividends, to vote, to receive notifications, and otherwise to exercise all the rights and powers of an owner. The Corporation shall not be bound to recognize any equitable or other claim to or interest in such share(s) on the part of any other person, whether or not it shall have express or other notice thereof.

        Section 7.    Subscriptions for Stock.     Unless otherwise provided for in the subscription agreement, subscriptions for shares shall be paid in full at such time, or in such installments and at such times, as shall be determined by the board of directors. Any call made by the board of directors for payment on subscriptions shall be uniform as to all shares of the same class or as to all shares of the same series. In case of default in the payment of any installment or call when such payment is due, the Corporation may proceed to collect the amount due in the same manner as any debt due the Corporation.

ARTICLE VI

INDEMNIFICATION

        Section 1.    Indemnification of Directors and Officers.     The Corporation shall indemnify and hold harmless, to the fullest extent permitted by the DGCL as it presently exists or may hereafter be amended, any director or officer of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a "Proceeding") by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person in connection with any such Proceeding. Notwithstanding the preceding sentence, except as otherwise provided in Section 4 of this Article VI, the Corporation shall be required to indemnify a person in connection with a Proceeding initiated by such person only if the Proceeding was authorized in the specific case by the board of directors.

        Section 2.    Indemnification of Others.     The Corporation shall have the power to indemnify and hold harmless, to the extent permitted by applicable law as it presently exists or may hereafter be amended, any employee or agent of the Corporation who was or is made or is threatened to be made a party or is otherwise involved in any Proceeding by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was an employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or non-profit entity, including service

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with respect to employee benefit plans, against all liability and loss suffered and expenses reasonably incurred by such person in connection with any such Proceeding.

        Section 3.    Prepayment of Expenses.     The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys' fees) incurred by any officer or director of the Corporation, and may pay the expenses incurred by any employee or agent of the Corporation, in defending any Proceeding in advance of its final disposition; provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the Proceeding shall be made only upon receipt of an undertaking by the person to repay all amounts advanced if it should be ultimately determined that the person is not entitled to be indemnified under this Article VI or otherwise.

        Section 4.    Determination; Claim.     If a claim for indemnification (following the final disposition of such Proceeding) or advancement of expenses under this Article VI is not paid in full within 60 days after a written claim therefor has been received by the Corporation the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim to the fullest extent permitted by law. In any such action the Corporation shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

        Section 5.    Non-Exclusivity of Rights.     The rights conferred on any person by this Article VI shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the certificate of incorporation, these by-laws, agreement, vote of stockholders or disinterested directors or otherwise.

        Section 6.    Insurance.     The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of the DGCL.

        Section 7.    Other Indemnification.     The Corporation's obligation, if any, to indemnify or advance expenses to any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or non-profit entity shall be reduced by any amount such person may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or non-profit enterprise.

        Section 8.    Continuation of Indemnification.     The rights to indemnification and to prepayment of expenses provided by, or granted pursuant to, this Article VI shall continue notwithstanding that the person has ceased to be a director or officer of the Corporation and shall inure to the benefit of the estate, heirs, executors, administrators, legatees and distributees of such person.

        Section 9.    Amendment or Repeal.     The provisions of this Article VI shall constitute a contract between the Corporation, on the one hand, and, on the other hand, each individual who serves or has served as a director or officer of the Corporation (whether before or after the adoption of these by-laws), in consideration of such person's performance of such services, and pursuant to this Article VI the Corporation intends to be legally bound to each such current or former director or officer of the Corporation. With respect to current and former directors and officers of the Corporation, the rights conferred under this Article VI are present contractual rights and such rights are fully vested, and shall be deemed to have vested fully, immediately upon adoption of these by-laws. With respect to any directors or officers of the Corporation who commence service following adoption of these by-laws, the rights conferred under this provision shall be present contractual rights and such

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rights shall fully vest, and be deemed to have vested fully, immediately upon such director or officer commencing service as a director or officer of the Corporation. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection (i) hereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification or (ii) under any agreement providing for indemnification or advancement of expenses to an officer or director of the Corporation in effect prior to the time of such repeal or modification.

ARTICLE VII

GENERAL PROVISIONS

        Section 1.    Dividends.     Dividends upon the capital stock of the Corporation, subject to the provisions of the certificate of incorporation, if any, may be declared by the board of directors at any regular or special meeting, pursuant to law. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the certificate of incorporation.

        Section 2.    Checks, Drafts or Orders.     All checks, drafts, or other orders for the payment of money by or to the Corporation and all notes and other evidences of indebtedness issued in the name of the Corporation shall be signed by such officer(s), agent(s) of the Corporation, and in such manner, as shall be determined by resolution of the board of directors or a duly authorized committee thereof.

        Section 3.    Contracts.     The board of directors may authorize any officer(s), or any agent(s), of the Corporation to enter into any contract or to execute and deliver any instrument in the name of and on behalf of the Corporation, and such authority may be general or confined to specific instances.

        Section 4.    Loans.     The Corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the Corporation or of its subsidiary, including any officer or employee who is a director of the Corporation or its subsidiary, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the Corporation. The loan, guaranty or other assistance may be with or without interest, and may be unsecured or secured in such manner as the board of directors shall approve, including, without limitation, a pledge of shares of stock of the Corporation. Nothing contained in this Section 4 shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the Corporation at common law or under any statute.

        Section 5.    Fiscal Year.     The fiscal year of the Corporation shall be fixed by resolution of the board of directors.

        Section 6.    Voting Securities Owned By Corporation.     Voting securities in any other corporation held by the Corporation shall be voted by the president, unless the board of directors specifically confers authority to vote with respect thereto, which authority may be general or confined to specific instances, upon some other person or officer. Any person authorized to vote securities shall have the power to appoint proxies, with general power of substitution.

        Section 7.    Inspection of Books and Records.     Stockholders may inspect book and records to the extent permitted by the DGCL.

        Section 8.    Section Headings.     Section headings in these by-laws are for convenience of reference only and shall not be given any substantive effect in limiting or otherwise construing any provision herein.

        Section 9.    Inconsistent Provisions.     In the event that any provision of these by-laws is or becomes inconsistent with any provision of the Corporation's certificate of incorporation, the DGCL or any other applicable law, such provision of these by-laws shall not be given any effect to the extent of such inconsistency but shall otherwise be given full force and effect.

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 ARTICLE VIII

AMENDMENTS

        These by-laws may be amended, altered, or repealed and new by-laws adopted at any meeting of the board of directors by a majority vote. The fact that the power to adopt, amend, alter, or repeal the by-laws has been conferred upon the board of directors shall not divest the stockholders of the same powers.

ARTICLE IX

EXCLUSIVE FORUM

        Unless the Corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any Director or officer or other employee of the Corporation to the Corporation or the Corporation's Stockholders, or any action asserting a claim for aiding and abetting any such breach of fiduciary duty, (iii) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation arising pursuant to any provision of the DGCL or the Certificate of Incorporation or these Bylaws (in each case, as they may be amended from time to time), or (iv) any action asserting a claim against the Corporation or any Director or officer or other employee of the Corporation governed by the internal affairs doctrine shall be the Court of Chancery of the State of Delaware (the "Chancery Court") (or, in the event that the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware).

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Annex B

[LETTERHEAD OF HOULIHAN LOKEY CAPITAL, INC.]

March 30, 2017
TRC Companies, Inc.
650 Suffolk Street
Wannalancit Mills
Lowell, MA 01854
Attn: Board of Directors
Dear Members of the Board of Directors:

        We understand that TRC Companies, Inc. (the "Company") intends to enter into an Agreement and Plan of Merger (the "Agreement") by and among Bolt Infrastructure Parent, Inc. (the "Acquiror"), Bolt Infrastructure Merger Sub, Inc., a wholly owned subsidiary of the Acquiror ("Merger Sub"), and the Company pursuant to which, among other things (i) Merger Sub will merge with the Company (the "Merger"), (ii) each outstanding share of common stock, par value $0.10 per share ("Common Stock"), of the Company will be converted into the right to receive $17.55 per share in cash (the "Consideration"), and (iii) the Company will become a wholly owned subsidiary of the Acquiror.

        The Board of Directors (the "Board") of the Company has requested that Houlihan Lokey Capital, Inc. ("Houlihan Lokey") provide an opinion (the "Opinion") to the Board as to whether, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Merger pursuant to the Agreement is fair, from a financial point of view, to such holders.

        In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

  1.
  reviewed a draft, dated March 29, 2017, of the Agreement;

  2.
  reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

  3.
  reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to us by the Company, including financial projections (and adjustments thereto) prepared by the management of the Company relating to the Company (the "Projections");

  4.
  spoken with certain members of the management of the Company and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Merger and related matters;

  5.
  compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that we deemed to be relevant;

  6.
  considered the publicly available financial terms of certain transactions that we deemed to be relevant;

  7.
  reviewed the current and historical market prices and trading volume for the Common Stock and the current and historical market prices and trading volume of the publicly traded securities of certain other companies that we deemed to be relevant; and

  8.
  conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.

        We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us,

discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate the Company and the Merger and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no view or opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.

        We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Merger will be satisfied without waiver thereof, and (d) the Merger will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto. We have relied upon and assumed, without independent verification, that (i) the Merger will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Merger will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Merger or the Company that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.

        Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

        This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any opinion as to the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.

        This Opinion is furnished for the use of the Board (in its capacity as such) in connection with its evaluation of the Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Board, the

Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.

        In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, the Acquiror or any other party that may be involved in the Merger and their respective affiliates or any currency or commodity that may be involved in the Merger.

        Houlihan Lokey and certain of its affiliates have in the past provided and are currently providing investment banking, financial advisory and other financial services to New Mountain Capital, LLC ("NMC"), or one or more security holders, affiliates and/or portfolio companies of investment funds affiliated or associated with NMC (collectively, with NMC, the "NMC Group"), for which Houlihan Lokey and its affiliates have received, and may receive, compensation. Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and other financial services to the Company, the Acquiror, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. In addition, Houlihan Lokey and certain of its affiliates and certain of our and their respective employees may have committed to invest in private equity or other investment funds managed or advised by NMC, other participants in the Merger or certain of their respective affiliates or security holders, and in portfolio companies of such funds, and may have co-invested with members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, and may do so in the future. Furthermore, in connection with bankruptcies, restructurings, and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, the Acquiror, members of the NMC Group, other participants in the Merger or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.

        Houlihan Lokey has also acted as financial advisor to the Board in connection with, and has participated in certain of the negotiations leading to, the Merger and will receive a transaction fee for such services, which will be based on the value of the Merger. A portion of such fee became payable to us upon the rendering of this Opinion and a substantial portion of such fee is contingent upon the successful completion of the Merger. The Company has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.

        This Opinion only addresses the fairness, from a financial point of view, to the holders of Common Stock of the Consideration to be received by such holders in the Merger pursuant to the Agreement and does not address any other aspect or implication of the Merger, any related transaction or any agreement, arrangement or understanding entered into in connection therewith or otherwise. We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Consideration to the extent expressly specified herein), (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company's or any other party's security holders or other constituents vis-à-vis any other class or group of the Company's or such other party's security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) whether or not the Company, the Acquiror, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (vii) the solvency, creditworthiness or fair value of the Company, the Acquiror or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (viii) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, environmental, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the Board, on the assessments by the Board, the Company and their respective advisors, as to all legal, regulatory, environmental, accounting, insurance and tax matters with respect to the Company, the Merger or otherwise. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.

        Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Consideration to be received by the holders of Common Stock in the Merger pursuant to the Agreement is fair to such holders from a financial point of view.

Very truly yours,

/s/ Houlihan Lokey Capital, Inc.

HOULIHAN LOKEY CAPITAL, INC.

ANNEX C

Section 262 of the General Corporation Law of the State of Delaware

        § 262. Appraisal rights

          (a)   Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

          (b)   Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title and, subject to paragraph (b)(3) of this section, § 251(h) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

            (1)   Provided, however, that, except as expressly provided in § 363(b) of this title, no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

            (2)   Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

              a.     Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

              b.     Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

              c.     Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

              d.     Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

            (3)   In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 251(h), § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

            (4)   In the event of an amendment to a corporation's certificate of incorporation contemplated by § 363(a) of this title, appraisal rights shall be available as contemplated by § 363(b) of this title, and the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as practicable, with the word "amendment" substituted for the words "merger or consolidation," and the word "corporation" substituted for the words "constituent corporation" and/or "surviving or resulting corporation."

          (c)   Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

          (d)   Appraisal rights shall be perfected as follows:

            (1)   If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

            (2)   If the merger or consolidation was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

          (e)   Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person's own name, file a petition or request from the corporation the statement described in this subsection.

          (f)    Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

          (g)   At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder. If immediately before the merger or consolidation the shares of the class or series of stock of the constituent corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger or consolidation for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

          (h)   After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving corporation may pay to each stockholder entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

          (i)    The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

          (j)    The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

          (k)   From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

          (l)    The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.